As filed with the Securities and Exchange
                         Commission on February 20, 1996

                                        Registration No. 33-_____
         ---------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                                 URS CORPORATION
             (Exact name of registrant as specified in its charter)


          Delaware                  8711/8712               94-1381538
     --------------------------------------------------------------------
     (State or other     (Primary Standard Industrial    (I.R.S. Employer
     jurisdiction of      Classification Code Number)  Identification No.)
     incorporation or
     organization)

                        100 California Street, Suite 500
                      San Francisco, California 94111-4529
                                 (415) 774-2700
               (Address, including zip code, and telephone number,
              including area code, of principal executive offices)

                                Kent P. Ainsworth
                   Vice President and Chief Financial Officer
                                 URS Corporation
                        100 California Street, Suite 500
                      San Francisco, California 94111-4529
                                 (415) 774-2700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              --------------------
                                   Copies to:

                            Samuel M. Livermore, Esq.
                     Sheppard, Mullin, Richter & Hampton LLP
                       Four Embarcadero Center, 17th Floor
                         San Francisco, California 94111

                           Michael W. Tankersley, Esq.
                              Hughes & Luce, L.L.P.
                          1717 Main Street, Suite 2800
                              Dallas, Texas  75201







                            Exhibit Index on Page 245

                                  Page 1 of 256
     Approximate date of commencement of proposed sale to the public:
     March 29, 1996

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                              --------------------

                         CALCULATION OF REGISTRATION FEE


                                          Proposed
                                          maximum     Proposed
                                          offering    maximum
    Title of each class      Amount       price       aggregate   Amount of
    of securities            to be        per share   offering    registra-
    to be registered         registered   <F1>        price<F1>   tion fee
    -----------------------------------------------------------------------
    Common Shares,
    par value $.01 per share 1,401,984    $6-9/16     $9,197,015  $3,172.97

    [FN]

    <F1>  Estimated solely for the purpose of determining the registration fee.
          The above calculation is based on the average of the reported high and low prices of the Common Shares on the New York Stock Exchange on February 15, 1996.































                                  Page 2 of 256
                             URS CORPORATION
                      FORM S-4 REGISTRATION STATEMENT

    CROSS REFERENCE SHEET REQUIRED BY ITEM 501 OF REGULATION S-K
   FOR THE PROXY STATEMENT/PROSPECTUS CONSTITUTING PART I HEREIN

        Item Number and Description        Caption in Proxy
         in Part I of Form S-4             Statement/Prospectus
       ----------------------------        --------------------

    A. Information About the Transaction

       1.  Forepart of Registration        Outside Front Cover Page
           Statement and Outside Front
           Cover Page of Proxy
           Statement/Prospectus

       2.  Inside Front and Outside        Available Information; Documents
           Back Cover Pages of Proxy       Incorporated by Reference; Table
           Statement/Prospectus            of Contents

       3.  Risk Factors, Ratio of          Summary; Risk Factors; The
           Earnings to Fixed Charges,      Merger - Interests of Certain
           and Other Information           Persons in the Transaction; The
                                           Merger - Regulatory Approvals;
                                           Comparison of Rights of
                                           Stockholders of URS and
                                           Greiner - Rights of Dissenting
                                           Stockholders; The Merger -
                                           Certain Federal Income Tax
                                           Consequences

       4.  Terms of the Transaction        The Merger; Comparison of Rights
                                           of Stockholders of URS and
                                           Greiner

       5.  Pro Forma Financial             Summary - Selected Pro Forma
           Information                     Combined Financial Data

       6.  Material Contacts With the      The Merger
           Company Being Acquired

       7.  Additional Information          Not Applicable
           Required for Reoffering by
           Persons and Parties Deemed
           to be Underwriters

       8.  Interests of Named Experts      The Merger - Interests of
           and Counsel                     Certain Persons in the
                                           Transaction









                                  Page 3 of 256
       Item Number and Description         Caption in Proxy
        in Part I of Form S-4              Statement/Prospectus
       ---------------------------         ---------------------

       9.  Disclosure of Commission        Comparison of Rights of
           Position on Indemnification     Stockholders of URS and
           for Securities Act              Greiner - Limitation of
           Liabilities.                    Liability and Indemnification of
                                           Directors
    B. Information About the Registrant

       10. Information With Respect to     Not Applicable
           S-3 Registrants

       11. Incorporation of Certain        Not Applicable
           Information by Reference

       12. Information With Respect to     Selected Financial Information;
           S-2 or S-3 Registrants          Summary

       13. Incorporation of Certain        Documents Incorporated by
           Information by Reference        Reference

       14. Information With Respect to     Not Applicable
           Registrants Other Than S-3
           or S-2 Registrants

    C. Information About the Company Being Acquired

       15. Information With Respect to     Not Applicable
           S-3 Companies

       16. Information With Respect to     Selected Financial Information;
           S-2 or S-3 Companies            Summary

       17. Information With Respect to     Not Applicable
           Companies Other Than S-3 or
           S-2 Companies

    D. Voting and Management Information

       18. Information if Proxies,         General Information; The Greiner
           Consents or Authori-            Stockholders' Meeting; The
           zations Are to be Solicited     Merger - Interests of Certain
                                           Persons in the Transaction; URS
                                           Management; Greiner Management

       19. Information if Proxies,         Not Applicable
           Consents or Authori-
           zations Are Not to be
           Solicited, or in an
           Exchange Offer







                                  Page 4 of 256
                                     PART I.
                      INFORMATION REQUIRED IN THE PROSPECTUS

                              GREINER ENGINEERING, INC.
                          909 East Las Colinas Boulevard
                                     Suite 1900
                                Irving, Texas  75039

                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                         OF
                              GREINER ENGINEERING, INC.
                              To Be Held March 26, 1996

        To the Stockholders of Greiner Engineering, Inc.:

             NOTICE is hereby given that the Annual Meeting of the Stockholders of Greiner Engineering, Inc., a Nevada corporation ("Greiner"), will be held at the Doubletree Hotel at Park West, 1590 LBJ Freeway, Dallas, Texas 75234, at 11:00 a.m. local time on Tuesday, March 26, 1996, for the following purposes:

             (1) To consider and vote on a proposal to approve and adopt a merger pursuant to which, among other things, (a) a wholly-owned subsidiary of URS Corporation will be merged with and into Greiner (the "Merger"), which will result in Greiner becoming a wholly-owned subsidiary of URS Corporation ("URS"), and (b) each stockholder of Greiner will receive for each share of Greiner Common Stock owned as of the Effective Time of the Merger $13.50 in cash plus 0.298 shares of URS Common Stock. Details of the Merger are set forth in the accompanying Proxy Statement/Prospectus, which you should read carefully;

             (2) To elect a Board of Directors to hold office until the next annual meeting and until their successors are elected, if for any reason the Merger is not consummated; and

             (3) To transact such other business as may be properly brought before the meeting.

             The record date for the determination of stockholders entitled to notice of and to vote at the meeting is February 22, 1996.

             IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING.

                                      By Order of the Board of Directors


                                      MELISSA K. HOLDER
                                      Corporate Secretary
        February 20, 1996

             WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY WITHOUT DELAY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.


                                  Page 5 of 256
                             PROXY STATEMENT/PROSPECTUS
                                 GENERAL INFORMATION

             This Proxy Statement/Prospectus is furnished (1) in connection with the solicitation by Greiner of proxies to be voted at the Annual Meeting of Stockholders of Greiner (the "Greiner Meeting") to be held on Tuesday, March 26, 1996 at the Doubletree Hotel at Park West, 1590 LBJ Freeway, Dallas, Texas 75234, at 11:00 a.m., local time, with respect to (a) the Merger of URS Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of URS, with and into Greiner pursuant to the terms and conditions of that certain Agreement and Plan of Merger among Greiner, URS and URS Acquisition Corporation (the "Merger Agreement"), dated January 10, 1996, and
        (b) the election of directors of Greiner to serve if the Merger is not consummated for any reason, and (2) as the Prospectus of URS covering the issuance of shares of URS common stock, par value
        $.01 per share ("URS Common Stock"), to the stockholders of Greiner pursuant to the Merger. All information herein with respect to URS has been furnished by URS, and all information herein with respect to Greiner has been furnished by Greiner. Capitalized terms not otherwise defined herein have the meanings assigned to such terms in the Merger Agreement.

             As a result of the Merger, Greiner will become a wholly-owned subsidiary of URS. Each share of Greiner common stock, par value $.50 per share ("Greiner Common Stock"), issued and outstanding immediately prior to the Effective Time of the Merger (as defined in the Merger Agreement) will be converted into the right to receive $13.50 in cash plus 0.298 shares of URS Common Stock, representing an aggregate amount of approximately $64,000,000 and approximately 1,400,000 shares of URS Common Stock. The consideration to be delivered in the Merger is referred to herein as the "Merger Consideration." The closing of the Merger will occur promptly after the satisfaction of the conditions precedent contained in the Merger Agreement. All options outstanding at the Effective Time of the Merger that were issued under the 1981 Stock Option Plan of Greiner or under the 1991 Stock Option Plan of Greiner (collectively, the "Greiner Options") will be cancelled; provided, however, that the holders of Greiner Options will be entitled to receive a cash payment equal to the excess, if any, between the value of the per share Merger Consideration, based on the closing price per share of URS Common Stock as quoted in The Wall Street Journal on the trading
                                      -----------------------
        day immediately preceding the Closing Date, over the exercise price of the option. See "The Merger - The Merger Agreement"; "The
        Merger - Merger Consideration;" "The Merger - Effective Time of the Merger."

             As a result of the Merger, former stockholders of Greiner will hold approximately 16% of the issued and outstanding shares of URS Common Stock.

                                  Page 6 of 256
             SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN MATTERS WHICH SHOULD BE CONSIDERED BY THE STOCKHOLDERS OF GREINER WITH RESPECT TO THE MERGER.

             This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of Greiner on or about February 23, 1996.

                                ____________________

             NEITHER THE MERGER NOR THE SECURITIES OF URS TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ____________________

        The date of this Proxy Statement/Prospectus is February 20, 1996.

                                  Page 7 of 256
                                AVAILABLE INFORMATION

             URS and Greiner are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by URS and Greiner with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. URS Common Stock and Greiner Common Stock are quoted on the New York Stock Exchange and the Pacific Stock Exchange. Reports and other information concerning URS and Greiner can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

             URS has filed with the Commission a Registration Statement covering the shares of URS Common Stock to be issued as a result of the Merger. This Proxy Statement/Prospectus, which constitutes a part of the Registration Statement on Form S-4 (the "Registration Statement"), does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further informa-tion, reference is made to the Registration Statement, including the schedules and exhibits filed as a part thereof or incorporated by reference therein. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed as an exhibit hereto or as otherwise filed with the Commission. The Registration Statement and the exhibits and schedules thereto may be inspected, without charge, and copies thereof may be obtained at prescribed rates, at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

             URS hereby undertakes to supply by means of a post-effective amendment all information concerning the Merger and URS that were not the subject of and included in the Registration Statement when it became effective.

                                ____________________

             No person is authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by URS or Greiner. This Proxy Statement/Prospectus does not constitute an offer to sell, or

                                  Page 8 of 256
        a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus, or a solicitation of a proxy from any person, in any jurisdiction in which it is unlawful to make such an offer, solicitation of an offer or proxy solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities made under this Proxy Statement/Prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of URS or Greiner at any time subsequent to the date of this Proxy Statement/Prospectus.

                                ____________________

             URS was incorporated in California in 1951 and reincorporated in Delaware in 1976. The term "URS" as used herein, includes all subsidiaries and predecessors of URS, except as the context may otherwise require. Greiner was incorporated in California in 1954 and reincorporated in Nevada in 1986. The term "Greiner" as used herein, includes all subsidiaries and predecessors of Greiner, except as the context may otherwise require.

                                  Page 9 of 256
                                  TABLE OF CONTENTS
                                                                        Page
                                                                        ----
        GENERAL INFORMATION . . . . . . . . . . . . . . . . . . . . .    ii

        AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . .    iv

        SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
             The Companies  . . . . . . . . . . . . . . . . . . . . .     1
             Greiner Meeting  . . . . . . . . . . . . . . . . . . . .     2
             The Merger . . . . . . . . . . . . . . . . . . . . . . .     3
             Recommendation of the Board of Directors of Greiner  . .     8
             Selected URS Historical Financial Data . . . . . . . . .     9
             Selected Greiner Historical Financial Data . . . . . . .    10
             Selected Pro Forma Combined Financial Data . . . . . . .    11
             Per Share Data - Historical and Pro Forma  . . . . . . .    12
             Market Price Data of Common Stock  . . . . . . . . . . .    14
             Dividend Policy  . . . . . . . . . . . . . . . . . . . .    16

        THE GREINER STOCKHOLDERS' MEETING . . . . . . . . . . . . . .    17
             Place, Time, and Date of Greiner Meeting . . . . . . . .    17
             Purpose of the Greiner Meeting . . . . . . . . . . . . .    17
             Vote Required  . . . . . . . . . . . . . . . . . . . . .    17
             Revocability of Proxies  . . . . . . . . . . . . . . . .    18
             Cost of Soliciting Proxies . . . . . . . . . . . . . . .    19
             Record Date  . . . . . . . . . . . . . . . . . . . . . .    19
             Dissenters' Rights . . . . . . . . . . . . . . . . . . .    19

        RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . .    20

        THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . .    24
             General  . . . . . . . . . . . . . . . . . . . . . . . .    24
             Effective Time of the Merger . . . . . . . . . . . . . .    24
             Merger Consideration . . . . . . . . . . . . . . . . . .    25
             Conversion and Exchange of Greiner Common Stock
             Certificates . . . . . . . . . . . . . . . . . . . . . .    26
             Background of the Merger . . . . . . . . . . . . . . . .    27
             Greiner Financial Advisor  . . . . . . . . . . . . . . .    28
             Reasons for the Merger; Recommendation of the Board of
             Directors of Greiner . . . . . . . . . . . . . . . . . .    29
             Directors and Executive Officers after the Merger  . . .    30
             Registration and Listing . . . . . . . . . . . . . . . .    30
             The Merger Agreement . . . . . . . . . . . . . . . . . .    31
             Accounting Treatment . . . . . . . . . . . . . . . . . .    42
             Certain Federal Income Tax Consequences  . . . . . . . .    42
             Regulatory Approvals . . . . . . . . . . . . . . . . . .    44
             Rights of Dissenting Stockholders  . . . . . . . . . . .    44
             Financing of the Merger  . . . . . . . . . . . . . . . .    44
             Pro Forma Financial Information  . . . . . . . . . . . .    47
             Interests of Certain Persons in the Transaction  . . . .    53

                                 Page 10 of 256
                                                                        Page
                                                                        ----
        ANNUAL ELECTION OF GREINER BOARD OF DIRECTORS . . . . . . . .    54
             Nominees for the Greiner Board of Directors  . . . . . .    54
             1995 Meetings of the Greiner Board of Directors  . . . .    56
             Committees of the Greiner Board of Directors . . . . . .    56
             Director Compensation  . . . . . . . . . . . . . . . . .    57
             Compensation Committee Report on Executive Compensation     57
             Performance Graph  . . . . . . . . . . . . . . . . . . .    60
             Independent Accountants  . . . . . . . . . . . . . . . .    61
             Other Matters  . . . . . . . . . . . . . . . . . . . . .    61

        SELECTED FINANCIAL INFORMATION  . . . . . . . . . . . . . . .    62
             Selected URS Historical Financial Data . . . . . . . . .    62
             URS Management's Discussion and Analysis of Financial
             Condition and Results of Operations  . . . . . . . . . .    63
             Selected Greiner Historical Financial Data . . . . . . .    67
             Greiner Management's Discussion and Analysis of Financial
             Condition and Results of Operations  . . . . . . . . . .    68

        INFORMATION CONCERNING URS  . . . . . . . . . . . . . . . . .    73
             Overview . . . . . . . . . . . . . . . . . . . . . . . .    73
             Markets  . . . . . . . . . . . . . . . . . . . . . . . .    74
             Competition  . . . . . . . . . . . . . . . . . . . . . .    76
             Clients  . . . . . . . . . . . . . . . . . . . . . . . .    76
             Contract Pricing and Terms of Engagement . . . . . . . .    76
             Backlog, Project Designations and Indefinite Delivery
             Contracts  . . . . . . . . . . . . . . . . . . . . . . .    77
             Employees  . . . . . . . . . . . . . . . . . . . . . . .    79
             Acquisitions . . . . . . . . . . . . . . . . . . . . . .    79
             Properties . . . . . . . . . . . . . . . . . . . . . . .    79
             Legal Proceedings  . . . . . . . . . . . . . . . . . . .    79
             Description of URS Capital Stock . . . . . . . . . . . .    80

        INFORMATION CONCERNING GREINER  . . . . . . . . . . . . . . .    81
             Overview . . . . . . . . . . . . . . . . . . . . . . . .    81
             Competition  . . . . . . . . . . . . . . . . . . . . . .    82
             Sales and Backlog  . . . . . . . . . . . . . . . . . . .    82
             Compliance with Environmental Laws . . . . . . . . . . .    83
             Employees  . . . . . . . . . . . . . . . . . . . . . . .    84
             Properties . . . . . . . . . . . . . . . . . . . . . . .    84
             Legal Proceedings  . . . . . . . . . . . . . . . . . . .    84

        URS MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . .    85
             Executive Officers of URS  . . . . . . . . . . . . . . .    85
             Directors of URS . . . . . . . . . . . . . . . . . . . .    86
             Executive Compensation . . . . . . . . . . . . . . . . .    89
             Directors' Compensation  . . . . . . . . . . . . . . . .    93
             Employment Agreements  . . . . . . . . . . . . . . . . .    93
             Principal URS Stockholders . . . . . . . . . . . . . . .    96

                                 Page 11 of 256
                                                                        Page
                                                                        ----
        GREINER MANAGEMENT  . . . . . . . . . . . . . . . . . . . . .    99
             Identification of Executive Officers and Other Key
             Employees  . . . . . . . . . . . . . . . . . . . . . . .    99
             Executive Compensation and Other Information . . . . . .   102
             Beneficial Ownership of Greiner Common Stock . . . . . .   107
             Principal Stockholders of Greiner  . . . . . . . . . . .   108

        COMPARISON OF RIGHTS OF STOCKHOLDERS OF URS AND GREINER . . .   110
             Cumulative Voting  . . . . . . . . . . . . . . . . . . .   110
             Stockholder Power to Call Special Stockholders Meetings    110
             Size of Board of Directors . . . . . . . . . . . . . . .   111
             Classified Board of Directors  . . . . . . . . . . . . .   111
             Removal of Directors . . . . . . . . . . . . . . . . . .   111
             Voting Requirements  . . . . . . . . . . . . . . . . . .   112
             Business Combinations/Reorganizations  . . . . . . . . .   113
             Rights of Dissenting Stockholders  . . . . . . . . . . .   115
             Inspection of Books and Records  . . . . . . . . . . . .   115
             Dividends  . . . . . . . . . . . . . . . . . . . . . . .   116
             Limitation of Liability and Indemnification of
             Directors  . . . . . . . . . . . . . . . . . . . . . . .   116

        AFFILIATES' RESTRICTION ON SALE OF URS COMMON STOCK . . . . .   119

        LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . .   120

        EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . .   120

        INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . .   F-1
             Consolidated Financial Statements of URS . . . . . . . .   F-2
             Consolidated Financial Statements of Greiner . . . . . .  F-23

        APPENDICES

             Appendix A - Fairness Opinion of Houlihan Lokey
                Howard & Zukin  . . . . . . . . . . . . . . . . . . .   A-1
             Appendix B - Agreement and Plan of Merger among
                Greiner Engineering, Inc., URS Corporation and
                URS Acquisition Corporation . . . . . . . . . . . . .   B-1

                                 Page 12 of 256
                                       SUMMARY

             The following summary of certain information contained elsewhere in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Proxy Statement/Prospectus and the documents incorporated herein by reference and the Appendices attached hereto. The information contained in the Proxy Statement/Prospectus with respect to URS and its affiliates has been supplied by URS, and the information with respect to Greiner and its affiliates has been supplied by Greiner. Certain capitalized terms which are used but not defined in this summary are defined elsewhere in this Proxy Statement/Prospectus or in the Merger Agreement.

                                 The Companies
                                 -------------
        URS . . . . . . . . . .    URS Corporation, a Delaware corporation,
                                   is a professional services firm special-izing in three major areas: planning;
                                   design; and program and construction
                                   management services for engineering,
                                   architectural and environmental projects.
                                   URS serves public and private sector
                                   clients throughout the United States in
                                   two principal markets: infrastructure
                                   projects involving transportation
                                   systems, institutional and commercial
                                   facilities and water resources; and
                                   environmental projects involving
                                   hazardous waste management and pollution control. The principal executive offices of URS are located at 100 California
                                   Street, Suite 500, San Francisco,
                                   California 94111-4529, and its telephone number is (415) 774-2700. See
                                   "Information Concerning URS."

                                   URS Acquisition Corporation ("Acquisition
                                   Corp.") is a newly formed Nevada
                                   corporation and a wholly-owned subsidiary of URS. The principal executive offices of Acquisition Corp. are located at 100 California Street, Suite 500,
                                   San Francisco, California 94111-4529, and its telephone number is (415) 774-2700.

        Greiner . . . . . . . .    Greiner Engineering, Inc., a Nevada
                                   corporation, is a professional services
                                   firm operating in the engineering and
                                   architectural design services industry,
                                   which provides a broad range of
                                   engineering, planning, architectural,
                                   environmental analysis, design,

                                 Page 13 of 256
                                   surveying, program management and other
                                   services to public and private sector
                                   clients throughout the United States and abroad. The principal executive offices of Greiner are located at 909 East Las Colinas Blvd., Suite 1900, Irving, Texas 75039, and its telephone number is
                                   (214) 869-1001.  See "Information
                                   Concerning Greiner."

                                 Greiner Meeting
                                 ---------------
        Time and Location . . .    The Annual Meeting of Stockholders of
                                   Greiner will be held on Tuesday,
                                   March 26, 1996 at the Doubletree Hotel at
                                   Park West, 1590 LBJ Freeway, Dallas,
                                   Texas  75234 at 11:00 a.m., local time,
                                   for the purpose of considering and voting on a proposal to approve and adopt the Merger, and to elect directors of Greiner to serve if the Merger is not consummated for any reason. Only holders of record of shares of Greiner Common Stock at the close of business on February 22, 1996 will be entitled to vote at the Greiner
                                   Meeting.  See "The Greiner Stockholders'
                                   Meeting - Place, Time and Date of Greiner
                                   Meeting;" "The Greiner Stockholders'
                                   Meeting - Purpose of the Greiner
                                   Meeting."

        Voting  . . . . . . . .    The affirmative vote of the holders of a
                                   majority of the outstanding shares of
                                   Greiner Common Stock is required to
                                   approve the Merger.  All of Greiner's
                                   directors have indicated that they will
                                   vote their shares of Greiner Common Stock for the approval of the Merger at the Greiner Meeting. The directors and executive officers of Greiner as a group hold 14.13% of the outstanding Greiner
                                   Common Stock.  Delivery of the proxy
                                   solicited hereby or attendance and voting at the Greiner Meeting will revoke and supersede any prior proxy. Participants in the Greiner Performance Plan will be asked to direct the Trustees as to how to vote the Greiner Common Stock allocated to their accounts. Shares as to which no direction is received from a plan participant will be voted in accordance with the recommendation of an advisor retained by the Trustees. See "The

                                 Page 14 of 256
                                   Greiner Stockholders' Meeting - Vote
                                   Required."

                                     The Merger
                                     ----------
        General Terms . . . . .    On January 10, 1996, URS, Greiner and
                                   Acquisition Corp. entered into the Merger
                                   Agreement, in which the parties set forth the terms and conditions of the merger of Acquisition Corp. with and into Greiner.
                                   A copy of the Merger Agreement is
                                   included in this Proxy Statement/
                                   Prospectus as Appendix B.  See "The
                                   Merger - The Merger Agreement."

                                   By virtue of the Merger, each of the
                                   shares of Greiner Common Stock issued and outstanding immediately prior to the Effective Time of the Merger will automatically be converted into and exchanged for the right to receive, in the aggregate, the Merger Consideration, consisting of the cash and shares of URS Common Stock described below. See "The Merger."

        Merger Consideration  .    Each holder of Greiner Common Stock will
                                   be entitled to receive, for each
                                   outstanding share of Greiner Common
                                   Stock, $13.50 in cash plus 0.298 shares
                                   of URS Common Stock, for an aggregate
                                   amount of approximately $64,000,000 and
                                   approximately 1,400,000 shares of URS
                                   Common Stock (the "Merger Considera-
                                   tion").  No interest will accrue or be
                                   payable with respect to the cash portion of the Merger Consideration. See "The
                                   Merger - Merger Consideration."

        Fractional Shares . . .    No fractional shares of URS Common Stock
                                   will be issued in connection with the
                                   Merger.  Fractional shares otherwise
                                   issuable will be settled for cash,
                                   without interest, based on the closing
                                   price per share of URS Common Stock as
                                   quoted in The Wall Street Journal on the
                                             -----------------------
                                   trading day immediately preceding the
                                   Closing Date.

        Options . . . . . . . .    All Greiner Options outstanding at the
                                   Effective Time of the Merger will be
                                   cancelled; provided, however, that the
                                   holders of Greiner Options will be

                                 Page 15 of 256
                                   entitled to receive a cash payment equal
                                   to the excess, if any, of the per share
                                   Merger Consideration, based on the
                                   closing price per share of URS Common
                                   Stock as quoted in The Wall Street
                                                      ---------------
                                   Journal on the trading day immediately
                                   -------
                                   preceding the Closing Date, over the
                                   exercise price of the option.  See "The
                                   Merger - Merger Consideration."

        Issuance and Exchange
        of Share Certificates .    At the Effective Time of the Merger, each
                                   holder of a certificate that represented
                                   Greiner Common Stock prior to consumma-
                                   tion of the Merger, will be entitled,
                                   upon surrender of the certificate, to
                                   receive a certificate or certificates
                                   representing the number of whole shares
                                   of URS Common Stock to which such holder is entitled pursuant to the Merger
                                   Agreement, plus $13.50 for each share of Greiner Common Stock surrendered. The
                                   Merger Consideration will not be
                                   delivered until a stockholder's
                                   certificates evidencing Greiner Common
                                   Stock have been surrendered by the
                                   stockholder or his or her nominee.
                                   Greiner stockholders will be furnished
                                   separately a Letter of Transmittal to
                                   facilitate the delivery of Greiner Common
                                   Stock certificates to the Exchange Agent designated to disburse the Merger
                                   Consideration.  PLEASE DO NOT DELIVER
                                   YOUR STOCK CERTIFICATES TO GREINER OR THE
                                   EXCHANGE AGENT UNTIL YOU RECEIVE THE
                                   LETTER OF TRANSMITTAL AND INSTRUCTIONS
                                   FROM THE EXCHANGE AGENT.  See "The
                                   Merger - Conversion and Exchange of
                                   Greiner Common Stock Certificates."

        Comparison of Rights of
        Stockholders of URS
        and Greiner . . . . . .    The rights of Greiner's stockholders are
                                   currently governed by Nevada law and by
                                   Greiner's Restated Articles of
                                   Incorporation and Bylaws.  Upon the
                                   effectiveness of the Merger, Greiner's
                                   stockholders will become stockholders of
                                   URS, a Delaware corporation, and their
                                   rights as URS stockholders will be
                                   governed by Delaware law and by URS's
                                   Amended and Restated Certificate of

                                 Page 16 of 256
                                   Incorporation and Bylaws.  See
                                   "Comparison of Rights of Stockholders of URS and Greiner."

        Conditions to Merger  .    The obligations of URS and Greiner to
                                   consummate the Merger are subject to the satisfaction of certain conditions set forth in the Merger Agreement, including
                                   (i) that the conditions to the receipt by URS of funds from its lenders to finance the Merger have been satisfied, (ii) the registration under the Securities Act of the URS Common Stock to be issued in the Merger has become effective, (iii) the Merger has been approved by the requisite vote of Greiner Stockholders, (iv) there has been no material adverse change affecting Greiner or URS and (v) there is no litigation challenging the Merger.
                                   The waiting period under the Hart-Scott-
                                   Rodino Antitrust Improvement Act of 1976
                                   ("HSR Act") was terminated on January 4,
                                   1996.  URS has entered into a Secured
                                   Credit Agreement with certain Lenders to obtain the funds for the cash portion of the Merger Consideration. The obligation of the Lenders to provide such funds is subject to satisfaction of a number of conditions precedent by each of URS and Greiner, including that URS and Greiner meet specified financial tests, that there have been no material adverse change in the respective businesses of URS and Greiner, and that all conditions precedent to the Merger have been satisfied. See "The Merger - The Merger
                                   Agreement;" and "The Merger - Financing
                                   of the Merger."

        Termination, Waiver and
        Amendment . . . . . . .    The Merger Agreement may be terminated at
                                   any time prior to the Effective Time by
                                   the written mutual consent of URS and
                                   Greiner or by either party if (i) Greiner stockholder approval is not obtained,
                                   (ii) a condition precedent to the
                                   terminating party's obligation to
                                   consummate the Merger is not fulfilled or
                                   (iii) the other party breaches a material representation, warranty, covenant or other agreement contained in the Merger
                                   Agreement.  In the event that either
                                   party terminates the Merger Agreement
                                   because of a breach of any of the

                                 Page 17 of 256
                                   foregoing by the other party, and in the event such breach is the result of negligence, the damages recoverable by the non-breaching party shall not exceed the sum of $500,000; but, provided, further, that in the event that such breach is the result of recklessness or willful conduct, the amount of damages shall not be limited. See "The Merger - The Merger Agreement."

                                   The Merger Agreement may be amended by
                                   the parties' Boards of Directors prior to approval of the Merger Agreement by Greiner stockholders; after Greiner stockholder approval has been obtained, no amendment that by law requires the approval of the Greiner stockholders may be made without first obtaining such approval. See "The Merger - The Merger Agreement."

                                   In the event that Greiner or any of its
                                   officers or directors enter into any
                                   negotiations or discussions for any
                                   reason which shall constitute a breach of the no-shop provision of the Merger Agreement, Greiner has agreed to immediately reimburse URS for all expenses and costs incurred by URS in connection with the Merger. In the event that Greiner or any of its officers or directors enters into any letter of intent, agreement or understanding with any party other than URS relating to the sale of all or a substantial part of the assets, business or stock of Greiner during the period prior to the Closing or within nine months after termination of the Merger Agreement for any reason, Greiner has agreed to pay URS a termination fee of $5,000,000. See "The Merger - The Merger Agreement."

        Accounting Treatment  .    The Merger is expected to be treated as a
                                   "purchase" under generally accepted
                                   accounting principles.  See "The Merger -
                                   Accounting Treatment."

        Tax Consequences of
        The Merger  . . . . . .    A Greiner stockholder who exchanges
                                   Greiner Common Stock for URS Common Stock and cash generally will recognize income or gain to the extent the cash and the

                                 Page 18 of 256
                                   fair market value of the URS Common Stock received as Merger Consideration exceeds the Greiner stockholder's adjusted tax basis in the Greiner Common Stock surrendered in the exchange. The Merger is not intended to constitute a tax-free "reorganization" within the meaning of
                                   Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). See "The Merger - Certain Federal Income Tax Consequences."

        Effect of Merger for
        Performance Plan
        Participants  . . . . .    At the Effective Time of the Merger,
                                   shares of Greiner Common Stock held in
                                   participant accounts by the Greiner
                                   Performance Plan will be converted into
                                   shares of URS Common Stock and cash on
                                   the same basis as other shares of Greiner
                                   Common Stock. No federal or state income tax will be currently due from Greiner
                                   Performance Plan participants with
                                   respect to any gain realized from receipt of the Merger Consideration. Any subsequent distribution of the Merger
                                   Consideration by the Plan will result in the receipt of taxable income by the recipient unless the distributed funds are reinvested in a tax qualified plan or other investment vehicle in accordance with the requirements of the Code.

        Dissenters' Rights  . .    Based on the structure of the Merger and
                                   Nevada corporate law, the holders of
                                   Greiner Common Stock do not have any
                                   rights to dissent to the Merger and seek a judicial determination of the value of the shares of Greiner Common Stock. See
                                   "The Merger - Rights of Dissenting
                                   Stockholders."

        Management of URS
        Following the Merger  .    The management of URS after the Merger
                                   will not change, except that after the
                                   Effective Time of the Merger,
                                   Mr. Robert L. Costello will become a
                                   director and executive officer of URS.
                                   See "The Merger - Directors and
                                   Executive Officers After the Merger."

                                 Page 19 of 256
                 Recommendation of the Board of Directors of Greiner
                 ---------------------------------------------------
        Approval by the Board .    The Greiner Board has unanimously
                                   approved the Merger Agreement and the
                                   Merger and determined that the Merger is
                                   in the best interests of Greiner and its
                                   stockholders.  THE GREINER BOARD
                                   RECOMMENDS THAT GREINER STOCKHOLDERS VOTE
                                   FOR APPROVAL OF THE MERGER.  For a
                                   ---
                                   discussion of the factors considered by
                                   the Greiner Board in reaching its
                                   decision, see "The Merger - Reasons for
                                   the Merger; Recommendations of the Board of Directors of Greiner."

        Fairness Opinion  . . .    Among the factors considered by the
                                   Greiner Board in approving the Merger was the receipt of the opinion of Houlihan
                                   Lokey Howard & Zukin ("Houlihan Lokey")
                                   that the consideration to be received by the public stockholders of Greiner in connection with the Merger is fair to them from a financial point of view. See
                                   "The Merger Agreement - Greiner Financial
                                   Advisor" and Appendix A -- Fairness
                                   Opinion of Houlihan Lokey Howard & Zukin.

        Annual Meeting  . . . .    The Greiner Meeting will also include the
                                   annual election of directors to serve if
                                   the Merger is not consummated for any
                                   reason.  THE GREINER BOARD RECOMMENDS
                                   THAT YOU VOTE FOR EACH NOMINEE FOR THE
                                                 ---
                                   GREINER BOARD OF DIRECTORS.

                                 Page 20 of 256
                       Selected URS Historical Financial Data
                       --------------------------------------

             The selected historical consolidated financial information of URS shown below for the five years ended October 31, 1995 has been derived from URS's audited consolidated financial statements. This information should be read in conjunction with URS's consolidated financial statements and related notes included in this Proxy Statement/Prospectus. Historical operating results are not necessarily indicative of the results that may be expected in any future period.


                                                                        Years Ended October 31,
                                            ------------------------------------------------------------------------------
                                                1995            1994              1993            1992            1991
                                            ------------    ------------      ------------    ------------    ------------
         Income Statement Data:
              Revenue                       $179,769,000    $164,088,000      $145,761,000    $136,793,000    $122,838,000
              Net income                    $  5,056,000    $  4,439,000      $  1,293,000    $  4,268,000    $  2,292,000
              Earnings per share:
                   Primary                  $        .68    $        .60      $        .18    $        .55    $        .40
                   Fully diluted            $        .67    $        .60      $        .18    $        .55    $        .38

         Balance Sheet Data
              (end of period):
              Total assets                  $ 74,075,000    $ 65,214,000      $ 58,074,000    $ 54,892,000    $ 49,831,000
              Working capital               $ 36,307,000    $ 33,674,000      $ 27,684,000    $ 26,836,000    $ 21,891,000
              Long-term liabilities         $ 11,197,000    $ 10,650,000      $  9,846,000    $ 10,038,000    $ 10,621,000
              Stockholders' equity          $ 39,478,000    $ 33,973,000      $ 29,389,000    $ 27,878,000    $ 23,264,000


                                 Page 21 of 256
                      Selected Greiner Historical Financial Data
                      ------------------------------------------

              The selected historical consolidated financial information of Greiner shown below for the five years ended December 31, 1995 has been derived from Greiner's audited consolidated financial state-ments and should be read in conjunction therewith. Historical operating results are not necessarily indicative of the results that may be expected in any future period.


                                                                       Years Ended December 31,
                                            ------------------------------------------------------------------------------
                                              1995<F1>          1994              1993            1992            1991
                                            ------------    ------------      ------------    ------------    ------------
         Income Statement Data:
              Revenue                       $154,175,000    $151,856,000      $140,555,000    $131,803,000    $127,012,000
              Net income (loss)             $ (5,482,000)   $  3,979,000      $  4,226,000    $  4,040,000    $  3,415,000
              Earnings (loss) per share     $      (1.15)   $        .82      $        .88    $        .86    $        .75
              Cash dividends per share      $        .30    $        .28      $        .24    $        .24    $        .20

         Balance Sheet Data
              (end of period):
              Total assets                  $ 72,146,000    $ 76,189,000      $ 73,398,000    $ 67,813,000    $ 61,941,000
              Working capital               $ 34,415,000    $ 41,232,000      $ 37,824,000    $ 34,669,000    $ 32,599,000
              Long-term liabilities         $  1,297,000    $  1,388,000      $  1,367,000    $  1,344,000    $  1,663,000
              Stockholders' equity          $ 46,954,000    $ 55,226,000      $ 52,098,000    $ 48,424,000    $ 42,888,000


         [FN]
         <F1> During 1995, Greiner initiated various activities to
              restructure certain of its operations in order to reduce its cost structure and improve future profitability, resulting in $3,700,000 of restructuring charges. Also in 1995, Greiner reduced the carrying value of its investment in a partnership by $2,300,000.

                                 Page 22 of 256
                      Selected Pro Forma Combined Financial Data
                      ------------------------------------------

              The following unaudited selected pro forma financial information is based on the historical consolidated balance sheets and related consolidated statements of operations of URS and Greiner adjusted to give effect to the Merger using the purchase method of accounting for business combinations.

              The unaudited pro forma combined condensed balance sheets as of October 31, 1995 assume that the Merger occurred as of that date. The unaudited pro forma combined condensed statement of operations for the twelve months ended October 31, 1995 assumes that the Merger occurred as of November 1, 1994. In order to present comparable data for the combining companies, the pro forma statement of operations includes the historical data for Greiner for the twelve month period ended December 31, 1995.

              This pro forma financial information should be read in conjunction with the unaudited pro forma combined condensed financial information and notes thereto included elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma financial information is not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated on the dates indicated in the preceding paragraph nor is it necessarily indicative of future operating results or financial position of the combined companies.

                                               Twelve Months
                                                   Ended
                                              October 31, 1995
                                              ----------------

         Pro Forma Income Statement Data:
              Revenue                          $333,944,000
              Net income (loss)                 ($4,276,000)
              Earnings (loss) per share              ($0.50)
              Cash dividends per share                    -

         Pro Forma Balance Sheet Data:
              Total assets                     $159,242,000
              Working capital                   $50,528,000
              Long-term liabilities             $57,819,000
              Stockholders' equity              $49,453,000

                                 Page 23 of 256
                       Per Share Data - Historical and Pro Forma
                       -----------------------------------------

              Set forth below is certain common share data of URS and Greiner on an historical basis, a pro forma basis for URS and an equivalent pro forma basis for Greiner. The URS pro forma data was derived by combining historical consolidated financial information of URS and Greiner, giving effect to the Merger under the purchase method of accounting for business combinations. The equivalent pro forma per common share data for Greiner was calculated by multiplying the URS pro forma per common share data by the exchange ratio of .298.

              This information should be read in conjunction with the historical financial statements of URS and Greiner included elsewhere in this Proxy Statement/Prospectus and the unaudited pro forma combined condensed financial information included elsewhere in the Proxy Statement/Prospectus.


                                                  Fiscal Year
                                                     Ended
                                                October 31, 1995
                                                ----------------
         URS
         ---
         Historical Per Common Share Data:
              Net income                            $0.67
              Dividends                               -
              Book value                            $5.51

         Pro Forma Per Common Share Data:
              Net income (loss)                    ($0.50)
              Dividends                               -
              Book value                            $5.77


                                                   Year Ended
                                                December 31, 1995
                                                -----------------
         Greiner
         -------
         Historical Per Common Share Data:
              Net income (loss)                    ($1.15)
              Dividends                             $0.30
              Book value                            $9.98

         Equivalent Pro Forma Per Common
         Share Data:
              Net income (loss)                    ($0.15)
              Dividends                             $ -
              Book value                            $1.72

                                 Page 24 of 256
              Per share amounts for net income (loss) were computed based on the number of average shares outstanding during the period and the dilutive effect of the common share equivalents. Per share amounts for book value were computed based on the number of shares outstanding at the end of the period presented. URS's pro forma dividends per common share assume no dividend payments in accordance with URS's historical dividend policy.

                                 Page 25 of 256
                           Market Price Data of Common Stock
                           ---------------------------------

              URS Common Stock is quoted under the trading symbol "URS" on the New York Stock Exchange ("NYSE") and the Pacific Stock Exchange ("PSE"). The following table sets forth for the periods indicated the high and low sales prices per share of URS Common Stock, as reported on the NYSE.


         Fiscal Year Ended
         October 31, 1994                           High       Low
         -----------------                          ----       ---
              First Quarter  . . . . . . . . .     $7.38      $4.75
              Second Quarter . . . . . . . . .      7.75       6.75
              Third Quarter  . . . . . . . . .      7.13       4.88
              Fourth Quarter . . . . . . . . .      6.75       5.13

         Fiscal Year Ended
         October 31, 1995
         -----------------
              First Quarter  . . . . . . . . .     $6.00      $5.00
              Second Quarter . . . . . . . . .      6.00       5.38
              Third Quarter  . . . . . . . . .      5.88       5.25
              Fourth Quarter . . . . . . . . .      6.63       5.50

              Greiner Common Stock is quoted under the trading symbol "GII" on the NYSE and the PSE. The following table sets forth for the periods indicated the high and low sales prices per share of Greiner Common Stock, as reported on the NYSE.

         Fiscal Year Ended
         December 31, 1994                          High       Low
         -----------------                          ----       ---
              First Quarter  . . . . . . . . .    $17.38     $13.50
              Second Quarter . . . . . . . . .     14.25      12.00
              Third Quarter  . . . . . . . . .     15.13      12.00
              Fourth Quarter . . . . . . . . .     13.75       9.75

         Fiscal Year Ended
         December 31, 1995
         -----------------
              First Quarter  . . . . . . . . .    $12.75     $10.13
              Second Quarter . . . . . . . . .     12.63      11.00
              Third Quarter  . . . . . . . . .     11.63      10.63
              Fourth Quarter . . . . . . . . .     14.00       8.13


              On December 1, 1995, the last trading day prior to the announcement by URS and Greiner that they had executed the letter of intent, the closing prices of URS Common Stock and Greiner Common Stock, as reported on the NYSE, were $6.88 and $9.25, respectively. On February 15, 1996, the closing prices of URS Common Stock and

                                 Page 26 of 256
         Greiner Common Stock, as reported on the NYSE, were $6.63 and $15.00, respectively.

              Following the Merger, URS Common Stock will continue to be traded on the NYSE and the PSE. Following the Merger, Greiner Common Stock will cease to be traded, and there will be no further market for such stock.

                                 Page 27 of 256
                                    Dividend Policy
                                    ---------------

              URS has not paid cash dividends since 1986 and intends to continue to retain its earnings for investment in its business for the foreseeable future. Pursuant to the 8-5/8% Indenture, the Unsecured Credit Agreement and the Secured Credit Agreement, the declaration of dividends, except stock dividends by URS, is restricted.

              Greiner commenced paying a cash dividend on its Common Stock in the fourth quarter of 1988. Annual cash dividends of $.30 and $.28 per share of Greiner Common Stock were declared and paid in 1995 and 1994, respectively.

                                 Page 28 of 256
                           THE GREINER STOCKHOLDERS' MEETING

         Place, Time, and Date of Greiner Meeting
         ----------------------------------------
              The Annual Meeting of the Stockholders of Greiner (the "Greiner Meeting") will be held on Tuesday, March 26, 1996, at 11:00 a.m., local time, at the Doubletree Hotel at Park West, 1590 LBJ Freeway, Dallas, Texas 75234.

         Purpose of the Greiner Meeting
         ------------------------------
              APPROVAL OF THE MERGER. At the Greiner Meeting stockholders will be asked to consider and vote upon a proposal by the Board of Directors of Greiner to approve the Merger of Acquisition Corp. with and into Greiner, pursuant to which each of the outstanding shares of Greiner Common Stock will be converted into the right to receive
         0.298 shares of URS Common Stock and $13.50 in cash. As a result of the Merger, Greiner will become a wholly-owned subsidiary of URS and holders of Greiner Common Stock will become stockholders of URS.

              THE BOARD OF DIRECTORS OF GREINER RECOMMENDS A VOTE BY THE GREINER STOCKHOLDERS FOR APPROVAL OF THE MERGER.
                              ---

              ELECTION OF DIRECTORS. The Greiner Meeting will also include the annual election of directors to serve if the Merger does not close or is delayed for any reason. Pursuant to the authority granted in Greiner's Restated Articles of Incorporation and Bylaws, the Board has determined that five directors be elected at the Greiner Meeting to serve until the next annual meeting and until their successors are elected and have nominated for election as directors the persons identified at "Annual Election of Greiner Board of Directors - Nominees for the Greiner Board of Directors." If, by reason of death or other unexpected occurrence, any one or more of the nominees should for any reason become unavailable for election, the persons named as proxies in the accompanying form of proxy may vote for the election of such substitute nominees, and for such term or terms, as the Board of Directors may propose. All of the nominees were elected to the Board of Directors at the last Annual Meeting, except for Robert L. Costello, who was elected by action of the Board in July 1995.

              THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH
                                                              ---
         NOMINEE FOR THE BOARD OF DIRECTORS.


         Vote Required
         -------------
              The affirmative vote of the holders of a majority of the outstanding shares of Greiner Common Stock entitled to vote thereon is required for the approval of the Merger. The favorable vote of the holders of a majority of the outstanding Greiner Common Stock present at the Greiner Meeting in person or by proxy is required for

                                 Page 29 of 256
         election of each director. Participants in the Greiner Performance Plan will be asked to direct the Trustees as to how to vote the Greiner Common Stock allocated to their accounts. Shares as to which no direction is received will be voted in accordance with the recommendation of an adviser retained by the Trustees. The executive officers and directors of Greiner own or have the power to vote 14.13% of the 4,704,642 issued and outstanding shares entitled to vote on the Merger.

              Abstentions and broker nonvotes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting. Abstentions are counted to determine the total number of votes cast and will be counted as a vote against the election of directors, but will not count as votes for or against approval of the Merger. Broker nonvotes are not counted as votes cast for purposes of determining whether a proposal has been approved and will have no effect on the outcome of the election of directors. Because a majority vote of all issued and outstanding shares of Greiner Common Stock which are eligible to be voted is required to approve the Merger, a broker nonvote will have the same effect as a vote against approval of the Merger.

              As of the date of this Proxy Statement/Prospectus, 4,704,642 shares of Greiner Common Stock were outstanding. In the Merger Agreement, Greiner has agreed not to issue any additional shares of Greiner Common Stock or other ownership interests in Greiner prior to the Effective Date, other than pursuant to the exercise of vested stock options.

              Each holder of Greiner Common Stock will be entitled to one vote, in person or by proxy, for each share standing in his or her name on the books of Greiner on the Record Date on any matter submitted to a vote of the Greiner stockholders.

         Revocability of Proxies
         -----------------------
              A Proxy for use at the Greiner Meeting is enclosed with the definitive Proxy Statement/Prospectus mailed to Greiner stockholders. A Greiner stockholder executing and returning a proxy may revoke it at any time before the vote is taken by filing with the Secretary of Greiner a written revocation of the Proxy or a duly executed Proxy bearing a later date than the Proxy being revoked, or such stockholder may revoke the Proxy in person at the Greiner Meeting, at any time before the vote is taken, by electing to vote at such meeting. All shares represented by a properly executed Proxy, unless such Proxy previously has been revoked, will be voted in accordance with the directions on such Proxy. IF NO DIRECTIONS ARE GIVEN TO THE CONTRARY ON SUCH PROXY, THE SHARES REPRESENTED BY SUCH PROXY WILL BE VOTED FOR THE MERGER AND FOR EACH NOMINEE FOR THE
                                  ---                ---
         GREINER BOARD OF DIRECTORS. It is anticipated that no matters will be presented at the Greiner Meeting other than as set forth in the notice of the Greiner Meeting.

                                 Page 30 of 256
         Cost of Soliciting Proxies
         --------------------------
              The expense of preparing, printing and mailing this Proxy Statement/Prospectus and the material used in this solicitation of Proxies from Greiner stockholders will be borne by Greiner. It is contemplated that Greiner Proxies will be solicited through the mail, but officers, directors and employees of Greiner may solicit Proxies personally for the Greiner Meeting. Greiner has retained
         D. F. King, Inc. to assist in the solicitation of proxies and has agreed to pay D. F. King, Inc. $5,000, plus out of pocket expenses, for such services. Greiner has agreed that under certain circumstances it will be liable for URS's transaction costs if the Merger is not consummated due to Greiner's breach of the Merger Agreement. See "The Merger - The Merger Agreement."

         Record Date
         -----------
              The close of business on February 22, 1996 has been fixed as the record date ("Record Date") for the purpose of determining the Greiner stockholders entitled to notice of and to vote at the Greiner Meeting.

         Dissenters' Rights
         ------------------
              Under Nevada law, holders of Greiner Common Stock will not have the right to seek a judicial appraisal of the fair value of their shares of Greiner Common Stock in connection with the proposed Merger. See "The Merger - Rights of Dissenting Stockholders."

                                 Page 31 of 256
                                     RISK FACTORS
                                     ------------

              The following risk factors should be considered carefully by the stockholders of Greiner in evaluating the Merger. These risk factors should be considered in conjunction with the other information included in this Proxy Statement/Prospectus.

         Impact of Merger Financing
         --------------------------
              To finance the Merger, and to provide for working capital needs, URS has obtained a secured credit facility consisting of $50 million in term loans maturing in 2002 and 2003 and a $20 million revolving line of credit to terminate in 1999. As a result, following the Merger, URS will be a more highly leveraged company with substantial future debt service requirements. To meet these debt service requirements, URS and Greiner must generate sufficient cash flow from operations or other sources. There is no assurance that the future operations of URS and Greiner will provide sufficient funds to meet these debt service needs and other operational requirements of URS and Greiner necessary for continued success.

         Greiner's Reported Losses During 1995
         -------------------------------------
              Greiner's 1995 consolidated financial statements reflect significant pre-tax charges related to the following items. First, Greiner incurred substantial operating losses in 1995 from its California residential land development operations. In 1995, Greiner management decided to discontinue these operations and recorded restructuring charges of $1,700,000 in addition to operating losses of approximately $1,400,000 during 1995. Second, during 1995, Greiner recorded a one-time write-off of goodwill of $1,500,000 associated with the discontinued California residential land development operations. Third, Greiner recorded $500,000 in restructuring charges during 1995 in connection with the downsizing of its Hong Kong operations resulting from Greiner's shift of its center of operations in Asia from Hong Kong to Malaysia. Fourth, in 1995, Greiner took a non-cash write down of $2,300,000 on its investment in NTA, a general partnership in which Greiner holds a 50% general partnership interest. While there is no assurance of the future financial performance of Greiner, management believes that the majority of losses experienced during 1995 result primarily from non-recurring situations and such losses will not have a significant impact on an ongoing basis; however, Greiner's reported losses may negatively impact the value of URS Common Stock after the Merger.

         Legal Proceedings/Liability Insurance Coverage
         ----------------------------------------------
              Certain subsidiaries of each of Greiner and URS have been named as defendants in legal proceedings wherein substantial damages are claimed. Such proceedings are not uncommon in their businesses and usually involve claims against multiple defendants who were involved

                                 Page 32 of 256
         in the project which is the subject of the proceeding.
         Historically, each company has been successful in defending such actions or has settled them within insured limits. In the opinion of management of each company, based upon their present knowledge, the ultimate liability, if any, in these proceedings is not expected to exceed amounts previously provided for in the consolidated financial statements. Because of the nature of the professional services provided and the size and nature of many of the projects upon which such services are performed, the potential for claims in excess of insurance limits always exists. Should that occur, and if the resulting liability is material, then the operations and financial condition of URS and Greiner after the Merger would be adversely affected. It is also possible that a large number of claims in any given year could cause the total amount paid with respect to the deductible amounts relating to such claims to be material, in which event Greiner's and URS's operations and financial condition could be adversely affected.

              GREINER. In 1995, Greiner was notified by the staff (the "Staff") of the Central Regional Office of the Securities and Exchange Commission (the "SEC") that it planned to recommend that a subsidiary of Greiner be named as a respondent in an administrative action relating to the issuance of certain revenue bonds used to finance the construction of the new Denver International Airport. Greiner was a member of a joint venture formed for the sole purpose of acting as the program management consultant for the City and County of Denver on the new Denver International Airport project. The joint venture was dissolved at the completion of the project. The Staff recommendation relates to certain information about the airport project provided by Greiner to the City and County of Denver in connection with the related bond offerings. Greiner has disputed the Staff's recommendations. Management does not anticipate that the resolution of this matter will have a material effect on Greiner's operations or financial condition.

              Greiner presently carries professional liability insurance against claims resulting from its alleged negligent performance of professional services, with an aggregate limit of $30,000,000 per year in excess of an aggregate $1,000,000 annual self-insured retention and a deductible of $250,000 per occurrence. This insurance, consistent with industry practice, is on a "claims made" basis, which means coverage must be in place when a claim is made. In addition, such insurance is subject to standard exclusions, including exclusions for claims arising out of actual, alleged or threatened discharge, dispersal, seepage, migration, release or escape of pollutants and the performance of or failure to perform professional services rendered in the abatement, replacement or removal of any product, material or process containing asbestos. The continued availability and cost of professional liability insurance will depend upon market conditions, the claims record of Greiner and the claims experience of the insurers providing such coverage.

                                 Page 33 of 256
              URS. URS has $31,000,000 per occurrence and aggregate commercial general liability insurance coverage. URS is also insured for professional errors and omissions ("E&O"), environmental impairment liability ("EIL") and contractor pollution liability ("CPL") claims with an aggregate limit of $25,000,000 after a self-insured per-claim deductible of $500,000. The E&O, EIL and CPL coverages are on a "claims made" basis, covering only claims actually made during the policy period currently in effect. Thus, if URS does not continue to maintain this policy, it will have no coverage under the policy for claims made after its termination date even if the occurrence was during the term of coverage. It is URS management's intent to maintain this type of coverage for its and Greiner's businesses after the Merger, but there can be no assurance that URS can maintain its insurance coverage or that claims will not exceed the amount of insurance coverage.

         Dependence upon Government Programs and Contracts
         -------------------------------------------------
              Both Greiner and URS derive more than 80% of their revenues from local, state and Federal government agencies. The demand for engineering services is directly related to the level of funding of government programs that are created in response to public concern with rebuilding and expanding the nation's infrastructure and addressing various environmental problems. The success and further development of URS and Greiner is dependent, in significant part, upon the continued existence and funding of such programs and upon URS and Greiner's ability to participate in such programs. There can be no assurance that public pressure for such programs will continue, that governments will have the available resources to fund such programs (especially in light of the budget constraints currently existing at all levels of government), that such programs will continue to be funded even if governments have available financial resources, or that URS and Greiner will continue to be awarded contracts under such programs. In addition, contracts with government agencies are subject to termination for convenience of the agency and contracts with government agencies that have adopted Federal Acquisition Regulations, to which both URS and Greiner are a party, are subject to audit of actual costs incurred and provide for upward or downward adjustment of payments if audited costs differ from billed costs.

         Pricing Risks
         -------------
              A substantial amount of Greiner's and URS's services are billed on either a "cost-plus" or a "fixed-price" basis. Under cost-plus contracts, the rates for direct and indirect costs are negotiated and fixed before work commences. Under fixed-price contracts, the entire contract price is often fixed before work commences. Frequently, proposals are submitted on extremely complex projects that will be performed over the course of several years, making the accurate forecasting of costs very difficult. In the recent past, URS and Greiner have experienced low profit margins or losses on a portion of both of their cost-plus and fixed-price contracts because overhead and general and administrative costs exceeded government

                                 Page 34 of 256
         limits and could not be fully recovered or the scope of work could not be completed within the original budget and a supplemental work order could not be obtained.

         Attraction and Retention of Qualified Professionals
         ---------------------------------------------------
              The ability to retain and expand the staff of qualified technical professionals will be an important factor in determining the future success of URS and Greiner. There is from time to time a shortage of qualified technical professionals in various fields.
         The market for engineering and environmental professionals is competitive and there can be no assurance that URS and Greiner will continue to be successful in their efforts to attract and retain such professionals. In addition, both companies rely heavily upon the experience and ability of their senior management staff and the loss of a significant portion of such individuals could have a material adverse effect upon the companies.

         Control of URS by Principal Stockholders
         ----------------------------------------
              Richard C. Blum is a director of URS and the majority stockholder of Richard C. Blum & Associates, Inc., a California corporation ("RCBA, Inc."). RCBA, Inc. is the sole general partner of Richard C. Blum & Associates, L.P., a California limited partnership ("RCBA, L.P."), which, in turn, is the sole general partner of BK Capital Partners, a California limited partnership ("BK"), BK Capital Partners II, a California limited partnership ("BK II"), and BK Capital Partners III, a California limited partnership ("BK III"). RCBA, L.P. is an investment adviser to The Common Fund, an investment fund. BK, BK II, BK III and The Common Fund collectively hold 2,472,693 shares (assuming the exercise of certain warrants by only these entities), or approximately 34 percent, of the URS Common Stock outstanding prior to the effectiveness of the Merger and approximately 28 percent of the URS Common Stock which would be outstanding after the effectiveness of the Merger. RCBA, L.P. exercises voting and investment discretion as to all such shares.

                                 Page 35 of 256
                                      THE MERGER
                                      ----------

              This section of the Proxy Statement/Prospectus contains information furnished by the Board of Directors of URS and by the Board of Directors of Greiner in connection with the Greiner Meeting for the purpose of obtaining stockholder approval of the Merger.

              A copy of the Merger Agreement is attached as Appendix B and incorporated herein by reference. The Merger Agreement contains certain representations and covenants of URS, Acquisition Corp. and Greiner, certain conditions to the consummation of the Merger, and other terms and provisions respecting the Merger and related transactions. Capitalized terms which are used but not defined in this section shall have the meanings assigned in the Merger Agreement.

              SUMMARIES OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT SET FORTH HEREIN DO NOT PURPORT TO BE COMPLETE AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PROVISIONS OF THE MERGER AGREEMENT. ALL GREINER STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

         General
         -------
              The Merger Agreement provides for the merger of Acquisition Corp. into Greiner, with Greiner as the surviving corporation. Upon consummation of the Merger, each outstanding share of Greiner Common Stock will be converted into the right to receive (i) 0.298 shares of URS Common Stock, and (ii) $13.50 in cash, with additional cash to be paid in lieu of fractional shares. If the Merger is completed, Greiner stockholders will no longer hold any interest in Greiner other than indirectly through their interest in the shares of URS Common Stock. Each outstanding share of URS Common Stock will remain outstanding and unchanged following the Merger. Holders of Greiner Common Stock will receive an aggregate of approximately 1,400,000 shares of URS Common Stock upon consummation of the Merger and will hold in the aggregate approximately 16% of the URS Common Stock outstanding immediately after consummation of the Merger.

              All Greiner Options outstanding at the Effective Time of the Merger will be cancelled; provided, however, that the holders of Greiner Options will be entitled to receive a cash payment equal to the excess, if any, of the value of the per share Merger Consideration, based on the closing price per share of URS Common Stock as quoted in The Wall Street Journal on the trading day
                            -----------------------
         immediately preceding the Closing Date, over the exercise price of the option. See "The Merger - Merger Consideration."

         Effective Time of the Merger
         ----------------------------
              The Merger will become effective (the "Effective Time of the Merger") upon the filing of articles of merger or other appropriate

                                 Page 36 of 256
         documents (in any such case, the "Merger Documents") with the Nevada Secretary of State. The Merger Agreement provides that the parties will cause the Merger Documents to be filed as soon as practicable after the Closing Date, which will be the first date after approval of the Merger by the Greiner stockholders on which all conditions to the parties' obligations to close the Merger have been satisfied or waived. The parties have agreed to use their best efforts to do all things necessary to permit the closing of the Merger, but there can be no assurance as to whether or when the Merger will become effective. The Merger Agreement may be terminated by either URS or Greiner if the Merger has not become effective on or before September 30, 1996 (unless the failure to consummate the Merger by such date is due to the action or failure to act of the party seeking to terminate the Merger Agreement in breach of such party's obligations thereunder).

         Merger Consideration
         --------------------
              CONVERSION OF GREINER COMMON STOCK. At the Effective Time of the Merger, Acquisition Corp. will merge with and into Greiner, with Greiner as the surviving corporation. The Articles of Incorporation and Bylaws of Greiner as in effect immediately prior to the Effective Time of the Merger will be the Articles of Incorporation and Bylaws of the surviving corporation until further amended as provided therein and in accordance with law. At the Effective Time of the Merger, each outstanding share of Greiner Common Stock will be converted into the right to receive (i) 0.298 shares of URS Common Stock and (ii) $13.50 in cash, with additional cash to be paid in lieu of fractional shares. At the Effective Time of the Merger, Greiner stockholders will no longer hold any interest in Greiner other than indirectly through their interest in the shares of URS Common Stock. Each outstanding share of URS Common Stock will remain outstanding and unchanged following the Merger. Holders of Greiner Common Stock will receive an aggregate of approximately 1,400,000 shares of URS Common Stock upon consummation of the Merger and will hold in the aggregate approximately 16% of the URS Common Stock outstanding immediately after consummation of the Merger, based on the number of shares of URS Common Stock outstanding at February 14, 1996. Each share of Acquisition Corp. common stock outstanding immediately prior to the Effective Time of the Merger will be converted into one share of a newly-created class of $1.00 par value common stock of Greiner (the surviving corporation), and Greiner will become a wholly-owned subsidiary of URS.

              GREINER STOCK OPTIONS. All Greiner Options outstanding at the Effective Time of the Merger will be cancelled; provided, however, that the holders of Greiner Options will be entitled to receive a cash payment in an amount per share of Greiner Common Stock subject to his or her Greiner Option equal to the excess, if any, of the value of the per share Merger Consideration, based on the closing price per share of URS Common Stock as quoted in The Wall Street
                                                          ---------------
         Journal on the trading day immediately preceding the Closing Date,
         -------

                                 Page 37 of 256
         over the exercise price per share with respect to the option. In addition, instead of receiving the cash payment described above, each holder of a Greiner Option has the right to exercise vested options prior to the Effective Time of the Merger and purchase Greiner Common Stock, in which case each share of Greiner
         Common Stock received pursuant to the option will be exchanged pursuant to the Merger for the Merger Consideration.

              GREINER PERFORMANCE PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN. At the Effective Time of the Merger, The Performance Plan and Stock Ownership Plan of Greiner (the "Greiner Performance Plan") will be amended to cease to be an employee stock ownership plan ("ESOP") within the meaning of Section 4975(e)(7) of the Code, but will be continued as a profit sharing plan, subject to the terms of the Greiner Performance Plan document regarding amendment and/or termination. Cash proceeds received by the Greiner Performance Plan in connection with the Merger will not be reinvested in URS Common Stock or Greiner Common Stock, but will be reinvested in the various investment options available under the non-ESOP portion of the Greiner Performance Plan, as directed by plan participants, and employer stock will no longer be one of the investment options offered under the Greiner Performance Plan. URS Common Stock received by Greiner Performance Plan accounts in connection with the Merger will continue to be held by the Greiner Performance Plan, but no additional investments in URS Common Stock will be permitted. In addition, in the event that as of the Effective Time of the Merger the aggregate value of the unvested ESOP portion of the Greiner Performance Plan accounts is less than $1,000,000 (valuing such unvested shares of Greiner Common Stock at an amount equal to the closing price of the Greiner Common Stock as reported on the NYSE on the trading day immediately preceding the Closing Date, as quoted in The Wall Street Journal), all plan participants will be fully vested
         -----------------------
         in their ESOP accounts as of the Effective Time of the Merger.

         Conversion and Exchange of Greiner Common Stock Certificates
         ------------------------------------------------------------
              As soon as practicable after the Effective Time of the Merger, First Interstate Bank, the Exchange Agent (the "Exchange Agent"), will send a notice and transmittal form to each holder of Greiner Common Stock of record at the Effective Time of the Merger advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent their certificates formerly evidencing Greiner Common Stock. GREINER STOCKHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT OR GREINER UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

              Upon the surrender to the Exchange Agent of one or more certificates formerly evidencing Greiner Common Stock, together with a properly completed and signed letter of transmittal, there will be issued and mailed to the holder thereof a new certificate or certificates representing the number of whole shares of URS Common Stock to which such holder is entitled under the Merger Agreement, a check for the amount of cash payable for each share of Greiner

                                 Page 38 of 256
         Common Stock, and, where applicable, a check for the amount of cash payable in lieu of a fractional share of URS Common Stock. A certificate representing URS Common Stock or a check in lieu of a fractional share will be issued in a name other than the name in which the surrendered Greiner Common Stock certificate was registered only if (i) the Greiner Common Stock certificate surrendered is properly endorsed or accompanied by appropriate stock powers and is otherwise in proper form for transfer, and (ii) the person requesting the issuance of such stock certificate or check either pays to the Exchange Agent any transfer or other taxes required or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

         Background of the Merger
         ------------------------
              From time to time beginning in March of 1993, URS and Greiner management held informal discussions about the possibility of a transaction between the two companies. Until November of 1995, these informal discussions did not result in any agreement regarding a transaction between the parties.

              In early November of 1995, senior management of URS met with its financial advisors regarding the advisability of developing an offer to acquire Greiner. On November 20, 1995, a special meeting of the URS Board of Directors was held to discuss the possibility of authorizing URS management to present an acquisition proposal to Greiner management. The URS Board of Directors authorized URS management to proceed with the presentation of an acquisition proposal to Greiner management. The Board of Directors also authorized URS management to contact Wells Fargo Bank, National Association ("Wells Fargo") to initiate discussions about providing financing for the transaction.

              On November 30, 1995, Martin Koffel, the Chief Executive Officer, President and Chairman of URS, met with Robert Costello, the Chief Executive Officer of Greiner. Mr. Koffel presented an outline to Mr. Costello describing proposed terms by which URS would offer to acquire Greiner. On December 1, 1995, Mr. Costello and Messrs. William Bowen and Russell Cleveland, both directors of Greiner, placed a call to Mr. Koffel to discuss the proposed terms of the offer (Messrs. Costello, Bowen and Cleveland comprise the Executive Committee of the Board of Directors). After discussion, a revised proposal was sent to Mr. Costello.

              On December 2, 1995, a proposed letter of intent and draft joint press release with respect to the proposed transaction were prepared and reviewed by URS and its advisors, and then transmitted to Greiner. Further discussions regarding these documents and the terms of the transaction continued throughout the day between URS and its advisors and Greiner.

              On December 3, 1995, a letter of intent was signed and the wording of a joint press release was prepared. The joint press

                                 Page 39 of 256
         release was issued prior to the opening of trading on the NYSE on December 4, 1995.

              On January 9, 1996, the Merger Agreement was approved by the Boards of Directors of Greiner, URS and Acquisition Corp. The Merger Agreement was executed by all parties thereto on January 10, 1996. In addition, on January 10, 1996, URS entered into a
         $70 million secured credit facility with Wells Fargo, which consists of $50 million in term loans maturing in 2002 and 2003, and a $20 million revolving line of credit. See "The Merger - Financing of the Merger."

         Greiner Financial Advisor
         -------------------------
              Greiner has engaged Houlihan Lokey to render an opinion to the Greiner Board of Directors as to the fairness of the terms of the Merger to the Greiner public stockholders, from a financial point of view. Houlihan Lokey is a diversified financial advisory and specialty investment banking firm with offices in Los Angeles, New York, Chicago, San Francisco, Minneapolis, Washington, D.C., Dallas and Toronto. Houlihan Lokey offers business and securities valuations, fairness and solvency opinions, financial restructuring advice, dispute analysis and liquidation support, merchant banking services and investment banking services, including merger and acquisition representation and private placement of capital.

              On January 10, 1996, Houlihan Lokey delivered to the Greiner Board of Directors its written opinion dated January 10, 1996 (the "Houlihan Lokey Opinion") that, based upon and subject to the matters set forth in the opinion, the consideration to be received by the public stockholders of Greiner in connection with the Merger is fair to them from a financial point of view.

              The summary of the Houlihan Lokey Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. The form of the Houlihan Lokey Opinion is attached hereto as Appendix A. HOLDERS OF GREINER COMMON STOCK ARE URGED TO READ THE HOULIHAN LOKEY OPINION IN ITS ENTIRETY FOR FURTHER INFORMATION AS TO THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND OTHER ASPECTS OF THE REVIEW BY HOULIHAN LOKEY.

              Houlihan Lokey did not, and was not requested by the Greiner Board of Directors to, make any recommendations as to the form or amount of consideration to be paid to the Greiner stockholders in the Merger, which issues were resolved in arm's length negotiations between Greiner and URS. Houlihan Lokey did not participate in these negotiations. Furthermore, Houlihan Lokey was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Greiner.

              In advising Greiner, Houlihan Lokey reviewed and analyzed:
         (1) the Merger Agreement; (2) financial and operating information with respect to the business, operations and prospects of Greiner furnished to it by Greiner; (3) such publicly available information



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                                 Page 40 of 256
         concerning URS which it deemed to be relevant to its inquiry, including a recent trading history of URS's Common Stock; (4) a comparison of the historical financial results and present financial condition of Greiner with those of other companies which it deemed relevant; and (5) a comparison of the financial terms of the Merger with the terms of certain other recent transactions which it deemed relevant.

              In addition, Houlihan Lokey had discussions with certain members of the senior management of Greiner and URS to discuss the business, operations, assets, financial conditions and prospects and the potential strategic benefit to Greiner from a consolidation of the business of Greiner with URS.

              In connection with its review, Houlihan Lokey assumed and relied upon the accuracy and completeness of the financial and other information used by it in advising Greiner without independent verification and further relied upon the assurances of management of Greiner that they were not aware of any facts that would make such information inaccurate or misleading.

              Greiner decided to retain Houlihan Lokey based on its experience as a financial advisor in mergers and acquisitions in the engineering industry. For Houlihan Lokey's services as financial advisor to Greiner in connection with the Merger, Greiner has agreed to pay Houlihan Lokey a fee of approximately $100,000, plus out of pocket expenses. Greiner also has agreed to indemnify Houlihan Lokey against certain liabilities under the Federal securities laws relating to or arising out of services performed by Houlihan Lokey as financial advisor to Greiner.

              Houlihan Lokey has had two prior formal engagements with Greiner, and has provided consulting services on one other occasion. Specifically, Houlihan Lokey was engaged by Greiner (on behalf of its Employee Stock Ownership Plan) in August of 1986 in connection with the Greiner ESOP's purchase of Greiner Common Stock. In March 1993, Houlihan Lokey provided Greiner with preliminary consulting services (not under a formal retention agreement), consisting of a meeting at Greiner's headquarters, regarding a potential acquisition of another company. Houlihan Lokey was next retained by Greiner in July 1995 to provide Greiner with a preliminary analysis of the fair market value of a firm which Greiner was considering acquiring at that time. Aggregate fees paid to Houlihan Lokey for these engagements did not exceed $50,000.

         Reasons for the Merger; Recommendation of the Board of Directors of Greiner
         -------------------------------------------------------------------
              The Greiner Board of Directors believes that the combination of URS and Greiner will benefit Greiner's stockholders by providing a cash payment substantially in excess of prior trading prices for Greiner Common Stock and a continuing interest in a larger company. The reasons for the Greiner Board authorizing the Merger include, but are not limited to, the following:



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                                 Page 41 of 256
         1. The significant premium that URS is paying to Greiner stockholders, as substantiated by the Houlihan Lokey Opinion. In evaluating the offer, the Board also considered Greiner's stock performance in recent years and the stock prices of other publicly traded engineering companies.

         2. Consolidation that is occurring within the industry with other public and private companies. The increased size of the combined organization after the Merger has been consummated will help URS and Greiner maintain a competitive advantage in the marketplace and pursue larger, more comprehensive projects and client relationships. The combined revenue of the two companies will place URS and Greiner in the top echelon of their industry.

         3. The Merger helps both URS and Greiner achieve strategic objectives previously established independently by the two companies. These objectives include: increased revenues, broader geographic coverage both domestically and inter-nationally and expansion into markets that the companies on their own would find difficult to accomplish without the Merger.

         4. The combination will result in administrative efficiencies and cost savings by eliminating certain overlapping expenses.

         The Greiner Board of Directors considered the above factors in light of its knowledge of the business, the industry in general and information provided by Greiner management and its financial advisor, Houlihan Lokey. In view of the number and complexity of factors considered, the Greiner Board did not assign a relative weight to any of the factors considered.

              THE GREINER BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF GREINER AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF GREINER HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE HOLDERS OF GREINER COMMON STOCK VOTE FOR THE APPROVAL OF THE MERGER.
                    ---

         Directors and Executive Officers after the Merger
         -------------------------------------------------
              After the Effective Time of the Merger, the URS Board of Directors and URS executive officers will be the same as the current URS Board of Directors and URS executive officers, except that Mr. Robert L. Costello will become a director and executive officer of URS. See "URS Management - Executive Officers of URS - Directors of URS."

         Registration and Listing
         ------------------------
              The URS Common Stock to be issued in the Merger will be registered under the Securities Act of 1933 (the "1933 Act"). URS



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                                 Page 42 of 256
         has agreed to prepare and file with the SEC the Registration Statement and any other documents required by the 1933 Act in connection with the Merger. URS has also agreed to take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of the URS Common Stock in connection with the Merger.

              URS has agreed to file a listing application with each of the NYSE and the PSE covering the shares of URS Common Stock which are issuable upon consummation of the Merger. URS has agreed to use its best efforts to obtain, prior to the Effective Time of the Merger, approval for the listing of such URS Common Stock, subject to official notice of issuance.

         The Merger Agreement
         --------------------
              THE FOLLOWING IS INTENDED MERELY AS A SUMMARY OF CERTAIN TERMS AND PROVISIONS OF THE MERGER AGREEMENT. REFERENCE IS MADE TO THE MERGER AGREEMENT ATTACHED AS APPENDIX B FOR A COMPLETE STATEMENT OF SUCH TERMS AND PROVISIONS.

              COVENANTS. The Merger Agreement provides that from the date of the Merger Agreement until the earlier of the Effective Time of the Merger or the termination of the Merger Agreement, Greiner, URS and Acquisition Corp. will perform the following pre-closing covenants:

              Pre-Closing Covenants of All Parties.
              ------------------------------------
                   1. ADVICE OF CHANGES. Each party has agreed to promptly advise the other parties of any event occurring subsequent to the date of the Merger Agreement that would render any representation or warranty of such party contained in the Merger Agreement untrue or inaccurate in any material respect.

                   2. REGULATORY APPROVALS. Each party has agreed to execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, Federal, state or local or foreign, which may be reasonably required, or which the other party may reasonably request, in connection with the consummation of the transactions contemplated by the Merger Agreement. Each party has agreed to use its best efforts to obtain all such authorizations, approvals and consents.

                   3. CONFIDENTIALITY. Each party has agreed to hold in confidence all nonpublic information until such time as such information is otherwise publicly available, and, if the Merger Agreement is terminated, each party has agreed to deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of the Merger Agreement or in connection therewith. Each party has agreed to continue to abide by the terms of existing confidentiality agreements.



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                                 Page 43 of 256
                   4. BEST EFFORTS. Each party has agreed to use its best efforts to take or cause to be taken all actions, to do or cause to be done, and to assist and cooperate with the other parties to the Merger Agreement in doing, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the Merger.

                   5. SECURED CREDIT AGREEMENT. The parties have agreed to take all actions as may be reasonably necessary to fulfill the covenants and conditions set forth in the Secured Credit Agreement (as defined below). See "The Merger - Financing of Merger."

              Pre-Closing Covenants of Greiner.
              --------------------------------
                   1. CONDUCT OF BUSINESS IN ORDINARY COURSE. Greiner and its subsidiaries have agreed to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and, to the extent consistent with such businesses, Greiner and its subsidiaries have agreed to use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees, and preserve their relationships with customers, suppliers and others having business dealings with Greiner and its subsidiaries. In particular, without limitation, Greiner and its subsidiaries have agreed that neither Greiner nor any of its subsidiaries shall (except with the prior written consent of URS):

                        (i) accelerate, amend or change the period of exercisability of vesting of options granted under any stock option plans or restricted stock, stock bonus or other awards, or authorize cash payments in exchange for any options, restricted stock, stock bonus or other awards granted under any of such plans;

                       (ii) grant any severance or termination pay to any officer or director or, except in the ordinary course of business consistent with past practices, to any employee;

                      (iii) transfer any intellectual property rights owned by Greiner;

                       (iv) commence a lawsuit other than for routine collection of bills, except in cases where Greiner in good faith determines that failure to commence such suit would result in a material impairment of a valuable aspect of Greiner's business, or for breach of the Merger Agreement; or



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                                 Page 44 of 256
                        (v) enter into one or more leases which extend for a period of two years beyond the date of the Merger Agreement and which obligate Greiner or its subsidiary to pay aggregate gross rent in excess of $500,000.

                   2. DIVIDENDS; CHANGE IN STOCK. Greiner has agreed that it will not, and it will not permit any of its subsidiaries to,
              (i) declare or pay any dividends on or make other capital distributions in respect to any of its capital stock, except for intercompany dividends or regular quarterly cash dividends to holders of Greiner Common Stock in an amount which shall not exceed $0.075 per share and at times consistent with prior practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, any shares of its capital stock.

                   3. ISSUANCES OF SECURITIES. Greiner has agreed that it will not, and it will not permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into such shares, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interests in such capital stock other than the issuance of Greiner Common Stock pursuant to the exercise of vested options.

                   4. GOVERNING DOCUMENTS. Greiner has agreed that it will not, and it will not cause or permit any of its subsidiaries to, amend its Restated Articles of Incorporation or Bylaws.

                   5. NO ACQUISITIONS. Greiner has agreed that it will not, and it will not permit any of its subsidiaries to, acquire, or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in all or any substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

                   6. NO DISPOSITIONS. Greiner has agreed that other than sales or licenses of products or technology in the ordinary course of business consistent with prior practice, Greiner will not, and it will not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its assets, except for such dispositions in the ordinary course of business or in amounts which are not material, in the aggregate, to the business of Greiner.

                   7. INDEBTEDNESS. Greiner has agreed that it will not, and will not permit any of its subsidiaries to, incur any



                                         -33-


                                 Page 45 of 256
              indebtedness for borrowed money or guarantee any such indebtedness or sell any debt securities or warrants or rights to acquire any debt securities of Greiner or any of its subsidiaries or guarantee any debt securities of others, except in the ordinary course of business consistent with past practices.

                   8. PLANS; COMPENSATION. Greiner has agreed that it will not, and it will not permit any of its subsidiaries to, adopt or amend in any material respect any employee benefit plans (a "Greiner Plan" as defined in the Merger Agreement) or pay any pension or retirement allowance not required by any existing Greiner Plan. Greiner will not, and will not permit any Greiner subsidiary to, enter into any employment contracts, pay any special bonuses or special remuneration to officers, directors or employees, or increase the salaries, wage rates or fringe benefits of (i) any of its officers or employees whose compensation exceeded $150,000 during the fiscal year ending December 31, 1995, or (ii) any of its other officers and employees other than pursuant to scheduled reviews under Greiner's or the Greiner subsidiary's normal compensation review cycle, in all cases consistent with existing policies and past practice.

                   9. TAX MATTERS. Greiner has agreed that it will not make any tax election that would have a Greiner Material Adverse Effect (as defined in the Merger Agreement) or settle or compromise any income tax liability of Greiner or any of its subsidiaries that would have a Greiner Material Adverse Effect.

                   10. DISCHARGE OF LIABILITIES. Greiner has agreed that it will not, and it will not permit any of its subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations, except in the ordinary course of business or in amounts which are not material, individually or in the aggregate, to the business of Greiner.

                   11. MATERIAL AGREEMENTS. Greiner has agreed that except in the ordinary course of business, neither Greiner nor any of its subsidiaries will modify, amend, or terminate any Material Agreement (as defined in the Merger Agreement) or waive, release or assign any material rights or claims under such Material Agreement.

                   12. STOCKHOLDERS' MEETING; PROXY STATEMENT. Greiner has agreed to hold a meeting of its stockholders at the earliest practicable date to submit the Merger Agreement and related matters for their consideration and approval, and that approval would be recommended by Greiner's Board of Directors, subject to their fiduciary duties. Greiner has agreed to send to its stockholders, for the purpose of considering and voting upon the Merger, this Proxy Statement/Prospectus, which is required to satisfy all requirements of applicable state and Federal laws.



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                                 Page 46 of 256
                   13. ACQUISITION PROPOSALS; TERMINATION FEE. From the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the consummation of the Merger, Greiner has agreed that Greiner and its subsidiaries will not, and will cause their respective officers, directors, employees, agents and representatives not to, directly or indirectly, encourage, solicit, accept, initiate or conduct discussions or negotiations with, provide any information to, or enter into any agreement with, any corporation, partnership, limited liability company, person or other entity or group concerning the acquisition of all or a substantial part of the assets, business or capital stock of Greiner, whether through purchase, merger, consolidation, exchange or any other business combination. In the event that Greiner or any of its officers or directors enter into negotiations or discussions which constitute a breach of the no shop provisions, the Merger Agreement provides that Greiner will be obligated to reimburse URS for expenses incurred in connection with the transactions contemplated by the Merger Agreement and, in certain circum-stances, Greiner will be liable to pay to URS a termination fee of $5,000,000. See "The Merger Agreement - Acquisition Proposals; Limitation on Negotiations; Termination Fee."

                   In the event that either party terminates the Merger
              Agreement because of a breach of any of the foregoing by the other party, and in the event such breach is the result of negligence, the damages recoverable by the non-breaching party shall not exceed the sum of $500,000; but, provided, further, that in the event that such breach is the result of reck-lessness or willful conduct, the amount of damages shall not be limited hereby. See "The Merger - The Merger Agreement."

                   14. MAINTENANCE OF BUSINESS. Greiner has agreed to use its best efforts to carry on and preserve its business and its relationships with clients, customers, suppliers, employees and others in substantially the same manner as it has prior to the date of the Merger Agreement. Greiner has agreed that if Greiner becomes aware of a deterioration in the relationship with any client, customer, supplier or key employee, it will promptly bring such information to the attention of URS in writing and, if requested by URS, will use its best efforts to restore the relationship.

                   15. ACCESS. Greiner has agreed to afford to URS and to URS's financial advisors, legal counsel, accountants, financing sources and other authorized representatives access during normal business hours to all of its books, records, properties, offices and personnel.

                   16. LIABILITY INSURANCE. Greiner has agreed to procure (subject to the approval of URS) continuing directors' and officers' liability coverage (tail coverage) for directors and officers of Greiner who have served as directors and officers



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                                 Page 47 of 256
              of Greiner or its affiliates, prior to the Effective Time of the Merger, with respect to acts or failures to act prior to the Effective Time of the Merger. Greiner has also agreed to procure continuing fiduciary liability coverage (tail coverage) for employees of Greiner who have served as fiduciaries under any Greiner Plan prior to the Effective Time of the Merger, with respect to acts or failures to act prior to the Effective Time of the Merger.

              Pre-Closing Covenants of URS.
              ----------------------------
                   1. REGISTRATION STATEMENT. The URS Common Stock to be issued in the Merger will be registered under the 1933 Act. URS has agreed to prepare and file with the SEC the Registration Statement and any other documents required by the 1933 Act in connection with the Merger. URS has agreed to use its best efforts to have the Registration Statement declared effective as promptly as practicable after such filing. URS has also agreed to take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of the URS Common Stock in the Merger.

                   2. LISTING AGREEMENT. URS has agreed to prepare and submit to each of the NYSE and the PSE a listing application covering the shares of the URS Common Stock to be issued in connection with the Merger. URS has agreed to use its best efforts to obtain, prior to the Effective Time of the Merger, approval for the listing of such URS Common Stock, subject to official notice of issuance.

         THE FOREGOING IS INTENDED MERELY AS A SUMMARY OF CERTAIN COVENANTS OF GREINER, ACQUISITION CORP. AND URS. REFERENCE IS MADE TO
         ARTICLE 6 OF THE MERGER AGREEMENT ATTACHED HERETO AS APPENDIX B FOR A COMPLETE STATEMENT OF THE COVENANTS OF EACH PARTY.

              CONDITIONS PRECEDENT TO CONSUMMATION OF MERGER. The Merger will occur only if the Merger Agreement is approved and adopted by the requisite vote of Greiner stockholders. In addition, consummation of the Merger is subject to the satisfaction of certain other conditions, unless waived (to the extent such waiver is permitted by law). A failure of any such condition to be satisfied, if not waived, could prevent the consummation of the Merger.

              CONDITIONS TO OBLIGATIONS OF GREINER. The obligation of Greiner to consummate the Merger is subject to the satisfaction of the following conditions, among others:

                   1. REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties of URS and Acquisition Corp. contained in the Merger Agreement are true in all material respects at and as of the Closing Date.





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                                 Page 48 of 256
                   2. COVENANTS PERFORMED. All of the covenants of URS and Acquisition Corp. to be performed at or before the Closing Date pursuant to the terms of the Merger Agreement have been duly performed.

                   3. CERTIFICATE. At the Closing, Greiner has received a Certificate signed by the President of each of URS and Acquisition Corp. to the effect that the conditions set forth in items (1) and (2) have been satisfied.

                   4. APPROVAL OF STOCKHOLDERS. The Merger has been approved by a majority of the outstanding shares of Greiner Common Stock.

                   5. OPINION OF COUNSEL. Greiner has received an opinion of counsel of Messrs. Sheppard, Mullin, Richter & Hampton, L.L.P., counsel to URS and Acquisition Corp., dated as of the Effective Time of the Merger, as to certain matters relating to the organization of URS and Acquisition Corp. and the authorization and enforceability of the Merger Agreement.

                   6. FORM S-4. The Registration Statement on Form S-4 pertaining to the URS Common Stock to be issued in connection with the Merger has become effective under the 1933 Act, and is not the subject of any stop order or proceedings seeking a stop order.

                   7. MERGER DOCUMENTS. The Merger Documents have been filed with the Secretary of State of the State of Nevada, as required by law.

                   8. NO MATERIAL ADVERSE EFFECT. There has been no URS Material Adverse Effect (as defined in the Merger Agreement) between the date of the Merger Agreement and the Closing Date.

                   9. HSR FILING. Any waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act") has expired or been terminated, and no action has been instituted by the Department of Justice ("DOJ") or Federal Trade Commission ("FTC") challenging or seeking to enjoin the consummation of the transaction contemplated by the Merger Agreement, which action has not been withdrawn or terminated. The waiting period under the HSR Act was terminated on January 4, 1996.

              CONDITIONS TO OBLIGATIONS OF URS AND ACQUISITION CORP. The obligations of URS and Acquisition Corp. to consummate the Merger are subject to the satisfaction of the following conditions, among others:

                   1. REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties of Greiner contained in the Merger Agreement are true in all material respects at and as of the Closing Date.

                                 Page 49 of 256
                   2. COVENANTS PERFORMED. All of the covenants of Greiner to be performed at or before the Closing Date pursuant to the terms of the Merger Agreement have been duly performed.

                   3. CERTIFICATE. At the Closing, URS and Acquisition Corp. has received a Certificate signed by the President of Greiner to the effect that the conditions set forth in items (1) and (2) have been satisfied.

                   4. APPROVAL OF STOCKHOLDERS. The Merger has been approved by a majority of the outstanding shares of Greiner Common Stock.

                   5. OPINION OF COUNSEL. URS has received an opinion of counsel of Messrs. Nossaman, Guthner, Knox & Elliott, counsel to Greiner, dated as of the Effective Time of the Merger, as to certain matters relating to the organization of Greiner and the authorization and enforceability of the Merger Agreement.

                   6. FORM S-4. The Registration Statement on Form S-4 pertaining to the URS Common Stock to be issued in connection with the Merger has become effective under the 1933 Act and is not the subject of any stop order or proceedings seeking a stop order.

                   7. MERGER DOCUMENTS. The Merger Documents have been filed with the Secretary of State of the State of Nevada, as required by law.

                   8. NO MATERIAL ADVERSE EFFECT. There has been no Greiner Material Adverse Effect (as defined in the Merger Agreement) between the date of the Merger Agreement and the Closing Date.

                   9. HSR FILING. Any waiting period applicable to the consummation of the Merger under the HSR Act has expired or been terminated, and no action has been instituted by the DOJ or FTC challenging or seeking to enjoin the consummation of the transaction contemplated by the Merger Agreement, which action has not been withdrawn or terminated. The waiting period under the HSR Act was terminated on January 4, 1996.

                   10. CONSENTS. Other than the filing of the Merger Documents with the Nevada Secretary of State, the parties have made such filings, and obtained all consents of Governmental Entities (as defined in the Merger Agreement), required to consummate the transactions contemplated by the Merger Agreement.

                   11. NO LITIGATION. There is not pending any action, proceeding or other application before any court or Governmental Entity brought by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation

                                 Page 50 of 256
              of the transactions contemplated by the Merger Agreement, or seeking to obtain any material damages, or (ii) seeking to prohibit or impose any material limitations on URS's ownership or operation of all or any portion of the combined business of URS and Greiner.

                   12. SECURED CREDIT AGREEMENT. The conditions set forth in Sections 4.2, 4.3 and 4.4 of the Secured Credit Agreement have been satisfied. See "The Merger - Financing of the Merger."

              REPRESENTATIONS AND WARRANTIES. The following is a summary of the representations and warranties of the parties contained in the Merger Agreement.

                   REPRESENTATIONS AND WARRANTIES OF GREINER.  In the Merger
              Agreement, Greiner has made representations and warranties in favor of URS and Acquisition Corp. with respect to the following matters: (1) organization and good standing of Greiner; (2) capitalization of Greiner; (3) subsidiaries of Greiner; (4) material investments of Greiner; (5) corporate power and authority of Greiner to enter into the Merger Agreement; (6) consents and approvals required to consummate the Merger; (7) accuracy of Greiner SEC filings and financial statements; (8) accuracy of information supplied by Greiner in connection with the preparation of this Proxy Statement/ Prospectus; (9) absence of material adverse changes in Greiner's business; (10) absence of undisclosed litigation involving Greiner; (11) absence of undisclosed liabilities of Greiner; (12) absence of defaults under Greiner organizational documents, contracts and agreements, orders, decrees, etc., or registrations, licenses, permits, etc.; (13) good title to Greiner's properties; (14) Greiner tax filings; (15) Greiner benefit plans; (16) employee and labor relations matters;
              (17) Greiner intellectual property rights; (18) nature and scope of Greiner insurance policies; (19) compliance by Greiner with applicable laws; (20) material contracts and agreements of Greiner; (21) no prohibited payments by Greiner; (22) powers of attorney issued by Greiner; (23) environmental matters and compliance; (24) regulatory matters; (25) immigration law compliance; (26) Greiner board approvals; (27) brokers used by Greiner in connection with the Merger; and (28) accuracy of disclosure by Greiner.

                   REPRESENTATIONS AND WARRANTIES OF URS.  URS has made
              representations and warranties in favor of Greiner with respect to the following matters: (1) organization of URS and Acquisition Corp.; (2) capitalization of URS and Acquisition Corp.; (3) corporate power and authority of URS and Acquisition Corp. to enter into the Merger Agreement; (4) consents and approvals required to consummate the Merger; (5) accuracy of URS SEC filings and financial statements; (6) accuracy of information supplied by URS in connection with the preparation of this Proxy Statement/Prospectus; (7) URS and Acquisition

                                 Page 51 of 256
              Corp. board approvals; (8) brokers used by URS in connection with the Merger; and (9) accuracy of disclosure by URS.

                   The representations and warranties of all parties will
              terminate at the Effective Time of the Merger.

              TERMINATION. The Merger Agreement may be terminated at any time before the Merger becomes effective in the following circumstances:

                   1.   By mutual agreement of URS and Greiner;

                   2. By either URS or Greiner if (i) the approval of the Merger by a majority of the outstanding shares of Greiner Common Stock is not obtained, (ii) a Governmental Entity shall have issued an order, decree or ruling or taken any other actions permanently restraining, enjoining or otherwise prohibiting the Merger, or (iii) the Merger shall not have been consummated before September 30, 1996 (provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement);

                   3. By URS, if there has been a breach by Greiner of any representation, warranty, covenant or other agreement in the Merger Agreement which has a Greiner Material Adverse Effect, and such breach has not been cured, or Greiner has not commenced reasonable efforts to cure such breach, within 30 days after written notice of such breach is given by URS to Greiner;

                   4. By URS if Greiner shall enter into any discussions, negotiations or any letter of intent, understanding or other agreement relating to an Acquisition Proposal (as defined below);

                   5. By Greiner if there has been a breach by URS or Acquisition Corp. of any material representation, warranty, covenant or other agreement, and such breach has not been cured, or URS and Acquisition Corp. have not commenced reasonable efforts to cure such breach, within 30 days after written notice of such breach is given by Greiner to URS; and

                   6. By either party, if any of the conditions that must be satisfied by the other party has not been fulfilled on or prior to the date specified for fulfillment thereof, or has become impossible to fulfill for reasons beyond the control of the other party, and such condition has not been waived.

                   If the Merger Agreement is terminated by either Greiner or
              URS for any of the aforesaid reasons, the Merger Agreement will thereupon become void and have no effect, and there will be no liability or obligation on the part of Greiner, URS or Acquisition Corp., or their respective officers and directors,

                                 Page 52 of 256
              except that (i) the provisions of Section 6.2.3 of the Merger Agreement (relating to Acquisition Proposals and the Termination Fee), and the provisions of any then-existing confidentiality agreements between the parties, will survive any such termination; and (ii) no party whose breach of its representations, warranties, covenants or agreements was the basis of the other party's termination of the Merger Agreement will be relieved from liability for damages occasioned by such breach; provided, however, if the breach is the result of negligence, damages may not exceed the sum of $500,000; but, provided, further, if the breach is the result of recklessness or willful misconduct, the amount of damages will not be limited.

              WAIVER AND AMENDMENT. At any time before the Merger becomes effective, any party to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained in the Merger Agreement. However, the Secured Credit Agreement provides that URS may not agree to any material amendment to, or waive any of its material rights under, the Merger Agreement without the prior written consent of the Administrative Agent (as defined below) for the Lenders under its credit facility.

              The Merger Agreement may be amended by the parties by action taken by their respective Boards of Directors at any time prior to or after the approval of the Greiner stockholders, but after the approval of the Greiner stockholders has been obtained, no amendment may be made which by law requires the further approval of the Greiner stockholders without first obtaining such approval. The Merger Agreement may not be amended except by a written instrument signed on behalf of each of the parties.

              ACQUISITION PROPOSALS; LIMITATION ON NEGOTIATIONS; TERMINATION FEE. The Merger Agreement provides that Greiner and its subsidiaries will not, and will cause their respective officers, directors, employees, agents and representatives not to, directly or indirectly, encourage, solicit, accept, initiate or conduct discussions or negotiations with, provide any information to, or enter into any agreement with, any corporation, partnership, limited liability company, person or other entity or group concerning the acquisition of all or a substantial part of the assets, business or capital stock of Greiner, whether through purchase, merger, consolidation, exchange or any other business combination (each of the foregoing, an "Acquisition Proposal"). Notwithstanding the foregoing, nothing in the Merger Agreement prevents Greiner and its officers and directors from responding to and considering unsolicited firm offers for any such transactions from persons other than URS if and to the extent that, in the written opinion of Greiner's outside counsel, failure to do so would be reasonably likely to constitute a violation of applicable law or a breach of

                                 Page 53 of 256
         the fiduciary duties of Greiner's directors to Greiner's stockholders. Greiner has agreed to immediately provide written notice to URS of the terms and other details of any such unsolicited inquiry or proposal relating to an Acquisition Proposal.

              In the event that Greiner or any of its officers or directors enters into any negotiations or discussions for any reason which shall constitute a breach of the no-shop provisions of the Merger Agreement as described in the preceding paragraph, Greiner has agreed to immediately reimburse URS for all expenses and costs incurred by URS in connection with the transactions contemplated by the Merger Agreement. In the event that Greiner or any of its officers or directors enters in to any letter of intent, understanding or other agreement with a party other than URS relating to the acquisition of all or a substantial part of the assets, business or capital stock of Greiner, whether through purchase, merger, consolidation, exchange or any other business combination, either in violation of the no-shop provisions of the Merger Agreement or within nine months after termination of the Merger Agreement for any reason, then immediately upon entering into such letter of intent, understanding or other agreement, Greiner has agreed to pay to URS a termination fee (the "Termination Fee") of $5,000,000 dollars; provided, however, that the Termination Fee will not be payable if, prior to the entry by Greiner into such letter of intent, understanding or other agreement, URS has unilaterally declined to close the Merger. The foregoing provisions of the Merger Agreement may have the effect of discouraging competing offers to acquire or merge with Greiner.

              In the event that either party terminates the Merger Agreement because of a breach of any of the foregoing by the other party, and in the event such breach is the result of negligence, the damages recoverable by the non-breaching party shall not exceed the sum of $500,000; but, provided, further, that in the event that such breach is the result of recklessness or willful conduct, the amount of damages shall not be limited hereby. See "The Merger - The Merger Agreement."

         Accounting Treatment
         --------------------
              The Merger will be treated as a "purchase" under generally accepted accounting principles. The acquisition price will be allocated to the assets acquired (including identifiable intangible assets) and liabilities. To the extent any excess exists after the allocation, such excess will be allocated to goodwill. See "The Merger - Pro Forma Financial Information."


         Certain Federal Income Tax Consequences
         ---------------------------------------
              The following discussion is for general information only and is based on the Federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of Federal income taxation which may be important to

                                 Page 54 of 256
         particular Greiner stockholders in light of their individual circumstances (e.g., financial institutions, broker-dealers, insurance companies, tax-exempt organizations and foreign stockholders). In addition, there may be state or local tax consequences, none of which are discussed below.

              A Greiner stockholder whose Greiner Common Stock is converted into shares of URS Common Stock and cash pursuant to the Merger generally will recognize income (or loss) equal to the difference between (i) the amount of cash and the fair market value (determined as of the Effective Time of the Merger) of the URS Common Stock received as Merger Consideration and (ii) the Greiner stockholder's adjusted tax basis in the Greiner Common Stock so converted. The Merger is NOT intended to constitute a tax-free "reorganization" within the meaning of Section 368 of the Code. The characterization of any such income (or loss) as capital gain (or capital loss) or ordinary income (or ordinary loss) generally will depend on whether the Greiner Common Stock surrendered in the exchange is held as a "capital asset" within the meaning of Section 1221 of the Code. Any capital gain or loss will be a long-term capital gain or loss if the exchanging Greiner stockholder is treated as holding the Greiner Common Stock surrendered in the exchange for more than one year.
         The maximum Federal tax rate applicable to long-term capital gains of an individual taxpayer is 28%. Congress is considering legislation which would reduce this rate but it is uncertain whether any legislation that is enacted would apply to gain from the Merger recognized by a Greiner stockholder. Greiner stockholders will have a tax basis in the URS Common Stock received in the Merger equal to the fair market value of such URS Common Stock, determined as of the Effective Time of the Merger.

              A holder of Greiner Options who is paid an amount in connection with the cancellation of the Greiner Options generally will recognize ordinary income equal to the amount received.

              Neither the Performance Plan nor the plan participants (as defined in the Performance Plan) should recognize any Federal tax consequences as a result of the Merger and the Greiner Per-formance Plan's ceasing to be an ESOP within the meaning of
         Section 4975(e)(7) of the Code.  See "The Merger - Merger
         Consideration."

              THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE AND CONSTITUTES ONLY A GENERAL DESCRIPTION OF CERTAIN OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO GREINER STOCKHOLDERS WHO ARE CITIZENS OR RESIDENTS OF THE UNITED STATES, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH STOCKHOLDER'S SITUATION. ACCORDINGLY, EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO MATTERS DESCRIBED HEREIN AND ALSO AS TO ANY ESTATE, GIFT, STATE OR LOCAL OR FOREIGN TAX CONSEQUENCES ARISING OUT OF THE MERGER.





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                                 Page 55 of 256
         Regulatory Approvals
         --------------------
              Under the Merger Agreement, the obligations of URS and Acquisition Corp. are conditioned upon the receipt of all required consents of Governmental Entities (as defined therein). There can be no assurance that any applicable regulatory authority will approve or take other required action with respect to the Merger or as to the date of such regulatory approval or other action. Greiner and URS are not aware of any government approvals that are required in order to consummate the Merger except as described below. Should any other approval be required, Greiner and URS have agreed to use their best efforts to obtain it. There can be no assurance as to whether or when any such other approval, if required, could be obtained. See "The Merger - The Merger Agreement."

              HSR ACT. The parties' obligations to close the Merger are subject to the conditions that the waiting period applicable under the HSR Act has expired and that no action has been instituted by the DOJ or FTC challenging or seeking to enjoin the consummation of the transactions contemplated by the Merger Agreement. Greiner and URS have submitted their respective applications under the HSR Act to the DOJ and FTC and were notified of early termination of the waiting period under the HSR Act on January 4, 1996.

              FORM S-4. The Registration Statement on Form S-4 pertaining to the URS Common Stock to be issued in connection with the Merger has been filed with the SEC and been declared effective prior to the mailing of this Proxy Statement/Prospectus. The effectiveness of the Merger is conditioned upon the continued effectiveness of the Registration Statement.

              LISTING AGREEMENTS. URS has agreed to use its best efforts to file listing applications with the NYSE and the PSE covering the shares of URS Common Stock to be issued in connection with the Merger. URS has filed the listing applications with the NYSE and the PSE.

         Rights of Dissenting Stockholders
         ---------------------------------
              URS STOCKHOLDERS. Based upon the structure of the Merger and under the Delaware General Corporation Law, URS stockholders will not be called upon to vote upon the approval of the Merger and will not have any dissenters' rights with respect to the Merger.

              GREINER STOCKHOLDERS. Based upon the structure of the Merger and under the Nevada General Corporation Law, holders of Greiner Common Stock are not entitled to dissenters' rights with respect to the Merger.

         Financing of the Merger
         -----------------------
              GENERALLY. To finance the cash portion of the Merger, URS executed a Credit Agreement, dated as of January 10, 1996 (the "Secured Credit Agreement"), by and among URS, as Borrower, the



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                                 Page 56 of 256
         financial institutions listed therein as Lenders (the "Lenders"), and Wells Fargo, as Administrative Agent (the "Administrative Agent") for the Lenders, pursuant to which the Lenders are making the following loans to URS to finance the Merger and to provide for the working capital needs of URS thereafter: (i) a $32,500,000 Tranche A term loan (the "Tranche A Term Loans") maturing on
         October 31, 2002, with quarterly principal payments gradually increasing from $500,000 to $1,750,000; (ii) a $17,500,000 Tranche B term loan (the "Tranche B Term Loans") maturing on April 30, 2003, with nominal quarterly principal payments until October 31, 2002 and then balloon payments due in January and April 2003; and (iii) a $20,000,000 revolving facility (including a letter of credit facility) (the "Revolving Loans") expiring April 30, 1999 (the Tranche A Term Loans, the Tranche B Term Loans and the Revolving Loans are hereinafter collectively referred to as the "URS Loans"). The URS Loans will be secured by a pledge of the accounts receivable and general intangibles of URS and its subsidiaries, and of the stock of URS's subsidiaries. It is expected that the facility will be syndicated to include other Lenders following consummation of the Merger.

              CONDITIONS TO INITIAL FUNDING. The Lenders' obligation to fund the URS Loans will expire on May 31, 1996 (the "Initial Funding Date"), PROVIDED, HOWEVER, that the Initial Funding Date can be extended, in URS's sole discretion and upon the payment of an increased commitment fee, until September 30, 1996.

              In addition, although the Secured Credit Agreement has been executed, the Lenders are not obligated to fund the URS Loans until a number of conditions have been satisfied, including: URS and Greiner must meet specified financial performance tests; there must be no material adverse change in the business of URS or Greiner from the date the Secured Credit Agreement was executed until the Initial Funding Date; URS and Greiner must each conduct its business in the ordinary course from the date the Secured Credit Agreement was executed until the Initial Funding Date; all necessary governmental approvals required for the Merger have been received; all conditions to the consummation of the Merger have been satisfied; all necessary documents and legal opinions must be delivered; all fees must be paid to Wells Fargo; and there shall not have occurred any material disruption in the financial, banking or capital markets that would have an adverse effect on the loan syndication markets for loans similar to the URS Loans. Although no assurance may be made, management believes that all conditions to the funding of the URS Loans will be satisfied.

              INTEREST RATES. URS may select either of the following Wells Fargo interest rates for the URS loans: (i) its Base Rate (the higher of the rate most recently announced by Wells Fargo as its "Prime Rate" or one-half of one percent in excess of the Federal Funds Effective Rate); or (ii) its Adjusted Eurodollar Rate.

              Tranche A Term Loans and Revolving Loans bearing interest at the Base Rate will bear interest at the following rate: (i) from



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                                 Page 57 of 256
         the Initial Funding Date until either January 29, 1997 or June 16, 1997 (depending upon when the Merger takes place), at the Base Rate plus 1.375% per annum; and (ii) thereafter, at the Base Rate plus a margin (which varies from a high of 1.375% to a low of 0%) depending upon the ratio of URS's total debt to earnings (i.e., the lower the ratio of funded debt to earnings, the lower the rate). Tranche B Term Loans bearing interest at the Base Rate will bear interest at the Base Rate plus 1.75% per annum.

              Tranche A Term Loans and Revolving Loans bearing interest at the Adjusted Eurodollar Rate will bear interest at the following rate: (i) from the Initial Funding Date until either January 29, 1997 or June 16, 1997 (depending upon when the Merger takes place), at the Adjusted Eurodollar Rate plus 2.625% per annum; and
         (ii) thereafter, at the Adjusted Eurodollar Rate plus a margin (which varies from a high of 2.625% to a low of 1.375%) depending upon the ratio of URS's total debt to earnings (i.e., the lower the ratio of funded debt to earnings, the lower the rate). Tranche B Term Loans bearing interest at the Adjusted Eurodollar Rate will bear interest at the Adjusted Eurodollar Rate plus 3% per annum.





































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                                 Page 58 of 256
                            Pro Forma Financial Information
                            -------------------------------

              The following unaudited pro forma combined condensed financial statements are derived from the historical consolidated balance sheets and related consolidated statements of operations of URS and Greiner adjusted to give effect to the Merger using the purchase method of accounting for business combinations.

              The pro forma combined balance sheet gives effect to the Merger as if the Merger were effective October 31, 1995. The pro forma combined condensed statement of operations has been prepared as if the Merger was effective November 1, 1994. In order to present comparable data for the combining companies, the pro forma statement of operations includes the historical data of Greiner for the twelve month period ended December 31, 1995.

              The pro forma combined condensed balance sheet and statement of operations are provided for illustrative purposes only and should be read in conjunction with the accompanying notes thereto, the audited consolidated financial statement and notes thereto of URS for the year ended October 31, 1995 and the audited financial statements and notes thereto of Greiner for the year ended December 31, 1995. The pro forma data is not necessarily indicative of the operating results or financial position that would have been achieved had the Merger been consummated at the dates indicated, nor is it necessarily indicative of future operating results and financial condition.





























                                         -47-

                                 Page 59 of 256

                 Unaudited Pro Forma Combined Condensed Balance Sheet
                                   October 31, 1995
                                (dollars in thousands)
                                                     URS          Greiner
                                                  October 31,   December 31,   Pro Forma             Pro Forma
                                                     1995           1995       Adjustments           Combined
                                                  -----------   ------------  ------------          -----------
         ASSETS
         ------
         Current assets:
              Cash and short-term investments     $  8,836      $ 15,880       $(15,519)    a       $  9,197
              Accounts receivable, net              49,022        37,680                              86,702
              Other current assets                   1,849         4,750                               6,599
                                                   -------       -------        -------              -------
                   Total current assets             59,707        58,310        (15,519)             102,498
                                                   -------       -------        -------              -------
         Property & equipment, net                   5,835         9,380                              15,215
         Goodwill, net                               7,765           691         29,533     b         37,989
         Long-term investments                         -           2,993         (2,993)    a            -
         Other assets                                  768           772          2,000     c          3,540
                                                   -------       -------        -------              -------
                                                    14,368        13,836         28,540               56,744
                                                   -------       -------        -------              -------
         Total assets                             $ 74,075      $ 72,146       $ 13,021             $159,242
                                                   =======       =======        =======              =======

         LIABILITIES AND EQUITY
         ----------------------
         Current liabilities:
              Current bank debt                   $    -        $    -         $  4,675     a       $  4,675
              Trade payables                         7,724        12,153                              19,877
              Other current liabilities             15,676        11,742                              27,418
                                                   -------       -------        -------              -------
                   Total current liabilities        23,400        23,895          4,675               51,970

         Long-term debt                              9,999           -           45,325     a         55,324

         Other                                       1,198         1,297                               2,495
                                                   -------       -------        -------              -------
                   Total liabilities                34,597        25,192         50,000              109,789
                                                   -------       -------        -------              -------
         Greiner equity                                -          46,954        (46,954)    d            -

         URS equity                                 39,478                        9,975     a, d      49,453
                                                   -------       -------        -------              -------
         Total liabilities and equity             $ 74,075      $ 72,146       $ 13,021             $159,242
                                                   =======       =======        =======              =======

                     See accompanying notes to pro forma combined
                            condensed financial statements.




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                                 Page 60 of 256

            Unaudited Pro Forma Combined Condensed Statement of Operations
                              Year Ended October 31, 1995
                     (dollars in thousands, except per share data)
                                                     URS          Greiner
                                                  October 31,   December 31,   Pro Forma             Pro Forma
                                                     1995           1995       Adjustments           Combined
                                                  -----------   ------------  ------------          -----------

         Revenue                                  $179,769      $154,175                            $333,944

         Expenses:
            Direct operating expenses              108,845        93,276                             202,121
            Indirect, general & administrative
              expenses                              63,217        63,462      $  1,000      e        125,679
            Restructuring charges                      -           3,700                               3,700
            Valuation adjustment-investment in
              partnership                              -           2,300                               2,300
                                                   -------       -------       -------               -------
         Operating income (loss)                     7,707        (8,563)        1,000                   144
         Interest (income) expense, net              1,351          (911)        5,990      f          6,430
                                                   -------       -------       -------               -------
         Income (loss) before taxes                  6,356        (7,652)       (4,990)               (6,286)
         Income tax expense (benefit)                1,300        (2,170)       (1,140)     g         (2,010)
                                                   -------       -------       -------               -------
            Net income (loss)                     $  5,056      $ (5,482)     $ (3,850)             $ (4,276)
                                                   =======       =======       =======               =======
         Weighted average shares outstanding         8,632         4,755                    h          8,567
                                                   =======       =======                             =======
         Earnings (loss) per share:
            Primary                               $   0.68      $  (1.15)                           $  (0.50)
                                                   =======       =======                             =======
            Fully diluted                         $   0.67      $  (1.15)                           $  (0.50)
                                                   =======       =======                             =======


                     See accompanying notes to pro forma combined
                            condensed financial statements.
















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                                 Page 61 of 256
                       Notes to the Pro Forma Combined Condensed
                                   Financial Statements
                          for the year ended October 31, 1995
                                      (Unaudited)


         1.   Organization and Basis of Presentation:

              The Merger Agreement described within this Proxy Statement/ Prospectus contemplates the merger of a wholly owned subsidiary of URS with and into Greiner, after which Greiner will be a wholly owned subsidiary of URS. Greiner stockholders will receive $13.50 per share in cash plus 0.298 shares of URS Common Stock for each outstanding share of Greiner Common Stock. Based on the 4,704,642 outstanding shares of Greiner Common Stock (net of shares held in treasury) on the date of this Proxy Statement/Prospectus, the aggregate consideration will be approximately $64,000,000 in cash and 1,400,000 shares of URS Common Stock.

              The pro forma financial statements have been prepared based on the historical financial statements of Greiner, whose fiscal year ends December 31, and URS, whose fiscal year ends October 31, as adjusted for the effects of the proposed Merger under the purchase method of accounting. The pro forma balance sheet assumes the Merger was consummated on October 31, 1995, and the statement of operations has been prepared as if the Merger had been consummated on November 1, 1994. However, in order to present comparable data for the combining companies, the pro forma statement of operations includes the historical data of Greiner for the twelve month period ended December 31, 1995. These statements should be read in conjunction with the historical financial statements, and the related notes thereto, incorporated by reference herein.

              The unaudited pro forma financial statements are not necessarily indicative of what the actual financial position would have been at October 31, 1995, nor of the actual results of operations for the year ended October 31, 1995, had the Merger occurred on October 31, 1995, and November 1, 1994, respectively, nor does it purport to present the future financial position or results of operations of URS and Greiner.

         2.   The Pro Forma Adjustments:

              a. The balance sheet has been adjusted to reflect the cash to be paid, debt to be incurred and equity to be issued to acquire Greiner as if URS had acquired Greiner on October 31, 1995 (dollars in thousands).

                                 Page 62 of 256
                      Cash                                $15,519
                      Long-term investments                 2,993
                      Term loan - current portion           4,675
                      Term loan - long term portion        45,325
                      Common stock                          9,975
                                                          -------
                                                          $78,487
                                                          =======

              b. Pro forma adjustments resulting in the excess purchase price over net assets acquired consist of the following (dollars in thousands):

                      Purchase price of Greiner (net of
                        prepaid loan fees of $2,000)      $76,487
                      Fair value of net assets acquired   (46,954)
                      Excess purchase price over net      -------
                        assets acquired                   $29,533
                                                          =======

              URS management believes that the amounts reflected on Greiner's historical consolidated balance sheet as to tangible assets and liabilities approximate the fair market values of such assets and liabilities and, accordingly, such amounts have not been adjusted in the accompanying pro forma financial statements. The excess purchase price over net assets acquired resulting from the Merger will be amortized on a straight-line basis over 30 years.

              c. Fees and expenses related to the Merger are estimated to be $5,000,000, $2,000,000 of which are associated with the financing of the transaction. The financing fees are being capitalized and charged to interest expense over the term of the loan. The remaining fees and expenses are being capitalized as goodwill.

              d. The pro forma combined condensed balance sheets reflect the issuance of approximately 1,400,000 shares of URS Common Stock and cash consideration of $13.50 per Greiner share in exchange for 100% of the shares of Greiner Common Stock, based upon an assumed URS closing stock price of $7.125 per share.

              e. Adjustments to reflect: 1) the reductions in public company costs and expenses of approximately $2,000,000, net of,
         2) $1,000,000 of amortization of goodwill arising from the Merger.

              f. Adjustment includes interest expense related to debt incurred in connection with the Merger, and the reduction in interest income incurred as follows (dollars in thousands):

                                 Page 63 of 256

                  Increase in interest expense             $5,090
                  Decrease in interest income                 900
                                                           ------
                      Net                                  $5,990
                                                           ======

              g. Subsequent to the Merger, Greiner's operating results will be included in URS's consolidated tax returns, which results in a pro forma reduction to the income tax provision of $1,140,000 for the year ended October 31, 1995.

              h. The pro forma combined loss per share calculation is based upon the weighted average number of shares of URS Common Stock outstanding, assuming the issuance of 1,400,000 shares of URS Common Stock pursuant to the Merger. Common stock equivalents, such as options and warrants, have been excluded from the calculation as they are anti-dilutive.

                                 Page 64 of 256
         Interests of Certain Persons in the Transaction
         -----------------------------------------------
              With the approval of URS, Mr. Costello expects to execute an employment agreement with Greiner to be effective upon consummation of the Merger. Under this agreement, Mr. Costello will (i) be employed by Greiner for a term of three years from the date the agreement is executed, (ii) receive an annual base salary of $250,000, and (iii) be entitled to a 40% target bonus award percentage to be calculated under an incentive compensation plan to be established by Greiner which will be comparable to URS Consultants, Inc. 1995 Incentive Compensation Plan, with appropriate modifications. If Mr. Costello's employment is terminated involuntarily by Greiner without cause (other than by reason of death or disability), he will be entitled to a severance payment of one hundred percent (100%) of his annual base compensation (subject to certain adjustments) and group long-term disability insurance coverage, basic term life insurance coverage with a death benefit of up to $100,000 and reimbursement of dental and health insurance premiums for a period of one year after such termination. If
         Mr. Costello is terminated by Greiner other than for cause or voluntarily leaves for specified reasons within one year following a Change of Control (as defined in the agreement), Mr. Costello will be entitled to receive a severance payment equal to two hundred percent (200%) of his then current base salary.

              Mr. Costello was previously granted options to acquire 49,500 shares of Greiner Common Stock at exercise prices ranging from $10.38 to $16.00 per share. As described generally in "The Merger - Merger Consideration - Greiner Stock Options" above, like other holders of Greiner options, upon consummation of the Merger such options will be cancelled and Mr. Costello will be entitled to receive a cash payment of approximately $137,500 (assuming a per share Merger Consideration of $15.50 at the Effective Time of the Merger). Upon consummation of the Merger, Mr. Costello will also be granted an option to purchase 50,000 shares of URS Common Stock under the URS Corporation 1991 Stock Incentive Plan, as amended.

              With the approval of URS, Greiner also expects to offer basic employment agreements to certain other senior executive officers of Greiner to become effective upon the consummation of the Merger. These agreements will provide for two year employment terms with base salaries at varying levels, and for a severance payment of one hundred percent (100%) of base salary (subject to certain adjust-ments) in the event of involuntary termination, but will not contain change of control provisions. At the current time, it is not known how many senior executive officers will accept such agreement.

              William E. Guthner, Jr., a director of Greiner, is a Partner of Nossaman, Guthner, Knox & Elliott, attorneys at law. Nossaman, Guthner, Knox & Elliott represents Greiner in connection with the transactions described herein.

                                 Page 65 of 256
                     ANNUAL ELECTION OF GREINER BOARD OF DIRECTORS
                     ---------------------------------------------

              The Greiner Meeting will include the annual election of directors to serve if the Merger does not close or is delayed for any reason. Pursuant to the authority granted in Greiner's Restated Articles of Incorporation and Bylaws, the Board has determined that five directors be elected at the Greiner Meeting to serve until the next annual meeting and until their successors are elected and have nominated for election as directors the persons identified below. If, by reason of death or other unexpected occurrence, any one or more of the nominees should for any reason become unavailable for election, the persons named as proxies in the accompanying form of proxy may vote for the election of such substitute nominees, and for such term or terms, as the Board of Directors may propose. All of the nominees were elected to the Board of Directors at the last Annual Meeting, except for Robert L. Costello, who was elected by action of the Board in July 1995.

         Nominees for the Greiner Board of Directors
         -------------------------------------------
              The nominees for directors of Greiner, their ages, the period they have served as directors, the number of shares of Greiner Common Stock that they beneficially owned, directly or indirectly, and their percentage of outstanding Greiner Common Stock, at February 6, 1996 are shown below. Unless indicated otherwise, beneficial ownership includes both sole voting and sole investment power.

                                                   Shares of     Percent of
                                         Director   Common      Outstanding
         Director                  Age    Since     Stock         Shares
         --------                  ---   --------  ---------    -----------
         William H. Bowen  . . .    79    1982     362,089<F1>       7.70%
         Russell Cleveland . . .    57    1983      42,790           0.91%
         Robert L. Costello  . .    44    1995      26,934<F2>       0.57%
         William E. Guthner, Jr.    64    1969       2,290           0.05%
         Patrick M. Sullivan . .    52    1995      53,729<F3>       1.14%
         All directors and
         executive officers as a
         group (15 persons)  . .                   664,670<F4>      14.13%


         [FN]
         <F1> Includes 282,673 shares owned by Mr. Bowen personally; 21,374 shares owned by Camway, Inc., a corporation controlled by Mr. Bowen; and 58,042 shares owned by Mr. Bowen's wife, Bebe D. Bowen as of December 31, 1995. Does not include 7,200 shares held in trust, as to which Mr. Bowen has expressly disclaimed beneficial ownership.

                                 Page 66 of 256
         <F2> Includes 16,780 shares of exercisable stock options and 3,843 shares held by the Trust for the Performance Plan for Mr. Costello's account as of December 31, 1995.

         <F3> Includes 52,585 shares owned by Dr. Sullivan's wife,
              Patricia B. Sullivan, and 1,144 shares owned by Grayson, Inc., a corporation in which Dr. Sullivan is an officer, director, and majority stockholder.

         <F4> Includes 111,255 shares of exercisable stock options and 63,226 shares held by the Trust for the Performance Plan in accounts for such officers as of December 31, 1995.

              The present principal occupations and other biographical information with respect to Greiner's nominees for directors are as follows:

              WILLIAM H. BOWEN has been a director of Greiner since 1982. He served as Chairman of the Board of Greiner from May 1985 until June 1992 and was elected interim Chairman in August 1995. Mr. Bowen is also Chairman of the Board and President of GARVON, Inc., a private investment company, a position he has held since 1971. He is a graduate of the University of Chicago and the Harvard Law School.

              RUSSELL CLEVELAND has been a director of Greiner since 1983. He is President of the Renaissance Capital Group, Inc., Renaissance Capital Partners, Ltd., Renaissance Capital Partners, II, Ltd., and Renaissance Capital Growth and Income Fund III, Inc., which are investment partnerships. In addition, Mr. Cleveland serves on the Board of Directors of Global Environmental Corp., UNICO, Inc. and Biopharmaceutics, Inc. He is a graduate of the University of Pennsylvania and the Wharton School of Finance and Commerce.

              ROBERT L. COSTELLO was elected Chief Executive Officer in August 1995 and a director in July 1995. He has served as President and Chief Operating Officer since February 1994. Prior to this appointment, Mr. Costello served as Chief Administrative and Financial Officer, Treasurer and Executive Vice President of Greiner. He has been employed with Greiner or its subsidiaries for over 17 years and holds a master's degree in business administration from the University of Oregon.

              WILLIAM E. GUTHNER, JR. has been a director of Greiner since 1969. He has been a Partner of Nossaman, Guthner, Knox & Elliott, attorneys at law, Los Angeles, California, since 1965. Mr. Guthner is a graduate of Northwestern University and the University of Michigan Law School.

              PATRICK M. SULLIVAN has been a director of Greiner since 1995. Since 1992, Dr. Sullivan has served as President of Caribbean Marine, Inc., a privately held diversified operating company, and has also served as a director for this company, or its predecessors since 1979. Dr. Sullivan is a son-in-law of William H. Bowen, a Director of Greiner. He has a degree in chemistry from St. Louis

                                 Page 67 of 256
         University and is also a graduate of the Stanford University School of Medicine.

              Based solely on Greiner's review of Forms 3, 4, and 5 and amendments thereto furnished to Greiner pursuant to Rule 16a-3(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), covering the period from January 1, 1995 through December 31, 1995, Greiner believes that its officers, directors, and ten percent stockholders complied with all applicable filing requirements under
         Section 16 of the Exchange Act.

              THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH
                                                              ---
         NOMINEE FOR THE GREINER BOARD OF DIRECTORS.


         1995 Meetings of the Greiner Board of Directors
         -----------------------------------------------
              Greiner's Board of Directors held five regularly scheduled meetings and two special meetings, with all current members of the Board attending.

         Committees of the Greiner Board of Directors
         --------------------------------------------
              Greiner's Board of Directors has standing Audit, Nominating, Compensation, and Executive Committees.

              AUDIT COMMITTEE. Greiner has an Audit Committee consisting of three members appointed annually by the Greiner Board of Directors from those directors who are neither officers nor employees of Greiner or its subsidiaries. The members of the Audit Committee during 1995 were William E. Guthner, Jr. (Chairman), Larry J. Cain, who resigned from the Board in November 1995, and Patrick M. Sullivan, who was appointed to the Audit Committee in May 1995. The Audit Committee reviews Greiner's audited financial statements and considers and recommends the employment of, and approves the fee arrangement with, Greiner's independent public accountants. The Audit Committee met twice during 1995, with all members attending.

              NOMINATING COMMITTEE. Greiner has a Nominating Committee consisting of two members appointed annually by the Greiner Board of Directors. The members of the Nominating Committee during 1995 were William H. Bowen (Chairman) and William E. Guthner, Jr. The Nominating Committee has the responsibility for recommending the Board's slate of directors, which may include proposed new directors who would replace existing directors or become additional directors. The Nominating Committee met once during 1995, with both members attending.

              The Nominating Committee will consider nominees recommended by Greiner's stockholders provided that such recommendations are accompanied by information sufficient to enable the Nominating Committee to evaluate the qualifications of the nominee.
         Stockholders wishing to recommend nominees should do so in a written

                                 Page 68 of 256
         communication addressed to the Nominating Committee, care of Melissa
         K. Holder, Corporate Secretary of Greiner, at Greiner's principal office, at 909 E. Las Colinas Boulevard, Suite 1900, Irving, Texas 75039. Such recommendations must be submitted no later than the first day of December preceding the annual meeting of stockholders.

              COMPENSATION COMMITTEE. Greiner has a Compensation Committee consisting of four members appointed annually by the Greiner Board of Directors. Such Committee has the responsibility of reviewing and making recommendations with respect to compensation and benefit programs for Greiner's employees. The members of the Compensation Committee during 1995 were Russell Cleveland (Chairman), William H. Bowen, Larry J. Cain, who resigned from the Board in November 1995, and Patrick M. Sullivan, who was appointed May 1995. The Committee met three times during 1995, with all members attending.

              EXECUTIVE COMMITTEE. Greiner has an Executive Committee consisting of three members appointed annually by the Greiner Board of Directors. The members of the Executive Committee during 1995 were William H. Bowen (Chairman), Russell Cleveland, and Frank T. Callahan, who resigned from the Executive Committee in July 1995, and Robert L. Costello, who was appointed to the Executive Committee in July 1995. The Committee has the responsibility of maintaining close contact with the operational management of Greiner and advising management of Greiner on behalf of the Board in such matters as are appropriate in the interest of timeliness. The Committee is required to report to the entire Board on a regular basis. The Committee held one regular meeting and one special meeting in 1995, with all members attending.


         Director Compensation
         ---------------------
              All non-employee directors of Greiner receive $1,000 per month for their services as directors and are also reimbursed for reasonable travel expenses incurred in attending Board and committee meetings. Non-employee Executive Committee members also receive $1,000 per month for their services on this committee. In addition, non-employee directors receive $1,000 for each Board meeting attended, $250 for each partial-day committee meeting attended and $500 for each full-day or Executive Committee meeting attended.


         Compensation Committee Report on Executive Compensation
         -------------------------------------------------------
              The Compensation Committee of the Greiner Board of Directors is charged with the responsibility of reviewing and making recom-mendations with respect to compensation and benefit programs for Greiner and its executives. With regard to executive compensation, it is the philosophy of the Greiner organization to provide a program which encourages continuous improvements in our ability to provide quality services for our clients while achieving a level of financial performance that exceeds the average of our industry peer group for our stockholders, employees, and the ongoing needs of

                                 Page 69 of 256
         Greiner. Greiner's program is designed to link all compensation for executives to the achievement of Greiner's immediate and long-term business performance and goals.

              The primary elements of this program are Base Salary, Cash Incentive Compensation, Stock Options, and participation in standard company benefit programs such as health and disability insurance and the 401(k)/ESOP which are available to all employees. No single element of compensation is awarded without consideration of the potential total compensation to be paid for the designated position.

              Base Salary ranges are established for each position, based on the duties and level of responsibility held, taking into account "market ranges/rates" for specific positions, verified against similar or like duties and responsibilities that exist within the market and industry (defined as professional service firms providing engineering and architectural consulting services). Once ranges are established, factors such as local cost-of-living differences or the movement of the consumer price index have only minor impact on changes to the person's base compensation. Adjustments to base compensation are made based upon assigned responsibility and performance and are measured against successful attainment of specific goals and objectives of Greiner and individual employees.

              Greiner believes that Cash Incentive Compensation plays a strong role in stimulating management actions aimed at achievement of Company profit goals. Acceptable profit levels shall be determined by the Board of Directors in consultation with the Compensation Committee and with management of Greiner. Overall economic conditions, the markets for Greiner's services and other factors may be taken into consideration when determining such profit levels. Currently, a minimum level of profit (before taxes and incentives) equal to six percent of net revenue is necessary to generate a contribution pool for this plan.

              If a cash incentive pool is generated, it is distributed to executives upon consideration of individual attainment of Company objectives and upon review of all aspects of the individual's total compensation package. All such awards are reviewed and approved by this Compensation Committee.

              Stock Options are awarded to executives in order to encourage future management actions aimed at improving Greiner's sales efforts, client service quality and Company profitability. If Greiner is successful in improving these areas, it is anticipated that these actions will generate a positive impact on the value of Greiner's stock for stockholders, and the individuals will be given the opportunity to share in the increased value that results from their efforts. Specific awards of options are based on the individual's ability to impact company-wide performance and with consideration of the total compensation appropriate for the position.

                                 Page 70 of 256
              In establishing compensation levels for Mr. Callahan and Mr. Costello, consideration was given to individual performance level relative to their role as Chief Executive Officer, as well as the progress made in meeting strategic company objectives. Based on the philosophy of providing a competitive total compensation package, Mr. Callahan's and Mr. Costello's duties and responsibilities, actual performance results, and the overall profitability of Greiner were evaluated and compared to industry norms to determine the total compensation paid.

              Amounts paid or accrued for fiscal 1995 under these plans for the Chief Executive Officers and four highest-paid executive officers are presented elsewhere in this Proxy Statement/Prospectus. No member of this committee is a former or current officer or employee of Greiner or any of its subsidiaries.

         Compensation Committee

              William H. Bowen
              Russell Cleveland
              Patrick M. Sullivan

                                 Page 71 of 256
         Performance Graph
         -----------------

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                        AMONG GREINER ENGINEER, INC.,
                      S&P 500 INDEX AND PEER GROUP INDEX


                    COMPARISON OF CUMULATIVE TOTAL RETURN
                   OF COMPANY, PEER GROUP AND BROAD MARKET


-------------------------------------------- FISCAL YEAR ENDING -------------------------------
COMPANY                            1990       1991       1992      1993       1994     1995
-----------------                  ----       ----       ----      ----       ----     ----
GREINER ENGIN INC                   100       115.82     129.66    102.71      80.07   105.83
PEER GROUP                          100       154.44     157.03    130.40      94.90   127.83
BROAD MARKET                        100       130.48     140.46    154.62     156.66   215.54


(1) The above graph compares the performance of Greiner Engineering, Inc. with that of the S&P 500 Composite Index and the weighted performance of a peer group of similar engineering companies. It should be noted that many of the companies which provide services similar to Greiner's are privately held and therefore are not included in this comparison. The peer index of publicly held companies is comprised of Greiner and:
    ICF International, Jacobs Engineering Group, Inc., Michael Baker Corporation, STV Group, Inc. and URS Corporation.

(2) The comparison of total return on investment (change in year-end stock price plus reinvested dividends) as of December 31 for each of the periods assumes that $100 was invested on January 1, 1991 in each of Greiner Engineering, Inc., the S&P 500 Composite Index and the peer group, with investment weighted by relative market capitalization.

                                 Page 72 of 256
         Independent Accountants
         -----------------------
              The Board of Directors of Greiner appointed the firm of Price Waterhouse LLP ("Price Waterhouse") to act as independent accountants for calendar year 1995. A representative of Price Waterhouse is expected to be present at the Greiner Meeting and available to respond to appropriate questions and, although it has been indicated that no statement will be made, an opportunity for a statement will be provided.

              Greiner has not selected an independent accountant for 1996 as its policy is for the Board of Directors to do so after the Annual Meeting each year.

              The reports of Price Waterhouse on Greiner's financial statements for each of three years in the period ended December 31, 1995 contained unqualified opinions.

         Other Matters
         -------------
              At the time of mailing this Proxy Statement/Prospectus, Greiner was not aware of any matter not referred to in the form of proxy that would be presented for action at the meeting. If, however, any other business shall properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the person voting them.

              If the Merger is not consummated for any reason, Greiner's stockholders may submit proposals for consideration at Greiner's 1997 Annual Meeting of Stockholders. Any such proposal must be received by December 1, 1996.

                                 Page 73 of 256
                            SELECTED FINANCIAL INFORMATION
                            ------------------------------

         Selected URS Historical Financial Data
         --------------------------------------
              The selected historical consolidated financial information of URS shown below for the five years ended October 31, 1995 has been derived from URS's audited consolidated financial statements. This information should be read in conjunction with URS's consolidated financial statements and related notes included elsewhere in this Proxy Statement/Prospectus. Historical operating results are not necessarily indicative of the results that may be expected in any future period.


                                                                        Years Ended October 31,
                                            ------------------------------------------------------------------------------
                                                1995            1994              1993            1992            1991
                                            ------------    ------------      ------------    ------------    ------------
         Income Statement Data:
              Revenue                       $179,769,000    $164,088,000      $145,761,000    $136,793,000    $122,838,000
              Net income                    $  5,056,000    $  4,439,000      $  1,293,000    $  4,268,000    $  2,292,000
              Earnings per share:
                   Primary                  $        .68    $        .60      $        .18    $        .55    $        .40
                   Fully diluted            $        .67    $        .60      $        .18    $        .55    $        .38

         Balance Sheet Data
              (end of period):
              Total assets                  $ 74,075,000    $ 65,214,000      $ 58,074,000    $ 54,892,000    $ 49,831,000
              Working capital               $ 36,307,000    $ 33,674,000      $ 27,684,000    $ 26,836,000    $ 21,891,000
              Long-term liabilities         $ 11,197,000    $ 10,650,000      $  9,846,000    $ 10,038,000    $ 10,621,000
              Stockholders' equity          $ 39,478,000    $ 33,973,000      $ 29,389,000    $ 27,878,000    $ 23,264,000


                                 Page 74 of 256
         URS Management's Discussion and Analysis of Financial Condition and Results of Operations
         -------------------------------------------------------------------
              Results of Operations.
              ---------------------
                   FISCAL 1995 COMPARED WITH FISCAL 1994. Revenues in fiscal 1995 were $179.8 million, or 10% over the amount reported in fiscal 1994. The growth in revenues is primarily attributable to increases in revenues derived from all areas of URS's business, particularly transportation and other infrastructure projects in the Northeast. Revenues generated from URS's three largest contracts: Navy CLEAN; EPA ARCS 9 & 10; and EPA ARCS 6, 7, & 8, decreased in fiscal 1995 to $37.1 million as compared to $41.0 million in fiscal 1994. The decrease in revenues from these contracts is primarily due to a decrease in the number of task orders for hazardous waste services on all of the above EPA ARCS contracts. Revenues generated from private commercial businesses increased from $16.3 million in fiscal 1994 to $21.1 million in fiscal 1995.

              Direct operating expenses, which consist of direct labor and direct expenses including subcontractor costs, increased
         $6.3 million, or 6%, over the amount reported in fiscal 1994. The increase is due to an overall increase in URS's business in fiscal 1995 as compared to fiscal 1994. Indirect general and admin-istrative expenses ("IG&A") increased to $63.2 million in fiscal 1995 from $55.5 million in fiscal 1994. Expressed as a percentage of revenues, IG&A expenses increased from 34% in fiscal 1994 to 35% in fiscal 1995. URS attributes this increase to the overall increase in URS's business. Net interest expense remained relatively constant at $1.4 million in fiscal 1995.

              URS earned $6.4 million before income taxes in fiscal 1995 compared to $4.9 million in fiscal 1994. While URS has available net operating loss ("NOL") carryforwards which partially off-set otherwise taxable income for Federal income tax purposes, for state income tax purposes such amounts are not necessarily available to offset income subject to tax. Accordingly, URS's effective tax rate for fiscal 1995 was approximately 20%. This effective income tax rate is based on URS using a significant portion of the unlimited NOL available to it in fiscal year 1995. See "Income Taxes" below and "Note 6 - Income Taxes" to URS's consolidated financial statements.

              Net income increased to $5.1 million in fiscal 1995 as compared to $4.4 million in fiscal 1994. URS earned $.67 per share on a fully-diluted basis in fiscal 1995 compared to $.60 per share in fiscal 1994.

              URS's backlog of signed and funded contracts at October 31, 1995 was $196.4 million as compared to $159.1 million at October 31, 1994. The value of URS's designations, which are awarded projects for which contracts have not been signed, was $194.1 million at October 31, 1995, as compared to $172.0 million at October 31, 1994.

                                 Page 75 of 256
                   FISCAL 1994 COMPARED WITH FISCAL 1993. Revenues in fiscal 1994 grew to $164.1 million, or 13%, over the amount reported in fiscal 1993. The growth in revenues was primarily attributable to increases in revenues generated from all areas of URS's business, particularly transportation and other infrastructure projects in the Northeast. Revenues derived from URS's three largest contracts:
         Navy CLEAN; EPA ARCS 9 & 10; and EPA ARCS 6, 7 & 8, were
         $41.0 million in fiscal 1994 compared to $38.5 million in fiscal 1993. The increase in revenues from these contracts was due to an increase in the number of task orders for hazardous waste clean-up services. Revenues generated from private commercial businesses decreased to $16.3 million from $16.7 million in fiscal 1993.

              Direct operating expenses, which consist of direct labor and direct expenses including subcontractor costs, increased
         $11.0 million, or 12%, over the amount reported in fiscal 1993.
         The increase was due to an overall increase in URS's business in fiscal 1994 as compared to fiscal 1993. In fiscal 1994, IG&A expenses increased to $55.5 million from $51.6 million in fiscal 1993. However, expressed as a percentage of revenues, IG&A expenses decreased from 35% in fiscal 1993 to 34% in fiscal 1994. URS attributes this decrease to continued emphasis on cost controls, as well as the one-time charge of $2.0 million taken in the third quarter of fiscal 1993 in connection with the planned phase-out of certain of URS's architectural offices and for claims on certain of URS's architectural projects. Net interest expense remained constant at $1.2 million in fiscal 1994 due to significantly lower debt levels in fiscal 1993 and 1994 as the result of the secondary common stock offering completed by URS in June 1991.

              URS earned $4.9 million before income taxes in fiscal 1994 compared to $1.4 million in fiscal 1993. While URS had available NOL carryforwards which partially off-set otherwise taxable income for Federal income tax purposes, for state income tax purposes such amounts were not necessarily available to offset income subject to tax. Accordingly, URS's effective tax rate for fiscal 1994 was approximately 9%.

              Net income increased 238% to $4.4 million compared to $1.3 million in fiscal 1993. URS earned $.60 per share in fiscal 1994 compared to $.18 per share in fiscal 1993.

              URS's backlog of signed and funded contracts at October 31, 1994 was $159.1 million as compared to $142.0 million at October 31, 1993. The value of URS's designations, which are awarded projects for which contracts have not been signed, was $172.0 million at October 31, 1994 as compared to $213.6 million at October 31, 1993.

              INCOME TAXES. Prior to October 10, 1989, URS had available NOL carryforwards for Federal income tax purposes of approximately
         $51.0 million.  As a result of a change in ownership as defined by
         Section 382 of the Code, that occurred on October 10, 1989, URS's NOL carryforwards for financial statement and Federal income tax purposes became limited to approximately $750,000 per year for the

                                 Page 76 of 256
         succeeding fifteen-year carryforward period, for an aggregate of $11.2 million, plus NOL attributable to recognized built-in gains, limited to $14.0 million by Section 382 of the Code, for a total of $25.2 million. The financial statement tax benefits arising from these NOL carryforwards will be recognized as a reduction in financial statement tax expense and an addition to paid-in capital in the years utilized. At October 31, 1995, URS had utilized
         $18.4 million of the total $25.2 million for Federal income tax purposes, including all of the $14.0 million NOL attributable to recognized built-in gains. The remaining available NOL is limited to $750,000 per year.

              Effective November 1, 1993, URS adopted the provisions of Statement of Financial Accounting Standards ("SFAS") Number 109, "Accounting for Income Taxes." This standard requires companies to record all deferred tax liabilities and assets for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, including tax loss carryforwards. As permitted under SFAS Number 109, prior years' financial statements were not restated. This change did not materially affect URS's consolidated financial statements.

              LIQUIDITY AND CAPITAL RESOURCES. URS's liquidity and capital measurements are set forth below:

                                                     October 31,
                                      ------------------------------------------
                                         1995            1994          1993
                                      -----------    ------------   ------------

         Working capital              $36,307,000    $33,674,000    $27,684,000
         Working capital ratio          2.6 to 1       2.6 to 1       2.5 to 1
         Average days to convert
          billed accounts receivable
          to cash                           62             66             67
         Percentage of debt to
          equity                          25.0%          27.3%          28.2%

                                 Page 77 of 256
              As discussed in "Information Concerning URS - Acquisitions" below, on January 4, 1995, URS acquired E. C. Driver & Associates, Inc. for an aggregate purchase price of $3,596,000, which was paid in cash.

              In April 1995, URS amended its existing line of credit with Wells Fargo Bank, National Association (the "Bank"), to be an unsecured line of credit up to $15,000,000 and expiring April 29, 1997. Borrowings on the unsecured line of credit bear interest at the option of URS at a per annum rate equal to either the Bank's prime rate, or 1.5% over the interest rate offered to the Bank in the interbank Eurodollar market, adjusted for the Bank's Eurodollar reserve requirements. At October 31, 1995, URS had outstanding letters of credit totaling $386,000, which reduced the amount available to URS under the unsecured line of credit to $14,614,000. See "Note 7 - Long-Term Debt - Credit Agreement" to URS's consolidated financial statements. Under the unsecured credit agreement, URS is required to satisfy certain financial and non-financial covenants. URS was in compliance with all financial and non-financial covenants contained in the unsecured credit agreement at October 31, 1995 and a predecessor secured credit agreement at October 31, 1994.

              As discussed more fully in "The Merger," on December 3, 1995, URS and Greiner executed a letter of intent for URS to acquire all the outstanding stock of Greiner pursuant to a merger of Greiner with a wholly-owned subsidiary of URS. To finance the cash portion of this proposed acquisition, URS has executed the Secured Credit Agreement, as more fully discussed in "The Merger - Financing of the Merger." See also "Note 7 - Long-Term Debt - Credit Agreement" to URS's consolidated financial statements.

              URS is a professional services organization and, as such, is not capital intensive. Capital expenditures during fiscal years 1995, 1994, and 1993 were $1,610,000, $2,149,000, and $1,952,000, respectively. The expenditures were principally for computer-aided design and drafting equipment and facilities expansion to accom-modate URS's growth. URS expects fiscal 1996 capital expenditures to be comparable to the expenditures in fiscal 1995.

              URS believes that its existing financial resources, together with its planned cash flow from operations and its unused line of credit, as well as the credit facilities provided for in the Secured Credit Agreement, will provide sufficient capital to fund its operations and its capital expenditure needs for the foreseeable future.











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                                 Page 78 of 256
         Selected Greiner Historical Financial Data
         ------------------------------------------
              The selected historical consolidated financial information of Greiner shown below for the five years ended December 31, 1995 has been derived from Greiner's audited consolidated financial statements and should be read in conjunction therewith. Historical operating results are not necessarily indicative of the results that may be expected in any future period.



                                                                       Years Ended December 31,
                                            ------------------------------------------------------------------------------
                                              1995<F1>          1994              1993            1992            1991
                                            ------------    ------------      ------------    ------------    ------------
         Income Statement Data:
              Revenue                       $154,175,000    $151,856,000      $140,555,000    $131,803,000    $127,012,000
              Net income (loss)             $ (5,482,000)   $  3,979,000      $  4,226,000    $  4,040,000    $  3,415,000
              Earnings (loss) per share     $      (1.15)   $        .82      $        .88    $        .86    $        .75
              Cash dividends per share      $        .30    $        .28      $        .24    $        .24    $        .20

         Balance Sheet Data
              (end of period):
              Total assets                  $ 72,146,000    $ 76,189,000      $ 73,398,000    $ 67,813,000    $ 61,941,000
              Working capital               $ 34,415,000    $ 41,232,000      $ 37,824,000    $ 34,669,000    $ 32,599,000
              Long-term liabilities         $  1,297,000    $  1,388,000      $  1,367,000    $  1,344,000    $  1,663,000
              Stockholders' equity          $ 46,954,000    $ 55,226,000      $ 52,098,000    $ 48,424,000    $ 42,888,000


         [FN]
         <F1> During 1995, Greiner initiated various activities to
              restructure certain of its operations in order to reduce its cost structure and improve future profitability, resulting in $3,700,000 of restructuring charges. Also in 1995, Greiner reduced the carrying value of its investment in a partnership by $2,300,000.

                                 Page 79 of 256
         Greiner Management's Discussion and Analysis of Financial Condition and Results of Operations
         -------------------------------------------------------------------
              RESULTS OF OPERATIONS. The following table sets forth, for the years 1995, 1994 and 1993, the percentage of gross revenue represented by the items in Greiner's consolidated statements of net income:

                                                    Year Ended December 31,
                                                 ----------------------------
                                                   1995      1994      1993
                                                 --------  --------  --------
         Gross revenue                            100.0%    100.0%    100.0%

         Direct costs, principally outside
           services                                26.2      24.6      23.9
                                                  -----     -----     -----
         Net revenue                               73.8      75.4      76.1

         Operating expenses:

              Salaries and related costs           54.0      53.7      55.1

              General expenses                     21.5      17.9      16.4

              Restructuring charges                 2.4        -         -

              Partnership valuation adjustment      1.5        -         -
                                                  -----     -----     -----
                                                   79.4      71.6      71.5
                                                  -----     -----     -----
         Income (loss) from operations             (5.6)      3.8       4.6

         Other income, principally interest         0.6       0.6       0.4
                                                  -----     -----     -----
         Income (loss) before income taxes         (5.0)      4.4       5.0

         Income tax provision (benefit)            (1.4)      1.8       2.0
                                                  -----     -----     -----
         Net income (loss)                         (3.6)%     2.6%      3.0%
                                                  =====     =====     =====

                   REVENUE. During each of the years 1993 through 1995, Greiner generated approximately 80% of its revenue from public sector clients and the remainder of its revenue from private sector clients. Greiner reports its services by division based on the type of client and market for which the service is performed. All of Greiner's services are performed in one segment and are all engineering and architectural services. In 1995, Greiner expanded its reporting of divisions to include marine transportation and federal/military clients. In previous periods, the marine transportation division was included with the air transportation division and the federal/military division was included with the institutional division. Greiner's total revenue was derived from

                                 Page 80 of 256
         the following market-focused divisions in the approximate percentages as shown in the following table:

                                                 1995    1994    1993
                                                 ----    ----    ----
         Surface transportation                  46%     48%     53%
         Air transportation                      24%     24%     23%
         Development                             10%     10%     10%
         Institutional                           13%     16%     12%
         Water resources                          2%      2%      2%
         Marine transportation                    2%      -       -
         Federal/military                         3%      -       -


              Greiner's gross revenue increased to $154,175,000 in 1995, from $151,856,000 in 1994, an increase of 1.5%. The increase in revenue in 1995 is primarily due to the increased use of subconsultants which permitted a greater volume of work to be performed by Greiner. This increase in revenue followed an increase of 8.0% in 1994. The 1994 revenue increase was primarily due to additional contracts resulting from an increased marketing effort.

                   DIRECT COST OF REVENUE. As a percentage of gross revenue, Greiner's direct cost of revenue increased to 26.2% in 1995 from 24.6% in 1994 and 23.9% in 1993. These changes primarily resulted from the increased use of subconsultants on various projects. On many projects with public clients, Greiner is required to have subcontractors complete specified percentages of the awarded contracts. This percentage to be completed by subcontractors varies by client and project. Additionally, Greiner uses subconsultants on some projects to provide additional engineering services or other areas of expertise for which Greiner does not have available staff.

                   SALARIES AND RELATED COSTS. Salaries and related costs (payroll taxes, insurance and other fringe) increased slightly in 1995 to 54.0% of gross revenue from 53.7% in 1994. This increase relates primarily to project labor overruns in the California land development and mid-Atlantic operations, as well as increased indirect labor due to the greater marketing effort on international projects. These increases were partially offset by declines in the employee incentive and insurance expense. Because of the operating loss recorded in 1995, there was not a Greiner incentive contribution.

              In 1994, salaries and related costs declined to 53.7% of gross revenue from 55.1% in 1993. This decrease is a result of decreases in the direct labor incurred to fulfill contract requirements and a decline in the employee incentive expense. Salaries and related costs were higher in 1994 over 1993 for marketing pursuits and for indirect activities related to employee training, quality management and long-term strategic planning.

                   GENERAL EXPENSES. General expenses increased to 21.5% of gross revenue in 1995 compared to 17.9% in 1994. Greiner

                                 Page 81 of 256
         experienced three significant increases in general expenses in 1995. First, Greiner recorded a $850,000 addition to the allowance for doubtful accounts as a result of contract and payment disputes related to a contract termination in Hong Kong. Second, Greiner accrued approximately $600,000 of non-reimbursable expenses related to the completion of various projects in the California residential land development operations. Third, Greiner incurred higher costs related to contract audit matters, litigation and other contin-gencies. Additionally, depreciation expense increased approximately $700,000 due to continued upgrading of computer hardware and software, and data processing expense was higher as fewer of these expenses were directly reimbursable on projects in 1995 compared to 1994.

              In 1994, general expenses increased to 17.9% of gross revenue from 16.4% in 1993. The primary reasons for this increase were: higher marketing and travel expenses resulting from Greiner's expanded international marketing efforts; increased depreciation expense due to continued upgrading of computer hardware and software; and increased reserves related to litigation and other contingencies.

                   RESTRUCTURING CHARGES. During 1995, Greiner incurred approximately $3,700,000 of restructuring charges related to the reduction of operations in Greiner's California residential land development and Hong Kong operations. The decision by Greiner to restructure these operations resulted in the following charges in 1995: $1,375,000 associated with the closing of the California residential land development offices and the early termination or sublease of office leases; additional office exit costs in California of $85,000; employee severance costs of $240,000 related to the termination of approximately 30 employees in California; the reduction of the carrying value of goodwill associated with the California residential land development operations of $1,500,000; and $500,000 related primarily to lease termination costs in the restructured Hong Kong operations. See Note 10 in the Notes to Consolidated Financial Statements.

                   PARTNERSHIP VALUATION ADJUSTMENT. The National Transportation Authority ("NTA") - a general partnership between Greiner and The Perot Group - was formed in 1992 to pursue the planning, financing, construction, and operation of tollroad facilities worldwide, principally through public/private partnerships. NTA currently holds the franchise rights for the tollway extension to State Route 57 (SR 57) in Orange County, California. To date, NTA has been unsuccessful in securing necessary financing for the preliminary environmental phases of the SR 57 project and currently holds no other significant project franchises. Although NTA is continuing to pursue financing alternatives for the SR 57 project and is actively seeking new project opportunities in public/private transportation projects, the lack of progress on the SR 57 project has caused Greiner to record a non-cash charge of $2,300,000 in 1995 to reduce the carrying value

                                 Page 82 of 256
         of its investment in NTA. See Note 4 in the Notes to Consolidated Financial Statements.

                   OTHER INCOME. Other income, consisting primarily of interest income, remained relatively constant in 1995 compared to 1994. Other income increased in 1994 compared to 1993 as a result of the increase in interest rates on Greiner's investments.

                   PROVISION (BENEFIT) FOR INCOME TAXES. The effective income tax rate for 1995, 1994 and 1993 was (28.4%), 40% and 40%
         respectively. The income tax rate for 1995 reflects deferred tax benefits resulting from the losses recorded during the year, partially offset by permanent differences, primarily related to the $1,500,000 writeoff of goodwill discussed above.

              LIQUIDITY AND CAPITAL RESOURCES. For internal management purposes, Greiner reviews, among other things, its working capital, accounts receivable activity and the percentage of debt to equity on a continuing basis.

              Greiner's liquidity and capital measurements are set forth below:

                                                      December 31,
                                            -----------------------------
                                             1995        1994       1993
                                            ------      ------     ------
         Working capital (in thousands)     $34,415     $41,232    $37,824

         Working capital ratio              2.4 to 1    3.1 to 1   2.9 to 1

         Average days to convert billed
              accounts receivable to cash      78          72         73

         Percentage of debt to equity          -          0.4%       0.5%


              The decline in Greiner's working capital and working capital ratio is primarily a result of the operating losses incurred in 1995, which resulted in increases in accounts payable and accrued liabilities partially offset by an increase in current deferred tax benefits. Also in 1995, Greiner's long-term investments increased due to the purchase of treasury notes in excess of one year. The increase in 1995 in the average days to convert billed accounts receivable to cash is primarily a result of Greiner's emphasis on accelerating the billing process which increased billed accounts receivable but significantly reduced unbilled accounts receivable. See Note 2 in the Notes to Consolidated Financial Statements.
         In 1995, Greiner paid off all outstanding debt resulting in the decline in the percentage of debt to equity.

              Greiner's assets include cash and investments in excess of its day-to-day operating needs. It is anticipated that a substantial

                                 Page 83 of 256
         portion of Greiner's cash will be used to pay the cash portion of the Merger Consideration to holders of Greiner Common Stock.

              Greiner has an unsecured bank line of credit which aggregates $15,000,000 and provides for the payment of interest at the lower of the bank's prime rate or 1-1/2% over the bank's cost of funds rate. At December 31, 1995, 1994 and 1993, there were no working capital borrowings outstanding. This line of credit will be terminated if the merger discussed above is consummated.

              Greiner has had a cash dividend program which provided for cash dividend payments of $.30, $.28 and $.24 per share of Greiner's outstanding common stock for 1995, 1994 and 1993, respectively. Greiner may not pay cash dividends in 1996 if the proposed merger is completed.

              On March 7, 1995 Greiner's Board of Directors authorized the purchase of up to 500,000 shares of Greiner's common stock to be held in treasury. Through December 31, 1995, 127,292 shares of common stock had been purchased to be held in treasury, of which 6,200 of these shares were released in 1995 for the exercise of stock options.

              Greiner's operations are professional services and as such are not capital intensive. However, in order to enhance productivity, remain competitive and potentially increase revenue, Greiner has increased its annual purchases of computer hardware and software. Greiner presently has no material commitments for purchases of additional equipment.

                                 Page 84 of 256
                              INFORMATION CONCERNING URS
                              --------------------------
         Overview
         --------
              URS offers a broad range of planning, design and program and construction management services for engineering, architectural and environmental projects. URS serves public and private sector clients throughout the United States in two principal markets: infrastructure projects involving transportation systems, institutional and commercial facilities and water resources, and environmental projects involving hazardous waste management and pollution control.

              URS conducts its business through 24 offices located throughout the United States. URS has approximately 1,500 full-time and part-time and temporary employees, many of whom hold advanced or technical degrees and have extensive experience in sophisticated disciplines applicable to URS's business. URS believes that its geographic and technical diversity allow it to compete for local, regional and national projects, and enable it to apply to each project a variety of resources from its national network.

              URS provides professional services through URS's 24 offices in three major areas: planning, design and program and construction management. Each of these offices is responsible for obtaining local or regional contracts. This approach allows regional government agencies and private clients to view URS's offices as local businesses with superior service delivery capabilities. Because URS can draw from its large and diverse network of professional and technical resources, URS has the capability to market and perform large multi-state projects.

              PLANNING. Planning covers a broad range of assignments ranging from conceptual design and technical and economic feasibility studies to community involvement programs. Planning services also involve developing alternative concepts for project implementation and analyzing the impacts of each alternative.

              In addition to traditional engineering and architectural planning services, URS has extensive expertise in a number of highly specialized areas, including toll facilities, health care facility renovation, environmental site analysis, water quality planning for urban storm water management and site remediation assignments.

              DESIGN. URS's professionals provide a broad range of design and design-related services, including computerized mapping, architectural and interior design, civil, sanitary and geotechnical engineering, process design and seismic (earthquake) analysis and design. For each project, URS identifies the project requirements and then integrates and coordinates the various design elements. The result is a set of contract documents that may include plans, specifications and cost estimates that are used to build a project. These documents detail design characteristics and set forth for the contractor the materials which should be used and the schedule for

                                 Page 85 of 256
         construction. Other critical tasks in the design process may include value analysis and the assessment of construction and maintenance requirements.

              PROGRAM AND CONSTRUCTION MANAGEMENT. URS's program and construction management services include master scheduling of both the design and construction phases, construction and life-cycle cost estimating, cash flow analysis, value engineering, constructability reviews and bid management. Once construction has begun, URS supervises and coordinates the activities of the construction contractor. This frequently involves acting as the owner's representative for on-site supervision and inspection of the contractor's work. In this role, URS's objective is to monitor a project's schedule, cost and quality. URS generally does not take contractual responsibility for the contractor's risks and methods, nor for site safety conditions.

         Markets
         -------
              URS's strategy is to focus on two major markets:
         (i) infrastructure projects involving transportation systems, institutional and commercial facilities and water resources; and
         (ii) environmental projects involving hazardous waste management and pollution control. URS has developed a nationwide identity based on its successful completion of a number of highly visible rehabilita-tion and expansion projects in these markets. Although URS views these markets as being distinct, URS provides its planning, design and program and construction management services to both markets.

              INFRASTRUCTURE. URS has significant expertise in three areas relating to the infrastructure market: transportation systems, institutional and commercial facilities and water resources projects.

                   TRANSPORTATION SYSTEMS.  URS's engineers, designers,
              planners and managers provide services for projects involving all types of transportation networks, such as highways, roadways, streets, bridges, rapid and mass transit systems, airports and marine facilities. These services range from the design of interstate highways to harbor traffic simulation studies and may extend from conceptual planning through preliminary and final design to construction management. Historically, URS's emphasis in this market area has been on the design of new transportation facilities, but in recent years the rehabilitation of existing facilities has become a major focus.

                   INSTITUTIONAL AND COMMERCIAL FACILITIES.  URS provides
              architectural, engineering design, space planning and construction supervision services to this market area. Demand for low-maintenance, energy efficient facilities drives today's market for commercial and industrial buildings. In addition, there is increased pressure to renovate facilities to meet changing needs and current building standards.

                                 Page 86 of 256
                   WATER RESOURCES.  URS's capabilities in this market area
              include the planning, design and program and construction management of water supply, storage, distribution and treatment systems, as well as work in basin plans, groundwater supply, customer rate studies, urban run-off, bond issues, flood control, water quality analysis and beach erosion control.

              ENVIRONMENTAL. URS has developed expertise in two principal environmental markets: hazardous waste management and pollution control.

                   HAZARDOUS WASTE MANAGEMENT.  URS conducts initial site
              investigations, designs remedial actions for site clean-up and provides construction management services during site clean-up. This market involves identifying and developing measures to effectively dispose of hazardous and toxic waste at contaminated sites. URS also provides air quality monitoring and designs individual facility modifications required to meet local, state and Federal air quality standards. This work requires specialized knowledge of and compliance with complex Federal and state regulations, as well as the permitting and approval processes. Solid waste management services provided by URS include facility siting, transfer station design and community-wide master planning.

                   URS has been awarded several significant contracts with
              government agencies, including a contract with the U.S. Department of Defense for environmental engineering and remediation work in the Northwest and Alaska under the Comprehensive Long-Term Environmental Action-Navy ("Navy CLEAN") program and two contracts with the U.S. Environmental Protection Agency ("EPA") under its Alternative Remedial Contracting Strategy ("EPA ARCS") program. Under the Navy CLEAN contract, URS provides site inspections, site characterizations, remediation designs and action plans for contaminated Navy facilities. A portion of the Navy CLEAN contract, which is expected to have a ten-year term, is awarded each year over the life of the contract. In fiscal 1995 and 1994, URS generated revenues associated with the Navy CLEAN contract of $16.6 million and $14.3 million, respectively. URS's services under the ten-year EPA ARCS contracts include investigating the nature and extent of contamination by hazardous materials, performing risk assessments, evaluating the feasibility of various options for remedial action and providing management, technical, quality assurance and health and safety reviews of potentially responsible party submittals. Work under the EPA ARCS contracts is performed on a task order basis. In fiscal 1995 and 1994, URS recognized revenues of $20.5 million and $26.7 million, respectively, under the EPA ARCS contracts.

                   POLLUTION CONTROL.  URS's principal services in this
              market include the planning and design of new wastewater

                                 Page 87 of 256
              facilities, such as sewer systems and wastewater treatment plants, and the analysis and expansion of existing systems. The types of work performed by URS include infiltration/inflow studies, combined sewer overflow studies, water quality facilities planning projects and design and construction management services for wastewater treatment plants.

         Competition
         -----------
              The engineering and architectural services industry is highly fragmented and very competitive. As a result, in each specific market area URS competes with many engineering and consulting firms, several of which are substantially larger than URS and which possess greater financial resources. No firm currently dominates any significant portion of URS's market areas.

              Competition is based on quality of service, expertise, price, reputation and local presence. URS believes that it competes favorably with respect to each of these factors in the market areas it serves.

         Clients
         -------
              URS's clients include local, state and Federal government agencies and private sector businesses. URS's revenues from local, state and Federal government agencies and private businesses for the last five fiscal years are as follows:


                                      1995                1994                1993                1992                1991
                                ----------------    ----------------    ----------------    ----------------    ----------------
                                                                         (In thousands)
         Local and state
         agencies               $ 99,871     56%    $ 88,207     54%    $ 80,350     55%    $ 65,315     48%    $ 68,720     56%

         Federal agencies         58,751     33       59,611     36       48,713     33       52,530     38       35,614     29

         Private businesses       21,147     11       16,270     10       16,698     12       18,948     14       18,504     15
                                 -------    ---      -------    ---      -------    ---      -------    ---      -------    ---
         Total                  $179,769    100%    $164,088    100%    $145,761    100%    $136,793    100%    $122,838    100%
                                 =======    ===      =======    ===      =======    ===      =======    ===      =======    ===

         Contract Pricing and Terms of Engagement
         ----------------------------------------
              Under its cost-plus contracts, URS charges clients negotiated rates based on URS's direct and indirect costs. Labor costs and subcontractor services are the principal components of URS's direct costs. Federal Acquisition Regulations limit the recovery of certain specified indirect costs on contracts subject to such regulations. In negotiating a cost-plus contract, URS estimates all

                                 Page 88 of 256
         recoverable direct and indirect costs and then adds a profit component, which is either a percentage of total recoverable costs or a fixed negotiated fee, to arrive at a total dollar estimate for the project. URS receives payment based on the total actual number of labor hours expended. If the actual total number of labor hours is lower than estimated, the revenues from that project will be lower than estimated. If the actual labor hours expended exceed the initial negotiated amount, URS must obtain a contract modification in order to receive payment for such overage. URS's profit margin will increase to the extent URS is able to reduce actual costs below the estimates used to produce the negotiated fixed prices on contracts not covered by Federal Acquisition Regulations; conversely, URS's profit margin will decrease and URS may realize a loss on the project if URS does not control costs and exceeds the overall estimates used to produce the negotiated price.

              Cost-plus contracts covered by Federal Acquisition Regulations require an audit of actual costs and provide for upward or downward adjustments if actual recoverable costs differ from billed recoverable costs. The Defense Contract Audit Agency, auditors for the Department of Defense and other Federal agencies, has completed incurred cost audits of URS's Federal contracts for fiscal years ended through October 31, 1988, resulting in immaterial adjustments.

              Under its fixed-price contracts, URS receives an agreed sum negotiated in advance for the specified scope of work. Under fixed-price contracts, no payment adjustments are made if URS over-estimates or under-estimates the number of labor hours required to complete the project, unless there is a change of scope in the work to be performed. Accordingly, URS's profit margin will increase to the extent the number of labor hours and other costs are below the contracted amounts. The profit margin will decrease and URS may realize a loss on the project if the number of labor hours required and other costs exceed the estimates.

         Backlog, Project Designations and Indefinite Delivery Contracts
         ---------------------------------------------------------------
              URS's contract backlog was $196,400,000 at October 31, 1995, compared to $159,100,000 at October 31, 1994. URS's contract backlog consists of the amount billable at a particular point in time for future services under executed funded contracts. Indefinite delivery contracts, which are executed contracts requiring the issuance of task orders, are included in contract backlog only to the extent the task orders are actually issued and funded. Of the contract backlog of $196,400,000 at October 31, 1995, approximately 30%, or $59,000,000, is not reasonably expected to be filled within the next fiscal year ending October 31, 1996.

              URS has also been designated by customers as the recipient of certain future contracts. These "designations" are projects that have been awarded to URS but for which contracts have not yet been executed. Task orders under executed indefinite delivery contracts which are expected to be issued in the immediate future are included in designations. Total contract designations were estimated to be

                                 Page 89 of 256
         $194,000,000 at October 31, 1995, as compared to $172,000,000 at
         October 31, 1994. Typically, a significant portion of designations are converted into signed contracts. However, there is no assurance this will continue to occur in the future.

              Indefinite delivery contracts are signed contracts pursuant to which work is performed only when specific task orders are issued by the client. Generally these contracts exceed one year and often indicate a maximum term and potential value. Examples of such contracts are the Navy CLEAN and EPA ARCS contracts. Certain indefinite delivery contracts are for a definite time period with renewal option periods at the client's discretion. While URS believes that it will continue to get work under these contracts over their entire term, because of renewals and the necessity for issuance of individual task orders, continued work by URS and the realization of their potential maximum values under these contracts is not assured.

              However, because of the increasing frequency with which URS's government and private sector clients use this contracting method, URS believes their potential value should be disclosed along with backlog and designations as an indicator of URS's future business. When the client notifies URS of the scope and pricing of task orders, the estimated value of such task orders is added to designations. When such task orders are signed and funded, their value goes into backlog. At October 31, 1995, the potential value of URS's five largest indefinite delivery contracts was as follows:

                                                                                      At October 31, 1995
                                                                               ---------------------------------
                                                                   Revenues
                                                                  Recognized
                                                       Total         thru                              Estimated
                                                      Potential   October 31,  Funded     Estimated    Remaining
                Contract                     Term      Values        1995      Backlog   Designations   Values
         ---------------------------      ----------  ---------   -----------  -------   ------------  ---------
                                                                             (In millions)
         EPA ARCS (9 & 10)                1989-1999    $182.5      $ 29.7       $10.6        $ 6.8      $135.4

         Navy CLEAN                       1989-1999     166.0       109.4         6.4          3.2        47.0

         EPA ARCS (6, 7 & 8)              1989-1999     119.7        61.0         3.3          3.0        52.4

         Brooks AFB System                1994-1999      50.0         1.7         5.0           -         43.3

         NY State Environmental
         Remediation                      1990-1996      20.0         7.7         1.4           -         10.9
                                                        -----       -----        ----         ----       -----
              Total                                    $538.2      $209.5       $26.7        $13.0      $289.0
                                                        =====       =====        ====         ====       =====



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                                 Page 90 of 256
         Employees
         ---------
              URS has approximately 1,500 full-time and part-time and temporary employees, many of whom hold advanced or technical degrees and have extensive experience in a variety of disciplines applicable to URS's business. URS also employs, at various times on a temporary basis, up to several hundred additional persons to meet contractual requirements. Twenty-seven of URS's employees are covered by a collective bargaining agreement. URS has never experienced a strike or work stoppage. URS believes that employee relations are good.

         Acquisitions
         ------------
              In January 1995, URS acquired privately-held E.C. Driver & Associates, Inc. ("ECD") of Tallahassee, Florida. ECD is a leading Florida-based transportation engineering firm specializing in bridge and highway design, including particular expertise in moveable bridges. The 50-person firm has annualized revenues of approximately $5,000,000.

              On December 3, 1995, URS and Greiner executed a letter of intent for URS to acquire all the outstanding stock of Greiner pursuant to a merger of Greiner with a wholly-owned subsidiary of URS. Greiner is a professional services firm operating in the engineering and architectural design services industry and headquartered in Irving, Texas. The acquisition price will consist of $13.50 in cash plus 0.298 shares of URS Common Stock for each of the 4,704,642 outstanding shares of Greiner Common Stock, for an aggregate price of approximately $64,000,000 and 1,400,000 shares of URS Common Stock. Completion of this transaction is subject to due diligence, mutual approval of a formal purchase agreement, and shareholder, regulatory and other approvals. The transaction is expected to close by April, 1996.

         Properties
         ----------
              URS leases office space in 24 principal locations throughout the United States. Most of the leases are written for a minimum term of three years with options for renewal, sublease rights and allowances for improvements. Significant lease agreements expire at various dates through the year 2005. URS believes that its current facilities are sufficient for the operation of its business and that suitable additional space in various local markets is available to accommodate any needs that may arise.

         Legal Proceedings
         -----------------
              Certain subsidiaries of URS have been named as defendants in legal proceedings wherein substantial damages are claimed. Such proceedings are not uncommon in its business and usually involve claims against multiple defendants who were involved in the project which is the subject of the proceeding. Historically, URS subsidiaries have been successful in defending such actions or have

                                 Page 91 of 256
         settled them within insured limits. In the opinion of URS management, based upon its present knowledge, URS ultimate liability, if any, in these proceedings is not expected to exceed amounts previously provided for in the Consolidated Financial Statements. See "Risk Factors - Legal Proceedings/Liability Insurance Coverage."

         Description of URS Capital Stock
         --------------------------------
              The authorized capital stock of URS consists of 20,000,000 shares of URS Common Stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $1.00 par value per share. As of January 31, 1996, there were 7,167,591 shares of URS Common Stock outstanding held by 2,013 holders of record and no outstanding shares of preferred stock. The following summary is qualified in its entirety by reference to URS's Certificate of Incorporation, which is filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part.

                                 Page 92 of 256
                            INFORMATION CONCERNING GREINER
                            ------------------------------
         Overview
         --------
              Greiner is a professional services firm operating in the engineering and architectural design services industry. Greiner, through its operating subsidiaries, provides a broad range of engineering, planning, architectural, environmental analysis, design, surveying, program management and other services to public and private sector clients throughout the United States, its territories and in foreign countries, including Hong Kong and Malaysia. Greiner's services have been provided through the following market-focused divisions of Greiner:

              * Surface Transportation - serving governmental agencies and private entities responsible for planning, designing and operating and maintaining highways, bridges and rail transportation facilities.

              * Air Transportation - serving governmental agencies and private entities (including air carriers) responsible for planning, designing and operating and maintaining airports and airport-related facilities.

              * Development - serving private sector owners, developers and operators of commercial, industrial and recreational properties.

              * Institutional - serving public agencies and private entities engaged in planning, designing and operating and maintaining institutional facilities such as schools and health care facilities.

              * Water Resources - serving public agencies and private entities engaged in the supply, storage, treatment and control of water and wastewater and the provision of other municipal services.

              * Marine Transportation - serving developers and operators of port and marine transportation facilities.

              * Federal/Military - serving federal government agencies and military branches responsible for planning, designing, operating and maintaining government and military facilities.

              Greiner has historically concentrated its professional services in the transportation infrastructure area (highways, bridges, airports and transit systems). Greiner's specialization and expertise in the field of transportation engineering dates back, through its subsidiary operations, to the early 1900's. Among the notable transportation projects in which Greiner has been involved are the Pennsylvania Turnpike, the Chesapeake Bay Bridges, the

                                 Page 93 of 256
         Washington, D.C. Metro rail-transit system and the new Denver and Hong Kong International Airports.

              Greiner operates throughout the United States and in Hong Kong and Malaysia through over 40 offices. Based on total revenue for the year ended December 31, 1994, Greiner is ranked in the top 50 design services firms in America and is one of the top five firms which specialize in transportation engineering in the United States according to the Engineering News Record (a McGraw-Hill publication).
                          -----------------------

              Greiner was incorporated in California in 1954 and reincorporated in Nevada in 1986. Greiner's shares are listed on the NYSE and the PSE.

         Competition
         -----------
              The market in which Greiner provides services is highly competitive. Greiner's competitors include large national firms as well as many small local firms. Greiner competes with these firms on the basis of technical capabilities, qualifications and availability of personnel, experience, reputation, quality of performance and, to a lesser extent, price of services.

         Sales and Backlog
         -----------------
              Greiner's revenues were earned as shown below:


                                         1995                    1994                    1993
                                 --------------------    --------------------    --------------------
           Period                 Revenues    Percent     Revenues    Percent     Revenues    Percent
         ------------            ----------   -------    ----------   -------    ---------    -------
         1st Quarter            $37,332,000     24.2    $37,148,000     24.5    $33,098,000     23.5
         2nd Quarter             40,015,000     25.9     38,484,000     25.3     33,489,000     23.8
         3rd Quarter             39,745,000     25.8     38,181,000     25.1     37,080,000     26.4
         4th Quarter             37,083,000     24.1     38,043,000     25.1     36,888,000     26.3
                                 ----------    -----     ----------    -----     ----------    -----

                                $154,175,000   100.0    $151,856,000   100.0    $140,555,000   100.0
                                 ===========   =====     ===========   =====     ===========   =====


              The amount of revenue earned by Greiner for services performed outside of the United States during each of the last three fiscal years was not significant; however, Greiner has been involved in major projects in Hong Kong in each of the last three years. Revenue derived from services to domestic governmental agencies was approximately 80% of the consolidated revenue for each of the years 1993 through 1995. Also, for each of the years 1993 through 1995

                                 Page 94 of 256
         Greiner had no single customer from which it derived 10% or more of its revenue. Pass-through subconsultant and other direct materials costs were approximately 26%, 25% and 24% of revenue in 1995, 1994 and 1993, respectively.

              Greiner's backlog is the sum of its Category I and Category II backlog. Category I backlog is the estimated revenue, excluding pass-through subconsultant costs and other direct materials costs, from contracts entered into with clients less that portion of the contracts which Greiner has already reported as revenue. Category II backlog is based upon estimated revenue, excluding pass-through subconsultant costs and other direct materials costs, from projects for which Greiner has been selected and is negotiating a contract or is awaiting receipt of a "Notice to Proceed" on a signed contract.

              Greiner's backlog at December 31, 1995 was approximately $170,000,000 and at December 31, 1994 was approximately $162,000,000. Management estimates that approximately $100,000,000 of services included in Greiner's backlog at December 31, 1995 will be performed in 1996. Greiner also expects additional revenue in 1996 from sales generated in 1996 which are not included in the December 31, 1995 backlog.

              The composition of backlog as of the dates indicated was as follows:

                                                  December 31,
                                          ---------------------------
                                              1995           1994
                                          ------------   ------------
         Category I backlog               $ 98,000,000   $ 98,000,000
         Category II backlog                72,000,000     64,000,000
                                           -----------    -----------
              Total backlog               $170,000,000   $162,000,000
                                          ============    ===========


              Greiner's backlog is subject to revision from time to time due to cancellations, modifications or changes in the scope of work or changes in design and construction schedules of particular projects. While Greiner management believes that its backlog estimates are accurate, there can be no assurance that such backlog will be realized.

         Compliance with Environmental Laws
         ----------------------------------
              Compliance with Federal, state and local regulations which have been enacted or adopted relating to the protection of the environment is not expected to have any material effect upon the capital expenditures, earnings and competitive position of Greiner. However, such compliance by Greiner's clients may increase the need for the environmental related services which Greiner provides.

                                 Page 95 of 256
         Employees
         ---------
              At December 31, 1995 Greiner employed approximately 1,500 persons, which include registered professionals (engineers, architects and surveyors); technicians; and management and administrative personnel. Except for approximately 25 surveyors located in California, none of Greiner's employees is represented by
         a labor union.   Greiner considers its relations with its employees
         to be good.

         Properties
         ----------
              Greiner's executive office is located in Irving, Texas and occupies approximately 13,300 square feet of space. The office is leased for a term expiring in 1999.

              Greiner's subsidiaries lease approximately 400,000 square feet of office space which includes the principal offices used for engineering and planning or architectural services. These principal offices are located in Grand Rapids, Michigan; Orlando, Florida; Phoenix, Arizona; Santa Ana and Pleasanton, California; Tampa, Florida; Timonium, Maryland; Rocky Hill, Connecticut; and Hong Kong.

         Legal Proceedings
         -----------------
              Certain subsidiaries of Greiner have been named as defendants in legal proceedings wherein substantial damages are claimed. Such proceedings are not uncommon in its business and usually involve claims against multiple defendants who were involved in the project which is the subject of the proceeding. Historically, Greiner's subsidiaries have been successful in defending such actions or have settled them within insured limits. In the opinion of management, based upon its present knowledge, Greiner's ultimate liability, if any, in these proceedings is not expected to exceed amounts previously provided for in the Consolidated Financial Statements. See "Risk Factors - Legal Proceedings/Liability Insurance Coverage."

                                 Page 96 of 256
                                    URS MANAGEMENT
                                    --------------
         Executive Officers of URS
         -------------------------
              The following is a list of URS's executive officers and other key employees, their ages and their positions as of February 1, 1996:

         Name                     Age   Position
         ----                     ---   --------
         Martin M. Koffel         56    Chief Executive Officer, President and
                                        Chairman of the Board
         Kent P. Ainsworth        49    Vice President, Chief Financial
                                        Officer and Secretary
         Marvin J. Bloom          54    Senior Vice President and Regional
                                        Manager of URSC
         Joseph Masters           39    Vice President, Legal Affairs
         Peter J. Pedalino        48    Vice President and Treasurer of URSC
         Charles A. Rodenfels     40    Senior Vice President of Architectural
                                        Services of URSC
         Irwin L. Rosenstein      59    Vice President and Director of URS;
                                        President of URSC
         Martin S. Tanzer Ph.D.   51    Executive Vice President of URSC


              Business Experience
              -------------------

              MARTIN M. KOFFEL has been the Chief Executive Officer, President and Director of URS since May 1989. Mr. Koffel has served as Chairman of the Board of URS since June 1989. Mr. Koffel has also served as a Director of Regent Pacific Corporation since 1993.

              KENT P. AINSWORTH has served as Vice President and Chief Financial Officer of URS since January 1991. Mr. Ainsworth has also served as Secretary of URS since May 1994. From March 1990 to December 1990, Mr. Ainsworth served as a financial consultant. From November 1987 to February 1990, Mr. Ainsworth was President and Chief Financial Officer of DiGiorgio Corporation.

              MARVIN J. BLOOM has served as Senior Vice President and Regional Manager of URS Consultants, Inc., a wholly-owned subsidiary of URS ("URSC") since January 1993. From December 1992 through January 1993, Mr. Bloom served as Senior Vice President and Division Manager of URSC. From March 1991 through December 1992, Mr. Bloom served as Vice President and Division Manager of URSC. From August 1990 through February 1991, Mr. Bloom served as Vice President and Branch Manager of URSC.

              JOSEPH MASTERS has served as Vice President, Legal of URS since July 1994. From April 1994 through July 1994, Mr. Masters served as Vice President and Director of Legal Affairs for URSC. From May 1992 through April 1994, Mr. Masters served as Vice President and

                                 Page 97 of 256
         Associate General Counsel of URSC. From January 1990 through May 1992, Mr. Masters served as outside counsel to URSC.

              PETER J. PEDALINO has served as Vice President and Treasurer of URSC since July 1989.

              CHARLES A. RODENFELS has served as Senior Vice President of Architectural Services and National Director of Architectural Services of URSC since July 1993. From November 1990 through July 1993, Mr. Rodenfels served as Senior Vice President and Ohio Division Manager of URS Consultants, Inc. - Ohio ("URSC - Ohio"). From November 1989 through November 1990, Mr. Rodenfels served as Vice President and Ohio Branch Manager for URSC - Ohio. From November 1981 through November 1989, Mr. Rodenfels served as Director of Business Development of URSC.

              IRWIN L. ROSENSTEIN has served as President of URSC since February 1989. Mr. Rosenstein has served as Vice President of URS since 1987 and as Director of URS since February 1989. From August 1986 through February 1989, Mr. Rosenstein served as President of Eastern Region of URSC.

              MARTIN S. TANZER Ph.D. has served as Executive Vice President of URSC since February 1989. From 1984 through February 1989,
         Dr. Tanzer served as Vice President of URSC.

         Directors of URS
         ----------------
              The following is an alphabetical list of URS's Directors, their ages and their positions as of February 1, 1996:

         Name                                    Age   Year First Elected
         -----                                   ---   ------------------
         Richard C. Blum                          60         1975
         Emmet J. Cashin, Jr.                     73         1972
         Armen Der Marderosian                    58         1994
         Adm. S. Robert Foley, Jr., USN (Ret.)    67         1994
         Martin M. Koffel                         56         1989
         Richard B. Madden                        66         1992
         Richard Q. Praeger                       71         1970
         Irwin L. Rosenstein                      59         1989
         William D. Walsh                         65         1988


              Business Experience
              -------------------
              RICHARD C. BLUM has served as Chairman and President of Richard C. Blum & Associates, Inc. ("RCBA Inc."), the sole general partner of Richard C. Blum & Associates, L.P., a merchant banking firm ("RCBA, L.P.") since 1985. Mr. Blum has also served as Vice Chairman of the Board of Directors and financial consultant to URS since 1985. Mr. Blum has also served as a Director of National Education Corporation since 1985; Vice Chairman of Shanghai Pacific Partners, Inc. since 1986; as a Director of Sumitomo Bank of California since 1987; as a Director of Northwest Airlines Corp.

                                 Page 98 of 256
         since 1989; as a Director of Shaklee Corporation since 1990; as a Director of Triad Systems Corporation since 1992 and as a Director of CB Commercial since 1993.

              EMMET J. CASHIN, JR. has served as Chairman of Cashin Investments since 1993. Mr. Cashin has also served as Trustee for Thompson McKinnon Asset Management, Inc. (Pimco Advisory Finds) since 1980. From 1968 to 1993, Mr. Cashin served as Chairman and Chief Executive Officer of Fox Group, a real estate investment corporation.

              ARMEN DER MARDEROSIAN has served as Senior Vice President, Technology and Systems for GTE Corporation since 1995. From 1993 to 1995, Mr. Der Marderosian served as Executive Vice President and General Manager for GTE Government Systems Corporation. From 1990 to 1992, Mr. Der Marderosian served as Vice President and General Manager for GTE Government Systems Corporation.

              ADMIRAL S. ROBERT FOLEY, JR., USN (RET.) has served as Vice President of Raytheon International Inc. and President of Raytheon Japan since January 1995. Admiral Foley has also served as Director of New Japan Radio Company since 1995. From 1991 to 1993, Admiral Foley served as Vice President, Commercial Marketing and Planning of Raytheon Corporation. From 1990 to 1991, Admiral Foley served as Vice Chairman of ICF Kaiser Engineers. From 1985 to 1987, Admiral Foley served as Assistant Secretary for Defense Programs, United States Department of Energy. From 1950 to 1985, Admiral Foley served in the United States Navy, including Commander-in-Chief, U.S. Pacific Fleet from 1982 to 1985.

              MARTIN M. KOFFEL has been the Chief Executive Officer, President and a Director of URS since May 1989. Mr. Koffel has served as Chairman of the Board of URS since June 1989. Mr. Koffel has also served as a Director of Regent Pacific Management Corporation since 1993.

              RICHARD B. MADDEN has served as Director since 1971, as Chairman from 1977 to 1994, and as Chief Executive Officer from 1971 to 1994, of Potlatch Corporation. Mr. Madden has also served as a Director of Pacific Gas and Electric Company since 1977; as a Director of Consolidated Freightways, Inc. since 1992; and as a Director of Pacific Gas Transmission Company since 1994.

              RICHARD Q. PRAEGER has served as a management and engineering consultant since 1974. Mr. Praeger is also the owner of Transition Books, a book store, since 1979. Prior to 1974, Mr. Praeger served as President of URS/Madigan-Praeger, Incorporated.

              IRWIN L. ROSENSTEIN has served as President of URSC since 1989. Mr. Rosenstein has also served as Vice President of URS since 1987 and as a Director of URS since 1989. From 1986 through 1989, Mr. Rosenstein served as President of the Eastern Region of URSC.

                                 Page 99 of 256
              WILLIAM D. WALSH has served as General Partner, Sequoia Associates, a private investment firm, since 1983. Mr. Walsh has also served as Chairman of the Board of Champion Road Machinery, Ltd. and Newell Industrial Corporation since 1988. Mr. Walsh has also served as a Director of National Education Corporation since 1987; as a Director of Basic Vegetable Products since 1990; as a Director of Acquisition Newcourt Credit Group, Inc. since 1994 and as a Director of Consolidated Freightways, Inc. since 1994.

                                 Page 100 of 256
         Executive Compensation
         ----------------------

                                                                 SUMMARY COMPENSATION TABLE
                                                       Annual Compensation             Long Term Compensation
                                                   ----------------------------   ------------------------------
                                                                                          Awards         Payouts
                                                                                  ---------------------  -------
                                                                         Other
                                                                         Annual   Restricted Securities
                                                                         Compen-    Stock    Underlying           All Other
                                                                         sation    Award(s)   Options/    LTIP     Compen-
                                                   Salary     Bonus       <F1>       <F2>       SARs     Payouts   sation
       Name        Principal Position       Year    ($)        ($)        ($)        ($)        (#)       ($)        ($)
       -----       ------------------       ----   ------     ------     -------  ---------  ----------  -------  ---------
       Martin M.   Chairman of the Board;   1995   $385,000   $280,261   $1,585      $0      25,000        $0     $40,775    <F3>
       Koffel      Chief Executive          1994   $385,000   $283,580   $1,585      $0      40,000        $0     $39,639
                   Officer; President       1993   $385,000   $      0   $3,220      $0           0        $0     $35,606

       Irwin L.    Vice President;          1995   $300,000   $190,659   $1,190      $0      25,000        $0     $13,270    <F4>
       Rosenstein  President, URS           1994   $300,400   $169,106   $  840      $0      25,000        $0     $18,105
                   Consultants, Inc.        1993   $300,000   $      0   $  261      $0           0        $0     $16,707

       Martin S.   Executive Vice           1995   $238,780   $122,019   $1,904      $0      15,000        $0     $10,610    <F5>
       Tanzer,     President, URS           1994   $224,555   $ 99,209   $1,344      $0      27,500        $0     $22,431
       Ph.D.       Consultants, Inc.        1993   $220,000   $      0   $  492      $0           0        $0     $33,469

       Kent P.     Vice President; Chief    1995   $188,986   $ 94,633   $    0      $0      12,000        $0     $ 1,500    <F6>
       Ainsworth   Financial Officer;       1994   $185,000   $ 90,844   $    0      $0      10,000        $0     $ 1,500
                   Secretary                1993   $179,434   $      0   $    0      $0           0        $0     $ 1,803

       Joseph      Vice President - Legal   1995   $130,000   $ 31,544   $    0      $0       2,400        $0     $ 1,100    <F7>
       Masters                              1994   $119,237   $ 21,489   $    0      $0       3,000        $0     $   842
                                            1993   $104,998   $  5,000   $    0      $0           0        $0     $ 1,100

         [FN]
         <F1> The amounts in this column primarily represent automobile allowances.
         <F2> The aggregate number and value as of October 31, 1995 of each of the Named Executive's restricted share holdings are as follows: Mr. Koffel, 0 shares, $0; Mr. Rosenstein, 0 shares, $0; Dr. Tanzer, 5,000 shares, $28,750; Mr. Ainsworth, 7,500 shares, $43,125; Mr. Masters, 0 shares, $0. Dr. Tanzer's and Mr. Ainsworth's shares vested in 1995.
         <F3> Consists of matching contributions of $1,500 paid pursuant to
              URS's Defined Contribution Plan, a $2,241 cost of living adjustment to amounts previously credited under URS's Selected Executives Deferred Compensation Plan, and $10,464 of term life insurance premiums and $26,550 of disability insurance premiums paid pursuant to Mr. Koffel's employment agreement (see "Employment Agreements").

                                 Page 101 of 256
         <F4> Consists of matching contributions of $1,500 paid by the
              Company pursuant to URS's Defined Contribution Plan, $5,770 paid by URS for the surrender of accrued vacation time, a $4,397 cost of living adjustment to amounts previously credited under URS's Selected Executives Deferred Compensation Plan and $1,603 for life and disability insurance premiums.
         <F5> Consists of matching contributions of $1,500 paid by the URS pursuant to URS's Defined Contribution Plan, $4,616 paid by URS for the surrender of accrued vacation time, a $2,521 cost of living adjustment to amounts previously credited under URS's Selected Executives Deferred Compensation Plan and $1,973 for life and disability insurance premiums.
         <F6> Consists of matching contributions of $1,500 paid by URS pursuant to URS's Defined Contribution Plan.
         <F7> Consists of matching contributions of $1,100 paid by URS pursuant to URS's Defined Contribution Plan.

                                 Page 102 of 256
                         Option/SAR Grants In Last Fiscal Year
                         -------------------------------------

                                                                             Potential
                                                                          Realizable Value
                                                                            at Assumed
                                                                          Annual Rates of
                                                                            Stock Price
                                                                          Appreciation for
                              Individual Grants                             Option Term
         ---------------------------------------------------------------  ----------------
                            Number of   % of Total
                            Securities   Options/
                            Underlying     SARs
                             Options/   Granted to  Exercise
                              SARs      Employees   or Base
                             Granted     in Fiscal   Price    Expiration
               Name            (#)         Year      ($/Sh)      Date     5% ($)   10% ($)
         ---------------    ----------  ---------   -------   ----------  ------   -------
         M. M. Koffel         25,000        12%      $5.75    3/21/2005   90,404   229,100

         I. L. Rosenstein     25,000        12%      $5.75    3/21/2005   90,404   229,100

         M. S. Tanzer         15,000         7%      $5.75    3/21/2005   54,242   137,460

         K. P. Ainsworth      12,000         6%      $5.75    3/21/2005   43,394   109,968

         J. Masters            2,400         1%      $5.75    3/21/2005    8,679    21,994


                                 Page 103 of 256
                  Aggregated Option/SAR Exercises In Last Fiscal Year
                           and FY-End Option/SAR Values
                  ---------------------------------------------------
                                                    Number of      Value of
                                                    Securities    Unexercised
                                                    Underlying    In-the-Money
                                                    Unexercised     Options/
                                                     Options/       SARs at
                                                      SARs at        FY-End
                                                    FY-End (#)      ($)<F1>
                             Shares                 -----------   ------------
                           Acquired On    Value
                            Exercise     Realized   Exercisable/  Exercisable/
         Name                  (#)         ($)      Unexercisable Unexercisable
         --------------    -----------   --------   ------------- -------------

         M. M. Koffel           0          $0         372,333      $1,118,000
                                                       51,667      $   15,625

         I. L. Rosenstein       0          $0          76,592      $        0
                                                       41,667      $   15,625

         M. S. Tanzer           0          $0          49,366      $    3,750
                                                       33,334      $   16,875

         K. P. Ainsworth        0          $0          63,334      $        0
                                                       18,667      $    7,500

         J. Masters             0          $0           3,500      $        0
                                                        4,400      $    1,500

         [FN]
         <F1> Based on 1995 fiscal year-end share price equal to $6.375.

                                 Page 104 of 256
         Directors' Compensation
         -----------------------
              During fiscal year 1995, the non-employee members of URS's Board of Directors received an annual director's fee of $15,000, plus an attendance fee of $2,000 for each URS Board of Directors meeting attended, and a fee of $500 for participation in any telephonic URS Board of Directors meeting. Non-employee directors who are members of a committee of the Board received $625 for each committee meeting attended and the Chairman of the committee received an additional $625 per meeting. Employee members of the URS Board of Directors did not receive any such fees. In addition, URS maintains a policy whereby non-employee directors may be hired on an as-needed basis from time to time as consultants for special projects at the rate of up to $3,000 per day (plus reasonable expenses) upon the recommendation of the Chairman of the Board or any officer designated by the Chairman of the Board.

              Upon the conclusion of each Annual Meeting of Stockholders, each non-employee director who is reelected to serve as a director automatically receives an option to purchase 1,000 shares under the 1991 Stock Incentive Plan. During fiscal year 1995, Messrs. Blum, Cashin, Der Marderosian, Foley, Madden, Praeger and Walsh each received an option to purchase 1,000 shares under the 1991 Stock Incentive Plan for services rendered as non-employee directors during fiscal year 1995. Employee members of the URS Board of Directors did not receive any such options.

              Richard C. Blum, a director of URS, receives $60,000 per year for services provided under a consulting agreement with URS. In addition, URS pays $90,000 per year to RCBA, L.P. under a separate consulting agreement. URS may terminate these consulting agreements at any time. RCBA, Inc., in its capacity as the sole general partner of RCBA, L.P., indirectly through several entities, holds 2,472,693 shares (assuming the exercise of certain warrants), or approximately 34 percent, of URS's outstanding Common Stock.
         Mr. Blum is the majority stockholder of RCBA, Inc.

         Employment Agreements
         ---------------------
              MARTIN M. KOFFEL. Mr. Koffel has an evergreen employment agreement with URS, executed in December 1991, under which Mr. Koffel is eligible for a target bonus equal to 60 percent of his base salary and received an annual base salary of not less than $385,000 through December 17, 1995. On December 15, 1995, the Compensation/Option Committee increased Mr. Koffel's annual base salary, effective December 18, 1995, to $415,000. The agreement obligates URS to reimburse Mr. Koffel for the cost of maintaining disability insurance providing monthly benefits of not less than $10,000 in the event of his disability and provides for certain supplemental life insurance benefits which currently are in the form of a $1,155,000 term life insurance policy. If Mr. Koffel's employment is terminated involuntarily by URS without cause (other than by reason of death or disability), URS must pay a severance payment equal to 150 percent of his then current base salary and his

                                 Page 105 of 256
         then current target bonus. If Mr. Koffel ceases to be employed by URS for any reason other than for cause within one year following a Change in Control (see below), he becomes entitled to a special severance payment equal to three times the sum of his then current base salary and his then current target bonus. In addition, all awards held by Mr. Koffel under any of URS's incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change in Control.
         A Change in Control is defined in the agreement to include (i) a change in control required to be reported pursuant to Item 6(e) of
         Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended, or (ii) any person acquiring 20 percent or more of the voting power of URS or (iii) more than two-thirds of the Directors not having served on the Board for 24 months prior to the Change in Control.

              Under the terms of an earlier employment agreement executed in May 1989, Mr. Koffel was granted SARs on 15,000 shares at the base price of $28.75 which expire upon the earlier of May 9, 1999 or the termination of Mr. Koffel's employment with URS. At URS's option, Mr. Koffel's SARs may at any time be replaced with options to purchase URS Common Stock on the same economic basis as the SARs. The SARs are fully vested.

              IRWIN L. ROSENSTEIN. Mr. Rosenstein has an evergreen employ-ment agreement with URSC, executed in August 1991, under which Mr. Rosenstein received an annual base salary of not less than $300,000 from March 2, 1992 through December 17, 1995. On
         December 15, 1995, the Compensation/Option Committee increased
         Mr. Rosenstein's annual base salary, effective December 18, 1995, to $315,000. The agreement also obligates URS to maintain a $400,000 term life insurance policy for Mr. Rosenstein and disability insurance providing him with benefits of at least $7,000 per month in the event of his disability. If Mr. Rosenstein's employment is terminated involuntarily by URS without cause (other than by reason of death or disability) he is entitled to continuation of his base salary for one year (or until normal retirement at age 65, if less). Under the agreement, as amended, if Mr. Rosenstein ceases to be employed by URS within one year following a Change of Control (see below), Mr. Rosenstein will be entitled to receive a severance payment equal to 200 percent of his then current base salary.
         Change in Control is defined in Mr. Rosenstein's agreement as the acquisition by any person of 51 percent of more of URSC's or URS's then current outstanding securities having the right to vote at elections of Directors.

              Under the terms of an earlier employment agreement executed in February 1989, Mr. Rosenstein was granted SARs on 7,500 shares at the base price of $27.50 which expire upon the earlier of February 24, 1999 or the termination of Mr. Rosenstein's employment with URS. At URS's option, Mr. Rosenstein's SARs may at any time be replaced with options to purchase URS Common Stock on the same economic basis as the SARs. The SARs are fully vested.

                                 Page 106 of 256
              MARTIN S. TANZER, PH.D. Dr. Tanzer has an evergreen employment agreement with URSC, executed in August 1991, under which Dr. Tanzer received an annual base salary of $220,000 from November 1, 1992 through November 14, 1994 and $240,000 from November 15, 1994 through December 17, 1995. On December 15, 1995, the Compensation/ Option Committee increased Dr. Tanzer's annual base salary, effective December 18, 1995, to $250,000. The agreement also obligates URS to maintain a $400,000 term life insurance policy for Dr. Tanzer and disability insurance providing him with benefits of at least $7,000 per month in the event of his disability. If
         Dr. Tanzer's employment is terminated involuntarily by URS without cause (other than by reason of death or disability) he is entitled to continuation of his base salary for one year (or until normal retirement at age 65, if less). Under the agreement, as amended, if Dr. Tanzer ceases to be employed by URS within one year following a Change of Control (as defined above in the description of Mr. Rosenstein's employment agreement), Dr. Tanzer will be entitled to receive a severance payment equal to 200 percent of his then current base salary.

              Under the terms of an earlier employment agreement executed in February 1989, Dr. Tanzer was granted SARs on 5,000 shares at the base price of $26.25 which expire upon the earlier of February 27, 1999 or the termination of Dr. Tanzer's employment with URS. At URS's option, Dr. Tanzer's SARs may at any time be replaced with options to purchase URS Common Stock on the same economic basis as the SARs. The SARs are fully vested.

              KENT P. AINSWORTH. Mr. Ainsworth executed an evergreen employment with URS in May 1991 following his employment as URS's Vice President and Chief Financial Officer in January 1991. Under this employment agreement, Mr. Ainsworth received an annual base salary of $165,000 from February 24, 1992 through March 22, 1993, $185,000 through December 14, 1994, and $195,000 through
         December 17, 1995. On December 15, 1995, the Compensation/Option Committee increased Mr. Ainsworth's annual base salary, effective December 18, 1995, to $205,000. If Mr. Ainsworth's employment is terminated involuntarily by URS without cause (other than by reason of death or disability), he is entitled to continuation of his base salary for one year (or until normal retirement at age 65, if less). If Mr. Ainsworth is terminated by URS other than for cause or voluntarily leaves for specified reasons within one year following a Change of Control (as defined in the description of Mr. Koffel's employment agreement), Mr. Ainsworth will be entitled to receive a severance payment equal to 280 percent of his then current base salary (reduced pro rata if such termination occurs within two years prior to normal retirement). In addition, all awards held by Mr. Ainsworth under any of URS's incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change of Control.

              JOSEPH MASTERS. Mr. Masters does not have a written employment agreement with URS. Mr. Masters's compensation is reviewed and established periodically by the Compensation/Option Committee. In

                                 Page 107 of 256
         fiscal year 1995, Mr. Masters's annual base salary was $130,000. On December 15, 1995, the Compensation/Option Committee increased
         Mr. Masters's annual base salary, effective December 18, 1995, to $140,000. Mr. Masters has a severance agreement with URS, executed on November 22, 1993, which provides that if Mr. Masters is terminated by URS other than for cause or voluntarily leaves for specified reasons within one year following a Change of Control (as defined in the description of Mr. Koffel's employment agreement), Mr. Masters will be entitled to receive his base salary and participate in any insurance plans maintained by URS during a severance period commencing on the date his employment terminates and ending on the earlier of six months thereafter or his death.

         Principal URS Stockholders
         --------------------------
              The following table contains information as of January 15, 1996 as to the beneficial ownership of URS Common Stock, including URS Common Stock obtainable upon the exercise of warrants ("warrant shares") and upon exercise of stock options exercisable on or prior to March 16, 1996, by each director and nominee for director and the executive officers. To URS's knowledge, the persons named in the table have sole voting and investment power with respect to all URS Common Stock shown as beneficially owned by them, subject to applicable community property laws and except as otherwise noted.

                                            Number                 Percent of
         Name and Address                   of Shares              Class<F1>
         --------------------------------------------------------------------
         Richard C. Blum &
           Associates, L.P.
            909 Montgomery Street
            San Francisco, CA  94133
            (directly)<F2>                     996 shares        Less than 1%

            (through the following
            entities)<F3>:

            BK Capital Partners            104,719 shares             6.71%
                                           403,546 warrant shares
                                         ---------
                                           508,265

            BK Capital Partners II         117,869 shares             6.89%
                                           403,546 warrant shares
                                         ---------
                                           521,415

            BK Capital Partners III        248,738 shares             5.00%
                                           115,299 warrant shares
                                         ---------
                                           364,037

            The Common Fund              1,077,980 shares            15.04%

                                 Page 108 of 256
         Richard C. Blum<F4>                17,841 shares        Less than 1%

         Emmet J. Cashin, Jr.<F5>            8,000 shares        Less than 1%

         Martin M. Koffel<F6>              357,333 shares             4.75%

         Richard B. Madden<F7>               7,000 shares        Less than 1%

         Richard Q. Praeger<F8>             12,211 shares        Less than 1%

         Irwin L. Rosenstein<F9>            71,206 shares        Less than 1%

         William D. Walsh<F10>               8,500 shares        Less than 1%

         Martin S. Tanzer, Ph.D.<F11>       49,866 shares        Less than 1%

         Kent P. Ainsworth<F12>             70,834 shares        Less than 1%

         Joseph Masters<F13>                 3,601 shares        Less than 1%

         All Officers and Directors      3,079,085 shares            35.54%
         as a group (10 persons)<F14>


         [FN]
         <F1>  Percentages are calculated with respect to a holder of warrants or options exercisable prior to March 16, 1996 as if such holder had exercised its warrants or options. Warrant shares and option shares held by other holders are not included in the percentage calculation with respect to any other stockholder.

         <F2>  Richard C. Blum is the President, Chief Executive Officer and
               majority stockholder of RCBA, Inc.

         <F3>  RCBA, Inc. is the sole general partner of RCBA, L.P., which is, in turn, the sole general partner of BK Capital Partners, a California Limited Partnership, BK Capital Partners II, a California Limited Partnership, and BK Capital Partners III Limited Partnership, the address of each of which is 909 Montgomery Street, San Francisco, California 94133. RCBA, L.P. is an investment adviser to The Common Fund, the address of which is 909 Montgomery Street, San Francisco, California 94133. RCBA, L.P. exercises voting and investment discretion as to all such shares.

         <F4>  Includes 7,387 shares held directly, 2,454 shares held as beneficiary of the RCB Keogh Plan, and currently exercisable portions of options. Does not include shares held by RCBA, L.P. or entities managed by RCBA, L.P., which Mr. Blum may be deemed to own indirectly in his capacity as the majority stockholder of RCBA, Inc., in its capacity as the sole general partner of RCBA, L.P.

                                 Page 109 of 256
         <F5>  Represents currently exercisable portions of options.

         <F6>  Represents currently exercisable portions of options.

         <F7>  Includes 5,000 shares held directly and currently exercisable portions of options.

         <F8>  Includes 4,211 shares held directly and currently exercisable portions of options.

         <F9>  Includes 2,114 shares held directly and currently exercisable portions of options.

         <F10> Includes 2,500 shares held directly and currently exercisable portions of options.

         <F11> Includes 5,500 shares held directly and currently exercisable portions of options.

         <F12> Includes 7,500 shares held directly and currently exercisable portions of options.

         <F13> Includes 101 shares held directly and currently exercisable portions of options.

         <F14> Includes shares held by RCBA, L.P. and by entities managed by
               RCBA, L.P., which Mr. Blum may be deemed to own indirectly in his capacity as the majority stockholder of RCBA, Inc., in its capacity as the sole general partner of RCBA, L.P.

                                 Page 110 of 256
                                  GREINER MANAGEMENT
                                  ------------------

         Identification of Executive Officers and Other Key Employees
         ------------------------------------------------------------
              The following is an alphabetical list of Greiner's executive officers and other key employees, their ages and their positions as of February 1, 1996:

         Name                     Age   Position
         ----                     ---   --------
         Carole A. Chaney          56   Vice President, Director of Human
                                        Resources

         Robert L. Costello        44   President and Chief Executive Officer
         Arnold M. Davidson        44   Treasurer
         Richard L. Haury          63   Division Director - Air Transportation
         T. Wallace Hawkes         58   Division Director - Surface
                                        Transportation
         Melissa K. Holder         36   Corporate Secretary
         William E. Kallas         49   Vice President, Director of Asian
                                        Operations
         Patrick J. McColpin       38   Vice President, Chief Financial
                                        Officer
         Sam Militello             58   Operations Director
         William A. Stevenson      55   Division Director - Institutional;
                                        Managing Principal, Grand Rapids,
                                        Michigan
         Frederick K. Walker       48   Division Director - Federal/Military
                                        and Marine


              There are no family relationships among the officers listed, and there are no arrangements or understandings pursuant to which any of them were elected as officers. All officers hold office for one year and until their successors are elected and qualified, unless otherwise specified by the Greiner Board of Directors; provided, however, that the Chief Executive Officer of Greiner may remove any other officer of Greiner if he deems such removal appropriate whether or not said officer was elected by the Board of Directors.

              Business Experience
              -------------------
              CAROLE A. CHANEY has been Vice President, Director of Human Resources since October 1993. Mrs. Chaney has been with Greiner for over 28 years, most recently as human resources manager in Greiner's Pleasanton, California office. She is a registered Senior Professional in Human Resources, accredited by the Certification Institute of the Society of Human Resource Management.

              ROBERT L. COSTELLO was appointed Chief Executive Officer in August 1995 and a Director in July 1995. He has served as President and Chief Operating Officer since February 1994. Prior to this

                                 Page 111 of 256
         appointment, Mr. Costello served as Chief Administrative and Financial Officer, Treasurer and Executive Vice President of Greiner. He has been employed with Greiner or its subsidiaries for over 17 years and holds a master's degree in business administration from the University of Oregon.

              ARNOLD M. DAVIDSON was elected Treasurer of Greiner in May 1994. Prior to that he had served as Assistant Treasurer since May 1987. Mr. Davidson also served as Assistant Secretary from June 1985 to May 1990. He has been employed by Greiner or its subsidiaries for more than 18 years and has served in an executive capacity for more than eight years. Mr. Davidson is a graduate of San Diego State University and is a certified public accountant.

              RICHARD L. HAURY is the Division Director, Air Transportation, and has been employed with Greiner for over 31 years. Mr. Haury's experience includes managing, directing, coordinating, planning and engineering for major, multidiscipline projects. He graduated from Auburn University with a degree in civil engineering and is a registered professional engineer.

              T. WALLACE HAWKES is the Division Director, Surface Transportation, and has been employed with Greiner for over 38 years. In May 1992, Mr. Hawkes was appointed to the management committee of NTA, a general partnership formed to participate in public/private transportation projects. He has extensive experience in all aspects of highway planning and design and is a registered professional engineer.

              MELISSA K. HOLDER was elected Corporate Secretary in February 1994. Mrs. Holder previously served as Assistant Secretary since May 1990. She currently has responsibility for the Management of Administrative Services for Greiner. Mrs. Holder earned her Bachelors degree from Sam Houston State University. She has been employed by Greiner for over 10 years.

              WILLIAM E. KALLAS was appointed Director of Asian Operations in December 1994 and has served as Vice President since May 1991. Mr. Kallas previously served as Director of Marketing of Greiner and was Marketing Manager for the north and midwest operations. He has been employed by Greiner for 27 years and is a registered professional engineer. Mr. Kallas holds both Bachelors and Masters degrees in civil engineering from the University of Maryland.

              PATRICK J. McCOLPIN was appointed Vice President and Chief Financial Officer in May 1994. From 1991 to 1994, Mr. McColpin was Executive Vice President for Integra Management Company, and from 1992-1994, he was Vice President of Integra-A Hotel and Restaurant Company, both in Irving, Texas. Prior to that position, Mr. McColpin was employed for 13 years by the public accounting firm of Deloitte and Touche. Mr. McColpin holds a Bachelors degree from the University of Texas and is a certified public accountant.

                                 Page 112 of 256
              SAM MILITELLO is an Operations Director and has been employed with Greiner for over 34 years. Mr. Militello's professional experience includes management responsibility for a wide variety of projects, including roadway and airport projects. He graduated from the University of Florida with a degree in civil engineering and is a registered professional engineer.

              WILLIAM A. STEVENSON is the Division Director for the Institutional Division of Greiner, and has been employed with Greiner for over 26 years. In January 1996, he assumed responsi-bility as Managing Principal for Greiner's Grand Rapids, Michigan office. Mr. Stevenson has extensive experience in the architectural design of health care, educational and vocational facilities. He graduated from Cornell University with a degree in architecture and is a registered architect.

              FREDERICK K. WALKER is the Division Director for the Federal/ Military and Marine Divisions of Greiner, and has been employed with Greiner for over 23 years. Mr. Walker was previously Division Manager for the Air/Marine Transportation Division of Greiner's Tampa office operations, and has extensive experience in multi-discipline design and construction of airports and military facilities. He received an undergraduate degree from Ohio Wesleyan University, a Master of Science in Civil Engineering from Case Western Reserve University, and a Master of Science degree from Georgia Institute of Technology and is a registered professional engineer.

                                 Page 113 of 256
         Executive Compensation and Other Information
         --------------------------------------------
              SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table shows all cash compensation paid by Greiner during the fiscal years indicated to the Chief Executive Officers and the four highest-paid executive officers of Greiner in 1995 in all capacities in which they served:

                                               SUMMARY COMPENSATION TABLE

                                        Annual Compensation                 Long-Term Compensation
                                  ---------------------------------    --------------------------------
                                                                              Awards           Payouts
                                                                       ---------------------  ---------
                                                             Other
         Name                                                Annual    Restricted   No. of   Long-Term
         and Principal            Fiscal                     Compen-     Stock      Options  Incentive    All Other
         Position                 Year     Salary    Bonus   sation      Awards      /SARs    Payouts    Compensation
         -------------            ------   ------    -----   -------   ----------   -------  ---------   ------------
         Frank T. Callahan,       1995    $128,000  $   -      -            -       16,000       -       $61,261<FB>
         Chairman of the Board    1994     165,000   24,000    -            -       15,000       -         8,096
         and Chief Executive      1993     164,500   70,000    -            -        5,000       -        16,754
         Officer <FA>

         Robert L. Costello       1995     140,000      -      -            -       16,000       -        10,558<FD>
         President and            1994     129,600   24,000    -            -       20,000       -        13,807
         Chief Executive Officer  1993     109,800   38,000    -            -        5,000       -        10,004
         <FC>

         William E. Kallas        1995     141,500      -    19,038<FE>     -        4,000       -        37,534<FF>
         Director of Asian        1994     106,500   12,000    -            -        4,000       -         8,122
         Operations               1993     104,000   37,000    -            -        2,000       -        10,593

         Mark S. Anderson         1995     130,000      -      -            -        4,000       -        12,154<FH>
         Operation Director <FG>  1994     130,000   11,000    -            -        4,000       -         8,122
                                  1993     129,100   35,000    -            -        3,000       -        10,593

         Richard L. Haury         1995     117,000      -      -            -        9,000       -         1,410<FI>
         Division Director,       1994     117,000   13,000    -            -        4,000       -        41,523
         Air/Marine               1993     116,700   35,000    -            -        3,000       -        12,051
         Transportation

         T. Wallace Hawkes,       1995     117,000      -      -            -        9,000       -         8,319<FJ>
         Division Director,       1994     117,000   11,000    -            -        4,000       -         5,685
         Surface Transportation   1993     116,000   45,000    -            -        3,000       -        16,766

         [FN]
         <FA> Mr. Callahan retired as Chairman and Chief Executive Officer in
              July 1995.  He maintained his seat on the Board of Directors.

                                 Page 114 of 256
         <FB> "All Other Compensation" for the 1995 fiscal year for
               Mr. Callahan includes the following items:  $757 - for company-
              paid life insurance; $2,491 - for company-paid executive medical plan; $58,013 for relocation expenses and retirement payments. Also, in connection with Mr. Callahan's retirement, a consultant's agreement providing $6,000 in monthly payments for 36 months was executed.

         <FC> Mr. Costello was appointed Chief Executive Officer in July
              1995. He continues to also serve as President and Chief Operating Officer.

         <FD> "All Other Compensation" for Mr. Costello for the 1995 fiscal year includes the following items: $263 - for company-paid life insurance; $2,495 - for company-paid executive medical plan; and $7,800 - cash out of accrued vacation time.

         <FE> Mr. Kallas received $19,038 in Other Annual Compensation for services related to his employment in Hong Kong.

         <FF> "All Other Compensation" for Mr. Kallas for the 1995 fiscal year includes the following items: $1,412 - for company-paid life insurance; $3,710 - for company-paid executive medical plan; $788 - cash out of accrued vacation time; and $31,624 for relocation expenses.

         <FG> Mr. Anderson resigned December 22, 1995.

         <FH> "All Other Compensation" for Mr. Anderson for the 1995 fiscal year includes the following items: $263 - for company-paid life insurance; $3,710 - for company-paid executed medical plan; and $8,181 - cash out of accrued vacation at resignation.

         <FI> "All Other Compensation" for Mr. Haury for the 1995 fiscal year includes the following items: $652 - for company-paid life insurance; and $758 - for company-paid executive medical plan.

         <FJ> "All Other Compensation" for Mr. Hawkes for the 1995 fiscal year includes the following items: $519 - for company-paid life insurance; $1,955 - for company-paid executive medical plan; and $5,845 - cash out of accrued vacation time.

                                 Page 115 of 256
              GREINER OPTIONS. The following table contains information concerning the grant of stock options made during fiscal 1995 under Greiner's 1991 Stock Option Plan to the named executive officers:


                                     Option Grants in Last Fiscal Year <FA>
                                     --------------------------------------

                                                                                    Potential Realizable
                                                                                      Value of Assumed
                                                                                      Annual Rates of
                                                                                        Stock Price
                                                                                      Appreciation for
                                                                                      Option Term <FB>
                                ------------------------------------------------------------------------
                                            % of Total
                                             Options
                                No. of      Granted to Exercise
                                Options     Employees   Price
                                Granted     in Fiscal    (Per       Expiration
              Name              <FC><FD>      Year      Share)        Date              5%         10%
         -----------------      --------    ---------  ---------    -----------       ------     -------
         Frank T. Callahan .     16,000     14.7%      $10.375     08/31/95<FE>       $  -       $  -

         Robert L. Costello      16,000     14.7%       10.375     01/11/2000          45,862    101,344

         William E. Kallas .      4,000      3.7%       10.375     01/11/2000          11,465     25,336

         Mark S. Anderson  .      4,000      3.7%       10.375     12/22/95<FF>          -          -

         Richard L. Haury  .      9,000      8.3%       10.375     01/11/2000          25,797     57,006

         T. Wallace Hawkes .      9,000      8.3%       10.375     01/11/2000          25,797     57,006


         [FN]

         <FA> No SARs were granted to any of the named executives during the last fiscal year.

         <FB> Potential realizable value illustrates what might be realized upon exercise of options at assumed compounded rates of appreciation. The actual value, if any, will depend on the excess of market value over option price on the date stock is sold after it is exercised.

         <FC> Options granted in 1995 are 30% exercisable one year from date of grant, with an additional 30% exercisable two years from date of grant and the remaining 40% exercisable three years from date of grant for all options except Mr. Costello's, which

                                 Page 116 of 256
              are exercisable as follows: 8% one year from grant, 10% two years from grant; 10% three years from grant; 45% four years from grant and the final 27% on January 11, 2000.

         <FD> All options were granted for a term of five years, subject to earlier termination in certain events.

         <FE> Mr. Callahan's options granted in 1995 lapsed upon his retirement at August 31, 1995.

         <FF> Mr. Anderson's options lapsed upon his resignation on
              December 22, 1995.

                                 Page 117 of 256
              OPTION/SAR EXERCISES AND HOLDINGS. The following table sets forth information, with respect to the named executive officers, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

                 Aggregated Option/SAR Exercises In Last Fiscal Year,
                         And Fiscal Year-End Option/SAR Value
                 ----------------------------------------------------

                                                                                        Value of Unexercised
                                                            Number of Unexercised           In-the-Money
                                                               Options/SARs at            Options/SARs at
                                                               Fiscal Year-End          Fiscal Year-End <FA>
                                                       --------------------------------------------------------
                                 No. of
                                 Shares
                                Acquired     Value
                                   on       Realized
         Name                   Exercise      <FB>     Exercisable   Unexercisable  Exercisable   Unexercisable
         -----------------      --------    --------   -----------   -------------  -----------   -------------
         Frank T. Callahan .       0        $  0         14,825              0        $2,500        $     0

         Robert L. Costello        0           0         15,500         34,000         1,750         52,000

         William E. Kallas .       0           0          5,400          7,600           150         12,850

         Mark S. Anderson  .     6,200         0              0              0             0              0

         Richard L. Haury  .       0           0         11,500         13,000         1,400         28,475

         T. Wallace Hawkes .       0           0         10,500         13,000         1,025         28,475

         [FN]
         <FA> Market value of underlying securities at December 31, 1995, minus the exercise price.
         <FB> Market value of underlying securities on date of exercise, minus the exercise price.

                                 Page 118 of 256
         Beneficial Ownership of Greiner Common Stock
         --------------------------------------------
              The following table summarizes the number of shares of Greiner Common Stock that the Chief Executive Officers and the four highest-paid executive officers of Greiner beneficially owned, directly or indirectly, and the percentage thereto of the outstanding Greiner Common Stock, at December 31, 1995:

                                                        Percent of
                                   Shares of            Outstanding
              Name                Common Stock            Shares
         ---------------          ------------          -----------

         Frank T. Callahan         27,485<FA>              .58%

         Robert L. Costello        26,934<FB>              .57%

         William E. Kallas          9,426<FC>              .20%

         Mark S. Anderson          17,242<FD>              .37%

         Richard L. Haury          23,487<FE>              .50%

         T. Wallace Hawkes         18,669<FF>              .40%

         [FN]
         <FA> Includes 14,825 shares of exercisable stock options and
              12,660 shares held by the Trust for the Performance Plan as of December 31, 1995 in an account for Mr. Callahan.

         <FB> Includes 16,780 shares of exercisable stock options and
              3,843 shares held by the Trust for the Performance Plan as of December 31, 1995 in an account for Mr. Costello.

         <FC> Includes 6,600 shares of exercisable stock options and
              2,826 shares held by the Trust for the Performance Plan as of December 31, 1995 in an account for Mr. Kallas.

         <FD> Includes 2,968 shares held by the Trust for the Performance
              Plan as of December 31, 1995 in an account for Mr. Anderson.

         <FE> Includes 14,200 shares of exercisable stock options and
              6,473 shares held by the Trust for the Performance Plan as of December 31, 1995 in an account for Mr. Haury.

         <FF> Includes 13,200 shares of exercisable stock options and
              2,969 shares held by the Trust for the Performance Plan as of December 31, 1995 in an account for Mr. Hawkes.

                                 Page 119 of 256
         Principal Stockholders of Greiner
         ---------------------------------
              The following table sets forth certain information with respect to the beneficial ownership of Greiner Common Stock as of December 31, 1995 as to (i) each person known by Greiner to own beneficially more than five percent of the outstanding shares of Greiner Common Stock, (ii) each director of Greiner, and (iii) all directors and executive officers of Greiner as a group. Except as otherwise noted, the named beneficial owner has sole voting and investment power with respect to the shares shown.

              Each person known to management to be the beneficial owner of more than 5% of the outstanding Greiner Common Stock based on the most recent information available, is listed below.

                                                                                                    Percent of
                                                                                     No. of         Outstanding
                   Stockholder                        Address                        Shares           Shares
                   -----------                        -------                       --------        -----------
         The Greiner Engineering, Inc.           909 East Las Colinas Boulevard,    939,422 <F1>       19.97%
         Performance Plan and Employee Stock     Suite 1900
         Ownership Trust                         Irving, Texas  75039

         William H. Bowen                        5646 Milton Street, Suite 900      369,289 <F2>        7.70%
                                                 Dallas, Texas  75206

         Brinson Partners, Inc.                  209 South LaSalle                  366,400 <F3>        7.79%
                                                 Chicago, Illinois  60604-1295

         Dimensional Fund Advisors Inc.          1299 Ocean Avenue, 11th Floor      330,671 <F4>        7.03%
                                                 Santa Monica, CA  90401

         Weiss, Peck & Greer                     One New York Plaza                 317,700 <F5>        6.75%
                                                 New York, New York  10004

         [FN]
         <F1> Pursuant to the terms of The Performance Plan and Employee
              Stock Ownership Plan of Greiner Engineering, Inc. (the "Performance Plan"), the participants in the Performance Plan will have an opportunity to vote 939,422 shares. The Trustees of the Performance Plan are Carole A. Chaney, Arnold M. Davidson, Katherine L. Gardner, Thomas D. Jenkins, and
              Robert J. Vensas.

         <F2> Includes 21,374 shares held by Camway, Inc., a corporation controlled by Mr. Bowen, 58,042 shares held by Mr. Bowen's spouse, Bebe D. Bowen, and 7,200 shares held in trust to which Mr. Bowen has expressly disclaimed beneficial ownership.

                                 Page 120 of 256
         <F3> Includes 216,616 shares held by Brinson Trust Company, its wholly-owned subsidiary. Information as of Schedule 13G dated February 13, 1995.

         <F4> Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 330,671 shares as of December 31, 1995, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, to all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. Information as of Schedule 13G dated February 9, 1996.

         <F5> In the Schedule 13G filed with Greiner, Weiss, Peck & Greer has expressly disclaimed beneficial ownership of such shares. Information as of Schedule 13G dated February 8, 1995.

                                 Page 121 of 256
                COMPARISON OF RIGHTS OF STOCKHOLDERS OF URS AND GREINER

              URS is incorporated in the state of Delaware and is subject to the provisions of the Delaware General Corporation Law (the "DGCL"). Greiner is incorporated in the state of Nevada and is subject to the provisions of the Nevada General Corporation Law ("NGCL").
         Following the consummation of the Merger, stockholders of Greiner will hold URS Common Stock rather than Greiner Common Stock and, therefore, the rights of such stockholders will be governed by the DGCL and URS's Certificate of Incorporation (the "URS Certificate") and URS's Bylaws.

              There are many similarities between the DGCL and the NGCL, as well as between the charter and bylaws of URS and Greiner; however, a number of differences do exist. The following is a summary comparison of certain differences affecting stockholder rights in the provisions of the NGCL and the DGCL and the charter documents and bylaws of URS and Greiner. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the corporate statutes of Nevada and Delaware, and the URS Certificate and the URS Bylaws and the Greiner Restated Articles of Incorporation (the "Greiner Articles") and the Greiner Bylaws.

         Cumulative Voting
         -----------------
              In an election of directors governed by cumulative voting rights, each share of stock otherwise having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single nominee or may allocate them among as many nominees as the stockholder may choose. Without cumulative voting rights, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and it is possible that no person could be elected without the support of holders of a majority of the shares voting at such meeting.

              Under the DGCL and the NGCL, cumulative voting rights in the election of directors are not mandatory and are not available to stockholders unless provided for in the corporation's certificate of incorporation. Neither the URS Certificate nor the Greiner Articles provide for cumulative voting rights.

         Stockholder Power to Call Special Stockholders Meetings
         -------------------------------------------------------
              Under the DGCL and the NGCL, a special meeting of stockholders may be called by the board of directors or any other person specified in the certificate of incorporation or bylaws. Greiner's Bylaws provide that only the president or chairman of the board may call special meetings. URS's Bylaws provide that special meetings of the stockholders, for any purpose or purposes, may be called by the president, and must be called by the president or the secretary at the request in writing of a majority of the URS Board of Directors, or at the request in writing of stockholders owning not

                                 Page 122 of 256

         less than 20% of the issued and outstanding capital stock of URS entitled to vote.

         Size of Board of Directors
         --------------------------
              Under the NGCL and the DGCL, the number of directors may be stated in the certificate of incorporation or the bylaws, or may be determined in the manner provided in the bylaws. Greiner's Bylaws provide that the number of directors may be not less than three nor more than eleven, and will be determined from time to time by resolution of the Greiner Board of Directors. Greiner's Board of Directors currently consists of six members. URS's Bylaws provide that the number of directors may be not less than five nor more than eleven, and will be determined from time to time by resolution of the Greiner Board of Directors or by the stockholders at the annual meeting. The URS Board of Directors currently consists of nine members.

         Classified Board of Directors
         -----------------------------
              The DGCL and the NGCL each provide that a corporation's board of directors may be divided into various classes with staggered terms of office; provided that, in the case of the NGCL, at least one-fourth of the directors must be elected annually. Classifica-tion of directors has the effect of making it more difficult for stockholders to change the composition of a corporation's board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of a corporation's board. Such a delay may help ensure that the corporation's directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the stockholders.

              The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of a corporation, even though such a transaction could be beneficial to the corporation and its stockholders. The classification of a corporation's board might also increase the likelihood that incumbent directors will retain their positions.

              None of the Greiner Articles, Greiner Bylaws, URS Certificate or URS Bylaws currently provide for a classified board. The adoption of a classified board would require the vote of the stockholders of Greiner or URS.

         Removal of Directors
         --------------------
              Under the NGCL, a director may be removed by the vote of the holders of not less than 66-2/3% of the voting power of the voting stock, subject to certain restrictions concerning cumulative voting.

                                 Page 123 of 256

         However, a Nevada corporation may include in its articles of incorporation a provision requiring the approval of a larger percentage of the stockholders to remove a director. Any vacancy in the board of directors may be filled by a majority of the remaining directors, though less than a quorum, even if the vacancy is due to an increase in the number of directors. The Greiner Bylaws do not permit cumulative voting, and provide that directors may be removed with or without cause by the vote of not less than 66-2/3% of the voting power of the voting stock.

              Under the DGCL, a director of a corporation that does not have a classified board of directors may be removed with or without cause by stockholder vote; PROVIDED, that in the case of a corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed if the shares voted against such removal would not be sufficient to elect the director under cumulative voting rules at an election of the Board of Directors. A director of a corporation with a classified board of directors can be removed only for cause unless the certificate of incorporation otherwise provides. Since there is no controlling definition of "cause" under Delaware law, the resolution of any dispute as to what constitutes "cause" may be a matter for determination by the courts. The URS Certificate and Bylaws do not provide for a classified board of directors or for cumulative voting.

         Voting Requirements
         -------------------
              The NGCL requires most amendments to the articles of incorporation to be approved by the board of directors, then by the vote of the holders of a majority of the voting stock, unless the articles of incorporation require a greater percentage of votes. If an amendment would alter any preferences or relative rights of a class or series of outstanding shares, it must be approved by a majority of the outstanding shares of each class or series so affected, regardless of limitations or restrictions on the voting power thereof. The NGCL gives the board of directors the power to make bylaws, subject to any limitations contained in bylaws adopted by the stockholders. The Greiner Articles do not contain any provisions requiring a greater percentage of votes for amendment. The Greiner Bylaws may be amended by the vote of a majority of directors at any meeting at which a quorum is present.

              Under the DGCL, a corporation with stock outstanding or subscribed ordinarily may amend its charter provided that the amendment is advised by the board of directors and approved by affirmative vote of a majority of all the votes entitled to be cast. Holders of a class of stock may vote as a class if the amendment would increase or decrease the number of authorized shares of such class or the par value of shares of such class, or would alter the preferences, powers, or special rights of any class so as to affect them adversely. The URS Certificate provides that the corporation reserves the right to amend, alter, change or repeal any provision in the certificate of incorporation as prescribed by the DGCL. As a result, the URS Certificate may be amended provided that the

                                 Page 124 of 256

         amendment is advised by the board of directors and approved by the affirmative vote of a majority of all of the outstanding shares of URS Common Stock.

         Business Combinations/Reorganizations
         -------------------------------------
              Section 203 of the DGCL provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers and employee stock purchase plans in which employee participants do not have the right to determine confidentially whether plan shares will be tendered in a tender or exchange offer) or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote at an annual or special meeting, and not by written consent, of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

              Except as specified in Section 203 of the DGCL, an interested stockholder is defined to include (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (b) the affiliates and associates of any such person.

              For purposes of Section 203, the term "business combination" is defined broadly to include mergers with or caused by the interested stockholder; sales or other dispositions to the interested stock-holder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to ten percent or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

                                 Page 125 of 256

              The three-year moratorium imposed on business combinations by
         Section 203 does not apply if: (a) prior to the date on which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (b) the interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him an interested stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or
         (c) on or after the date such person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by sixty-six and two-thirds percent (66-2/3%) of the voting stock not owned by the interested stockholder.

              Section 203 only applies to Delaware corporations which have a class of voting stock that is listed on a national securities exchange, are quoted on an interdealer quotation system such as the New York Stock Exchange (as is URS) or are held of record by more than 2,000 stockholders. A Delaware corporation may subsequently elect not to be governed by Section 203 by an amendment to its charter or to the bylaws, which amendment must be approved by majority stockholder vote.

              Under certain circumstances, Section 203 of the DGCL may make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the corporation's certificate of incorporation or stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The URS Certificate does not exclude URS from the restrictions imposed under
         Section 203 of the DGCL.  It is anticipated that the provisions of
         Section 203 of the DGCL may encourage companies interested in acquiring URS to negotiate in advance with URS, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

              Section 203 has been challenged in lawsuits arising out of ongoing takeover disputes, and it is not yet clear whether and to what extent its constitutionality will be upheld by the courts. Although the United States District Court for the District of Delaware has consistently upheld the constitutionality of Section 203, the Delaware Supreme Court has not yet considered the issue. URS believes that so long as the constitutionality of Section 203 is upheld, Section 203 will encourage any potential acquiror to negotiate with URS's Board of Directors. Section 203 also has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for URS in which all stockholders would not be treated equally. Section 203 may also discourage certain potential acquirors unwilling to comply with its provisions.

                                 Page 126 of 256

              The NGCL also prohibits certain business combinations between a corporation and an "interested stockholder" (one beneficially holding, directly or indirectly, at least 10% of the outstanding voting stock) for five years after such person became an interested stockholder unless such interested stockholder, prior to becoming an interested stockholder, obtained the approval of the board of directors of either the business combination or the transaction that resulted in such person becoming an interested stockholder. Not-withstanding the foregoing, the NGCL permits business combinations that meet all requirements of the corporation's articles of incorporation and (i) are approved by the board of directors before the interested stockholder became an interested stockholder (or as to which the purchase of shares made by the interested stockholder had been approved by the board of directors before the date of purchase), (ii) are approved by the affirmative vote of the holders of stock representing a majority of the voting stock (excluding voting stock of the interested stockholder and its affiliates and associates) at a meeting called for such purpose no earlier than five years after the interested stockholder became an interested stockholder, or (iii) the form and amount of consideration to be received by stockholders (excluding the interested stockholder) of the corporation satisfy certain tests and, with limited exceptions, the interested stockholder has not become the beneficial owner of additional voting shares of the corporation after becoming an interested stockholder and before the business combination is consummated. A corporation may expressly exclude itself from application of the foregoing business combination provisions of the NGCL but Greiner has not done so.

         Rights of Dissenting Stockholders
         ---------------------------------
              Under the NGCL, dissenter's rights do not exist in a merger if the holder's shares are listed on a national securities exchange, unless the consideration to be received in the merger is anything but cash and/or stock. Under the DGCL, dissenters' rights are not available with respect to (a) a sale of assets, (b) a merger by a corporation, if the shares of the corporation are either listed on a national securities exchange or held by more than 2,000 stockholders of record or if stockholders receive shares of the surviving corporation or of a listed or widely-held corporation, or (c) a merger in which the corporation is the surviving corporation; PROVIDED, that no vote of its stockholders is required to approve the merger. Because Greiner Common Stock is listed on the NYSE and because Greiner stockholders will receive cash and stock in the Merger, stockholders of Greiner will not be entitled to appraisal rights with respect to the proposed Merger.

         Inspection of Books and Records
         -------------------------------
              The NGCL provides for an absolute right of inspection of a corporation's books and records for persons holding 15% or more of the corporation's voting shares. The DGCL, however, gives any stockholder of record the right to inspect a corporation's books and

                                 Page 127 of 256

         records for a purpose reasonably related to such person's interest as a stockholder.

         Dividends
         ---------
              The NGCL permits the payment of dividends, if authorized by the Board of Directors, however, dividends may not be paid if, after giving it effect, the corporation would not be able to pay its debts as they become due or the corporation's assets would be less than the corporation's total liabilities plus whatever amount would be needed to satisfy preferential rights under dissolution.

              The DGCL also permits the payment of dividends out of surplus or, if there is no surplus, out of net profits for the current and preceding fiscal years (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In addition, Delaware law generally provides that a corporation may redeem or repurchase its own shares only if such redemption or repurchase would not "impair the capital" of the corporation. The ability of a Delaware corporation to pay dividends on, or redeem or to make repurchases or redemptions of, its shares is dependent on the financial status of the corporation standing alone and not on a consolidated basis. In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical value.

              The Greiner Bylaws provide that dividends may be paid at the discretion of the Greiner Board. Greiner has paid dividends since 1988. URS has not paid cash dividends since 1986. See "Summary - Dividend Policy."

         Limitation of Liability and Indemnification of Directors
         --------------------------------------------------------
              Both the NGCL and the DGCL permit a corporation to include a provision in its articles or certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for breach of the director's fiduciary duty, subject to certain limitations. Each of the Greiner Articles and the URS Certificate include such a provision, to the maximum extent permitted by law.

              The Greiner Articles provide that a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the payment of dividends in violation of Section 78.300 of the NGCL.

              Article XI of the URS Certificate provides that a director of the corporation shall not be personally liable to the corporation or

                                 Page 128 of 256

         its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any beach of the director's duty of loyalty to the corporation or its stockholders,
         (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
         Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. Article XI of the URS Certificate further provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided in Article XI as currently written, shall be limited to the fullest extent permitted by the amended DGCL. Finally, Article XI provides that any repeal or modification of Article XI shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

              While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of the corporation only if he or she is a director of the corporation and is acting in his or her capacity as director, and do not apply to officers of the corporation who are not directors.

              In addition, both the NGCL and the DGCL permit a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. Both states' laws provide that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and both states permit a corporation to purchase and maintain liability insurance for its directors and officers. Both the NGCL and the DGCL provide that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

              The Greiner Articles provide that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another

                                 Page 129 of 256

         corporation or of a partnership, joint venture, trust or other enterprise will be indemnified by the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Greiner, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification rights conferred by the Greiner Articles are not exclusive of any other right to which a person seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

              The URS Bylaws provide that any officer, director or employee of URS who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, wither civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer or employee of the corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified by the corporation if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In addition, the URS Bylaws provide that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer or employee of the corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the corporation if such person acted in good faith any in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or manner as to which such person shall have been adjudged to have been liable for negligence or misconduct in the performance of his or her duties to the corporation (unless a court shall determine, upon application, that such person is reasonably entitled to indemnity for such expenses which the court deems proper). The indemnification rights conferred by the URS Bylaws are not exclusive of any other right to which a person seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                 Page 130 of 256

                  AFFILIATES' RESTRICTION ON SALE OF URS COMMON STOCK
                  ---------------------------------------------------

              The shares of URS Common Stock to be issued pursuant to the Merger have been registered under the Securities Act by a Registration Statement on Form S-4, thereby allowing such securities to be traded without restriction by any former holder of Greiner Common Stock who is not deemed to be an "affiliate" of Greiner prior to the consummation of the Merger, as "affiliate" is defined for purposes of Rule 145 under the Securities Act, and who does not become an "affiliate" of URS after the consummation of the Merger.

              Shares of URS Common Stock received by persons who are deemed to be affiliates of Greiner prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. Rule 145, as currently in effect, imposes restrictions in the manner in which such affiliates, and others with whom they might act in concert, may sell URS Common Stock within any three-month period. Persons who may be deemed to be affiliates of Greiner generally include individuals or entities that control, are controlled by or are under common control with Greiner and may include certain officers and directors as well as principal stockholders of Greiner. Greiner stockholders who are identified as affiliates will be so advised by Greiner prior to the Effective Date.

              Each of URS and Greiner will use its best efforts to cause each and any Greiner stockholder who is an affiliate to agree not to make any public sale of any URS Common Stock received upon consummation of the Merger except in compliance with Rule 145 under the Securities Act or otherwise in compliance with the Securities Act. In general, Rule 145, as currently in effect, imposes restrictions on the manner in which such affiliates may make resales of URS Common Stock and also on the quantity of resales that such stock-holders, and others with whom they may act in concert, may make within any three-month period for a period of two (2) years after consummation of the Merger. In addition, officers and directors of URS following the Merger will be subject to the resale restrictions of Rule 144 as it applies to affiliates of an issuer.

                                 Page 131 of 256

                                     LEGAL MATTERS
                                     -------------
              Certain legal matters with respect to the validity of the URS Common Stock to be issued in connection with the Merger being passed upon for URS by Sheppard, Mullin, Richter & Hampton LLP, San Francisco, California. The Federal income tax consequences to Greiner stockholders in connection with the Merger are being passed upon for Greiner by Nossaman, Guthner, Knox & Elliott, L.L.P.,
         San Francisco, California.

                                        EXPERTS
                                        -------
              The Consolidated Financial Statements of URS for the three year period ended October 31, 1995, have been included in this Proxy Statement/Prospectus and Registration Statement in reliance upon the report of Coopers & Lybrand L.L.P. independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

              The Consolidated Financial Statements of Greiner for the three year period ended December 31, 1995 have been included in this Proxy Statement/Prospectus and Registration Statement in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 Page 132 of 256

                             INDEX TO FINANCIAL STATEMENTS
                             -----------------------------
                                                                         Page
                                                                         ----
         URS CORPORATION

              Report of Independent Accountants  . . . . . . . . . . .   F-2

              Consolidated Balance Sheets as of October 31, 1994
                and 1995 . . . . . . . . . . . . . . . . . . . . . . .   F-3

              Consolidated Statements of Operations at October 31,
                1993, 1994 and 1995  . . . . . . . . . . . . . . . . .   F-4

              Consolidated Statements of Changes in Stockholders'
                Equity at October 31, 1993, 1994 and 1995  . . . . . .   F-5

              Consolidated Statements of Cash Flow at October 31,
                1993, 1994 and 1995  . . . . . . . . . . . . . . . . .   F-6

              Notes to Consolidated Financial Statements . . . . . . .   F-7

         GREINER ENGINEERING, INC.

              Report of Independent Accountants  . . . . . . . . . . .  F-23

              Consolidated Balance Sheets as of December 31, 1994
                and 1995 . . . . . . . . . . . . . . . . . . . . . . .  F-24

              Consolidated Statements of Operations at December 31,
                1993, 1994 and 1995  . . . . . . . . . . . . . . . . .  F-26

              Consolidated Statements of Stockholders' Equity at
                December 31, 1993, 1994 and 1995 . . . . . . . . . . .  F-27

              Consolidated Statements of Cash Flows at December 31,
                1993, 1994 and 1995  . . . . . . . . . . . . . . . . .  F-28

              Notes to Consolidated Financial Statements . . . . . . .  F-30

                                 Page 133 of 256

                           REPORT OF INDEPENDENT ACCOUNTANTS
                           ---------------------------------

         The Board of Directors and Stockholders of URS Corporation:

              We have audited the accompanying consolidated balance sheets of URS Corporation and its subsidiaries as of October 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended October 31, 1995. These financial statements are the responsibility of the Company's management. Our responsi-bility is to express an opinion on these financial statements based on our audits.

              We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of URS Corporation and its subsidiaries as of October 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended October 31, 1995, in conformity with generally accepted accounting principles.

              As discussed in the Notes to the Consolidated Financial Statements, effective November 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.



                                         /s/ COOPERS & LYBRAND L.L.P.


                                            COOPERS & LYBRAND L.L.P.





         San Francisco, California
         December 15, 1995

                                 Page 134 of 256

                           URS CORPORATION AND SUBSIDIARIES
                             CONSOLIDATED BALANCE SHEETS
                         (In thousands, except per share data)
                                                            October 31,
                                                      ----------------------
                                                         1995         1994
                                                         ----         ----
               ASSETS
         Current assets:
           Cash and cash equivalents                  $ 8,836      $ 9,457
           Accounts receivable, including retainage
             amounts of $3,895 and $2,925, less
             allowance for doubtful accounts of $664
             and $495                                  35,822       30,132
           Costs and accrued earnings in excess of
             billings on contracts in process, less
             allowances for losses of $606 and $646    13,200       13,747
           Prepaid expenses                             1,849          929
                                                       ------       ------
             Total current assets                      59,707       54,265
         Property and equipment at cost, net            5,835        5,469
         Goodwill, net                                  7,765        4,787
         Other assets                                     768          693
                                                       ------       ------
                                                      $74,075      $65,214
                                                       ======       ======
           LIABILITIES AND SHAREHOLDERS' EQUITY
         Current liabilities:
           Accounts payable                           $ 7,724      $ 9,440
           Accrued salaries and wages                   6,588        5,700
           Accrued expenses and other                   9,088        5,451
                                                       ------       ------
           Total current liabilities                   23,400       20,591
         Long-term debt                                 7,204        6,638
         Long-term debt to related parties              2,795        2,632
         Deferred compensation and other                1,198        1,380
                                                       ------       ------
           Total liabilities                           34,597       31,241
                                                       ------       ------
         Commitments and contingencies (Note 8)
         Stockholders' equity:
         Common Shares, par value $.01; authorized
           20,000 shares; issued 7,167 and 7,019
           shares, respectively                            73           71
           Treasury stock                                (287)         (59)
           Additional paid-in capital                  31,791       30,261
         Retained earnings since February 21, 1990,
           date of quasi-reorganization                 7,901        3,700
                                                       ------       ------
             Total stockholders' equity                39,478       33,973
                                                       ------       ------
                                                      $74,075      $65,214
                                                       ======       ======
                    See Notes to Consolidated Financial Statements

                                 Page 135 of 256

                           URS CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                         (In thousands, except per share data)


                                              Years Ended October 31,
                                        ----------------------------------
                                          1995         1994         1993
                                        --------     --------     --------

         Revenues                       $179,769     $164,088     $145,761
                                         -------      -------      -------

         Expenses:

           Direct operating              108,845      102,500       91,501

           Indirect, general and
             administrative               63,217       55,455       51,607

           Interest expense, net           1,351        1,244        1,220
                                         -------      -------      -------
                                         173,413      159,199      144,328
                                         -------      -------      -------
         Income before taxes               6,356        4,889        1,433

         Income tax expense                1,300          450          140
                                         -------      -------      -------
         Net income                     $  5,056     $  4,439     $  1,293
                                         =======      =======      =======

         Net income per share:

           Primary                      $    .68     $    .60     $    .18
                                         =======      =======      =======
           Fully diluted                $    .67     $    .60     $    .18
                                         =======      =======      =======















                    See Notes to Consolidated Financial Statements

                                 Page 136 of 256

                           URS CORPORATION AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                    (In thousands)

                                             Common Shares               Additional   Retained      Total
                                            ----------------    Treasury  Paid-in     Earnings   Shareholders'
                                            Number    Amount     Stock    Capital     (Deficit)     Equity
                                            ------    ------    -------   -------     ---------   ----------
         Balances November 1, 1992           6,959    $   70    $    0    $27,697     $   111       $27,878
                                             -----     -----     -----     ------      ------        ------

         Stock in lieu of interest               4        -         -          31          -             31

         Employee stock purchases               26        -         -         187          -            187

         Quasi-reorganization
           NOL carryforward                     -         -         -         450        (450)           -

         Net income                             -         -         -          -        1,293         1,293
                                             -----     -----     -----     ------      ------        ------

         Balances, October 31, 1993          6,989        70         0     28,365         954        29,389
                                             -----     -----     -----     ------      ------        ------

         Employee stock purchases               40         1        -         203          -            204

         Purchase of treasury shares           (10)       -        (59)        -           -            (59)

         Quasi-reorganization
           NOL carryforward                     -         -         -       1,693      (1,693)           -

         Net income                             -         -         -          -        4,439         4,439
                                             -----     -----     -----     ------      ------        ------

         Balances October 31, 1994           7,019        71       (59)    30,261       3,700        33,973
                                             -----     -----     -----     ------      ------        ------

         Employee stock purchases              190         2        -         675          -            677

         Purchase of treasury shares           (42)       -       (228)        -           -           (228)

         Quasi-reorganization NOL
           carryforward                         -         -         -         855        (855)           -

         Net income                             -         -         -          -        5,056         5,056
                                             -----     -----     -----     ------      ------        ------

         Balances, October 31, 1995          7,167    $   73    $ (287)   $31,791     $ 7,901       $39,478
                                             =====     =====     =====     ======      ======        ======

                    See Notes to Consolidated Financial Statements

                                 Page 137 of 256

                           URS CORPORATION AND SUBSIDIARIES
                         CONSOLIDATED STATEMENTS OF CASH FLOW
                                    (In thousands)
                                                   Years Ended October 31,
                                                 ----------------------------
                                                   1995      1994      1993
                                                 --------  --------  --------
         Cash flows from operating activities:
           Net income                            $ 5,056   $ 4,439   $ 1,293
                                                  ------    ------    ------
           Adjustments to reconcile net income
             to net cash provided (used) by
             operating activities:
           Depreciation and amortization           3,124     2,596     2,986
           Changes in current assets and
             liabilities:
           Increase in accounts receivable and
             costs and accrued earnings in
             excess of billings on contracts in
             process                              (4,067)   (4,938)   (1,949)
           Decrease (increase) in prepaid
             expenses and other                     (881)       26       137
           Increase in accounts payable,
             accrued salaries and wages and
             accrued expenses                      1,252     1,682     1,455
           Other, net                               (391)       28       517
                                                  ------    ------    ------
           Total adjustments                        (963)    (606)     3,146
           Net cash provided by operating         ------    ------    ------
             activities                            4,093     3,833     4,439
                                                  ------    ------    ------
         Cash flows from investing activities:
           Payment for business acquisition       (3,596)       -         -
           Capital expenditures                   (1,610)   (2,149)   (1,952)
           Other                                      43        -       (400)
           Net cash used by investing             ------    ------    ------
             activities                           (5,163)   (2,149)   (2,352)
                                                  ------    ------    ------
         Cash flows from financing activities:
           Repayment of debt                          -         -     (1,340)
           Repurchase of common shares              (228)      (59)       -
           Proceeds from sale of common shares       247       204       152
           Proceeds from exercise of stock
             options                                 430        -         -
           Other                                      -      1,000        -
           Net cash provided (used) by            ------    ------    ------
            financing activities                     449     1,145    (1,188)
                                                  ------    ------    ------
           Net increase (decrease) in cash          (621)    2,829       899
           Cash at beginning of year               9,457     6,628     5,729
                                                  ------    ------    ------
           Cash at end of year                   $ 8,836   $ 9,457   $ 6,628
                                                  ======    ======    ======
                    See Notes to Consolidated Financial Statements

                                 Page 138 of 256

                           URS CORPORATION AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      ------------------------------------------


         NOTE 1.   ACCOUNTING POLICIES

         Principles of Consolidation and Basis of Presentation
         -----------------------------------------------------
              The Consolidated Financial Statements include the accounts of URS and its subsidiaries, all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

         Revenue Recognition
         -------------------
              Revenue from contract services is recognized by the percentage-of-completion method and includes a proportion of the earnings expected to be realized on a contract in the ratio that costs incurred bear to estimated total costs. Revenue on cost reimbursable contracts is recorded as related contract costs are incurred and includes estimated earned fees in the proportion that costs incurred to date bear to total estimated costs. The fees under certain government contracts may be increased or decreased in accordance with cost or performance incentive provisions which measure actual performance against established targets or other criteria. Such incentive fee awards or penalties are included in revenue at the time the amounts can be reasonably determined. Revenue for additional contract compensation related to unpriced change orders is recorded when realization is probable. Revenue from claims by URS for additional contract compensation is recorded when agreed to by the customer. If estimated total costs on any contract indicate a loss, URS provides currently for the total loss anticipated on the contract.

              Costs under contracts with the U.S. Government are subject to government audit upon contract completion. Therefore, all contract costs, including direct and indirect, general and administrative expenses, are potentially subject to adjustment prior to final reimbursement. Management believes that adequate provision for such adjustments, if any, has been made in the accompanying Consolidated Financial Statements. All overhead and general and administrative expense recovery rates for fiscal 1989 through fiscal 1995 are subject to review by the U.S. Government.

         Cash and Cash Equivalents
         -------------------------
              URS considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents are recorded at cost, which approximates fair value.

                                 Page 139 of 256

         Income Taxes
         ------------
              Effective November 1, 1993, URS adopted the provisions of Statement of Financial Accounting Standards ("SFAS") Number 109, "Accounting for Income Taxes." This standard requires companies to record all deferred tax liabilities and assets for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, including tax loss carryforwards. As permitted under SFAS Number 109, prior years' financial statements were not restated. This did not materially affect URS's Consolidated Financial Statements.

         Depreciation and Amortization
         -----------------------------
              Depreciation is provided on the straight-line method over the useful service lives of the assets. Goodwill is amortized on the straight-line method ranging from 10 to 20 years.

         Income Per Share
         ----------------
              The computation of earnings per common and common equivalent shares is based upon the weighted average number of common shares outstanding during the period plus (in periods in which they have a dilutive effect) the effect of common shares contingently issuable, primarily from stock options, exercise of warrants and the potential conversion of convertible debentures, less the number of shares assumed to be purchased from the proceeds using the average market price of URS's common stock.

              The fully diluted per share computation reflects the effect of common shares contingently issuable upon the exercise of warrants in periods in which such exercise would cause dilution. Fully diluted earnings per share may also reflect additional dilution related to stock options due to the use of the market price at the end of the period when higher than the average price for the period.

                                 Page 140 of 256

                          Computation of Net Income Per Share
                         (In thousands, except per share data)


                                                    Years Ended October 31,
                                                    -----------------------
                                                     1995     1994    1993
                                                    ------   ------  ------
         Net income                                 $5,056   $4,439  $1,293

         Add:
         Interest on debentures and notes, net of
         applicable income taxes                       696      715     -
                                                     -----    -----   -----
         Net income for fully-diluted income per
         common share                               $5,752   $5,154  $1,293
                                                     =====    =====   =====

         Weighted average number of common shares
         outstanding during the year                 7,080    7,001   6,971

         Add:
         Common equivalent shares (determined
         using the "treasury stock" method)
         representing shares issuable upon
         exercise of employee stock options and      2,985    2,959     -
         warrants

         Less:
         Twenty percent limit on repurchase         (1,433)  (1,404)    -
                                                     -----    -----   -----
         Weighted average number of shares used in
         calculation of fully-diluted income per
         share                                       8,632    8,556   6,971
                                                     =====    =====   =====

         Fully-diluted income per common share      $  .67   $  .60  $  .18
                                                     =====    =====   =====

                                 Page 141 of 256

         Industry Segment Information
         ----------------------------
              URS's single business segment, consulting, provides engineering and architectural services to local and state governments, the Federal government and the private sector. URS's services are primarily utilized for planning, design and program and construction management of infrastructure and environmental projects.

              URS's revenues from local, state and Federal government agencies and private businesses for the last three fiscal years are as follows:

                                     Years Ended October 31,
                          ----------------------------------------------
                               1995            1994            1993
                          --------------  --------------  --------------
                                          (In thousands)
         Local and state
         agencies         $ 99,871   56%  $ 88,207   54%  $ 80,350   55%

         Federal
         agencies           58,751   33     59,611   36     48,713   33

         Private
         business           21,147   11     16,270   10     16,698   12
                           -------  ---    -------  ---    -------  ---
           Total          $179,769  100%  $164,088  100%  $145,761  100%
                           =======  ===    =======  ===    =======  ===

         NOTE 2.   QUASI-REORGANIZATION

              In conjunction with a restructuring completed in fiscal year 1990, URS, with the approval of its Board of Directors, implemented a quasi-reorganization effective February 21, 1990 and revalued certain assets and liabilities to fair value as of that date.

              The fair values of URS's assets and liabilities at the date of the quasi-reorganization were determined by management to approximate their carrying value and no further adjustment of historical bases was required. No assets were written-up in conjunction with the revaluation. As part of the quasi-reorganization, the deficit in retained earnings of $92,523,000 was eliminated against additional paid-in capital. The balance in retained earnings at October 31, 1995 represents the accumulated net earnings arising subsequent to the date of the quasi-reorganization.

         NOTE 3.   ACQUISITION

              During the year ended October 31, 1995, URS acquired E.C. Driver & Associates, Inc. ("ECD") for an aggregate purchase price of $3,596,000, and the assumption of ECD's liabilities totaling $1,356,000. This acquisition was accounted for by the purchase method of accounting and the net assets of ECD are included in URS's consolidated balance sheet as of October 31, 1995 based upon its

                                 Page 142 of 256

         estimated fair value at the transaction's effective date of January 4, 1995. Pro forma operating results for the years ended October 31, 1994 and 1995, as if the acquisition had been made on November 1, 1993, are not presented as they would not be materially different from URS's reported results. The excess of the purchase price over the estimated fair value of the assets acquired (goodwill) of $3,596,000 will be amortized on a straight line basis over twenty years.

         NOTE 4.   PROPERTY AND EQUIPMENT

              Property and equipment consists of the following:

                                                  October 31,
                                             --------------------
                                               1995        1994
                                             --------    --------
                                                (In thousands)

         Furniture and fixtures              $ 2,713     $ 3,192

         Equipment                             9,074       7,764

         Leasehold improvements                  887         866
                                              ------      ------
                                              12,674      11,822

         Less: Accumulated depreciation
           and amortization                   (6,839)     (6,353)
                                              ------      ------
         Net property and equipment          $ 5,835     $ 5,469
                                              ======      ======


         NOTE 5.   GOODWILL

              Goodwill represents the excess of the purchase price over the fair value of the net tangible assets of various operations acquired by URS. Accumulated amortization at October 31, 1995 and 1994 was $3,129,000 and $2,507,000, respectively.

                                 Page 143 of 256

         NOTE 6.   INCOME TAXES

              The components of income tax expense applicable to the operations each year are as follows:


                                      Years Ended October 31,
                                      ------------------------
                                      1995      1994      1993
                                      ----      ----      ----
                                          (In thousands)
         Current:

            Federal                  $1,325    $  150    $   70

            State and local             590       230        85
                                      -----     -----     -----
               Subtotal               1,915       380       155
                                      -----     -----     -----
         Deferred:

            Federal                    (385)       -         -

            State and local            (230)       70       (15)
                                      -----     -----     -----
               Subtotal                (615)       70       (15)
                                      -----     -----     -----
         Total tax provision         $1,300    $  450    $  140
                                      =====     =====     =====

              As of October 31, 1995, URS has available net operating loss ("NOL") carryforwards for Federal income tax purposes and financial statement purposes of $6,750,000. The NOL utilization is limited to $750,000 per year.

              While URS has available NOL carryforwards which partially off-set otherwise taxable income for Federal income tax purposes, for state tax purposes such amounts are not necessarily available to offset income subject to tax. Accordingly, state income taxes have been provided.

                                 Page 144 of 256

              The significant components of URS's deferred tax assets and liabilities as of October 31, 1995 are as follows:

              Deferred tax assets/(liabilities) - due to:
                                                         (In thousands)
                                                        1995        1994
                                                      --------    --------

         State taxes                                  $   201     $    78
         Allowance for doubtful accounts                  202         183
         Other accruals and reserves                    3,073       3,155
         Net operating loss                             2,302       3,135
         Alternative minimum tax credit                    -          360
                                                       ------      ------
              Total                                     5,778       6,911

         Valuation allowance                           (3,907)     (5,166)
                                                       ------      ------
         Deferred tax asset                             1,871       1,745
                                                       ------      ------
         Other deferred gain and unamortized bond
           premium                                     (1,826)     (1,979)
         Depreciation & amortization                      (45)         -

         Deferred tax liability                        (1,871)     (1,979)
                                                       ------      ------
         Net deferred tax liability                   $   -0-     $  (234)
                                                       ======      ======


              The net change in the total valuation allowance for the year ended October 31, 1995 was a decrease of $1,259,000 due to the utilization of net operating losses, AMT credits and other changes in deferred tax assets.

                                 Page 145 of 256

              The difference between total tax expense and the amount computed by applying the statutory Federal income tax rate to income before taxes is as follows:

                                                    Years Ended October 31,
                                                 ----------------------------
                                                   1995      1994      1993
                                                 --------  --------  --------
                                                         (In thousands)
         Federal income tax expense based upon
         Federal statutory tax rate of 34%       $ 2,160   $ 1,665   $   490

         Nondeductible goodwill amortization         160       160       185

         Nondeductible expenses                      217       120        60

         NOL carryforwards utilized               (1,142)   (1,693)     (640)

         AMT credit utilized                        (333)       -         -

         State taxes, net of Federal benefit         238       198        45
                                                  ------    ------    ------
              Total taxes provided               $ 1,300   $   450   $   140
                                                  ======    ======    ======

         NOTE 7.   LONG-TERM DEBT

         Long-term debt consists of the following:
                                                              October 31,
                                                         --------------------
                                                           1995        1994
                                                         --------    --------
                                                             (In thousands)
         Third party:
           6-1/2% Convertible Subordinated Debentures
             due 2012 (net of bond issue costs of $41
             and $44)                                    $ 2,104     $ 2,101
           8-5/8% Senior Subordinated Debentures due
             2004 (net of discount and bond issue costs
             of $3,830 and $3,969) (effective interest
             rate on date of restructuring was 25%)        2,625       2,486
           Obligations under capital leases                3,406       2,721
                                                          ------      ------
                                                           8,135       7,308
           Less: Current maturities of capital leases        931         670
                                                          ------      ------
                                                         $ 7,204     $ 6,638
                                                          ======      ======
         Related parties:
           January Notes (net of discount of $1,205 and
             $1,368) (effective interest rate on date
             of restructuring was 12%)                   $ 2,795     $ 2,632
                                                          ======      ======

                                 Page 146 of 256

         Credit Agreement
         ----------------
              At October 31, 1995, URS's unsecured line of credit agreement with Wells Fargo Bank, National Association (the "Bank") provides for advances up to $15,000,000 and expires April 30, 1997. Borrowings on the line of credit bear interest at the option of URS at a per annum rate equal to either the Bank's prime rate, or 1.5% over the interest rate offered to the Bank in the interbank Eurodollar market, adjusted for the Bank's Eurodollar reserve requirements. At
         October 31, 1995, URS had outstanding letters of credit totaling $386,000 which reduced the amount available to URS under its unsecured line of credit to $14,614,000.

              To finance the cash portion of the proposed Greiner acquisition (discussed more fully in "Note 16 - Subsequent Event"), URS is negotiating to obtain a $20,000,000 senior secured revolving credit facility expiring three years from the closing of the loan and a $50,000,000 senior secured term loan maturing six years from the closing of the loan. The senior secured revolving credit facility would replace the current unsecured line of credit.

              Under the unsecured line of credit agreement URS is required to satisfy certain financial and non-financial covenants. The declaration of dividends, except stock dividends, is restricted by the terms of URS's unsecured credit agreement with the Bank and the indenture governing the 8-5/8% Senior Subordinated Debentures due 2004 (the "8-5/8 Indenture"), described below. URS was in compliance with all financial and non-financial covenants related to the unsecured line of credit agreement at October 31, 1995 and to a predecessor secured line of credit agreement October 31, 1994.

         Related Parties
         ---------------
              At October 31, 1995, URS had fully-drawn $4,000,000 under its line of credit with Richard C. Blum & Associates, L.P. ("RCBA"). The indebtedness is represented by the January Notes, which bear interest at 6-1/2% per annum, are subordinate only to the Bank line of credit and are due November 1, 2000. RCBA, through various partner-ships, beneficially owns approximately 22% of URS's common shares (approximately 34% assuming exercise of additional warrants) outstanding at October 31, 1995. Richard C. Blum, a director of
         URS, is also Chairman of RCBA.

                                 Page 147 of 256

         Debentures
         ----------
              URS's 6-1/2% Convertible Subordinated Debentures due 2012 are convertible into URS's common shares at the rate of $206.30 per share. Sinking fund payments are calculated to retire 70% of the debentures prior to maturity beginning in February 1998. Interest is payable semi-annually in February and August. Interest is payable semi-annually in January and July on URS's 8-5/8% Senior Subordinated Debentures due 2004. Both the 6-1/2% Convertible Subordinated Debentures and the 8-5/8% Senior Subordinated Debentures are subordinate to all debt to RCBA and the Bank.

              The amounts of long-term debt outstanding at October 31, 1995 maturing in the next five years are as follows:

                                           (In thousands)
                 1996                       $    -
                 1997                            -
                 1998                            -
                 1999                            -
                 2000                            -
                 Thereafter                 $ 12,600

              Amounts payable under capitalized lease agreements are excluded from the above table.

         Obligations under Leases
         ------------------------
              Total rental expense included in operations for operating leases for the fiscal years ended October 31, 1995, 1994 and 1993 amounted to $5,717,000, $5,275,000 and $4,938,000, respectively.
         Certain of the lease rentals are subject to renewal options and escalation based upon property taxes and operating expenses. These operating lease agreements expire at varying dates through 2005.

              Obligations under non-cancelable lease agreements are as
         follows:
                                                    Capital        Operating
                                                    Leases          Leases
                                                    -------        ---------
                                                          (In thousands)
         1996                                       $ 1,253         $ 5,384
         1997                                         1,137           4,346
         1998                                           833           3,355
         1999                                           643           2,584
         2000                                           440           1,994
         Thereafter                                      63           3,311
                                                     ------          ------
         Total minimum lease payments               $ 4,369         $20,974
                                                                     ======
         Less amounts representing interest             963
                                                     ------
         Present value of net minimum lease         $ 3,406
            payments                                 ======

                                 Page 148 of 256

         NOTE 8.   COMMITMENTS AND CONTINGENCIES

              Currently, URS has $31,000,000 per occurrence and aggregate commercial general liability insurance coverage. URS is also insured for professional errors and omissions ("E&O") and pollution liability ("EIL") claims with an aggregate limit of $25,000,000 after a self-insured deductible of $500,000. The E&O and EIL coverages are on a "claims made" basis, covering only claims actually made during the policy period currently in effect. Thus, if URS does not continue to maintain this policy, it will have no coverage under the policy for claims made after its termination date even if the occurrence was during the term of coverage. It is URS's intent to maintain this type of coverage, but there can be no assurance that URS can maintain its existing coverage, that claims will not exceed the amount of insurance coverage or that there will not be claims relating to prior periods that were subject only to "claims made" coverage.

              Various legal proceedings are pending against URS or its subsidiaries alleging breaches of contract or negligence in connection with the performance of professional services. In some actions punitive or treble damages are sought which substantially exceed URS's insurance coverage. URS's management does not believe that any of such proceedings will have a material adverse effect on the consolidated financial position and operations of URS.

         NOTE 9.   CAPITAL STOCK

              Declaration of dividends, except Common Stock dividends, is restricted by the unsecured line of credit agreement and the 8-5/8 Indenture. Further, declaration of dividends may be precluded by existing Delaware law.

              During fiscal year 1995, URS repurchased a total of 42,000 shares of its Common Stock at an average repurchase price of $5.43, pursuant to a systematic repurchase plan approved by URS's Board of Directors on September 13, 1994.

              The 1987 Restricted Stock Plan (the "Plan") provides for grants of up to 16,537 shares of Common Stock to key employees of URS and its subsidiaries. An employee selected to receive shares under the Plan will not be required to pay any consideration for the shares. Shares issued to an employee are subject to forfeiture in the event that the employment of the employee terminates for any reason other than death. The forfeiture restrictions lapse with respect to portions of the grant over a five-year period subsequent to the grant date. As of October 31, 1995, 6,872 restricted shares have been granted.

              The 1979 Stock Option Plan (the "1979 Plan") provided for grants of options to purchase shares of Common Stock to directors, officers and key employees of URS and its subsidiaries at prices and for periods (not to exceed ten years) as determined by the Board of

                                 Page 149 of 256

         Directors. The 1979 Plan also provided for the granting of Stock Appreciation Rights and incentive stock options. The 1979 Plan expired in February 1989, and no further options or rights may be granted under the 1979 Plan.

              On October 20, 1988, the stockholders approved a replacement option program pursuant to which non-management members of the Board of Directors granted replacement stock options to selected employees, exercisable at then current market prices. The selected employees then exchanged their outstanding options for new options covering two shares for each three shares covered by the options being replaced. Options to purchase 16,561 shares were exchanged for pre-existing options.

              On April 27, 1989, the stockholders approved the 1989 Stock Option and Rights Plan (the "1989 Plan"). The 1989 Plan provides for the grant of options to purchase 50,000 shares of Common Stock to directors, officers and key employees of URS and its subsidiaries at prices and for periods (not to exceed ten years) as determined by the Board of Directors. The 1989 Plan also provides for the granting of Stock Appreciation Rights. No options have been granted under the 1989 Plan.

              On March 26, 1991, the stockholders approved the 1991 Stock Incentive Plan (the "1991 Plan"). The 1991 Plan provides for the grant not to exceed 1,500,000 Restricted Shares, Stock Units and Options, plus the number of shares of Common Stock remaining available for awards under the 1987 Plan (9,665) and the 1989 Plan (50,000) to key employees of URS and its subsidiaries at prices and for periods as determined by the Board of Directors. The 1991 Plan prohibits granting new options under the 1987 Plan and the 1989 Plan. As of October 1995, URS had issued 21,200 shares of Restricted Stock under the 1991 Plan.

              Under the Employee Stock Purchase Plan (the "ESP Plan") implemented in September 1985, employees may purchase shares of Common Stock through payroll deductions of up to 10% of the employee's base pay. Contributions are credited to each partici-pant's account on the last day of each six-month participation period of the ESP Plan (which commences on January 1 and July 1 of each year). The purchase price for each share of Common Stock shall be the lower of 85% of the fair market value of such share on the last trading day before the participation period commences or 85% of the fair market value of such share on the last trading day in the participation period. The ESP Plan was suspended effective September 19, 1988. On March 24, 1992, the stockholders approved reinstating the ESP Plan. Employees purchased 46,610 shares under the ESP Plan in fiscal 1995 and 36,195 shares in fiscal 1994.

              On February 21, 1990, URS issued warrants to purchase 1,819,148 shares of Common Stock at a purchase price of $4.34 per share which expire on February 14, 1997.

                                 Page 150 of 256

              A summary of the number of stock options granted under the 1979, 1989 and 1991 Plans is as follows:
                                                     October 31, 1995
                                                 -------------------------
                                                 Shares      Per Share<F1>
         Number of options:                      ------      ---------
            Outstanding at year end              1,166,324   $3.12 - 31.25
            Exercisable at year end                768,166   $3.12 - 31.25
            Exercised during the year              137,600   $3.12 -  3.12
            Available for grant at year end        239,665         -

                                                     October 31, 1994
                                                 -------------------------
                                                 Shares      Per Share<F1>
         Number of options:                      ------      ---------
            Outstanding at year end              1,139,964   $3.12 - 31.25
            Exercisable at year end                790,967   $3.12 - 31.25
            Exercised during the year                 -            -
            Available for grant at year end        413,765         -

                                                     October 31, 1993
                                                 -------------------------
                                                 Shares      Per Share<F1>
         Number of options:                      ------      ---------
            Outstanding at year end                856,445   $3.12 - 31.25
            Exercisable at year end                689,275   $3.12 - 31.25
            Exercised during the year                 -            -
            Available for grant at year end        705,565         -

         [FN]
         <F1> Reflects lowest and highest exercise price.

         NOTE 10.   SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

              Cash paid during the period for:
                                             Years Ended October 31,
                                            --------------------------
                                             1995      1994      1993
                                            ------    ------    ------
         Interest                           $  891    $1,301    $1,170
         Income taxes                       $1,358    $  499    $  518

              URS purchased all of the capital stock of ECD for $3,596,000. In conjunction with the acquisition, liabilities were assumed as follows:

         Fair value of assets acquired      $4,952    $   -     $   -
         Cash paid for the capital stock    (3,596)   $   -     $   -
                                             -----     -----     -----
            Liabilities assumed             $1,356    $   -     $   -
                                             =====     =====     =====

              There were no significant non-cash investing or financing activities in fiscal 1994 and 1993.

                                 Page 151 of 256

         NOTE 11.   DEFINED CONTRIBUTION PLAN

              URS has a defined contribution retirement plan under Internal Revenue Code Section 401(k). The plan covers all full-time employees who are at least 18 years of age. Contributions by URS are made at the discretion of the Board of Directors. Contributions in the amount of $643,000, $551,000 and $486,000 were made to the plan in fiscal 1995, 1994 and 1993, respectively.

         NOTE 12.  VALUATION AND ALLOWANCE ACCOUNTS

                                                Additions
                                                 Charged    Deduc-
                                                 to Costs   tions
                                      Beginning    and      from    Ending
                                       Balance   Expenses  Reserves Balance
                                      ---------  --------  -------- -------
                                                  (In thousands)
         October 31, 1995
            Allowances for losses and
            doubtful collections       $1,141   $  442    $  313    $1,270

         October 31, 1994
            Allowances for losses and
            doubtful collections       $1,081   $  322    $  262    $1,141

         October 31, 1993
            Allowances for losses and
            doubtful collections       $  768   $  603    $  290    $1,081

         NOTE 13.   RELATED PARTY TRANSACTIONS

              Interest paid to related parties in connection with the January Notes was $194,000, $363,000 and $254,000 in fiscal 1995, 1994 and
         1993, respectively.  (See "Note 7 - Long-Term Debt").

              URS has agreements for business consulting services to be provided by RCBA and Richard C. Blum, a Director of URS. Under these agreements, URS paid $90,000 and $60,000 to RCBA and Richard C. Blum, respectively, for fiscal 1995, 1994 and 1993. Richard C. Blum also received an additional $25,000, $24,000 and $19,000 for his services as a Director of URS in fiscal 1995, 1994 and 1993, respectively. In addition, during fiscal 1993, URS Consultants, Inc., a wholly-owned subsidiary of URS ("URSC"), performed an underground storage tank remediation investigation on behalf of RCBA. Such investigation was completed by October 28, 1993, and on November 19, 1993, RCBA, Inc. paid URSC $70,000 in gross revenues.

         NOTE 14.   CONCENTRATION OF CREDIT RISK

              URS provides services primarily to local, state and Federal government agencies. URS believes the credit risk associated with these types of revenues is minimal. However, URS does perform

                                 Page 152 of 256

         ongoing credit evaluations of its customers and, generally, requires no collateral. URS maintains reserves for potential credit losses and such losses have been within management's expectations.

         NOTE 15.   SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

              Selected quarterly financial data for fiscal 1995 and 1994 is summarized as follows:

                                        Fiscal 1995 Quarters Ended
                                  ----------------------------------------
                                  Jan. 31    Apr. 30    July 31    Oct. 31
                                  -------    -------    -------    -------
                                    (In thousands, except per share data)

         Revenues                 $40,307    $44,810    $44,456    $50,196
         Gross profit              15,878     17,688     18,052     19,306
         Operating income           1,356      1,625      2,060      2,666
         Net income               $   800    $ 1,051    $ 1,336    $ 1,869

         Income per share:
            Primary               $   .11    $   .15    $   .18    $   .24
                                   ======     ======     ======     ======
            Fully diluted         $   .11    $   .15    $   .18    $   .23
                                   ======     ======     ======     ======
         Weighted average number
           of shares                8,528      8,725      8,731      8,696
                                   ======     ======     ======     ======



                                        Fiscal 1994 Quarters Ended
                                  ----------------------------------------
                                  Jan. 31    Apr. 30    July 31    Oct. 31
                                  -------    -------    -------    -------
                                    (In thousands, except per share data)

         Revenues                 $36,756    $40,520    $41,333    $45,479
         Gross profit              13,928     15,769     15,878     16,013
         Operating income           1,050      1,484      1,450      2,149
         Net income               $   651    $ 1,016    $   985    $ 1,787

         Income per share:
            Primary               $   .10    $   .14    $   .14    $   .23
                                   ======     ======     ======     ======
            Fully diluted         $   .09    $   .14    $   .14    $   .23
                                   ======     ======     ======     ======
         Weighted average number
           of shares                8,280      8,568      8,571      8,567
                                   ======     ======     ======     ======

              Operating income represents continuing operations before interest income and interest expense.

                                 Page 153 of 256

         NOTE 16.   SUBSEQUENT EVENT

              Subsequent to URS's year-end, a letter of intent was signed to acquire Greiner Engineering, Inc. for a combination cash and stock transaction aggregating $63.4 million in cash, and 1.4 million shares of URS's Common Stock. Completion of this transaction is subject to a number of conditions including a satisfactory due diligence review, mutual approval of a formal purchase agreement, and shareholder, regulatory and other approvals. The completion of this transaction is anticipated by April, 1996. The completion of the cash portion of this acquisition will necessitate financing via a revolving credit facility and senior secured term loan, increasing URS's debt and interest expense. URS is negotiating a banking agreement which secures adequate and appropriate financing for this acquisition as well as other future growth opportunities.

                                 Page 154 of 256

                           REPORT OF INDEPENDENT ACCOUNTANTS
                           ---------------------------------





       Board of Directors and Stockholders
       Greiner Engineering, Inc.
       Irving, Texas




       In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Greiner Engineering, Inc. and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Greiner's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



       /s/ PRICE WATERHOUSE LLP

       PRICE WATERHOUSE LLP



       Dallas, Texas
       February 14, 1996

                                 Page 155 of 256


                               GREINER ENGINEERING, INC.

                              CONSOLIDATED BALANCE SHEETS

                                        ASSETS



                                                    December 31,
                                           ------------------------------
                                              1995                1994
                                           ----------          ----------
         Current assets:

           Cash and cash equivalents      $13,873,000         $15,043,000

           Short-term investments           2,007,000           5,871,000

           Accounts receivable, net        37,680,000          37,723,000

           Deferred tax assets              2,589,000                -

           Prepaid expenses and other
              current assets                2,161,000           2,170,000
                                           ----------          ----------
              Total current assets         58,310,000          60,807,000


         Property and equipment, net        9,380,000           8,959,000

         Long-term investments              2,993,000             973,000

         Investment in partnerships           153,000           2,475,000

         Excess of cost over net
           assets acquired, net               691,000           2,359,000

         Other assets                         619,000             616,000
                                           ----------          ----------
                                          $72,146,000         $76,189,000
                                           ==========          ==========














                    See Notes to Consolidated Financial Statements
                                         F-24

                                 Page 156 of 256


                               GREINER ENGINEERING, INC.

                              CONSOLIDATED BALANCE SHEETS

                         LIABILITIES AND STOCKHOLDERS' EQUITY

                                                         December 31,
                                                   ------------------------
                                                      1995          1994
                                                   ----------    ----------
         Current liabilities:
           Accounts payable                       $12,153,000   $ 8,222,000

           Accrued liabilities                     11,742,000     8,484,000

           Accrued profit sharing and incentives         -        1,726,000

           Current and deferred income taxes             -        1,099,000

           Long-term debt due within one year            -           44,000
                                                   ----------    ----------
              Total current liabilities            23,895,000    19,575,000
                                                   ----------    ----------
         Long-term liabilities:
           Long-term debt                                -          157,000

           Other                                    1,297,000     1,231,000
                                                   ----------    ----------
              Total long-term liabilities           1,297,000     1,388,000
                                                   ----------    ----------
         Commitments and contingencies (Note 8)

         Stockholders' equity:
           Preferred stock, $1.00 par value,
              1,000,000 shares authorized, none          -             -
              issued

           Common stock, $.50 par value,
              20,000,000 shares authorized,
              4,825,734 (1995 and 1994) shares
              issued and outstanding                2,413,000     2,413,000

           Paid-in capital                         24,809,000    24,797,000

           Retained earnings                       21,107,000    28,016,000
                                                   ----------    ----------
                                                   48,329,000    55,226,000
           Common stock held in treasury, at
              cost, 121,092 shares (1995)          (1,375,000)         -
                                                   ----------    ----------
              Total stockholders' equity           46,954,000    55,226,000
                                                   ----------    ----------
                                                  $72,146,000   $76,189,000
                                                   ==========    ==========

                    See Notes to Consolidated Financial Statements
                                         F-25

                                 Page 157 of 256

                               GREINER ENGINEERING, INC.

                         CONSOLIDATED STATEMENTS OF OPERATIONS

                                             Year Ended December 31,
                                     --------------------------------------
                                        1995          1994          1993
                                     ----------    ----------    ----------
         Gross revenue              $154,175,000  $151,856,000  $140,555,000

         Direct cost, principally
           outside services           40,422,000    37,385,000    33,546,000
                                     -----------   -----------   -----------
         Net revenue                 113,753,000   114,471,000   107,009,000

         Operating expenses:

           Salaries and related
              costs                   83,318,000    81,599,000    77,477,000

           General expenses           32,998,000    27,140,000    23,139,000

           Restructuring charges       3,700,000         -             -

           Valuation adjustment -
              investment in
              partnership              2,300,000         -             -
                                     -----------   -----------   -----------
                                     122,316,000   108,739,000   100,586,000
                                     -----------   -----------   -----------
         Income (loss) from
           operations                 (8,563,000)    5,732,000     6,423,000

         Other income (expense):

           Other income,
              principally interest       929,000       914,000       637,000

           Interest expense              (18,000)      (15,000)      (17,000)

         Income (loss) before
           income taxes               (7,652,000)    6,631,000     7,043,000

         Income tax provision
           (benefit)                  (2,170,000)    2,652,000     2,817,000
                                     -----------   -----------   -----------
         Net income (loss)          $ (5,482,000) $  3,979,000  $  4,226,000
                                     ===========   ===========   ===========
         Earnings (loss) per share  $      (1.15) $         82  $        .88
                                     ===========   ===========   ===========
         Weighted average shares
           outstanding                 4,754,837     4,825,734     4,820,720
                                     ===========   ===========   ===========


                    See Notes to Consolidated Financial Statements
                                         F-26

                                 Page 158 of 256

                               GREINER ENGINEERING, INC.

                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     Years Ended December 31, 1995, 1994 and 1993


                                                Common Stock                           Treasury Stock
                                            -----------------------                -----------------------
                                                                        Paid-In     Retained                                 ESOP
                                              Shares      Par Value     Capital     Earnings      Shares     Cost Basis  Receivable
                                            ----------   -----------  -----------  -----------  ----------   ----------   ----------
         January 1, 1993                     4,802,193   $ 2,401,000  $24,460,000  $22,319,000       -       $     -      $(756,000)
           Exercise of stock options            23,541        12,000      337,000         -          -             -            -
           Payments received from ESOP,
              net                                 -             -            -            -          -             -        256,000
           Cash dividends                         -             -            -      (1,157,000)      -             -            -
           Net income                             -             -            -       4,226,000       -             -            -
                                            ----------    ----------   ----------   ----------   ---------    ---------    ---------

         December 31, 1993                   4,825,734     2,413,000   24,797,000   25,388,000       -             -       (500,000)
           Payments received from
              ESOP                                -             -            -            -          -             -         500,000
           Cash dividends                         -             -            -      (1,351,000)      -             -            -
           Net income                             -             -            -       3,979,000       -             -            -
                                            ----------    ----------   ----------   ----------   ---------    ---------    ---------

         December 31, 1994                   4,825,734     2,413,000   24,797,000   28,016,000       -            -             -
           Purchase of treasury stock             -             -            -            -        127,292    1,445,000         -
           Exercise of stock options              -             -          12,000         -         (6,200)     (70,000)        -
           Cash dividends                         -             -            -      (1,427,000)      -            -             -
           Net loss                               -             -            -      (5,482,000)      -            -             -
                                            ----------    ----------   ----------   ----------   ---------    ---------    ---------
         December 31, 1995                   4,825,734   $ 2,413,000  $24,809,000  $21,107,000     121,092   $1,375,000   $     -
                                            ==========    ==========   ==========   ==========   =========    =========    =========

















                    See Notes to Consolidated Financial Statements
                                         F-27

                                 Page 159 of 256

                               GREINER ENGINEERING, INC.

                         CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           Year Ended December 31,
                                                    ------------------------------------
                                                       1995         1994         1993
                                                    ----------   ----------   ----------
         Cash Flows From Operating Activities:
           Net income (loss)                       $(5,482,000) $ 3,979,000  $ 4,226,000
           Adjustments to reconcile to cash
            provided by operating activities:
             Depreciation and amortization           3,962,000    3,681,000    2,980,000
             Valuation adjustment - investment in
               partnership                           2,300,000      500,000         -
             Valuation adjustment - writedown of
               goodwill                              1,500,000         -            -
             Provision for losses on accounts
               receivable                            1,362,000       15,000       27,000
             Other                                      84,000      (11,000)      16,000
           Changes in assets and liabilities:
             Accounts receivable                    (1,319,000)  (2,939,000)  (2,944,000)
             Accounts payable and accrued
               liabilities                           5,463,000     (935,000)   1,968,000
             Current and deferred income taxes      (3,688,000)     576,000      (83,000)
             Prepaid expenses                            9,000     (158,000)    (119,000)
             Other assets and liabilities                 -            -         (15,000)
                                                    ----------   ----------   ----------
             Net cash provided by operating
               activities                            4,191,000    4,708,000    6,056,000
                                                    ----------   ----------   ----------
         Cash Flows From Investing Activities:
           Change in short-term investments          3,864,000       37,000   (5,909,000)
           Change in long-term investments          (2,020,000)        -            -
           Increase in ESOP receivable                    -            -        (500,000)
           Payments received on ESOP receivable           -         500,000      756,000
           Change in investment in partnership          22,000      (16,000)      44,000
           Additions to property and equipment      (4,210,000)  (4,394,000)  (3,647,000)
           Payments received on notes receivable          -         480,000         -
           Proceeds from sale of property and
            equipment                                    1,000       11,000       54,000
           Net changes in other assets                 (93,000)       9,000       27,000
                                                    ----------   ----------   ----------
             Net cash used by investing activities $(2,436,000) $(3,373,000) $(9,175,000)
                                                    ----------   ----------   ----------

                                continued on next page




                    See Notes to Consolidated Financial Statements
                                         F-28

                                 Page 160 of 256

                               GREINER ENGINEERING, INC.

                   CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)


                                                           Year Ended December 31,
                                                    ------------------------------------
                                                       1995         1994         1993
                                                    ----------   ----------   ----------
         Cash Flows From Financing Activities:
           Cash dividends paid                     $(1,427,000) $(1,351,000) $(1,157,000)
           Purchase of treasury stock               (1,375,000)        -            -
           Payments on debt                           (201,000)     (43,000)     (40,000)
           Exercise of stock options                    12,000         -         349,000
           Net increase in other long-term
            liabilities                                 66,000       65,000       65,000
                                                    ----------   ----------   ----------
             Net cash used by financing activities  (2,925,000)  (1,329,000)    (783,000)
                                                    ----------   ----------   ----------
         Net increase (decrease) in cash and cash
          equivalents                               (1,170,000)       6,000   (3,902,000)
         Cash and cash equivalents at beginning of
          year                                      15,043,000   15,037,000   18,939,000
                                                    ----------   ----------   ----------
         Cash and cash equivalents at end of year  $13,873,000  $15,043,000  $15,037,000
                                                    ==========   ==========   ==========

         Supplemental cash flow disclosures:

           Interest paid                           $    18,000  $    15,000  $    17,000
                                                    ==========   ==========   ==========
           Income taxes paid                       $ 1,518,000  $ 2,076,000  $ 2,900,000
                                                    ==========   ==========   ==========

         Non-Cash Investing Activities:
           Exchange of property and equipment for
            long-term notes receivable             $      -     $      -     $   480,000
                                                    ==========   ==========   ==========













                    See Notes to Consolidated Financial Statements
                                         F-29

                                 Page 161 of 256

                               GREINER ENGINEERING, INC.

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     Years Ended December 31, 1995, 1994 and 1993


         NOTE 1 - BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

         Description of Business:
         -----------------------
              Greiner, through its subsidiaries, operates a single line of business which provides a broad range of engineering, planning, architectural, environmental analysis, design, surveying, program management and other services to public and private sector clients throughout the United States, its territories and in foreign countries, including Hong Kong and Malaysia. Revenue derived from services to domestic governmental agencies was approximately 80% of the consolidated revenue for 1993 through 1995. Greiner did not derive more than 10% of its consolidated revenue from any one client in any of the years 1993 through 1995.

         Principles of Consolidation:
         ---------------------------
              The Consolidated Financial Statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All material intercompany transactions and balances have been eliminated.

         Use of Estimates in the Preparation of Financial Statements:
         -----------------------------------------------------------
              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Method of Accounting for Contracts:
         ----------------------------------
              Greiner records income on its contracts on the percentage-of-completion method. Revenue is recorded as costs are incurred, and profit is recognized on each contract based on the percentage that incurred costs bear to estimated total costs. In the event of an anticipated loss, the entire amount of the loss is charged to current operations.

              Revenue and the direct cost of revenue include amounts applicable to subconsultants and other direct material costs on contracts for which Greiner is responsible.

                                 Page 162 of 256

         Depreciation and Amortization:
         -----------------------------
              Greiner depreciates and amortizes property and equipment, which are stated at cost, on the straight-line method over the following useful lives:

                 Buildings                          16-30 years
                 Leasehold improvements             10 years or term of
                                                    lease, whichever is less
                 Office furnishings and fixtures    5-7 years
                 Equipment                          3-5 years

         Cash Equivalents:
         ----------------
              Greiner considers all short-term investments, including U.S. Treasury repurchase agreements, U.S. Treasury Bills, certificates of deposit and/or commercial paper with original maturities of 90 days or less to be cash equivalents.

         Short-term Investments:
         ----------------------
              Greiner includes in short-term investments all U.S. Treasury repurchase agreements, U.S. Treasury Bills, certificates of deposit and/or commercial paper with original maturities greater than 90 days but less than one year. The carrying values of these investments are approximately equal to their fair market value at the end of each year.

         Excess of Costs Over Net Assets Acquired:
         ----------------------------------------
              The excess of costs over net assets acquired of $691,000 at December 31, 1995, is net of accumulated amortization of $3,204,000. In 1994, the balance of $2,359,000 is net of accumulated amortiza-tion of $1,536,000. The amounts are being amortized on a straight-line basis over a 20-year period. During the third quarter of 1995, Greiner incurred restructuring charges which included additional amortization of $1,500,000 to reduce the carrying value of goodwill related to the 1990 acquisition of Bissell and Karn, Inc.

         Other Assets:
         ------------
              Other assets are composed primarily of investments in real property of $442,000 and $411,000 in 1995 and 1994, respectively.

         Investment in Partnerships:
         --------------------------
              Greiner accounts for its investment in non-majority owned partnerships using the equity method of accounting. It is Greiner's policy to periodically review the underlying assets and expected future revenues of these partnerships and adjust the carrying value in accordance with such review.

                                 Page 163 of 256

         Long-Term Investments:
         ---------------------
              Greiner had long-term investments of $2,993,000 and $973,000 invested in U.S. Treasury Notes at December 31, 1995 and 1994, respectively, with maturity dates in excess of one year.

         Earnings (Loss) and Cash Dividends Per Share Information:
         --------------------------------------------------------
              Earnings (loss) per share information is based on the weighted average number of shares of Common Stock outstanding during each period, adjusted for stock options that have a materially dilutive effect on the calculations of earnings per share. Earnings per share are computed independently for each of the quarters. As a result, the sum of the quarterly earnings per share may not equal the earnings per share for the year-to-date results.

              Annual cash dividends of $.30, $.28 and $.24 per share of Common Stock were declared in 1995, 1994 and 1993, respectively, on the historical shares outstanding at the time of the dividend record dates.

         Reclassifications:
         -----------------
              Certain reclassifications have been made to the 1994 and 1993 financial statements to conform to the 1995 presentation.

         Newly Issued Accounting Standards:
         ---------------------------------
              In 1995, Statement of Financial Accounting Standards No. 121, "Accounting for Long-Lived Assets" (SFAS 121) as issued. Greiner will adopt this standard in 1996. The effect of the adoption is not expected to be significant. In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" ("SFAS 123"), was issued. This statement requires the fair value of stock options and other stock-based compensation issued to employees to either be included as compensation expense in the income statement, or the pro forma effect on net income and earnings per share of such compensation expense to be disclosed in the footnotes to Greiner's financial statements commencing in 1996. Greiner expects to adopt SFAS 123 on a disclosure basis only. As such, implementation of SFAS 123 is not expected to impact Greiner's consolidated balance sheet or income statement.

                                 Page 164 of 256

         NOTE 2 - ACCOUNTS RECEIVABLE

              Accounts receivable are composed of:

                                                          December 31,
                                                  ---------------------------
                                                      1995           1994
                                                  ------------   ------------

         Billed accounts receivable               $33,382,000    $30,381,000
         Unbilled accounts receivable               6,809,000      8,925,000
                                                   ----------     ----------
                                                   40,191,000     39,306,000

         Less allowance for doubtful accounts      (2,511,000)    (1,583,000)
                                                   ----------     ----------
                                                  $37,680,000    $37,723,000
                                                   ==========     ==========

              Unbilled accounts receivable principally represent revenue earned during the latter part of the year but not billed until the following year. Included in billed accounts receivable are retainages of approximately $2,800,000 at December 31, 1995 and $2,700,000 at December 31, 1994, which Greiner expects to collect within one year.

         NOTE 3 - PROPERTY AND EQUIPMENT

              Property and equipment are composed of:

                                                          December 31,
                                                  ---------------------------
                                                      1995           1994
                                                  ------------   ------------

         Leasehold improvements                   $ 1,063,000    $   785,000
         Office furnishings and fixtures            4,275,000      3,762,000
         Equipment, primarily computers            18,536,000     15,684,000
                                                   ----------     ----------
                                                   23,874,000     20,231,000
         Less accumulated depreciation and
            amortization                          (14,494,000)   (11,272,000)
                                                   ----------     ----------
                                                  $ 9,380,000    $ 8,959,000
                                                   ==========     ==========

              Depreciation and amortization of property and equipment was $3,794,000, $3,085,000 and $2,440,000 in 1995, 1994 and 1993,
         respectively.

                                 Page 165 of 256

         NOTE 4 - INVESTMENT IN PARTNERSHIPS

              In 1992, Greiner acquired a 50% interest in a partnership, the National Transportation Authority ("NTA"), for a $1,000,000 cash contribution and a contribution of common stock valued at $2,000,000. The following is a summary of the partnership's financial position at December 31, 1995 and 1994 and results of operations for the periods then ended:

                                                  December 31,
                                                  (Unaudited)
                                        --------------------------------
                                            1995                1994
                                        ------------        ------------
         Cash                           $   227,000         $   117,000

         Other Assets                     4,512,000           4,907,000
                                         ----------          ----------
         Total Assets                   $ 4,739,000         $ 5,024,000
                                         ==========          ==========

         Other Accrued Liabilities      $      -            $    75,000

         Partner's Capital - Greiner      2,869,000           2,975,000

         Partner's Capital - Other        1,870,000           1,974,000
                                         ----------          ----------
         Total Equity                   $ 4,739,000         $ 5,024,000
                                         ==========          ==========

         Net Loss                       $  (510,000)        $    (4,000)
                                         ==========          ==========

              NTA currently holds the franchise for the tollway extension to State Route 57 ("SR 57") in Orange County, California. To date, NTA has been unsuccessful in securing necessary financing for the preliminary environmental phases of the SR 57 project and currently holds no other significant project franchises. Although NTA is continuing to pursue financing alternatives for the SR 57 project and is actively seeking new project opportunities in public/private transportation projects, the lack of progress on the SR 57 project caused Greiner to record a non-cash charge of $500,000 in the fourth quarter of 1994 and $2,300,000 in the third quarter of 1995 to reduce the carrying value of its investment in NTA.

                                 Page 166 of 256

         NOTE 5 - INCOME TAXES

              The income tax provision (benefit) is composed of:

                                                  December 31,
                                   ------------------------------------------
                                       1995           1994           1993
                                   ------------   ------------   ------------
         Current:
              Federal              $   670,000    $ 2,000,000    $ 1,806,000
              State                    225,000        475,000        445,000
              Foreign                  123,000        (11,000)         6,000
                                    ----------     ----------     ----------
                                     1,018,000      2,464,000      2,257,000
                                    ----------     ----------     ----------
         Deferred:
              Federal               (2,974,000)       180,000        534,000
              State                   (214,000)         8,000         26,000
                                    ----------     ----------     ----------
                                    (3,188,000)       188,000        560,000
                                    ----------     ----------     ----------
                                   $(2,170,000)    $2,652,000     $2,817,000
                                    ==========     ==========     ==========


              A reconciliation of the income tax provision and the amount computed by applying the statutory rate to income before income taxes is as follows:

                                                     December 31,
                                            ----------------------------
                                             1995       1994       1993
                                            ------     ------     ------
         Federal statutory rate             (34.0)%     34.0%      34.0%
         State income taxes (net of
           federal income tax effect)          -         4.8        4.4
         Nondeductible costs (primarily
           goodwill)                          8.9        2.3        1.8
         Permanent difference (basis
           adjustment)                       (5.5)        -          -
         Other                               (2.2)      (1.1)       (.2)
                                            ------     ------     ------
         Income tax provision (benefit)     (28.4)%     40.0%      40.0%
                                            ======     ======     ======

                                 Page 167 of 256

              Greiner provides for deferred taxes on the tax effect of changes in temporary differences between financial and tax reporting. The source of these differences and the tax effect of each are as follows:
                                                     December 31,
                                           ---------------------------------
                                             1995         1994        1993
                                           --------     --------    --------

         Change in retainages            $    33,000   $  11,000  $  63,000
         Change in accrued vacation
           benefits                         (103,000)     63,000     (8,000)
         Depreciation and amortization        42,000     333,000    242,000
         Change in deferred earnings and
           profits                          (446,000)    (43,000)   123,000
         Change in accrued legal
           settlements                      (595,000)    (56,000)    96,000
         Change in provision for
           doubtful accounts                (479,000)     18,000     47,000
         Valuation adjustment -
           investment in partnership        (729,000)   (122,000)      -
         Change in deferred
           restructuring charges            (748,000)       -          -
         Other                              (163,000)    (16,000)    (3,000)
                                          ----------    --------   --------
                                         $(3,188,000)  $ 188,000  $ 560,000
                                          ==========    ========   ========

              Deferred tax liabilities (assets) are comprised of the following at December 31:
                                                     December 31,
                                            ------------------------------
                                                1995              1994
                                            ------------      ------------
         Deferred earnings and profits      $   632,000       $  1,078,000
         Retainages                             957,000            924,000
         Depreciation and amortization          575,000            533,000
         Other                                     -                23,000
                                             ----------         ----------
         Gross deferred tax liabilities       2,164,000          2,558,000
                                             ----------         ----------
         Accrued vacation benefits             (391,000)          (288,000)
         Accrued legal settlements           (1,330,000)          (735,000)
         Provision for doubtful accounts     (1,017,000)          (538,000)
         Deferred compensation                 (441,000)          (419,000)
         Deferred restructuring charges        (748,000)              -
         Valuation adjustment -investment
           in partnership                      (851,000)          (122,000)
         Other                                 (118,000)              -
         Gross deferred tax assets           (4,896,000)        (2,102,000)
                                             ----------         ----------
         Net deferred tax (assets)          $(2,732,000)       $   456,000
           liabilities                       ==========         ==========

                                 Page 168 of 256

         NOTE 6 - LONG-TERM DEBT AND OTHER LONG-TERM LIABILITIES

              Long-term debt consists of the following:

                                                          December 31,
                                                     -----------------------
                                                        1995        1994
                                                      --------    --------
         Notes payable in annual installments of
            $57,914 (principal and interest) through
            1998, at varying interest rates; fully
            paid in 1995                              $   -       $ 201,000

         Less amounts due within one year                 -         (44,000)
                                                       --------    --------
                                                      $   -       $ 157,000
                                                       ========    ========


              Greiner has an unsecured bank line of credit with an aggregate limit of $15,000,000 bearing interest at the lower of the bank's prime rate (8-1/2% at December 31, 1995) or 1-1/2% over the bank's cost of funds rate (5%-5-3/4% at December 31, 1995 depending on the length of the loan). Under the terms of the line of credit, maintenance of specified amounts of net worth and ratios of working capital are required and payments of cash dividends are restricted to an amount not in excess of Greiner's current year's earnings. Greiner exceeded these dividend restrictions in 1995, however, the bank waived those restrictions for 1995. At December 31, 1995 and 1994, no borrowings were outstanding on the line of credit.

              Also included in long-term liabilities are other deferred credits of $1,297,000 (1995) and $1,231,000 (1994) consisting primarily of liabilities associated with deferred compensation plans discussed in Note 8.

         NOTE 7 - CAPITAL STOCK AND STOCK PLANS

         Capital Stock:
         -------------
              Greiner had a cash dividend program in 1995 which provided for quarterly payments of $.075 per share on Greiner's outstanding Common Stock. The quarterly dividend rate for 1994 was $.07 per share per quarter.

         Treasury Stock:
         --------------
              On March 7, 1995 Greiner's Board of Directors authorized the purchase of up to 500,000 shares of Greiner's common stock to be held in treasury. Purchases will be made from time to time, either on the open market or in private transactions, at a price and limit to be determined by Greiner. Through December 31, 1995 127,292 shares of common stock had been purchased to be held in treasury, of

                                 Page 169 of 256

         which 6,200 shares were released in 1995 for the exercise of stock options.

         Stock Option Plans:
         ------------------
              Greiner has two stock option plans designated the 1981 Stock Option Plan ("1981 Plan") and the 1991 Stock Option Plan ("1991 Plan"). Under both plans the exercise price of the options granted may not be less than the fair market value of the Common Stock on the date the option is granted. The term of options granted under these plans may not exceed ten years. Options are exercisable over a period of years as determined by the Board of Directors and in accordance with the other provisions of the Plans.

         1981 Plan
         ---------
              The 1981 Plan was approved by stockholders to be effective April 24, 1981. No options may be granted under this plan after April 23, 1991.

              A summary of the 1981 Plan activity is as follows:

                                                Shares          Price Range
                                               --------       ---------------
         Outstanding at December 31, 1992       227,412       $13.25 - $15.84
              Cancelled                         (11,784)      $14.13 - $15.84
              Exercised                         (23,541)      $13.25 - $15.84
                                                -------
         Outstanding at December 31, 1993       192,087       $13.25 - $15.84
              Cancelled                          (4,200)      $14.13 - $15.00
                                                -------
         Outstanding at December 31, 1994       187,887       $13.25 - $15.84
              Cancelled                        (144,387)      $13.25 - $15.84
              Exercised                          (5,000)      $13.25 - $13.25
                                                -------
         Outstanding at December 31, 1995        38,500       $13.25 - $13.25
                                                =======

              As of December 31, 1995 options covering 38,500 shares of Common Stock were exercisable.

         1991 Plan
         ---------
              The 1991 Plan was approved by stockholders in May 1991 with an effective date of April 24, 1991 and reserved 200,000 shares of Greiner's Common Stock for grants to employees as designated by the Board of Directors. In May 1993, stockholders approved the first amendment to the Plan increasing the total number of reserved shares to 400,000. And, in May 1995, stockholders approved a second amendment to the 1991 Plan, increasing the total number of reserved shares to 650,000. A summary of the 1991 Plan activity is as follows:

                                 Page 170 of 256

                                                Shares          Price Range
                                               --------       ---------------
         Outstanding at December 31, 1992        98,350       $15.00 - $16.38
              Granted                           108,250       $16.00 - $16.00
              Cancelled                          (9,400)      $15.00 - $16.38
                                               --------
         Outstanding at December 31, 1993       197,200       $15.00 - $16.38
              Granted                           115,000       $13.38 - $13.38
              Cancelled                         (23,050)      $13.38 - $16.38
                                               --------
         Outstanding at December 31, 1994       289,150       $13.38 - $16.38
              Granted                           109,000       $10.38 - $13.38
              Cancelled                         (56,300)      $10.38 - $16.38
              Exercised                          (1,200)      $13.38 - $13.38
                                               --------
         Outstanding at December 31, 1995       340,650       $10.38 - $16.38
                                                =======


              As of December 31, 1995, options covering 123,255 shares of Common Stock were exercisable.


         NOTE 8 - COMMITMENTS AND CONTINGENCIES

         Rental Commitments:
         ------------------
              Future minimum rental commitments under noncancellable operating leases, principally on buildings and office space, with an initial or remaining term of more than one year approximated $17,354,000 at December 31, 1995, payable as follows: $6,356,000
         (1996); $4,972,000 (1997);  $2,463,000 (1998); $1,913,000 (1999),
         $1,009,000 (2000) and $641,000 thereafter. Certain leases provide options for renewal at the end of the lease, provide for the payment of real estate taxes, utilities and insurance and have rent or operating cost escalation provisions (see Note 10).

              Rental expense was $10,800,000 (1995), $8,543,000 (1994) and
         $8,194,000 (1993). The amounts of noncancellable subleases, which are not material, have been deducted from rental expense.

              Greiner leases approximately 30,000 square feet of office space in Pleasanton, California from a partnership of which certain partners were employees of Greiner. Total payments by Greiner under this lease agreement were approximately $628,000 in 1995, $613,000 in 1994 and $610,000 in 1993.

         Contingencies:
         -------------
              Certain subsidiaries of Greiner have been named as defendants in legal proceedings wherein substantial damages are claimed. Such proceedings are not uncommon in Greiner's business and usually involve claims against multiple defendants who were involved in the project which is the subject of the proceeding. Historically,

                                 Page 171 of 256

         Greiner's subsidiaries have been successful in defending such actions or have settled them within insured limits. In the opinion of management, based upon its present knowledge, Greiner's ultimate liability, if any, in these proceedings is not expected to exceed amounts previously provided for in Greiner's Consolidated Financial Statements. Because of the nature of the professional services provided by Greiner and the size and nature of many of the projects upon which such services are performed, the potential for claims in excess of insurance limits always exists. Should that occur, and if Greiner's resulting liability is material, then Greiner's operations and financial condition would be adversely affected. It is also possible that a large number of claims in any given year could cause the total amount paid with respect to the deductible amounts relating to such claims to be material, in which event Greiner's operations and financial condition could be adversely affected.

              In 1995, Greiner was notified by the staff of the Central Regional Office of the Securities and Exchange Commission (the "Staff") that it planned to recommend that a subsidiary of Greiner be named as a respondent in an administrative action relating to the issuance of certain revenue bonds used to finance the construction of the new Denver International Airport. The subsidiary was a member of a joint venture formed for the sole purpose of acting as the program management consultant for the City and County of Denver on the new Denver International Airport project. The joint venture was dissolved at the completion of the project. The Staff recommendation relates to certain information about the airport project provided by the subsidiary to the City and County of Denver in connection with the related bond offering. Greiner has disputed the Staff's recommendations. Management does not anticipate that the resolution of this matter will have a material effect on Greiner's operations or financial condition.

              Greiner presently carries professional liability insurance against claims resulting from Greiner's alleged negligent performance of professional services, with an aggregate limit of $30,000,000 per year in excess of an aggregate $1,000,000 annual self-insured retention and a deductible of $250,000 per occurrence. This insurance, consistent with industry practice, is on a "claims made" basis, which means coverage must be in place when a claim is made. In addition, such insurance is subject to standard exclusions, including exclusions for claims arising out of actual, alleged or threatened discharge, dispersal, seepage, migration, release or escape of pollutants and the performance of or failure to perform professional services rendered in the abatement, replacement or removal of any product, material or process containing asbestos.
         The continued availability and cost of professional liability insurance will depend upon market conditions, the claims record of Greiner and the claims experience of the insurers providing such coverage.

              Greiner performs services for certain government entities which are subject to post contract audit adjustments for periods beyond the project completion date. In the opinion of management, based

                                 Page 172 of 256

         upon its present knowledge, Greiner's ultimate liability, if any, related to these contract audits is not expected to exceed amounts previously provided for in Greiner's financial statements.

         Deferred Compensation Plans:
         ---------------------------
              Greiner has deferred compensation plans covering certain of its former senior executives, which provide for periodic payments upon retirement. Charges to operations under these plans were $186,000
         (1995), $193,000 (1994) and $189,000 (1993).

         Employee Incentive Programs:
         ---------------------------
              Greiner has adopted a profit sharing formula for determining its contribution to the Performance Plan and Employee Stock Ownership Plan of Greiner Engineering, Inc. (the "Performance Plan") and for management cash incentive payments. The profit sharing formula is based on a sliding scale of Company profits. A minimum level of profit equal to six percent of net revenue before taxes and incentives is necessary to generate a contribution pool for these plans. The maximum contribution to these plans is 33% of Greiner's profit before computation of taxes and contributions to these incentive plans. Total charges to operations under the profit sharing formula amounted to $0 (1995), $1,681,000 (1994) and $2,770,000 (1993).

              The total number of allocated shares held in the ESOP were 612,459, 552,477 and 494,384 at December 31, 1995, 1994 and 1993,
         respectively.

              Employees who have attained the age of twenty-one years and completed six months of employment are eligible to participate in the Performance Plan. The Performance Plan, which is qualified under section 401(k) of the Internal Revenue Code, includes an employee stock ownership provision, pursuant to which all Company contributions to the Performance Plan have been used to purchase shares of Greiner's Common Stock.

              If the proposed merger discussed in Note 11 is consummated, the ESOP would be terminated and all shares will be converted into other investment options in the Performance Plan designated by the participants.

                                 Page 173 of 256

         NOTE 9 - ACCRUED LIABILITIES

              Accrued liabilities are composed of the following:

                                                        December 31,
                                                 --------------------------
                                                     1995          1994
                                                 ------------  ------------

         Payroll and related taxes               $ 3,989,000   $ 3,977,000
         Legal fees and self-insurance             3,688,000     2,160,000
         Restructuring charges (see Note 10)       2,200,000         -
         Deferred rent payments                      892,000     1,404,000
         Other                                       973,000       943,000
                                                  ----------    ----------
         Total accrued liabilities               $11,742,000   $ 8,484,000
                                                  ==========    ==========


         NOTE 10 - RESTRUCTURING CHARGES

              During 1995, Greiner initiated various activities to restructure certain of its operations in order to reduce its cost structure and improve profitability.

              Greiner shifted its center of Asian operations from Hong Kong to Kuala Lumpur, Malaysia. Through consolidation of the Asian activities in its Kuala Lumpur office, Greiner will be able to reduce its office staff and office space in Hong Kong. Greiner recorded a 1995 restructuring charge of $500,000 for this office shift, primarily related to the termination of lease obligations.

              Greiner has historically maintained two principal service disciplines in the California marketplace - land development design and surface transportation design. Continuing hardships in California's residential land development market have prompted Greiner's decision to de-emphasize residential land development services within that geography. The firm intends to continue to pursue transportation infrastructure projects and serve commercial, recreational and industrial clients. In redirecting its market priorities, the firm will complete existing contract obligations to residential developers and then reduce staff and office space and consolidate office locations to match its ongoing level of operations.

              Restructuring charges associated with the closing of these offices and the early termination or sublease of the office leases of $1,375,000 were recorded in 1995. An additional $85,000 was accrued in 1995 to cover the office closeout costs. Approximately 30 employees in Greiner's land development group will be terminated in 1996. Costs related to these staff reductions of $240,000 were accrued in 1995.

                                 Page 174 of 256

              A significant portion of Greiner's residential land development business was obtained through the 1990 acquisition of Bissell and Karn, Inc. As a result of the restructuring of the California operations, Greiner recorded a non-cash charge of $1,500,000 in 1995 to reduce the carrying value of the goodwill associated with the acquired residential land development operations.

              The following table sets forth Greiner's restructuring accruals as of December 31, 1995:

                                          Restructuring   Costs     Remaining
                                            Accruals     Incurred    Balance
                                          -------------  --------   ---------
         Lease Termination - Hong Kong     $  500,000       -      $  500,000

         Lease Termination - California     1,375,000       -       1,375,000

         Employee Termination -
           California                         240,000       -         240,000

         Exit Costs - California               85,000       -          85,000
                                            ---------               ---------
                                           $2,200,000              $2,200,000
                                            =========               =========


         NOTE 11 - SUBSEQUENT EVENT

              On January 10, 1996, Greiner entered into a definitive agreement to merge with a newly formed subsidiary of URS. Under the terms of the agreement, Greiner stockholders will receive $13.50 cash and .298 of a share of URS common stock for each share of Greiner common stock owned. The agreement is subject to approval by Greiner stockholders and certain other closing conditions. The Consolidated Financial Statements do not include adjustments, if any, which might result from the consummation of this transaction.

                                 Page 175 of 256

                                      APPENDICES
                                      ----------


         Appendix A -- Fairness Opinion of Houlihan Lokey Howard & Zukin

         Appendix B -- Agreement and Plan of Merger among Greiner
              Engineering, Inc., URS Corporation and URS Acquisition
              Corporation

















































                                 Page 176 of 256

                                      APPENDIX A
                            TO PROXY STATEMENT/PROSPECTUS


                             HOULIHAN LOKEY HOWARD & ZUKIN
                             -----------------------------
                          A Specialty Investment Banking Firm



         January 10, 1996



         To The Board of Directors
         Greiner Engineering, Inc.
         909 East Los Colinas Boulevard
         Suite 1900 LB 44
         Irving, TX  75039-3907


         Gentlemen:

         We understand that pursuant to the Agreement and Plan of Merger Among Greiner Engineering, Inc. ("Greiner" or the "Company"), URS Corporation ("URS"), and URS Acquisition Corporation, the "Merger Agreement," Greiner plans to merge into and become a wholly owned subsidiary of URS, (the "Merger"). We further understand that ownership in Greiner is currently represented by 4,704,642 shares of common stock issued and outstanding, 121,092 shares are issued and held in treasury, and 377,650 options for common stock issued and outstanding. Moreover, we understand that ownership of URS is represented by 7,167,591 shares of common stock issued and outstanding, with 287,000 shares of common stock issued but held in treasury. Finally, we understand upon the close of the Merger, each share of Greiner's common stock will be converted into the right to receive consideration (the "Consideration") as follows: (i) 0.298 shares of URS common stock; and (ii) $13.50 in cash; all of which shall be payable upon the surrender of the certificates representing such shares of Greiner stock. The Merger, the payment of the Consideration in exchange for Greiner's common stock, and all related transactions disclosed to Houlihan Lokey Howard & Zukin are referred to collectively herein as the "Transaction."

         You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

         In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

                                          A-1

                                 Page 177 of 256

              1. reviewed the Company's annual reports to shareholders and on Form 10-K for the five fiscal years ended December 31, 1994 and quarterly reports on Form 10-Q for the three quarters ended September 30, 1995, and Company-prepared interim financial statements for the period ended November 30, 1995, which the Company's management has identified as being the most current financial statements available;

              2. reviewed URS's annual reports to shareholders and on Form 10-K for the four fiscal years ended October 31, 1994, a draft of Form 10-K for the fiscal year ended October 31, 1995, and quarterly reports on Form 10-Q for the three quarters ended July 31, 1995;

              3. reviewed a copy of the Merger Agreement dated January 10, 1996;

              4.   reviewed a copy of the Company's latest proxy statement;

              5. met with certain members of the senior management of the Company and URS to discuss the operations, financial condition, future prospects and projected operations and performance of the Company, and met with representatives of the Company's counsel to discuss certain matters;

              6. visited certain facilities and business offices of the Company;

              7. reviewed the 1996 business plans for the Company's principal offices and divisions, and forecasts and projections prepared by the Company's management with respect to the Company for the years ended December 31, 1996 through 2002;

              8. reviewed the historical market prices and trading volume for the Company's and URS's publicly traded securities;

              9. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction;

              10. conducted such other studies, analyses and inquiries as we have deemed appropriate.

         We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.


                                          A-2

                                 Page 178 of 256

         We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

         Based upon the foregoing, and in reliance thereon, it is our opinion that the Consideration to be received by the public stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.


         /s/  HOULIHAN, LOKEY, HOWARD & ZUKIN, INC.

         HOULIHAN, LOKEY, HOWARD & ZUKIN, INC.






































                                          A-3


                                 Page 179 of 256

                                        APPENDIX B
                             TO PROXY STATEMENT/PROSPECTUS








                                AGREEMENT AND PLAN OF MERGER

                                           AMONG

                                 GREINER ENGINEERING, INC.,

                                      URS CORPORATION,

                                            AND

                                URS ACQUISITION CORPORATION


                                      January 10, 1996






























                                           B-1


                                 Page 180 of 256

                                     TABLE OF CONTENTS

              RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . .   1

              AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . .   2

              ARTICLE 1.     THE MERGER . . . . . . . . . . . . . . . . .   2

                   1.1       Merger of the Subsidiary into Greiner  . . .   2
                   1.2       Effective Time of the Merger . . . . . . . .   2
                   1.3       Effects of the Merger  . . . . . . . . . . .   2

              ARTICLE 2.     EFFECT OF MERGER ON CAPITAL STOCK
                             OF THE CONSTITUENT CORPORATIONS  . . . . . .   4

                   2.1       Conversion of the Greiner Common Stock.  . .   4
                   2.2       Conversion of the Subsidiary Common Stock  .   7
                   2.3       Cancellation of Treasury Shares  . . . . . .   7
                   2.4       Withholding Tax  . . . . . . . . . . . . . .   8

              ARTICLE 3.     CLOSING  . . . . . . . . . . . . . . . . . .   8

                    3.1      Closing; Closing Date  . . . . . . . . . . .   8

              ARTICLE 4.     REPRESENTATIONS AND WARRANTIES OF GREINER  .   8

                    4.1      Organization . . . . . . . . . . . . . . . .   8
                    4.2      Capitalization . . . . . . . . . . . . . . .   9
                    4.3      Subsidiaries . . . . . . . . . . . . . . . .   9
                    4.4      Material Investments . . . . . . . . . . .    10
                    4.5      Authority Relative to this Agreement . . . .  11
                    4.6      Consents and Approvals; No Violations  . . .  11
                    4.7      Greiner SEC Reports and Financial
                             Statements . . . . . . . . . . . . . . . . .  12
                    4.8      Information Supplied . . . . . . . . . . . .  13
                    4.9      Absence of Material Adverse and Other
                             Changes  . . . . . . . . . . . . . . . . . .  14
                    4.10     Litigation . . . . . . . . . . . . . . . . .  14
                    4.11     Absence of Undisclosed Liabilities . . . . .  15
                    4.12     No Default . . . . . . . . . . . . . . . . .  15
                    4.13     Properties, Liens, Etc.  . . . . . . . . . .  16
                    4.14     Taxes  . . . . . . . . . . . . . . . . . . .  16
                    4.15     Benefit Plans  . . . . . . . . . . . . . . .  17
                    4.16     Employment Matters; Labor Relations  . . . .  21
                    4.17     Intellectual Property  . . . . . . . . . . .  22
                    4.18     Insurance  . . . . . . . . . . . . . . . . .  24
                    4.19     Compliance with Applicable Law . . . . . . .  24
                    4.20     Certain Contracts and Arrangements . . . . .  24
                    4.21     Prohibited Payments  . . . . . . . . . . . .  25
                    4.22     Powers of Attorney . . . . . . . . . . . . .  26
                    4.23     Environmental Matters  . . . . . . . . . . .  26
                    4.24     Regulatory Matters . . . . . . . . . . . . .  27


                                           -i-

                                           B-2


                                 Page 181 of 256


                    4.25     Immigration Reform and Control Act . . . . .  27
                    4.26     Board Approvals; Opinion of Financial
                             Advisor  . . . . . . . . . . . . . . . . . .  28
                    4.27     Brokers  . . . . . . . . . . . . . . . . . .  28
                    4.28     Disclosure . . . . . . . . . . . . . . . . .  28
                    4.29     Reliance . . . . . . . . . . . . . . . . . .  28

              ARTICLE 5.     REPRESENTATIONS AND WARRANTIES OF URS  . . .  28

                    5.1      Organization . . . . . . . . . . . . . . . .  28
                    5.2      Capitalization . . . . . . . . . . . . . . .  29
                    5.3      Authority Relative to this Agreement . . . .  30
                    5.4      Consents and Approvals; No Violations  . . .  30
                    5.5      URS SEC Reports and Financial Statements . .  31
                    5.6      Information Supplied . . . . . . . . . . . .  32
                    5.7      Board Approvals; Opinion of Financial
                             Advisor  . . . . . . . . . . . . . . . . . .  32
                    5.8      Brokers  . . . . . . . . . . . . . . . . . .  32
                    5.9      Disclosure . . . . . . . . . . . . . . . . .  33

              ARTICLE 6.     PRE-CLOSING COVENANTS  . . . . . . . . . . .  33

                   6.1       Covenants of All Parties . . . . . . . . . .  33
                             6.1.1     Advice of Changes  . . . . . . . .  33
                             6.1.2     Regulatory Approvals . . . . . . .  33
                             6.1.3     Confidentiality  . . . . . . . . .  33
                             6.1.4     Best Efforts . . . . . . . . . . .  34
                             6.1.5     Credit Agreement . . . . . . . . .  34

                   6.2       Covenants of Greiner . . . . . . . . . . . .  34
                             6.2.1     Conduct of Business Pending
                                       Merger . . . . . . . . . . . . . .  34
                             6.2.2     Stockholders' Meeting; Proxy
                                       Statement  . . . . . . . . . . . .  37
                             6.2.3     Acquisition Proposals  . . . . . .  37
                             6.2.4     Maintenance of Business  . . . . .  38
                             6.2.5     Access . . . . . . . . . . . . . .  38
                             6.2.6     Liability Insurance  . . . . . . .  39

                    6.3      Covenants of URS . . . . . . . . . . . . . .  39
                             6.3.1     Registration Statement . . . . . .  39
                             6.3.2     Listing Agreement  . . . . . . . .  39

              ARTICLE 7.     CONDITIONS TO CONSUMMATION OF THE MERGER . .  40

                    7.1      Conditions to Obligations of Greiner . . . .  40
                             7.1.1     Representations and
                                       Warranties True at Closing . . . .  40
                             7.1.2     Covenants Performed  . . . . . . .  40
                             7.1.3     Certificate  . . . . . . . . . . .  40
                             7.1.4     Approval of Stockholders . . . . .  40
                             7.1.5     Opinion of Counsel . . . . . . . .  40

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                             7.1.6     Form S-4 . . . . . . . . . . . . .  41
                             7.1.7     Merger Documents . . . . . . . . .  41
                             7.1.8     Material Adverse Changes . . . . .  41
                             7.1.9     HSR Filing . . . . . . . . . . . .  41

                    7.2      Conditions to Obligations of URS and
                             the Subsidiary . . . . . . . . . . . . . . .  41
                             7.2.1     Representations and
                                       Warranties True at Closing . . . .  42
                             7.2.2     Covenants Performed  . . . . . . .  42
                             7.2.3     Certificate  . . . . . . . . . . .  42
                             7.2.4     Approval of Stockholders . . . . .  42
                             7.2.5     Opinion of Counsel . . . . . . . .  42
                             7.2.6     Form S-4 . . . . . . . . . . . . .  43
                             7.2.7     Merger Documents . . . . . . . . .  43
                             7.2.8     Material Adverse Changes . . . . .  43
                             7.2.9     HSR Filing . . . . . . . . . . . .  43
                             7.2.10    Consents . . . . . . . . . . . . .  43
                             7.2.11    No Litigation  . . . . . . . . . .  43
                             7.2.12    Credit Agreement . . . . . . . . .  43

              ARTICLE 8.     ADDITIONAL AGREEMENTS  . . . . . . . . . . .  44

                   8.1       Public Announcements . . . . . . . . . . . .  44
                   8.2       Confidentiality  . . . . . . . . . . . . . .  44
                   8.3       Additional Agreements  . . . . . . . . . . .  44
                   8.4       Use of Name  . . . . . . . . . . . . . . . .  44
                   8.5       Employee Matters   . . . . . . . . . . . . .  44
                   8.6       Non-Liability of Agents and Stockholders . .  45
                   8.7       Greiner Engineering, Inc. Performance Plan
                             and Employee Stock Ownership Plan  . . . . .  45

              ARTICLE 9.     TERMINATION  . . . . . . . . . . . . . . . .  46

                   9.1       Termination  . . . . . . . . . . . . . . . .  46
                   9.2       Effect of Termination and Abandonment  . . .  47
                   9.3       Amendment  . . . . . . . . . . . . . . . . .  47
                   9.4       Extension; Waiver  . . . . . . . . . . . . .  47

              ARTICLE 10.    MISCELLANEOUS  . . . . . . . . . . . . . . .  48

                   10.1      Survival of Representations and Warranties .  48
                   10.2      Entire Agreement; Modification; Waiver . . .  48
                   10.3      Counterparts . . . . . . . . . . . . . . . .  48
                   10.4      Assignment . . . . . . . . . . . . . . . . .  48
                   10.5      Fees and Expenses  . . . . . . . . . . . . .  48
                   10.6      Notices  . . . . . . . . . . . . . . . . . .  49
                   10.7      Governing Law  . . . . . . . . . . . . . . .  50
                   10.8      Further Action . . . . . . . . . . . . . . .  50
                   10.9      No Third Party Beneficiary . . . . . . . . .  50
                   10.10     Effect of Headings . . . . . . . . . . . . .  50
                   10.11     Severability . . . . . . . . . . . . . . . .  50
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                                 Page 183 of 256
                               Agreement and Plan of Merger
                               ----------------------------

                               AGREEMENT AND PLAN OF MERGER
                               ----------------------------

                        THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"),
              is entered into as of January 10, 1996, by and among GREINER ENGINEERING, INC., a Nevada corporation ("Greiner"), URS CORPORATION, a Delaware corporation ("URS"), and URS ACQUISITION CORPORATION, a Nevada corporation (the "Subsidiary"). Greiner is sometimes referred to herein as the "Surviving Corporation" and Greiner and the Subsidiary are sometimes collectively referred to herein as the "Constituent Corporations."

              RECITALS
              --------
                   A. Greiner is a corporation duly organized and existing under the laws of the State of Nevada, having as of the date hereof authorized capital stock consisting of (i) 20,000,000 shares of common stock, par value $0.50 per share (the "Greiner Common Stock"), of which as of the date hereof, 4,704,642 are issued and outstanding, 121,092 are issued and held in treasury, and 15,174,266 are reserved for issuance, and
              (ii) 1,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued and outstanding.

                   B. URS is a corporation duly organized and existing under the laws of the State of Delaware, having as of the date hereof authorized capital stock consisting of (i) 20,000,000 shares of common stock, par value $0.01 per share (the "URS Common Stock"), of which as of the date hereof, 7,167,591 are issued and outstanding, 287,000 are issued and held in treasury, and 12,545,409 are reserved for issuance, and
              (ii) 1,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued and outstanding.

                   C. The Subsidiary is a corporation duly organized and existing under the laws of the State of Nevada, having as of the date hereof authorized capital stock consisting of 100 shares of common stock, par value $1.00 per share (the "Subsidiary Common Stock"), all of which have been issued to, and are owned by, URS.

                   D. URS, Greiner and the Subsidiary have determined that it is advisable that the Subsidiary be merged with and into Greiner on the terms and conditions set forth herein and pursuant to the applicable statutes and regulations (the "Merger").




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                   E.   The respective boards of directors of Greiner, URS
              and the Subsidiary have authorized and approved the execution, delivery and the performance of this Agreement and the transactions contemplated hereby, and the board of directors of Greiner has directed that this Agreement be submitted to the stockholders of Greiner for consideration of and vote upon the approval of this Agreement.

              AGREEMENT
              ---------
                        NOW, THEREFORE, in consideration of the mutual
              agreements, provisions and covenants contained herein, and subject to the terms and conditions hereof, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                         ARTICLE 1.

                                         THE MERGER
                                         ----------
                   Section  1.1   MERGER OF THE SUBSIDIARY INTO GREINER.
              Upon the terms and subject to the conditions set forth in this
              Agreement, and in accordance with the Nevada Business Corporation Law set forth in Title 7 of the Nevada Revised Statues (the "Nevada Law"), at the Effective Time of the Merger (as defined in Section 1.2 below), the Subsidiary shall be merged with and into Greiner, and the separate existence of the Subsidiary shall thereupon cease, and Greiner shall continue its corporate existence as the surviving corporation of the Merger under the laws of the State of Nevada under the name of Greiner Engineering, Inc., and Greiner shall succeed to and assume all the rights and obligations of the Subsidiary in accordance with the Nevada Law.

                   Section 1.2 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, as soon as practicable after the Closing Date, the parties shall file articles of merger, certificate of merger or other appropriate documents (in any such case, the "Merger Documents"), executed in accordance with the relevant provisions of the Nevada Law and shall make all other filings or recordings required under the Nevada Law. The Merger shall become effective at such time as the Merger Documents are duly filed with the Secretary of State of the State of Nevada, or at such other time as the parties hereto shall agree should be specified in the Merger Documents (the "Effective Time of the Merger").

                   Section 1.3 EFFECTS OF THE MERGER. At the Effective Time of the Merger:




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                        (a)  the separate corporate existence of the
              Subsidiary shall cease and the Subsidiary shall be merged with and into Greiner, which shall be the Surviving Corporation, and all of the assets of the Subsidiary shall become the property of Greiner as the Surviving Corporation of the Merger, subject to the liabilities of the Subsidiary as of the Effective Time of the Merger;

                        (b) the Articles of Incorporation of Greiner, as in effect immediately prior to the Effective Time of the Merger, shall be the Articles of Incorporation of the Surviving Corporation, and may be amended thereafter as provided by law;

                        (c) the by-laws of Greiner, as in effect immediately prior to the Effective Time of the Merger, shall be the by-laws of the Surviving Corporation; such by-laws may be amended thereafter in accordance with their terms and as provided by law;

                        (d) the directors of the Subsidiary immediately prior to the Effective Time of the Merger shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and by-laws of the Surviving Corporation, until the next annual stockholders' meeting of the Surviving Corporation and until their successors are elected and duly qualified; if at the Effective Time of the Merger, any of the foregoing persons shall for any reason be unwilling or unable to serve, the resulting vacancy shall be filled as provided in such by-laws;

                        (e) the officers of Greiner immediately prior to the Effective Time of the Merger shall be the officers of the Surviving Corporation, each of such officers to hold office, subject to the applicable provisions of the Articles of Incorporation and by-laws of the Surviving Corporation, at the pleasure of the board of directors of the Surviving Corporation and until their successors are elected and duly qualified; and

                        (f) the Surviving Corporation shall possess all the rights, privileges, immunities, powers and purposes of each of the Constituent Corporations; and all the property, real, personal or mixed, including causes of action and every other asset of each of the Constituent Corporations, shall vest in the Surviving Corporation without further act or deed. The Surviving Corporation shall be responsible and liable for all liabilities and obligations of each of the Constituent Corporations. No liability or obligation due or to become due, claim or demand for any cause existing against either of the Constituent Corporations, or any stockholder, officer or director thereof, shall be released or impaired by the Merger. No action or proceeding, whether civil or criminal, then


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                                 Page 186 of 256

              pending by or against the Constituent Corporations, or any stockholder, officer or director thereof, shall abate or be discontinued by the Merger, but may be enforced, prosecuted, settled or compromised as if the Merger had not occurred, or the Surviving Corporation may be substituted in such action or special proceeding in place of the Constituent Corporations.

                                         ARTICLE 2.

                             EFFECT OF MERGER ON CAPITAL STOCK
                              OF THE CONSTITUENT CORPORATIONS
                              -------------------------------
                   Section 2.1  CONVERSION OF THE GREINER COMMON STOCK.

                        (a) CONVERSION; MERGER CONSIDERATION. At the Effective Time of the Merger, each share of the Greiner Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive (i) 0.298 shares of the URS Common Stock, and (ii) $13.50 in cash, all of which shall be payable upon the surrender of the certificate(s) formerly representing such shares of Greiner Common Stock. The cash and the URS Common Stock so deliverable is hereinafter collectively referred to as the "Merger Consideration."

                        (b) FRACTIONAL SHARES. No fractional shares of the URS Common Stock will be issued as a result of the Merger. In lieu of the issuance of any fractional shares of the URS Common Stock, holders of shares of the Greiner Common Stock who would otherwise have been entitled to receive a fraction of a share of the URS Common Stock shall be entitled to receive, from URS, an amount of cash, without interest, equal to the closing price of the URS Common Stock as reported on the New York Stock Exchange on the trading day immediately preceding the Closing
              Date as listed in The Wall Street Journal, multiplied by the
                                -----------------------
              fraction of a share of the URS Common Stock to which such
              holder would otherwise have been entitled.

                        (c) OPTIONS. At the Effective Time of the Merger, all options to purchase Greiner Common Stock (the "Greiner Options") issued under the 1981 Stock Option Plan of Greiner Engineering, Inc. (the "1981 Greiner Plan") or under the 1991 Stock Option Plan of Greiner Engineering, Inc. (the "1991 Greiner Plan") which remain outstanding at that time (whether or not previously exercisable or vested) shall, by virtue of the Merger, and without any further action on the part of Greiner or any holder of said Greiner Options, be cancelled. If, at the Effective Time of the Merger, the Exercise Price per share with respect to any Greiner Option (whether or not previously exercisable or vested) so cancelled (the "Exercise


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                                 Page 187 of 256

              Price") is less than the sum of (x) $13.50 per share, plus
              (y) 0.298 multiplied by the closing price per share of the URS Common Stock as reported on the New York Stock Exchange on the trading day immediately preceding the Closing Date as listed in The Wall Street Journal (the "Merger Value"), then the holder
              -----------------------
              of such Greiner Option shall be paid as soon as practicable following the Closing Date cash in an amount per each share of Greiner Common Stock subject to such option equal to the excess, if any, of the Merger Value over the Exercise Price. Notwithstanding anything to the contrary in this Section 2.1(c), pursuant to the terms of Section 6(b) of the 1981 Greiner Plan and Section 6(b) of the 1991 Greiner Plan, promptly following execution of this Agreement, Greiner shall give each holder of the Greiner Options (whether or not previously exercisable or vested) written notice that such Greiner Options will be cancelled in connection with the Merger and, shall permit said holders to exercise their Greiner Options and purchase Greiner Common Stock pursuant to the terms of the 1981 Greiner Plan and/or the 1991 Greiner Plan, as the case may be.

                        (d) SURRENDER OF CERTIFICATES AND RECEIPT OF CONSIDERATION.
                             (1)  APPOINTMENT OF EXCHANGE AGENT; EXCHANGE
              FUND. As of the Effective Time of the Merger, URS shall deposit, or shall cause to be deposited with an exchange agent selected by URS and reasonably satisfactory to Greiner (the "Exchange Agent"), for the benefit of holders of the Greiner Common Stock, for exchange in accordance with this Article 2,
              (i) certificates representing the number of shares of the URS Common Stock issuable as part of the Merger Consideration, and
              (ii) cash in an amount equal to the aggregate cash component of the Merger Consideration, and (iii) cash to be paid in lieu of the issuance of fractional shares (such cash and certificates for the shares of URS Common Stock are hereinafter referred to collectively as the "Exchange Fund").

                             (2)  NOTICE TO GREINER STOCKHOLDERS.    As soon
              as reasonably practicable after the Effective Time of the Merger, URS shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates representing the Greiner Common Stock (A) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the certificates for shares of the Greiner Common Stock shall pass, only upon delivery of the certificates for the shares of the Greiner Common Stock to the Exchange Agent, and shall be in such form and have such other provisions as URS may reasonably specify, and (B) instructions for use in effecting the surrender of the certificates for the shares of the Greiner Common Stock in exchange for the Merger Consideration.

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                                 Page 188 of 256

                             (3) SURRENDER OF GREINER STOCK CERTIFICATES. Upon surrender of a certificate for shares of the Greiner Common Stock (a "Greiner Stock Certificate") for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by URS, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder thereof shall be entitled to receive in exchange therefor the number of whole shares of the URS Common Stock to which the holder of the Greiner Common Stock is entitled pursuant to this Article 2 plus that portion of the Exchange Fund which such holder has the right to receive pursuant to the provisions of this Section 2.1, after giving effect to any required withholding tax, and the Greiner Stock Certificate for the shares of the Greiner Common Stock so surrendered shall forthwith be cancelled.

                             (4)  LIMITATIONS.  Notwithstanding any other
              provision of this Agreement, until holders of Greiner Stock Certificates representing shares of the Greiner Common Stock have surrendered them for exchange as provided herein, (1) no dividends or other distributions shall be paid with respect to any shares represented by such Certificates and no payment for fractional shares shall be made, and (2) without regard to when such Greiner Stock Certificates are surrendered for exchange as provided herein, no interest shall be paid on any dividends or other distributions or any payment for fractional shares. Upon surrender of a Greiner Stock Certificate, there shall be paid to the holder of such Greiner Stock Certificate the amount of any dividends or other distributions which theretofore became payable, but which were not paid by reason of the preceding sentence, with respect to the number of whole shares of URS Common Stock represented by the Greiner Stock Certificate or Certificates issued upon such surrender. If any certificate for URS Common Stock is to be issued in a name other than in which the Greiner Stock Certificate surrendered in exchange therefore is registered, it shall be a condition of such exchange that the person requesting such exchange pay any transfer or other taxes required by reason of the issuance of certificates for such shares of URS Common Stock in a name other than that of the registered holder of the Greiner Stock Certificate surrendered, or establish to the satisfaction of Greiner that such tax has been paid or is not applicable. Certificates of URS Common Stock issued to holders of Greiner Common Stock issued under a Greiner restricted stock plan shall bear legends substantially similar to the legends presently on the Greiner Common Stock Certificates and as required by applicable law.

                             (5) PAYMENT. The Exchange Agent shall within 15 business days of receipt of such Greiner Stock Certificate pay the holder of such Certificate, in immediately available

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                                           B-10

                                 Page 189 of 256


              funds, the amount of cash into which the shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.1, and the Greiner Stock Certificate so surrendered shall be cancelled. In the event of a transfer of ownership of shares of Greiner Common Stock that is not registered in the transfer records of Greiner, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Greiner Stock Certificate or establish to the satisfaction of the Greiner that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.1, each Greiner Stock Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the amount of the Merger Consideration, without interest, into which the shares theretofore represented by such Greiner Stock Certificate shall be converted pursuant to Section 2.1. No interest will be paid or will accrue on the cash payable upon the surrender of any Greiner Stock Certificate.

                        (e) CANCELLATION OF THE GREINER COMMON STOCK. At the Effective Time of the Merger, all of the authorized and outstanding shares of the Greiner Common Stock shall be cancelled and cease to represent any interest in Greiner and such holders shall cease to have any rights of a stockholder of Greiner. From and after the Effective Time of the Merger, the holders of shares of the Greiner Common Stock outstanding immediately prior to the Effective Time of the Merger as such holders shall be entitled to receive only the Merger Consideration. From the Effective Time of the Merger, the holders of the shares of the Greiner Common Stock which shall be converted into the URS Common Stock pursuant to Section 2.1(a) shall have all of the rights of holders of the number of shares of the URS Common Stock into which such Greiner Common Stock has been converted.

                   Section 2.2 CONVERSION OF THE SUBSIDIARY COMMON STOCK. At the Effective Time of the Merger, each share of the Subsidiary Common Stock outstanding immediately prior to the Effective Time of the Merger shall be converted into one (1) share of a newly-created class of $1.00 par value common stock of the Surviving Corporation.

                   Section 2.3 CANCELLATION OF TREASURY SHARES. Any share of the Greiner Common Stock held in the treasury of Greiner at the Effective Time of the Merger shall be cancelled and retired at the Effective Time of the Merger and no shares shall be issuable with respect thereto.

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                                 Page 190 of 256


                   Section 2.4 WITHHOLDING TAX. The right of any shareholder to receive the Merger Consideration shall be subject to and reduced by the amount of any required tax withholding obligation.


                                        ARTICLE 3.

                                         CLOSING
                                         -------
                   Section 3.1 CLOSING; CLOSING DATE. Unless this Merger Agreement shall have been terminated and the Merger abandoned pursuant to the provisions of Article 9, a closing ("Closing") shall take place at the offices of Messrs. Sheppard, Mullin, Richter & Hampton, Four Embarcadero Center, Suite 1700, San Francisco, CA 94111, at 10:00 A.M., California time, on the business day following approval of the Greiner stockholders as contemplated by Section 6.2.2, or at such other time and place as may be agreed upon in writing by the parties hereto (the "Closing Date").

                                         ARTICLE 4.

                         REPRESENTATIONS AND WARRANTIES OF GREINER
                         -----------------------------------------
                   Except as otherwise disclosed to URS in a letter delivered to it prior to the execution hereof (which letter shall contain appropriate references to identify the representations and warranties herein to which the information in such letter relates) (the "Greiner Disclosure Letter"), Greiner represents and warrants to URS and the Subsidiary as follows:

                   Section 4.1 ORGANIZATION. Each of Greiner and the Greiner Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease, and operate its properties, and to carry on its business as now being conducted, except where the failure to be so organized, existing, and in good standing or to have such power and authority would not have a Greiner Material Adverse Effect (as defined below). Each of Greiner and the Greiner Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except in any such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Greiner Material Adverse Effect (defined below) on the Business Condition (defined below) of Greiner. For purposes of this
              Agreement:  (a) "Greiner Material Adverse Effect" means, when

                                            -8-


                                           B-12

                                 Page 191 of 256


              used in connection with Greiner, any change or effect that is materially adverse to the Business Condition of Greiner, other than changes or effects resulting from (i) changes attributable to conditions affecting the engineering business generally,
              (ii) changes in general economic conditions, or (iii) changes attributable to the announcement or pendency of the Merger; and
              (b) "Business Condition" with respect to an entity shall mean the business, financial condition, results of operations, or assets (without giving effect to the consequences of the transactions contemplated by this Agreement) of such entity and its Subsidiaries taken as a whole.

                   Section 4.2 CAPITALIZATION. The authorized capital stock of Greiner consists of 20,000,000 shares of Greiner Common Stock, par value $0.50 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share (the "Greiner Preferred Stock"). As of the date hereof, (i) 4,704,642 shares of Greiner Common Stock are issued and outstanding,
              (ii) options to acquire 377,650 shares of Greiner Common Stock are outstanding under all stock option plans and agreements of Greiner, (iii) 737,300 shares of Greiner Common Stock (including shares of Greiner Common Stock issuable upon exercise of the options identified in clause (ii) above) are reserved for issuance pursuant to all employee plans of Greiner, and (iv) there are no shares of Greiner Preferred Stock outstanding. All of the issued and outstanding shares of Greiner Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above or as specified in Section 4.2 of the Greiner Disclosure Letter, as of the date of this Agreement there are no shares of capital stock of Greiner issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Greiner to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities. Except as provided in this Agreement or as set forth in Section 4.2 of the Greiner Disclosure Letter, after the Effective Time of the Merger, Greiner will have no obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise.

                   Section 4.3 SUBSIDIARIES. Section 4.3 of the Greiner Disclosure Letter identifies each corporation or other entity of which Greiner, directly or indirectly, owns or controls voting securities or other interests which are sufficient to elect a majority of the board of directors or others performing similar functions of such corporation or other entity (a "Greiner Subsidiary") and sets forth for each Greiner
              Subsidiary: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock; and (iii) the number of issued and outstanding shares of capital stock. Greiner owns directly or indirectly each of the outstanding

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              shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Greiner Subsidiary) of each of the Greiner
              Subsidiaries. Each of the outstanding shares of capital stock of each of the Greiner Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. Each of the outstanding shares of capital stock of each Greiner Subsidiary is owned, directly or indirectly, by Greiner, free and clear of all liens, pledges, security interests, claims, or other encumbrances of any nature whatsoever ("Liens"). There are not now, and at Closing there will not be, (a) any issued or outstanding securities convertible into or exchangeable for, or any options, warrants, calls, subscriptions or other rights (preemptive or otherwise) to acquire, any shares of capital stock of any of the Greiner Subsidiaries; or (b) any agreements or contractual commitments obligating Greiner, or restricting Greiner's rights, to transfer, sell, or vote, the capital stock of the Greiner Subsidiaries owned by it, directly or indirectly.

                   Section 4.4  MATERIAL INVESTMENTS.  Except as set forth in
              Section 4.4 of the Greiner Disclosure Letter, Greiner does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation (other than a Greiner Subsidiary), partnership, joint venture or other business association or entity that is material to Greiner. With respect to those entities indicated on Section 4.4 of the Greiner Disclosure Letter, Greiner has heretofore delivered to URS financial statements (audited to the extent available) and interim unaudited financial statements of each of such entities (through the most recently concluded fiscal quarter for each of such persons) and, to the best knowledge of Greiner, such financial statements fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto or in Section 4.4 of the Greiner Disclosure Letter), the financial condition of each thereof as at and the results of operations for the periods so indicated (subject to normal year-end adjustments in the case of the interim unaudited financial statements), and Greiner's disclosures with respect to its investment in each such entities otherwise included in the Greiner SEC Reports (as defined below) do not contain any untrue statements of material fact or omit to state any material fact required to be stated therein or which are necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 4.4 of the Greiner Disclosure Letter, Greiner (or, as indicated thereon, a Greiner Subsidiary) has good and marketable title to the securities evidencing its investment in the entities indicated in Section

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              4.4 of the Greiner Disclosure Letter, which have been validly issued and are fully paid and nonassessable and are held by Greiner or a Greiner Subsidiary free and clear of any Lien, restraint on alienation, or any other restriction with respect of the transferability or assignability thereof (other than restrictions on transfer imposed by Federal or state securities laws).

                   Section 4.5  AUTHORITY RELATIVE TO THIS AGREEMENT.
              Greiner has all requisite corporate power and authority to enter into this Agreement and subject, in the case of this Agreement, to approval of this Agreement by the stockholders of Greiner and to the consents and approvals set forth in Section
              4.6 below, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Greiner and the consummation by Greiner of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Greiner, including the unanimous approval of the Board of Directors of Greiner, and no other corporate proceedings on the part of Greiner are necessary to authorize this Agreement or the transactions contemplated hereby (except for approval by the stockholders of Greiner). This Agreement has been duly and validly executed and delivered by Greiner and constitutes a valid and binding agreement of Greiner, enforceable against Greiner in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

                   Section 4.6  CONSENTS AND APPROVALS; NO VIOLATIONS.
              Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") (the HSR Act, Securities Act and Exchange Act, collectively, the "Governmental Requirements"), state or foreign laws relating to takeovers, if applicable, state securities or blue sky laws, state and local laws and regulations relating to licensing, and the filing of the Documents of Merger as required by the Nevada Law, no filing with, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority ("Government Entity") is necessary for the execution, delivery and performance of this Agreement by Greiner or the transactions contemplated by this Agreement. Neither the execution, delivery nor performance of this Agreement by Greiner, nor the consummation by Greiner of the transactions contemplated hereby, nor compliance by Greiner with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the Articles of Incorporation or By-Laws of Greiner or the Articles or

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              Certificate of Incorporation, as the case may be, or By-Laws of any of the Greiner Subsidiaries, (ii) except as set forth in
              Section 4.6(ii) of the Greiner Disclosure Letter, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension or revocation) under, any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which Greiner or any of the Greiner Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, (iii) except as set forth in Section
              4.6(iii) of the Greiner Disclosure Letter, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Greiner, any Greiner Subsidiary or any of their properties or assets, (iv) except as set forth in Schedule 4.6(iv) of the Greiner Disclosure Letter, result in the creation or imposition of any Lien on any asset of Greiner or any Greiner Subsidiary, or (v) except as set forth in Section 4.6(v) of the Greiner Disclosure Letter, cause the suspension or revocation of any certificates of need, accreditation, registrations, licenses, permits and other consents or approvals of governmental agencies or accreditation organizations, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have a Greiner Material Adverse Effect.

                   Section 4.7 GREINER SEC REPORTS AND FINANCIAL STATEMENTS. Greiner has delivered or made available to URS true and complete copies of each registration statement, report and proxy or information statement, including, without limitation, its Annual Reports to Stockholders incorporated in material part by reference in certain of such reports, in the form (including exhibits and any amendments thereto) required to be filed with the Securities and Exchange Commission ("SEC") since January 1, 1992 (collectively, the "Greiner SEC Reports"). Except as set forth in Section 4.7 of the Greiner Disclosure Letter, as of the respective dates such Greiner SEC Reports were filed or, if any such Greiner SEC Reports were amended, as of the date such amendment was filed, each of the Greiner SEC Reports (i) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, and
              (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited Consolidated Financial Statements and unaudited consolidated interim financial statements of Greiner

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              (including any related notes and schedules) included (or
              incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1992, 1993 and 1994 and Quarterly Reports on Form 10-Q for all interim periods subsequent thereto (the "Greiner Financial Statements") fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Greiner and the Greiner Subsidiaries as of its date and the consolidated results of operations and cash flows for the period then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). There has been no change in Greiner's accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Greiner Financial Statements, except as described in the notes thereto.

                   Section 4.8 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Greiner or the Greiner Subsidiaries, auditors, attorneys, financial advisors, or other consultants or advisors for inclusion in (a) the registration statement on Form S-4, and any amendment thereto, to be filed under Securities Act with the SEC by URS in connection with the issuance of the URS Common Stock in or as a result of the Merger (the "Form S-4"), or (b) the proxy statement and any amendment or supplement thereto to be distributed in connection with Greiner's meeting of stockholders to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement" and, together with the Form S-4, the "Proxy Statement/Form S-4"), will: (i) in the case of the Proxy Statement and any amendment or supplement thereto, (1) at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and (2) at the time of Greiner's meeting of stockholders, and (ii) in the case of the Form S-4, as amended or supplemented, (x) at the time it becomes effective, (y) at the time of any post-effective amendment thereto, and (z) at the time of the meeting of the stockholders of Greiner, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Greiner agrees to correct as promptly as practicable any such information provided by it that shall have become false or misleading in any material respect and to take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to Greiner's stockholders to the extent required by applicable law. The Proxy Statement/Form S-4 shall comply as to form in all material respects with the provisions of all applicable laws, including the provisions of the Exchange Act and the rules and

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              regulations of the SEC thereunder, except that no
              representation is made by Greiner with respect to information supplied by URS specifically for inclusion therein.

                   Section 4.9 ABSENCE OF MATERIAL ADVERSE AND OTHER CHANGES. Except as contemplated by this Agreement, and except as set forth in Section 4.9 of the Greiner Disclosure Letter, since September 30, 1995, Greiner and the Greiner Subsidiaries have conducted their business in the ordinary course, consistent with past practices, and there has not been:
              (a) any event or occurrence that has resulted in a Greiner Material Adverse Effect, or any development or combination of developments of which Greiner has knowledge that is reasonably likely, in Greiner's commercially reasonable judgment, to result in a Greiner Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other capital distributions in respect of any of its capital stock, except for regular cash dividends to holders of Greiner Common Stock in amounts and at times consistent with prior practice, or any redemption or repurchase or other acquisition of any shares of its capital stock, (c) any increase in the regular compensation of any of the officers or employees of Greiner or the Greiner Subsidiaries, except such increases as have been granted in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews, promotions and related compensation increases), (d) any incurrence, assumption or guarantee by Greiner or any of the Greiner Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices, (e) any transaction or commitment made, or any contract or agreement entered into, by Greiner or any of the Greiner Subsidiaries (including the acquisition or disposition of any assets) or any relinquishment by Greiner or any of the Greiner Subsidiaries of any contract or other right, in either case, material to Greiner's business taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement, (f) any change in any method of accounting or accounting practice by Greiner or any of the Greiner Subsidiaries, except for any such change after the date hereof required by reason of a mandatory concurrent change in GAAP, (g) any loss or damage to the properties or assets of Greiner or the Greiner Subsidiaries which has resulted or is reasonably likely to result in a Greiner Material Adverse Effect, or (h) any agreement or any commitment to take any of the actions described in this Section 4.9.

                   Section 4.10 LITIGATION. Except for litigation disclosed in the notes to the financial statements included in the Greiner SEC Reports or as set forth in Section 4.10 of the Greiner Disclosure Letter, there is no suit, action or proceeding (whether at law or equity, before or by any Federal,

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              state or foreign court, tribunal, commission, board, agency or instrumentality, or before any arbitrator) pending or, to the best knowledge of Greiner, threatened against or affecting Greiner or any of the Greiner Subsidiaries, the outcome of which, in the reasonable judgment of Greiner, is likely individually or in the aggregate to have a Greiner Material Adverse Effect, or which challenges the validity of this Agreement or seeks to prevent, enjoin, materially alter or materially delay the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Greiner or any of the Greiner Subsidiaries having, or which, insofar as can reasonably be foreseen, in the future may have, any such effect.

                   Section 4.11 ABSENCE OF UNDISCLOSED LIABILITIES. Except for liabilities or obligations which are accrued or reserved against in the Greiner Financial Statements (or reflected in the notes thereto) or which were incurred after September 30, 1995 in the ordinary course of business and consistent with past practices or in connection with the transactions contemplated by this Agreement, Greiner and the Greiner Subsidiaries do not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto).

                   Section 4.12  NO DEFAULT.  Except as set forth in
              Section 4.12 of the Greiner Disclosure Letter, neither Greiner nor any of the Greiner Subsidiaries is in violation or breach of, or default under (and no event has occurred which with notice or the lapse of time or both would constitute a violation or breach of, or default under) any term, condition or provision of (a) its Articles or Certificate of Incorporation, as the case may be, or By-Laws, (b) any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan, lease, commitment or other instrument or obligation to which Greiner or any of the Greiner Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, (c) any order, writ, injunction, decree, statute, rule or regulation applicable to Greiner or any of the Greiner Subsidiaries or any of their properties or assets, or (d) any certificate of need, accreditation, registration, license, permit and other consent or approval of governmental agencies or accreditation organization, except in the case of clauses (b), (c) and (d) above for violations, breaches or defaults which would not individually or in the aggregate have a Greiner Material Adverse Effect.



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                   Section 4.13  PROPERTIES, LIENS, ETC.  Greiner and the
              Greiner Subsidiaries own all of their tangible and intangible property, real and personal, free and clear of any Liens, except for statutory mechanics' and materialmens' liens, liens for current taxes not yet delinquent, and liens and encumbrances which do not confer upon the secured parties rights to property which, if exercised upon default, would have a Greiner Material Adverse Effect. All plants, structures and material equipment owned or leased by Greiner or the Greiner Subsidiaries and used in the operation of their business are in satisfactory condition and repair for the requirements of such business as presently conducted. Neither Greiner nor any of the Greiner Subsidiaries have received notice, or have knowledge of, any pending, threatened or contemplated condemnation proceeding, or of any sale or other disposition in lieu of condemnation, affecting any real property owned or leased by Greiner or any of the Greiner Subsidiaries.

                   Section 4.14 TAXES. Except as set forth in Section 4.14 of the Greiner Disclosure Letter:

                        (a)  Greiner and each of the Greiner Subsidiaries has
              (i) timely filed (or has had timely filed on its behalf) or will cause to be timely filed all material Tax Returns (as defined below) required by applicable law to be filed by any of them for tax years ended prior to the date of this Agreement and all such Tax Returns and amendments thereto are or will be true, complete, and correct in all material respects, (ii) has paid (or has had paid on its behalf) all Taxes due or has properly accrued or reserved for all such Taxes for such periods, and (iii) has accrued for all Taxes for periods subsequent to the periods covered by such Tax Returns.

                        (b) There are no material liens for Taxes upon the assets of Greiner or any of the Greiner Subsidiaries, except liens for Taxes not yet due.

                        (c)  There are no material deficiencies or
              adjustments for Taxes that have been proposed or assessed by any Tax Authority (as defined below) against Greiner or any of the Greiner Subsidiaries and which remain unpaid.

                        (d) The Federal income tax returns of Greiner and each of the Greiner Subsidiaries have been examined by the Internal Revenue Service for all past taxable years and periods to and including the years set forth in Section 4.14 of the Greiner Disclosure Letter, and all material deficiencies finally assessed as a result of such examinations have been paid. Section 4.14 of the Greiner Disclosure Letter sets forth
              (i) all taxable years and periods of Greiner and the Greiner Subsidiaries that are presently under Audit (as defined below) or in respect of which Greiner or any of the Greiner

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              Subsidiaries has been notified in writing by the relevant Tax
              Authority that it will be Audited, (ii) the taxable years of Greiner and the Greiner Subsidiaries in respect of which the statutory period of limitations for the assessment of Federal, state and local income or franchise Taxes has expired, and
              (iii) all waivers extending the statutory period of limitation applicable to any material Tax Return filed by Greiner or any of the Greiner Subsidiaries for any taxable period ending prior to the date of this Agreement.

                        (e) Prior to the date hereof, Greiner and the Greiner Subsidiaries have disclosed all material Tax sharing, Tax indemnity, or similar agreements to which Greiner or any of the Greiner Subsidiaries is a party to, is bound by, or has any obligation or liability for Taxes.

                        (f) As used in this Agreement, (i) "Audit" shall mean any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes, (ii) "Taxes" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, (iii) "Tax Authority" shall mean the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes, and
              (iv) "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.


                   Section 4.15  BENEFIT PLANS.

                   (a) Section 4.15 of the Greiner Disclosure Letter lists each Greiner Plan. With respect to each of the Greiner Plans, Greiner has heretofore delivered or made available to URS true and complete copies of each of the following documents: (i) a copy of each written plan (including all amendments thereto) or a description of each unwritten plan; (ii) a copy of the annual report, if required under ERISA, with respect to each Greiner Plan for the last three years; (iii) a copy of the actuarial report, if required under ERISA, with respect to each Greiner Plan for the last three years and any interim actuarial reports or calculations provided by the actuary since the date of the most recent annual actuarial report; (iv) the most recent summary plan description and all succeeding summaries of material modifications for each Greiner Plan for which a summary plan description is required; (v) if the Greiner Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements

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              thereof; and (vi) the most recent determination letter issued with respect to each Qualified Greiner Plan. Each of the Greiner Plans has been operated and administered in all material respects in accordance with their terms and with all applicable laws, including Federal and state securities laws. Each Greiner Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and nothing has occurred since the date of such letter that would adversely affect such qualification or exemption.

                   (b) Section 4.15 of the Greiner Disclosure Letter lists each Greiner Benefit Arrangement. With respect to each of the Greiner Benefit Arrangements, Greiner has heretofore delivered to or made available to URS true and complete copies of each written plan (including all amendments thereto) or a description of each unwritten plan. Each Greiner Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules, and regulations, including, without limitation, ERISA and the Code, that are applicable to such Greiner Benefit Arrangement, including Federal and state securities laws.

                   (c) Neither Greiner nor the Greiner Subsidiaries nor any of their ERISA Affiliates has been involved in any transaction, taken any action, or failed to take any action that could cause Greiner or the Greiner Subsidiaries to be subject to any liability that would likely cause a Greiner Material Adverse Effect. No fiduciary of any Greiner Plan or Greiner Benefit Arrangement has taken any action that would result in such fiduciary being liable for the payment of damages under ERISA
              Section 409 and that would result in any material liability for Greiner, the Greiner Subsidiaries or URS.

                   (d) Except with respect to contributions to Greiner Plans under Section 412 that are current and not past due, neither Greiner nor the Greiner Subsidiaries has incurred (directly or indirectly) prior to the Closing any current obligation to pay
              (i) any liability under Title IV of ERISA or (ii) any liability under Section 412 of the Code that remains unpaid at the date of signing of this Agreement. There is no "unfunded pension liability," i.e., excess of the value of benefits earned to date over assets, with respect to Employee Benefit Plans subject to Title IV of ERISA. All premiums owed to the Pension Benefit Guaranty Corporation with respect to any Employee Benefit Plan subject to Title IV have been paid.

                   (e) None of Greiner, the Greiner Subsidiaries, or their ERISA Affiliates is making or accruing an obligation to make

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              contributions or has, on or after January 1, 1980, made or accrued an obligation to make contributions to a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

                   (f) Full payment has been made of all amounts that Greiner and the Greiner Subsidiaries are required to pay as contributions to the Employee Benefit Plans as of the last day of the most recent fiscal year of each of the plans ended prior to the date of this Agreement.

                   (g) No Greiner Plan or Greiner Benefit Arrangement provides or ever provided benefits, including without limitation, death or medical benefits (whether or not insured and whether or not funded), with respect to current or former employees of Greiner and the Greiner Subsidiaries beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA,
              (iii) deferred compensation benefits accrued as liabilities on the books of Greiner and disclosed heretofore to URS, or
              (iv) benefits the full cost of which are borne by the current or former employee (or his or her beneficiary)). The consummation of the transactions contemplated hereby will not
              (i) entitle any current or former employee of Greiner or the Greiner Subsidiaries to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any such employee or former employee.

                   (h) With respect to Greiner Plans and Greiner Benefit Arrangements, all reports, forms, and other documents required to be filed with any governmental authority or distributed to plan participants (including, without limitation, summary plan descriptions, Forms 5500, and summary annual reports) have been timely filed (if applicable) and distributed (if applicable) and were accurate.

                   (i) There are no pending, threatened, or anticipated claims (other than routine claims for benefits) by, on behalf of, or against any Greiner Plans or Greiner Benefit Arrangements. No Greiner Plans or Greiner Benefit Arrangements are presently under audit or examination (nor has notice been received of a potential audit) by the Internal Revenue Service, the Department of Labor, or PBGC, nor are there any matters pending with respect to any Greiner Plan with the Internal Revenue Service under its Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs.

                   (j) No "prohibited transaction," as such term is defined in Code Section 4975 and ERISA Section 406, has occurred with

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              respect to any Greiner Plan or Greiner Benefit Arrangement that could subject such plan, any fiduciary thereof, Greiner, the Greiner Subsidiaries or URS to a material penalty for such prohibited transaction imposed by ERISA Section 502 or a material tax imposed by Code Section 4975.

                   (k) Any bonding required by applicable provisions of ERISA with respect to any Greiner Plan or Greiner Benefit Arrangement has been obtained and is in full force and effect.

                   (l)  For purposes of this Section 4.15:

                             (1) "Greiner Benefit Arrangement" means each employment, severance, or other similar contract, arrangement, or policy and each plan or arrangement (written or oral, formal or informal) providing for insurance coverage (including any self-insured arrangements), cafeteria benefits under Section 125 of the Code, fringe benefits (including but not limited to paid holidays, personal leave, employee discount, educational benefit, or similar programs), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or postretirement insurance or health benefits, compensation or benefits that (i) is not a Greiner Plan, (ii) is or has been entered into, maintained, or contributed to by Greiner or its ERISA Affiliates, and (iii) covers, or within the last five years covered and has further or continuing obligations, any employee of Greiner or any Greiner Subsidiary.

                             (2) "Greiner Plan" means any Employee Benefit Plan or "multiemployer plan" as defined in Section 4001(a)(3) of ERISA (a) maintained or contributed to by or on behalf of Greiner or any Greiner Subsidiary, whether currently or within the six years prior to the Closing Date, or (b) in which any employee of Greiner or any Greiner Subsidiary has participated, as an employee of Greiner or any Greiner Subsidiary, within the six years prior to the Closing Date, or under which any such employee has accrued and remains entitled to any benefit.

                             (3) "Employee Benefit Plan" means any deferred compensation, retirement, severance, health, or other plan or program constituting an "employee benefit plan" as defined in
              Section 3(3) of ERISA maintained or previously maintained for current or former employees of Greiner or the Greiner Subsidiaries, or any ERISA Affiliate of Greiner or the Greiner Subsidiaries or in which any such employees participate or participated, other than a Multiemployer Plan.

                             (4)  "ERISA" means the Employee Retirement
              Income Security Act of 1974, as amended, and all regulations

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              and published interpretations promulgated thereunder, as in effect from time to time.

                             (5)  "ERISA Affiliate" means each person (as
              defined in Section 3(9) of ERISA) that, together with Greiner or a Greiner Subsidiary, would be treated as a single employer under Section 4001(b) of ERISA or that would be deemed to be a member of the same "controlled group" within the meaning of
              Section 414(b), (c), (m), and (o) of the Code (provided, however, that when the subject of the provision is a Multiemployer Plan only subsections (b) and (c) of Section 414 shall be taken into account).

                   Section 4.16  EMPLOYMENT MATTERS; LABOR RELATIONS.

                        (a) Section 4.16 of the Greiner Disclosure Letter sets forth a true and complete list of the names, classifications, dates of hire and base compensation for the year ending December 31, 1995, of each employee of Greiner and the Greiner Subsidiaries whose base compensation exceeds $75,000 per annum.

                        (b) With respect to current or former employees of Greiner and the Greiner Subsidiaries,

                             (i)  Each of Greiner and the Greiner
              Subsidiaries is in substantial compliance with all applicable laws respecting employment and employment practices, and occupational safety and health, except for such violations, if any, that in the aggregate have not had and would not have a Greiner Material Adverse Effect. There is no charge or compliance action pending or threatened against or with respect to Greiner or any of the Greiner Subsidiaries before the Equal Employment Opportunity Commission or any state, local, or foreign agency responsible for the prevention of unlawful employment practices as to which there is a reasonable likelihood of adverse determination. None of Greiner nor any of the Greiner Subsidiaries has received notice of the intent of any Federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation, and, to Greiner's knowledge, no such investigation is in progress.

                             (ii) The employees of Greiner and the Greiner
              Subsidiaries are not represented by any labor union, nor are there any collective bargaining agreements or any other types of agreements with labor unions otherwise in effect with respect to such employees, nor are any collective bargaining agreements currently being negotiated, and, to Greiner's knowledge, no union organizational campaign is in progress. None of Greiner or the Greiner Subsidiaries is engaged in any unfair labor practices as defined in the National Labor

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              Relations Act or other applicable law, ordinance, or
              regulation. There is no unfair labor practice charge or complaint against any of Greiner or the Greiner Subsidiaries pending or, to Greiner's knowledge, threatened before the National Labor Relations Board. There is no labor strike, lockout, slow-down or work stoppage pending or threatened against Greiner or any of the Greiner Subsidiaries. None of Greiner and the Greiner Subsidiaries has experienced any significant work stoppage or been party to any proceedings before the National Labor Relations Board for the past three years.

                   Section 4.17  INTELLECTUAL PROPERTY.

                        (a) Except as set forth in Section 4.17 of the Greiner Disclosure Letter, and except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually and in the aggregate, would not have a Greiner Material Adverse Effect:

                             (i) Greiner and the Greiner Subsidiaries own, or are licensed or otherwise have the right to use (in each case, clear of any lien or encumbrance of any kind) all Intellectual Property (as defined below) that in any material respect is used or proposed to be used in the business of Greiner and the Greiner Subsidiaries.

                             (ii) No claims are pending, or to the knowledge
              of Greiner, threatened that Greiner or any of the Greiner Subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property owned by and/or licensed to Greiner or the Greiner Subsidiaries.

                             (iii) To the knowledge of Greiner, no person is
              infringing on or otherwise violating any right of Greiner or any Greiner Subsidiary with respect to any Intellectual Property owned by and/or licensed to Greiner or the Greiner Subsidiaries, PROVIDED, that the foregoing representation is qualified to the extent of publicly known problems of general applicability with respect to software piracy and copyright protection.

                             (iv) None of the former or current members of
              management or key personnel of Greiner or any Greiner Subsidiary, including all former and current employees, agents, consultants and contractors who have contributed to or participated in the conception and development of designs, computer software or other Intellectual Property of Greiner or the Greiner Subsidiaries, has asserted in writing any claim against Greiner or any of the Greiner Subsidiaries in connection with the involvement of such persons in the conception and development of any design, computer software or

                                            -22-

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              other Intellectual Property, and no such claim, to the
              knowledge of Greiner, has been threatened.

                             (v)  The execution and delivery of this
              Agreement, compliance with its terms and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any violation or default (with or without notice or the lapse of time) or give rise to any right, license or encumbrance relating to the Intellectual Property, or any right of termination, cancellation, or acceleration of any material Intellectual Property right or obligation.

                        (b) For purposes of this Agreement, "Intellectual Property" means (a) trademarks (registered on unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application;
              (b) inventions, discoveries and ideas, whether patented, patentable or not in any jurisdiction; (c) nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; (d) writings and other works, whether copyrighted, copyrightable or not in any jurisdiction;
              (e) registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof;
              (f) any similar intellectual property or proprietary rights and computer programs and software (including source code, object code and data); (g) licenses, immunities, covenants not to sue and the like relating to the foregoing; and (h) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

                        (c) Except for the name "Greiner" and the Greiner logo, there are no (i) material domestic and foreign registered trademarks, registered copyrights and patents, and applications for registration of any of the foregoing; (ii) material trade names, service marks, service names, logos and assumed names which are owned by Greiner or any of the Greiner Subsidiaries, as the case may be, and that are used or proposed to be used in the business of Greiner and the Greiner Subsidiaries as currently conducted; or (iii) material licenses and other agreements to which Greiner or any Greiner Subsidiary is a party and pursuant to which Greiner is authorized to use any Intellectual Property. To the knowledge of Greiner, all registered Intellectual Property has been validly issued or registered and is subsisting. Neither Greiner nor the Greiner Subsidiaries have taken or omitted to take any act which act or omission might have the effect of waiving or impairing any of the rights of Greiner to practice and enforce any patent, or to

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              use and enforce any trademark or copyright listed on
              Section 4.17 of the Greiner Disclosure Letter.

                   Section 4.18 INSURANCE. Section 4.18 of the Greiner Disclosure Letter contains a complete and correct list and accurate summary description of all insurance policies and material completion bonds (including, without limitation, professional liability coverage) maintained by or on behalf of or covering Greiner and the Greiner Subsidiaries, their assets or operations, or the conduct of their business. Greiner has made available to URS complete and correct copies of all the declaration sheets or binders (if declaration sheets are not yet issued) relating to such policies and bonds. Except as noted on Section 4.18 of the Greiner Disclosure Letter, all such policies and bonds are in full force and effect, no notices of cancellation or nonrenewal have been received with respect thereto, and all premiums due thereon have been paid. Greiner and the Greiner Subsidiaries have complied in all material respects with the provisions of such policies and bonds. Such policies and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to the business conducted by Greiner and the Greiner Subsidiaries.

                   Section 4.19. COMPLIANCE WITH APPLICABLE LAW. Greiner and the Greiner Subsidiaries are not in violation of, or to Greiner's knowledge, are neither under investigation with respect to nor have been threatened to be charged with or given notice of any violation of, any applicable laws, ordinances, rules and regulations of any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a "Governmental Entity") applicable to Greiner or any Greiner Subsidiary, except for such violations, if any, that, in the aggregate, have not had and would not, in the reasonable judgment of Greiner, be likely to have a Greiner Material Adverse Effect.

                   Section 4.20.  CERTAIN CONTRACTS AND ARRANGEMENTS.
              Section 4.20 of the Greiner Disclosure Letter lists all of the following agreements to which Greiner or any of the Greiner Subsidiaries is a party ("Material Agreements"):

                        (a) Each partnership, joint venture or other similar agreement or arrangement to which Greiner or any Greiner Subsidiary is a party that has involved or is expected to involve an annual sharing of revenues of $5,000,000 or more to other persons;

                        (b) Each lease for real or personal property in which the amount of payments which Greiner or a Greiner Subsidiary is required to make on an annual basis is $500,000 or more;


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                        (c)  Each agreement of Greiner and the Greiner
              Subsidiaries relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) in an aggregate outstanding principal amount of $1,000,000 or more;

                        (d) Each other agreement, license or franchise which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired or adversely affected by reason of the execution of this Agreement, the closing of the Merger, or the consummation of the transactions contemplated hereby or thereby, and the loss of which would, individually or in the aggregate with other such agreements, licenses, or franchises, have a Greiner Material Adverse Effect;

                        (e) Each agreement of Greiner or the Greiner Subsidiaries with or for the benefit of any affiliate of Greiner with annual payments of $50,000 or more;

                        (f) Each contract containing covenants purporting to materially limit the freedom of Greiner or any Greiner Subsidiary to compete in any line of business or in any geographic area; and

              All Material Agreements are valid, binding and enforceable in accordance with their terms and none of Greiner or the Greiner Subsidiaries nor, to the knowledge of Greiner, any other party thereto, is in default under any of such agreements, nor, to the knowledge of Greiner, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default by Greiner or the Greiner Subsidiaries or any other party thereto other than with respect to any of the foregoing such defaults, if any, that would not, individually or in the aggregate, have a Greiner Material Adverse Effect. To Greiner's knowledge, none of the parties to the contracts identified in this Section have terminated, or have expressed an intent to reduce materially or terminate presently or in the future, such contracts.

                   Section 4.21 PROHIBITED PAYMENTS. Greiner has not, with respect to the opportunities, business or operation of Greiner,
              (a) entered into any understanding agreement or arrangement, written or oral, under or pursuant to which bribes, kickbacks, rebates, payoffs or other forms of illegal payments have been or will be made, provided for or suffered, either directly or indirectly, through agents, brokers or other intermediaries,
              (b) made any illegal payment or contribution of moneys, services or property to any political party, candidate or elected official, directly or indirectly, for any purpose or
              (c) directly or indirectly engaged in any activity prohibited by the Foreign Corrupt Practices Act of 1977.

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                   Section 4.22  POWERS OF ATTORNEY.  Greiner has not given a power of attorney, except for revocable powers of attorney routinely granted in the ordinary course of business which related to routine representations before governmental agencies or given in connection with the qualification to conduct business in other jurisdictions.

                   Section 4.23  ENVIRONMENTAL MATTERS.

                             (a)  (i)  Greiner and each of the Greiner
              Subsidiaries hold, and are in substantial compliance with, all Environmental Permits, and with all applicable Environmental Laws, except where the failure to hold such permits or to be in compliance would not have a Greiner Material Adverse Effect.

                                  (ii) Neither Greiner nor any of the Greiner
              Subsidiaries has received any written request for information, or has been notified that it is a potentially responsible party, under the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any similar state law with respect to any on-site or off-site location.

                                  (iii) No notice, notification, demand,
              request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review (collectively, "Environmental Notices") is pending, or to Greiner's knowledge, threatened by any governmental entity or other person with respect to any (1) alleged violation by Greiner or any of the Greiner Subsidiaries of any Environmental Law or liability thereunder or (2) alleged failure by Greiner or any of the Greiner Subsidiaries to have any Environmental Permit, except, in each case, for Environmental Notices that would not have a Greiner Material Adverse Effect.

                                  (iv) To Greiner's knowledge, there have
              been no discharges, emissions or releases of Hazardous Substances by Greiner which are or were reportable under Environmental Laws, other than such discharges, emissions or releases that would not have a Greiner Material Adverse Effect.

                        (b) There has been no material environmental
              investigation of Greiner, study, audit, test, review or other analysis (including any Phase I environmental assessments) conducted of which Greiner has knowledge in relation to any real property or lease which has not been delivered to URS prior to the date hereof. Neither Greiner nor any of the Greiner Subsidiaries is subject to any judgment, decree or order relating to compliance with, or the cleanup of regulated substances under, any applicable Environmental Law.

                                            -26-


                                           B-30

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                        (c)  For purposes of this Agreement:  (i) the term
              "Environmental Laws" means any and all applicable Federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, judicial orders, decrees, codes, injunctions, permits, consent decrees, consent orders and governmental restrictions, now in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof; (ii) the term "Environmental Permits" means all permits licenses, authorizations, certificates and approvals of governmental authorities relating to or required by Environmental Laws and necessary or proper for the business of Greiner and the Greiner Subsidiaries as currently conducted; and (iii) "Hazardous Substance" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any substance regulated under Environmental Laws.

                   Section 4.24 REGULATORY MATTERS. Greiner has filed or otherwise provided all reports, data, other information and applications which are required to be filed with or otherwise provided to the U.S. Environmental Protection Agency (the "EPA"), the U.S. Occupational Safety and Health Administration ("OSHA"), and any other Federal, state, local or foreign governmental authorities with jurisdiction and all regulatory approvals in respect thereof are in full force and effect on the date hereof, the failure to file or provide which or obtain which would, in the aggregate, result in a Greiner Material Adverse Effect.

                   Section 4.25  IMMIGRATION REFORM AND CONTROL ACT.

                        (a) Greiner has fully complied with the verification requirements and the recordkeeping requirements of the Immigration Reform and Control Act of 1986 ("IRCA").

                        (b) To the best knowledge and belief of Greiner and the Greiner Subsidiaries, the information and documents on which Greiner relied in complying with IRCA are true and correct.

                        (c)  There have not been any discrimination
              complaints filed against Greiner pursuant to IRCA.

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                                           B-31

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                   Section 4.26  BOARD APPROVALS; OPINION OF FINANCIAL
              ADVISOR. The Board of Directors of Greiner (at a meeting duly called and held or pursuant to valid written consent) has unanimously determined that the transactions contemplated hereby are fair to and in the best interests of Greiner and its stockholders. Greiner has received the opinion of Houlihan, Lokey, Howard & Zukin, Inc. ("HL"), Greiner's financial advisor, or another financial advisor selected by Greiner and reasonably acceptable to URS, substantially to the effect that the Merger consideration to be paid to holders of the Greiner Common Stock in the Merger is fair to such stockholders from a financial point of view.

                   Section 4.27 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's fee or commission payable by Greiner in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Greiner.

                   Section 4.28 DISCLOSURE. No representation or warranty by Greiner in this Agreement, the schedules hereto or any certificates delivered pursuant to the terms hereof, contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                   Section 4.29 RELIANCE. The foregoing representations and warranties are made by Greiner with the knowledge and expectation that URS is placing reliance thereon.


                                         ARTICLE 5.

                           REPRESENTATIONS AND WARRANTIES OF URS
                           -------------------------------------
                   Except as otherwise disclosed to Greiner in a letter
              delivered to it prior to the execution hereof (which letter shall contain appropriate references to identify the representations and warranties herein to which the information in such letter relates) (the "URS Disclosure Letter"), URS and the Subsidiary represent and warrant to Greiner as follows:

                   Section 5.1 ORGANIZATION. Each of URS and the Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease, and operate its properties, and to carry on its business as now being conducted, except where the failure to be so organized, existing, and in good standing or to have such power and authority would not have a URS Material

                                            -28-


                                           B-32

                                 Page 211 of 256


              Adverse Effect. Each of URS and the Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except in any such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a URS Material Adverse Effect on the Business Condition of URS. For purposes of this Agreement, "URS Material Adverse Effect" means, when used in connection with URS, any change or effect that is materially adverse to the Business Condition of URS, other than changes or effects resulting from (i) changes attributable to conditions affecting the engineering business generally, (ii) changes in general economic conditions, or (iii) changes attributable to the announcement or pendency of the Merger.

                   Section 5.2 CAPITALIZATION. The authorized capital stock of URS consists of 20,000,000 shares of URS Common Stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share (the "URS Preferred Stock"). As of the date hereof, (i) 7,167,591 shares of URS Common Stock are issued and outstanding, (ii) options to acquire 1,166,324 shares of URS Common Stock are outstanding under all stock option plans and agreements of URS, (iii) 1,559,665 shares of URS Common Stock (including shares of URS Common Stock issuable upon exercise of the options identified in clause (ii) above) are reserved for issuance pursuant to all employee plans of URS, and (iv) there are no shares of URS Preferred Stock outstanding. All of the issued and outstanding shares of URS Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. All of the URS Common Stock reserved for issuance in exchange for the shares of the Greiner Common Stock at the Effective Time of the Merger in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. The authorized capital stock of the Subsidiary consists of 100 shares of the Subsidiary Common Stock, par value $1.00 per share, all of which shares are validly issued and outstanding, fully paid and nonassessable and are owned by URS. Except as set forth above or as specified in Section 5.2 of the URS Disclosure Letter, as of the date of this Agreement there are no shares of capital stock of URS issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating URS to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities. Except as provided in this Agreement or as set forth in Section 5.2 of the URS Disclosure Letter, after the Effective Time of the Merger, URS will have no obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise.

                                            -29-

                                           B-33

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                   Section 5.3  AUTHORITY RELATIVE TO THIS AGREEMENT.   Each
              of URS and the Subsidiary has all requisite corporate power and authority to enter into this Agreement and subject, in the case of this Agreement, to the consents and approvals set forth in
              Section 5.4 below, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by URS and the Subsidiary and the consummation by URS and the Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of URS and the Subsidiary, including the unanimous approval of their respective Boards of Directors, and no other corporate proceedings on the part of URS or the Subsidiary are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by URS and the Subsidiary and consti-tutes a valid and binding agreement of each of them, enforceable against each of them in accordance with its terms, except that such enforceability may be subject to (i) bank-ruptcy, insolvency, reorganization or other similar laws relating to enforcement of creditors' rights generally, and
              (ii) general equitable principles.

                   Section 5.4  CONSENTS AND APPROVALS; NO VIOLATIONS.
              Except for the applicable requirements of the Governmental Requirements, state or foreign laws relating to takeovers, if applicable, state securities or blue sky laws, state and local laws and regulations relating to licensing, and the filing of the Documents of Merger as required by the Nevada Law, no filing with, and no permit, authorization, consent or approval of, any Government Entity is necessary for the execution, delivery and performance of this Agreement by URS and the Subsidiary of the transactions contemplated by this Agreement. Neither the execution, delivery nor performance of this Agreement by URS and the Subsidiary, nor the consummation by URS and the Subsidiary of the transactions contemplated hereby, nor compliance by URS and the Subsidiary with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the Certificate of Incorporation or By-Laws of URS or the Subsidiary or the Articles or Certificate of Incorporation, as the case may be, or By-Laws of any of the URS Subsidiaries, (ii) except as set forth in Section 5.4(ii) of the URS Disclosure Letter, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension or revocation) under, any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which URS or any of the URS Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected,

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              (iii) except as set forth in Section 5.4(iii) of the URS
              Disclosure Letter, violate any order, writ, injunction, decree, statute, rule or regulation applicable to URS, any URS Subsidiary or any of their properties or assets, (iv) except as set forth in Section 5.4(iv) of the URS Disclosure Letter, result in the creation or imposition of any Lien on any asset of URS or any URS Subsidiary, or (v) except as set forth in
              Section 5.4(v) of the URS Disclosure Letter, cause the suspension or revocation of any certificates of need, accreditation, registrations, licenses, permits and other consents or approvals of governmental agencies or accreditation organizations, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have a URS Material Adverse Effect.

                   Section 5.5  URS SEC REPORTS AND FINANCIAL STATEMENTS.
              URS has delivered to Greiner true and complete copies of each registration statement, report and proxy or information statement, including, without limitation, its Annual Reports to Stockholders incorporated in material part by reference in certain of such reports, in the form (including exhibits and any amendments thereto) required to be filed with SEC since January 1, 1992 (collectively, the "URS SEC Reports"). Except as set forth in Section 5.5 of the URS Disclosure Letter, as of the respective dates such URS SEC Reports were filed or, if any such URS SEC Reports were amended, as of the date such amendment was filed, each of the URS SEC Reports (i) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited Consolidated Financial Statements and unaudited consolidated interim financial statements of URS (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended October 31, 1992, 1993 and 1994, and to be included on Form 10-K for the fiscal year ended
              October 31, 1995, when filed, and Quarterly Reports on
              Form 10-Q for all interim periods subsequent thereto (the "URS Financial Statements") fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of URS and the URS Subsidiaries as of its date and the consolidated results of operations and cash flows for the period then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). There has been no change in URS's accounting policies or methods of making

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              accounting estimates or changes in estimates that are material to the URS Financial Statements, except as described in the notes thereto.

                   Section 5.6 INFORMATION SUPPLIED. None of the information supplied or to be supplied by URS, the URS Subsidiaries, auditors, attorneys, financial advisors, other consultants or advisors or the Subsidiary for inclusion in the Form S-4 or the Proxy Statement/Form S-4, will, in the case of the Proxy Statement and any amendment or supplement thereto, at the time of the mailing of the Proxy Statement and any amendment or supplement thereto, and at the time of any meeting of stockholders of Greiner to vote upon this Agreement and the transactions contemplated hereby, or in the case of the Form S-4, as amended or supplemented, at the time it becomes effective and at the time of any post-effective amendment thereto contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading or necessary to correct any statement in any earlier filing with the SEC of such Proxy Statement/Form S-4 or any amendment or supplement thereto or any earlier communication (including the Proxy Statement/Form S-4) to stockholders of Greiner with respect to the transactions contemplated by this Agreement.
              The Form S-4 and the Proxy Statement/Form S-4 will comply as to form in all material respects with the provisions of all applicable laws including the provisions of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation is made by URS with respect to information supplied by Greiner specifically for inclusion therein.

                   Section 5.7 BOARD APPROVALS; OPINION OF FINANCIAL ADVISOR. The Boards of Directors of URS and the Subsidiary (at meetings duly called and held or pursuant to valid written consents) have unanimously determined that the transactions contemplated hereby are fair to and in the best interests of URS and the Subsidiary and the stockholders of URS. URS has received the opinion of Morgan Stanley & Co. Incorporated ("MS"), URS's financial advisor, substantially to the effect that the Merger consideration to be paid to holders of the Greiner Common Stock in the Merger is fair to URS from a financial point of view.

                   Section 5.8 BROKERS. No broker, finder or investment banker (other than MS) is entitled to any brokerage, finder's fee or commission payable by URS in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of URS.



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                   Section 5.9   DISCLOSURE.  No representation or warranty
              by URS in this Agreement, the schedules hereto or any certificates delivered pursuant to the terms hereof, contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                         ARTICLE 6.

                                   PRE-CLOSING COVENANTS
                                   ---------------------

                   Section 6.1 COVENANTS OF ALL PARTIES. During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time of the Merger, each of the parties hereto covenants and agrees as follows;

                             6.1.1  ADVICE OF CHANGES.  Each party shall
              promptly advise each of the other parties in writing (i) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of such party contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

                             6.1.2 REGULATORY APPROVALS. Each party shall execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, Federal, state or local or foreign, which may be reasonably required, or which the other party may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, filings under the HSR Act. Each party shall use its best efforts to obtain all such authorizations, approvals and consents.

                             6.1.3  CONFIDENTIALITY.    Each party shall hold
              in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Each party shall continue to abide by the terms of the confidentiality agreement between URS and Greiner in effect as of the date hereof.



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                             6.1.4 BEST EFFORTS.  Upon the terms and subject
              to the conditions herein provided, each of the parties hereto agrees to use its best efforts to take or cause to be taken all actions, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) using all reasonable efforts to obtain all necessary waivers, consents and approvals from third parties,
              (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and thereby, and (iii) executing and delivering such instruments, and taking such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

                             6.1.5 CREDIT AGREEMENT.  The parties hereto
              shall take all actions as may be reasonably necessary to fulfill the covenants and conditions set forth in that certain Credit Agreement dated as of January 10, 1996 (the "Credit Agreement"), by and among URS, as Borrower, the lenders listed therein as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.

                   Section 6.2 COVENANTS OF GREINER. During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time of the Merger, Greiner agrees (except as expressly contemplated by this Agreement or with the prior written consent of URS) that:

                   6.2.1  CONDUCT OF BUSINESS PENDING MERGER.

                        (a) ORDINARY COURSE.  Greiner and the Greiner
              Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees, and preserve their relationships with customers, suppliers and others having business dealings with Greiner and the Greiner Subsidiaries. Greiner shall promptly notify URS of any event or occurrence or emergency not in the ordinary course of business, of Greiner or the Greiner Subsidiaries, and material and adverse to the Business Condition of Greiner. Neither Greiner nor any of the Greiner Subsidiaries shall (except with the prior written consent of URS):

                             (i) accelerate, amend or change the period of
              exercisability or vesting of options granted under any stock

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              option plans or restricted stock, stock bonus or other awards
              (including any discretionary acceleration of the exercise periods by Greiner's Board of Directors permitted under such plans) or authorize cash payments in exchange for any options, restricted stock, stock bonus or other awards granted under any of such plans;

                             (ii) grant any severance or termination pay to
              any officer or director or, except in the ordinary course of business consistent with past practices, to any employee of Greiner or any Greiner Subsidiary;

                             (iii) except in the ordinary course of business
              consistent with past practices and other than transfers between or among Greiner and any Greiner Subsidiary, transfer to any person or entity any rights to the Greiner Intellectual Property Rights;

                             (iv) commence a lawsuit other than: (1) for the
              routine collection of bills; (2) in such cases where Greiner in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of Greiner's business, provided Greiner consults with URS prior to filing such suit; or (3) for a breach of this Agreement; and

                             (v) enter into one or more leases which extend
              for a period of two years beyond the date of this Agreement and which obligate the Company to pay aggregate gross rent in excess of $500,000.

                        (b) DIVIDENDS; CHANGES IN STOCK. Greiner shall not, and it shall not permit any of the Greiner Subsidiaries to,
              (i) declare or pay any dividends on or make other capital distributions in respect of any of its capital stock, except for intercompany dividends or regular quarterly cash dividends in an amount which shall not exceed $0.075 per share to holders of Greiner Common Stock and at times consistent with prior practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, any shares of its capital stock.

                        (c) ISSUANCES OF SECURITIES. Greiner shall not, and it shall not permit any of the Greiner Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into such shares, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interests in such capital stock.


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                        (d)  GOVERNING DOCUMENTS.  Greiner shall not, nor
              shall it cause or permit any of the Greiner Subsidiaries to, amend its articles or certificate of incorporation or by-laws.

                        (e) NO ACQUISITIONS. Greiner shall not, and it shall not permit any of the Greiner Subsidiaries to acquire, or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

                        (f) NO DISPOSITIONS. Other than sales or licenses of products or technology in the ordinary course of business consistent with prior practice, Greiner shall not, and it shall not permit any of the Greiner Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its assets, except for such dispositions in the ordinary course of business or in amounts which are not material, in the aggregate, to the business of Greiner.

                        (g) INDEBTEDNESS. Greiner shall not, and shall not permit any of the Greiner Subsidiaries to, incur any indebtedness for borrowed money or guarantee any such indebtedness or sell any debt securities or warrants or rights to acquire any debt securities of Greiner or any of the Greiner Subsidiaries or guarantee any debt securities of others, except in the ordinary course of business consistent with past practices.

                        (h) PLANS; COMPENSATION. Except as otherwise provided in this Agreement, Greiner shall not, and shall not permit any of the Greiner Subsidiaries to, adopt or amend in any material respect any Greiner Plan or pay any pension or retirement allowance not required by any existing Greiner Plan. Greiner shall not and shall not permit any Greiner Subsidiary to, enter into any employment contracts, pay any special bonuses or special remuneration to officers, directors or employees, or increase the salaries, wage rates or fringe benefits of (i) any of its officers or employees whose compensation exceeded $150,000 during the fiscal year ending December 31, 1995, or (ii) any of its other officers and employees other than pursuant to scheduled reviews under Greiner's or the Greiner Subsidiary's normal compensation review cycle, in all cases consistent with existing policies and past practice.

                        (i) TAX MATTERS. Greiner shall not make any tax election that would have a Greiner Material Adverse Effect or settle or compromise any income tax liability of Greiner or any of the Greiner Subsidiaries that would have a Greiner Material Adverse Effect.

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                        (j)  DISCHARGE OF LIABILITIES.  Greiner shall not,
              and it shall not permit any of the Greiner Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations, except in the ordinary course of business or in amounts which are not material, individually or in the aggregate, to the business of Greiner.

                        (k) MATERIAL AGREEMENTS. Except in the ordinary course of business, neither Greiner nor any of the Greiner Subsidiaries shall modify, amend, or terminate any Material Agreement or waive, release or assign any material rights or claims under such Material Agreement.

                        (l) AGREEMENT. Neither Greiner nor any of the Greiner Subsidiaries shall agree or commit to do any of the actions described in this Section 6.2.1.

                        6.2.2 STOCKHOLDERS' MEETING; PROXY STATEMENT.
              Greiner shall hold a meeting of its stockholders at the earliest practicable date to submit this Agreement and related matters for their consideration and approval, which approval shall be recommended by Greiner's Board of Directors (subject to the fiduciary obligations of its directors and officers). Greiner shall send to its stockholders, for the purpose of considering and voting upon the Merger, a Proxy Statement satisfying all requirements of applicable state and Federal laws, and Greiner shall be solely responsible for any statement, information or omission in said Proxy Statement relating to it or its affiliates.

                        6.2.3 ACQUISITION PROPOSALS.  From the date hereof
              until the earlier of the termination of this Agreement or the consummation of the Merger, Greiner and the Greiner Subsidiaries will not, and will cause their respective officers, directors, employees, agents and representatives not to, directly or indirectly, encourage, solicit, accept, initiate or conduct discussions or negotiations with, provide any information to, or enter into any agreement with, any corporation, partnership, limited liability company, person or other entity or group concerning the acquisition of all or a substantial part of the assets, business or capital stock of Greiner, whether through purchase, merger, consolidation, exchange or any other business combination (each of the foregoing, an "Acquisition Proposal"). Notwithstanding anything to the contrary in the preceding sentence, nothing herein shall prevent Greiner and its officers and directors, from responding to and considering unsolicited firm offers for any such transaction from persons other than URS if and to the extent that, in the written opinion of Greiner's outside counsel, failure to do so would be reasonably likely to constitute a violation of applicable law or a breach of the

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              fiduciary duties of Greiner's directors to Greiner's
              stockholders. Greiner shall immediately provide written notice to URS of the terms and other details of any such unsolicited inquiry or proposal relating to an Acquisition Proposal. In the event that Greiner or any of its officers or directors enters into any such negotiations or discussions for any reason which thereby constitute a breach of this Section 6.2.3, Greiner shall immediately reimburse URS for all expenses and costs incurred by URS in connection with the transactions contemplated by this Agreement. In the event that Greiner or any of its officers or directors shall enter into any letter of intent, understanding or other agreement with a party other than URS relating to the acquisition of all or a substantial part of the assets, business or capital stock of Greiner, whether through purchase, merger, consolidation, exchange or any other business combination, either in violation of the no-shop agreement set forth in this Section or within nine (9) months after termination of this Agreement for any reason, then immediately upon entering into such letter of intent, understanding or other agreement, Greiner shall pay to URS a termination fee in the amount of $5.0 million (the "Termination Fee"); provided, however, that such Termination Fee shall not be payable if, prior to the entry by Greiner into such letter of intent, understanding or other agreement, URS has unilaterally declined to close the Merger. The parties acknowledge and agree that the expense reimbursement obligation and Termination Fee described in this Section shall not be the exclusive remedy to URS in the event of a breach by Greiner of this Agreement, and, in any such event, URS shall be entitled, in addition to receiving such payments, to equitable remedies, including, without limitation, specific performance and enjoining of any actions determined to be in breach of this Agreement.

                        6.2.4 MAINTENANCE OF BUSINESS. Greiner will use its best efforts to carry on and preserve its business and its relationships with clients, customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If Greiner becomes aware of a deterioration in the relationship with any client, customer, supplier or key employee, it will promptly bring such information to the attention of URS in writing and, if requested by URS, will use its best efforts to restore the relationship.

                        6.2.5 ACCESS. Greiner shall afford to URS and to URS's financial advisors, legal counsel, accountants, financing sources and other authorized representatives access during normal business hours to all of its books, records, properties, offices and personnel.




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                        6.2.6  LIABILITY INSURANCE.

                             (a)  On or before the Closing Date, Greiner
              shall procure (subject to the approval of URS) continuing directors' and officers' liability coverage (tail coverage) for directors and officers of Greiner who have served as directors and officers of Greiner or its affiliates (the "Greiner D & O Policy"), prior to the Effective Time of the Merger, with respect to acts or failures to act prior to the Effective Time of the Merger. Said policy shall have a term of not less than three (3) years after the Closing Date.

                             (b)  On or before the Closing Date, Greiner
              shall procure (subject to the approval of URS) continuing fiduciary liability coverage (tail coverage) for employees of Greiner who have served as fiduciaries under any Greiner Plan (the "Greiner Fiduciary Policy") prior to the Effective Time of the Merger, with respect to acts or failures to act prior to the Effective Time of the Merger. Said policy shall have a term that shall expire not less than one (1) year after the expiration of the term of the ESOP portion of The Performance Plan and Stock Ownership Plan of Greiner Engineering, Inc.

                   Section 6.3 COVENANTS OF URS. During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time of the Merger, URS and the Subsidiary agree (except as expressly contemplated by this Agreement or with the prior written consent of Greiner) that:

                        6.3.1 REGISTRATION STATEMENT.   The URS Common Stock
              to be issued in the Merger shall be registered under the 1933 Act on Form S-4. As promptly as practicable after the date hereof, URS shall prepare and file with the SEC the Form S-4 and any other documents required by the 1933 Act in connection with the Merger. URS shall use its best efforts to have the Form S-4 declared effective as promptly as practicable after such filing. URS shall also take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of the URS Common Stock in connection with the Merger.

                        6.3.2 LISTING AGREEMENT.  As promptly as practicable
              after the date hereof, URS shall prepare and submit to each of the New York Stock Exchange and the Pacific Stock Exchange a listing application covering the shares of the URS Common Stock to be issued in connection with the Merger. URS shall use its best efforts to obtain, prior to the Effective Time of the Merger, approval for the listing of such URS Common Stock, subject to official notice of issuance.




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                                         ARTICLE 7.

                          CONDITIONS TO CONSUMMATION OF THE MERGER
                          ----------------------------------------

                   Section 7.1 CONDITIONS TO OBLIGATIONS OF GREINER. The obligations of Greiner to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the Merger of the following conditions:

                             7.1.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties contained in this Agreement of URS and the Subsidiary shall be deemed to have been made again at and as of the Closing with respect to the stated facts then existing and shall be true in all material respects.

                             7.1.2  COVENANTS PERFORMED.  All of the
              obligations of URS and the Subsidiary to be performed at or before the Closing pursuant to the terms of this Agreement shall be been duly performed.

                             7.1.3  CERTIFICATE.  At the Closing, Greiner
              shall have received a Certificate signed by the President of each of URS and the Subsidiary to the effect that each of the conditions set forth in Section 7.1.1 and 7.1.2 have been satisfied.

                             7.1.4 APPROVAL OF STOCKHOLDERS. This Agreement and the Merger shall have been approved by the stockholders of Greiner.

                             7.1.5 OPINION OF COUNSEL. Sheppard, Mullin, Richter & Hampton, counsel to URS, shall have issued an opinion of counsel to Greiner, dated the Effective Time of the Merger, in form and substance reasonably satisfactory to Greiner, to the effect that:

                                  (i)  URS is a corporation validly existing
                   and in good standing under the laws of the State of Delaware and has all requisite corporate power to own, operate and lease its properties and to carry on its business as it is now being conducted;

                                  (ii)  URS has full corporate power to enter
                   into this Agreement and to carry out the transactions provided for herein;

                                  (iii) All corporate action required to be
                   taken on the part of URS to authorize it to execute and deliver this Agreement and to consummate the transactions contemplated hereby have been duly and validly taken.


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                                  (iv)  This Agreement has been duly and
                   validly authorized, executed and delivered by URS and, assuming due authorization, execution, delivery and performance by each of the other parties hereto, constitutes the valid and binding obligation of URS, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or other laws relating to or affecting creditors' rights generally and by equitable principles; and

                                  (v)  The shares of URS Common Stock
                   issuable in connection with the Merger have been duly and validly authorized and, upon issuance, such shares will be fully paid and nonassessable.

                        In giving such opinions, such counsel shall be
              entitled to rely upon certificates of officers of URS or any of its subsidiaries and public officials with respect to factual matters upon which their opinions may be based, provided that the extent of such reliance is set forth in such opinion and such opinion states that it is reasonable for Greiner to rely thereon.

                             7.1.6 FORM S-4. The Form S-4 pertaining to the URS Common Stock to be issued in connection with the Merger shall have become effective under the 1933 Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                             7.1.7 MERGER DOCUMENTS. The Merger Documents shall have been filed with the Secretary of State of the State of Nevada, as required by law.

                             7.1.8 MATERIAL ADVERSE CHANGES. There shall have been no URS Material Adverse Effect between the date of this Agreement and the date of the Closing.

                             7.1.9  HSR FILING.  Any waiting period
              applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transaction contemplated by this Agreement, which action shall not have been withdrawn or terminated.

                   Section 7.2 CONDITIONS TO OBLIGATIONS OF URS AND THE SUBSIDIARY. The obligations of URS and the Subsidiary to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the Merger of the following conditions:



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                             7.2.1  REPRESENTATIONS AND WARRANTIES TRUE AT
              CLOSING. The representations and warranties contained in this Agreement of Greiner shall be deemed to have been made again at and as of the Closing with respect to the stated facts then existing and shall be true in all material respects.

                             7.2.2  COVENANTS PERFORMED.  All of the
              obligations of URS and the Subsidiary to be performed at or before the Closing pursuant to the terms of this Agreement shall be been duly performed.

                             7.2.3 CERTIFICATE. At the Closing, URS and the Subsidiary shall have received a Certificate signed by the President of Greiner to the effect that each of the conditions set forth in Section 7.2.1 and 7.2.2 have been satisfied.

                             7.2.4 APPROVAL OF STOCKHOLDERS. This Agreement and the Merger shall have been approved by the stockholders of Greiner.

                             7.2.5 OPINION OF COUNSEL. Nossaman, Guthner, Knox & Elliott, counsel to Greiner, shall have issued an opinion of counsel to URS, dated the Effective Time of the Merger, in form and substance reasonably satisfactory to URS, to the effect that:

                                  (i)  Greiner is a corporation validly
                   existing and in good standing under the laws of the State of Nevada and has all requisite corporate power to own, operate and lease its properties and to carry on its business as it is now being conducted;

                                  (ii)  Greiner has full corporate power to
                   enter into this Agreement and to carry out the transactions provided for herein;

                                  (iii) All corporate action required to be
                   taken on the part of Greiner to authorize it to execute and deliver this Agreement and to consummate the transactions contemplated hereby have been duly and validly taken; and

                                  (iv)  This Agreement has been duly and
                   validly authorized, executed and delivered by Greiner and, assuming due authorization, execution, delivery and performance by each of the other parties hereto, constitutes the valid and binding obligation of Greiner, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or other laws relating to or affecting creditors' rights generally and by equitable principles.


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                        In giving such opinions, such counsel shall be
              entitled to rely upon certificates of officers of Greiner or any of its subsidiaries and public officials with respect to factual matters upon which their opinions may be based, provided that the extent of such reliance is set forth in such opinion and such opinion states that it is reasonable for URS to rely thereon.

                             7.2.6 FORM S-4. The Form S-4 pertaining to the URS Common Stock to be issued in connection with the Merger shall have become effective under the 1933 Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                             7.2.7 MERGER DOCUMENTS. The Merger Documents shall have been filed with the Secretary of State of the State of Nevada, as required by law.

                             7.2.8 MATERIAL ADVERSE CHANGES. There shall have been no Greiner Material Adverse Effect between the date of this Agreement and the date of the Closing.

                             7.2.9  HSR FILING.  Any waiting period
              applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transaction contemplated by this Agreement, which action shall not have been withdrawn or terminated.

                             7.2.10 CONSENTS. Other than the filing of the Merger Documents as contemplated in Section 1.2, the parties shall have made such filings, and obtained all consents of Governmental Entities, required to consummate the transactions contemplated hereby.

                             7.2.11  NO LITIGATION.  There shall not be
              pending any action, proceeding or other application before any court or Government Entity brought by any Government Entity (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this AGreement, or seeking to obtain any material damages, or (ii) seeking to prohibit or impose any material limitations on URS's ownership or operation of all or any portion of the combined business of URS and Greiner.

                             7.2.12 CREDIT AGREEMENT.  The conditions set
              forth in Sections 4.2, 4.3 and 4.4 of the Credit Agreement shall have been satisfied.




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                                         ARTICLE 8.

                                   ADDITIONAL AGREEMENTS
                                   ---------------------

                   Section 8.1  PUBLIC ANNOUNCEMENTS.   URS, the Subsidiary
              and Greiner agree that they will not issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party (which approval will not be unreasonably withheld), except as may be required by applicable law.

                   Section 8.2 CONFIDENTIALITY. No party to this Agreement shall use or disclose any non-public information obtained from another party for any purpose unrelated to the Merger, and, if this Agreement is terminated for any reason whatsoever, each party shall return to the other all originals and copies of all documents and papers containing all information furnished to such party pursuant to this Agreement, or during the negotiations which preceded this Agreement, and shall neither use nor disclose any such information except to the extent that such information is available to the public, is rightfully obtained from third parties, or is independently developed.

                   Section 8.3. ADDITIONAL AGREEMENTS. In case at any time after the Effective Time of the Merger any further action is reasonably necessary or desirable to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the constituent corporations, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary corporate action.

                   Section 8.4. USE OF NAME. Without limiting the right of URS to conduct its business in such manner as it deems appropriate, URS intends, following the Closing Date, and for the foreseeable period thereafter, to maintain Greiner as a separate subsidiary operating under its own existing name.

                   Section 8.5. EMPLOYEE MATTERS. After the Closing Date, URS will use reasonable efforts to maintain the business of Greiner and, in particular, without limitation, URS will use best efforts to maintain health, medical, dental and other benefits for Greiner employees for a reasonable period after the Closing Date which, in the aggregate, are reasonably comparable to benefits provided to Greiner employees prior to the Closing Date, subject to reasonable business practices and changing conditions.



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                   Section 8.6.  NON-LIABILITY OF AGENTS AND STOCKHOLDERS.
              No stockholder, director, officer or employee of any party hereto shall be individually liable for any breach of the representations, warranties or covenants of any party hereto contained herein in the absence of fraud or willful misconduct on the part of such stockholder, director, officer or employee.

                   Section 8.7 THE PERFORMANCE PLAN AND STOCK OWNERSHIP PLAN
              OF GREINER ENGINEERING, INC.    URS, the Greiner Subsidiaries
              and Greiner agree that as soon as practical following the execution of this Agreement, effective as of the Closing Date and contingent on closing the Merger, The Performance Plan and Employees Stock Ownership Plan of Greiner Engineering, Inc. (the "Plan") will be amended to cease to be an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code ("ESOP"), but will be continued as a profit sharing plan, subject to the terms of the Plan document regarding amendment and/or termination. Such Plan amendment will provide that the cash proceeds received by the Plan pursuant to this Agreement will not be reinvested in URS or Greiner stock, but shall be reinvested in the various investment options available under the non-ESOP portion of the Plan, as directed by Plan Participants, and that employer stock will no longer be one of the investment options offered under the Plan. URS stock received pursuant to this Agreement shall continue to be held by the Plan, subject to the investment discretion of the Plan's trustee, but no additional investments in URS stock shall be permitted, and, unless URS agrees otherwise, Plan Participants shall not have investment discretion with respect to the URS stock so held. In addition, in the event that as of the Closing Date, the aggregate value of the unvested ESOP portion of the Plan accounts shall be less than $1,000,000 (for purposes of this Section 8.7, unvested shares of Greiner stock shall be valued at an amount equal to the closing price of the Greiner stock as reported on the New York Stock Exchange on the trading day immediately preceding the Closing Date, as listed in The Wall Street Journal), URS, the Greiner Subsidiaries and
                 -----------------------
              Greiner agree that as soon as practical following the execution of this Agreement, effective as of the Closing Date and contingent on the closing of the Merger, the Plan will be amended so that Plan Participants will be fully vested in the ESOP portion of their accounts as of the Closing Date. The parties shall cooperate and take all steps as may be reasonably necessary to effect the foregoing.








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                                         ARTICLE 9.

                                        TERMINATION
                                        -----------

                   Section 9.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval by the stockholders of Greiner (the "Stockholder Approval") has been obtained:

                        9.1.1  by mutual written consent of URS and Greiner;

                        9.1.2  by either Greiner or URS if (i) the
              Stockholder Approval shall not be obtained by reason of stockholders holding a majority of the Greiner Common Stock failing to vote in favor of approval of this Agreement at a meeting of stockholders or any adjournment thereof; (ii) a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or (iii) the Merger shall not have been consummated before September 30, 1996 (provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement);

                        9.1.3 By URS if there has been a breach by Greiner of any representation, warranty, covenant or other agreement in this Agreement which has a Greiner Material Adverse Effect, and such breach has not been cured, or Greiner has not commenced reasonable efforts to cure such breach, within thirty (30) days after written notice of such breach is given by URS to Greiner;

                        9.1.4 By URS if Greiner shall enter into any discussions, negotiations or any letter of intent, understanding or other agreement relating to an Acquisition Proposal, provided that no such termination shall effect the rights of URS to reimbursement of expenses and the Termination Fee as provided in Section 6.2.3; or

                        9.1.5 By Greiner if there has been a breach by URS or the Subsidiary of any material representation, warranty, covenant or other agreement, and such breach has not been cured, or URS and the Subsidiary have not commenced reasonable efforts to cure such breach, within thirty (30) days after written notice of such breach is given by Greiner to URS.

                        9.1.6 By Greiner if any of the conditions set forth in Section 7.1 hereof shall not have been fulfilled on or prior to the date specified for fulfillment thereof, or shall

                                            -46-

                                           B-50

                                 Page 229 of 256


              have become impossible to fulfill for reasons beyond the control of Greiner, and such condition shall not have been waived.

                        9.1.7 By URS if any of the conditions set forth in Section 7.2 hereof shall not have been fulfilled on or prior to the date specified for fulfillment thereof, or shall have become impossible to fulfill for reasons beyond the control of URS, and such condition shall not have been waived.

              Where action is taken to terminate this Agreement pursuant to this Section 9.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action without any requirement to submit such action to the stockholders of such party.

                   Section 9.2. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of the Agreement by either Greiner or URS as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of Greiner, URS or the Subsidiary, or their respective officers and directors, except that (i) the provisions of Section 6.2.3, this Section 9.2, and the Confidentiality Agreement shall survive any such termination, and (ii) no party whose breach of its representations, warranties, covenants or agreements set forth in this Agreement was the basis of the other party's termination of this Agreement shall be relieved from liability for damages occasioned by such breach, including any expenses incurred by the other party in connection with this Agreement and the transactions contemplated hereby; provided, however, that in the event such breach is the result of negligence, such damages shall not exceed the sum of $500,000; but, provided, further, that in the event that such breach is the result of recklessness or willful conduct, the amount of damages shall not be limited hereby.

                   Section 9.3. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors at any time before or after the approval of the stockholders of Greiner (the "Stockholder Approval"), but after the Stockholder Approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                   Section 9.4. EXTENSION; WAIVER. At any time prior to the Effective Time of the Merger, any party hereto, by action taken by its Board of Directors may, to the extent legally allowed,
              (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,

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                                           B-51

                                 Page 230 of 256


              (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements, covenants, or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement shall not constitute a waiver of these rights.

                                        ARTICLE 10.

                                       MISCELLANEOUS
                                       -------------
                   Section 10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time of the Merger. This Section 10.1 shall not limit any covenant or agreement after the Effective Time of the Merger.

                   Section 10.2 ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations and undertakings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by any party making the waiver.

                   Section 10.3 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed in original, but all of which together shall constitute one and the same instrument.

                   Section 10.4 ASSIGNMENT. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

                   Section 10.5 FEES AND EXPENSES. Each of the parties shall pay their own fees, costs and expenses (including, without limitation, legal and accounting expenses) incurred, or to be incurred, by them in negotiating and preparing this

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                                 Page 231 of 256


              Agreement and in closing and carrying out the transactions contemplated by this Agreement.

                   Section 10.6 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally or by facsimile on the party to whom notice is to be given, or on the fifth day after mailing, if mailed to the party on whom notice is to be given, by registered or certified mail, postage prepaid, and properly addressed as follows:

                   If to URS and the Subsidiary:

                                       URS Corporation
                                       100  California Street, Suite 500
                                       San Francisco, CA  94111-5239
                                       Attn:  Kent P. Ainsworth
                                       Facsimile:  (415) 398-1905
                                       Confirmation:  (415) 774-2700

                        with a copy to:

                                       Sheppard, Mullin, Richter & Hampton
                                       Four Embarcadero Center, Suite 1700
                                       San Francisco, CA  94111
                                       Attn: Samuel M. Livermore, Esq.
                                       Facsimile:  (415) 434-3947
                                       Confirmation:  (415) 434-9100

                   If to Greiner:

                                       Greiner Engineering, Inc.
                                       909 E. Las Colinas Blvd.,
                                       Suite 1900, LB 44
                                       Irving, TX  75039-3907
                                       Attn:  Patrick J. McColpin
                                       Facsimile:  (214) 869-3111
                                       Confirmation:  (214) 869-1001

                        with a copy to:

                                       Nossaman, Guthner, Knox & Elliott
                                       445 S. Figueroa Street, 31st Floor
                                       Los Angeles, CA  90071-1602
                                       Attn:  William E. Guthner
                                       Facsimile:  (213) 612-7814
                                       Confirmation:  (213) 612-7800

              Any party may change its address for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

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                                           B-53

                                 Page 232 of 256


                   Section 10.7 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, United States of America, without giving effect to provisions thereof relating to conflicts of law.

                   Section 10.8 FURTHER ACTION. Each of the parties hereto shall use such party's best efforts to take such action as may be necessary or reasonably requested by the other party hereto to carry out and consummate the transactions contemplated by this Agreement.

                   Section 10.9 NO THIRD PARTY BENEFICIARY. Nothing herein is intended to create rights in any third party.

                   Section 10.10 EFFECT OF HEADINGS. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

                   Section 10.11 SEVERABILITY. If any term of this Agreement or application thereof shall be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect.

                        IN WITNESS WHEREOF, the parties to this Agreement
              have duly executed it on the day and year first above written.

              GREINER:                      GREINER ENGINEERING, INC.


                                            By: /s/ ROBERT COSTELLO
                                               -------------------------
                                            Title: President and Chief
                                                   Executive Officer

              URS:                          URS CORPORATION


                                            By: /s/ KENT AINSWORTH
                                               --------------------------
                                            Title: Vice President and
                                                   Chief Financial Officer

              THE SUBSIDIARY:               URS ACQUISITION CORPORATION


                                            By: /s/ KENT AINSWORTH
                                               --------------------------
                                            Title: Vice President and
                                                   Chief Financial Officer



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                                 Page 233 of 256
                                       PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

                   The registrant's Certificate of Incorporation contains a provision, permitted by Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law"), eliminating the personal liability of a director to the registrant or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for breach of the director's duty of loyalty, (ii) under Section 174 of the Delaware Law (concerning the illegal payment of dividends by a corporation), (iii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iv) for any transaction from which the director derived an improper personal benefit.

                   Section 145 of the Delaware Law permits, subject to certain conditions, the indemnification of directors or officers of a Delaware corporation for expenses (including attorney's fees), judgments, fines and amounts paid in settlement incurred in connection with the defense of any action, suit or proceeding in relation to certain matters against them as such directors or officers. Article VI of the registrant's By-laws generally provides that the registrant shall indemnify its officers and directors in accordance with the provisions of Section 145 of the Delaware Law. The registrant has entered into indemnification agreements with each of the registrant's directors indemnifying the directors as provided in the afore-mentioned Article of the By-laws to the fullest extent permitted by the Delaware Law.

                   A third-party insurance carrier has agreed to reimburse the registrant for losses resulting from certain liabilities for wrongful acts or matters claimed against officers or directors by reason of their status as such, including liabilities that may arise in connection with certain sales of securities by the registrant.

                                 Page 234 of 256
         Item 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

              (a)  Exhibits

           Number  Exhibit
           ------  --------------------------------------------
              2 Agreement and Plan of Merger, dated as of January 10, 1996, between the registrant, URS Acquisition
                   Corporation and Greiner Engineering, Inc., filed as
                   Exhibit 2(a) to the Form 8-K filed on January 12, 1996, and incorporated herein by reference.

              3.1  Certificate of Incorporation of the registrant, filed as
                   Exhibit 3.1 to the Annual Report on Form 10-K for the fiscal year ended October 31, 1991 ("1991 Form 10-K"), and incorporated herein by reference.

              3.2  By-laws of the registrant as amended, filed as
                   Exhibit 3.2 to the Annual Report on Form 10-K for the fiscal year ended October 31, 1992 ("1992 Form 10-K"), and incorporated herein by reference.

              4.1 Indenture, dated as of February 15, 1987, between the registrant and First Interstate Bank of California, Trustees, relating to $57.5 million of the registrant's 6-1/2% Convertible Subordinated Debentures Due 2012, filed as Exhibit 4.10 to the registrant's Registration Statement on Form S-2 (Commission File No. 33-11668), and incorporated herein by reference.

              4.2 Amendment Number 1 to Indenture governing 6-1/2% Convertible Subordinated Debentures due 2012, dated February 21, 1990, between the registrant and First Interstate Bank of California, Trustee, filed as
                   Exhibit 4.9 to the registrant's Registration Statement on Form S-1 (Commission File No. 33-56296) ("1990
                   Form S-1"), and incorporated herein by reference.

              4.3 Indenture, dated as of March 16, 1989, between the registrant and MTrust Corp., National Association, Trustee relating to the registrant's 8-5/8% Senior Subordinated Debentures due 2004, filed as Exhibit 13C to the registrant's Form T-3 under the Trust Indenture Act of 1939 (Commission File No. 22-19189), and incorporated herein by reference.

              4.4 Amendment Number 1 to Indenture governing 8-5/8% Senior Subordinated Debentures due 2004, dated as of April 7, 1989, filed as Exhibit 4.11 to the 1990 Form S-1, and incorporated herein by reference.

              4.5 Amendment Number 2 to Indenture governing 8-5/8% Senior Subordinated Debentures due 2004, dated February 21, 1990, between the registrant and MTrust Corp. National

                                 Page 235 of 256
                   Association, Trustee, filed as Exhibit 4.12 to the 1990 Form S-1, and incorporated herein by reference.

              5 Opinion of Sheppard, Mullin, Richter & Hampton LLP. FILED HEREWITH.

              10.1 1979 Stock Option Plan of the registrant, filed as
                   Exhibit 10.01 to the registrant's Registration Statement on Form S-14 (Commission File No. 2-73909), and incorporated herein by reference.

              10.2 1987 Restricted Stock Plan of the registrant, filed as
                   Appendix I to the registrant's definitive proxy statement filed with the Commission on March 2, 1987, and incorporated herein by reference.

              10.3 1985 Employee Stock Purchase Plan as amended and
                   restated, filed as Exhibit 10.3 to the 1991 Form 10-K, and incorporated herein by reference.

              10.4 1991 Stock Incentive Plan of the registrant as amended, filed as Exhibit 10.4 to the 1992 Form 10-K, and incorporated herein by reference.

              10.5 Selected Executive Deferred Compensation Plan of the
                   registrant, filed as Exhibit 10.3 to the 1990 Form S-1, and incorporated herein by reference.

              10.6 1995 Incentive Compensation Plan of the registrant,
                   filed as Exhibit 10.6 to the Annual Report on Form 10-K for the fiscal year ended October 31, 1995 ("1995 Form 10-K"), and incorporated herein by reference.

              10.7 1995 Incentive Compensation Plan of URS Consultants,
                   Inc., filed as Exhibit 10.7 to the 1995 Form 10-K, and incorporated herein by reference.

              10.8 Stock Appreciation Rights Agreement, dated July 18,
                   1989, between the registrant and Irwin L. Rosenstein, filed as Exhibit 10.13 to the 1990 Form S-1, and incorporated herein by reference.

              10.9 Stock Appreciation Rights Agreement, dated October 9,
                   1989, between the registrant and Martin M. Koffel, filed as Exhibit 10.15 to the 1990 Form S-1, and incorporated herein by reference.

            10.10 Stock Appreciation Rights Agreement, dated August 23, 1989, between the registrant and Martin S. Tanzer, filed as Exhibit 10.11 to the 1991 Form 10-K, and incorporated herein by reference.

            10.11 Employment Agreement, dated August 1, 1991, between URS Consultants, Inc. and Irwin L. Rosenstein, filed as

                                 Page 236 of 256
                   Exhibit 10.12 to the 1991 Form 10-K, and incorporated herein by reference.

            10.12 Amendment to Employment Agreement, dated October 11, 1994, between URS Consultants, Inc., and Irwin L. Rosenstein, filed as Exhibit 10.12(a) to the Annual Report on Form 10-K for the fiscal year ended
                   October 31, 1994 ("1994 Form 10-K"), and incorporated herein by reference.

            10.13 Employment Agreement, dated December 16, 1991, between the registrant and Martin Koffel, filed as Exhibit 10.13 to the 1991 Form 10-K, and incorporated herein by reference.

            10.14 Employment Agreement, dated August 1, 1991, between URS Consultants, Inc. and Martin S. Tanzer, filed as
                   Exhibit 10.15 to the 1991 Form 10-K, and incorporated herein by reference.

            10.15 Amendment to Employment Agreement, dated October 11, 1994, between URS Consultants, Inc., and Martin S. Tanzer, filed as Exhibit 10.15(a) to the 1994 Form 10-K, and incorporated herein by reference.

            10.16 Employment Agreement, dated May 7, 1991, between the registrant and Kent P. Ainsworth, filed as Exhibit 10.16 to the 1991 Form 10-K, and incorporated herein by reference.

            10.17 Third Restated Credit Agreement, dated as of May 12, 1995, between Wells Fargo Bank, N.A., the registrant, and URS Consultants, Inc., filed as Exhibit 10.11 to the 1995 second quarter Form 10-Q, and incorporated herein by reference.

            10.18 Letter Agreement, dated May 31, 1990, among the registrant and certain subsidiaries and certain affiliates of Richard C. Blum & Associates, Inc., amending the Thortec Entities Credit and Security Agreement, filed as Exhibit 10.21 to the 1990 Form S-1, and incorporated herein by reference.

            10.19 Thortec Entities Credit and Security Agreement, dated January 30, 1989, between the registrant and certain subsidiaries and certain affiliates of Richard C. Blum & Associates, Inc., filed as Exhibit 10.54 to the 1988 Form 10-K, and incorporated herein by reference.

            10.20 First, Second, Third and Fourth Amendments to the Thortec Entities Credit and Security Agreement, dated January 30, 1989, between the registrant and certain entities managed or advised by Richard C. Blum & Associates, Inc., filed as Exhibit 10.23 to the 1990 Form S-1, and incorporated herein by reference.

                                 Page 237 of 256
            10.21 Fifth, Sixth and Seventh Amendments to the Thortec Entities Credit and Security Agreement, dated January 30, 1989, between the registrant and certain entities managed or advised by Richard C. Blum & Associates, Inc., filed as Exhibit 10.21 to the 1992 Form 10-K, and incorporated herein by reference.

            10.22 Letter Agreement, dated February 14, 1990, between the registrant and Richard C. Blum, filed as Exhibit 10.31 to the 1990 Form S-1, and incorporated herein by reference.

            10.23 Letter Agreement, dated February 14, 1990, between the registrant and Richard C. Blum & Associates, Inc., filed as Exhibit 10.32 to the 1990 Form S-1, and incorporated herein by reference.

            10.24 Registration Rights Agreement, dated February 21, 1990, among the registrant, Wells Fargo Bank, N.A. and the Purchaser Holders named therein, filed as Exhibit 10.33 to the 1990 Form S-1, and incorporated herein by reference.

            10.25 Warrant Agreement, dated February 21, 1990, between the registrant, Wells Fargo Bank, N.A. and the Purchasers named therein, filed as Exhibit 10.24 to the 1990
                   Form S-1, and incorporated herein by reference.

            10.26 URS Corporation Warrant Agreement, dated February 21, 1990, issued to BK Capital Partners I, filed as
                   Exhibit 10.25 to the 1990 Form S-1, and incorporated herein by reference.

            10.27 URS Corporation Warrant Agreement, dated February 21, 1990, issued to BK Capital Partners II, filed as
                   Exhibit 10.26 to the 1990 Form S-1, and incorporated herein by reference.

            10.28 URS Corporation Warrant Agreement, dated February 21, 1990, issued to BK Capital Partners III, filed as
                   Exhibit 10.27 to the 1990 Form S-1, and incorporated herein by reference.

            10.29 URS Corporation Warrant Agreement, dated February 21, 1990, issued to Executive Life Insurance registrant, filed as Exhibit 10.28 to the 1990 Form S-1, and incorporated herein by reference.

            10.30 URS Corporation Warrant Agreement, dated February 21, 1990, issued to Wells Fargo Bank, N.A., filed as
                   Exhibit 10.29 to the 1990 Form S-1, and incorporated herein by reference.

                                 Page 238 of 256
            10.31 URS Corporation Warrant Agreement, dated February 21, 1990, issued to Wells Fargo Bank, N.A., filed as
                   Exhibit 10.30 to the 1990 Form S-1, and incorporated herein by reference.

            10.32 Post-Affiliation Agreement, dated July 19, 1989, between the registrant and URS International, Inc., filed as
                   Exhibit 10.42 to the 1989 Form 10-K, and incorporated herein by reference.

            10.33 Contract between URS Consultants, Inc. and the U.S. Department of the Navy (No N62474-89-R-9295) dated June 6, 1989, filed as Exhibit 10.34 to the 1991 Form 10-K, and incorporated herein by reference.<F1>

            10.34 Form of Indemnification Agreement dated as of May 1, 1992 between the registrant and each of Messrs. Ainsworth, Blum, Cashin, Koffel, Madden, Praeger, Rosenstein and Walsh, and Dr. Tanzer, filed as
                   Exhibit 10.34 to the 1992 Form 10-K, and incorporated herein by reference.

            10.35 Form of Indemnification Agreement dated as of March 22, 1994 between the registrant and Admiral Foley and Mr. Der Marderosian, filed as Exhibits 10.35 and 10.36 to the 1994 Form 10-K, and incorporated herein by reference.

            10.36 Letter of Intent and Transaction Term Sheet dated December 3, 1995, filed as Exhibit 2(a) to the Form 8-K filed on December 5, 1995.

            10.37 Severance Agreement, dated as of November 22, 1993, between the registrant and Joseph Masters, filed as
                   Exhibit 10.35 to the 1995 Form 10-K, and incorporated herein by reference.

            10.38 Credit Agreement, dated as of January 10, 1996, by and among the registrant, the Financial Institutions listed therein as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders, filed as Exhibit 99(a) to the Form 8-K filed on January 12, 1996, and incorporated herein by reference.

         [FN]

         <F1> Certain material contained in this exhibit and indicated by an asterisk has been omitted and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended, which was granted by the Securities and Exchange Commission effective April 30, 1992.

                                 Page 239 of 256
              23.1 Consent of Coopers & Lybrand L.L.P.  FILED HEREWITH.

              23.2 Consent of Sheppard, Mullin, Richter & Hampton LLP
                   (included in Exhibit 5).

              23.3 Consent of Price Waterhouse LLP.  FILED HEREWITH.

              23.4 Consent of Nossaman, Guthner, Knox & Elliott, L.L.P.
                   FILED HEREWITH.

              24 Powers of Attorney of the registrant's directors and officers (see Part II, Page 10).


              (b)  Financial Statement Schedules

                   Schedules are omitted because they are not applicable, not required or because the required information is included in the Consolidated Financial Statements or Notes thereto contained in the Prospectus attached as Part I of this Form S-4.


              (c)  Reports, Opinions and Appraisals

                   The opinion of Houlihan, Lokey, Howard & Zukin, Inc., financial advisors to Greiner Engineering, Inc., is attached as Appendix A to the Prospectus attached as Part I of this Form S-4.


         Item 22.  UNDERTAKINGS

                   (a) (i) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnifica-tion by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                       (ii) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to
         Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange

                                 Page 240 of 256
         Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                   (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                 Page 241 of 256
                                     SIGNATURES

                   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on February 20, 1996.


                                   URS CORPORATION,
                                   a Delaware corporation


                                   By  /s/MARTIN M. KOFFEL
                                      --------------------------------
                                       Martin M. Koffel
                                       Chairman of the Board,
                                       President and
                                       Chief Executive Officer








































                                 Page 242 of 256
                                  POWER OF ATTORNEY

                   Each person whose signature appears below hereby appoints Martin M. Koffel and Kent P. Ainsworth, and each of them severally, acting alone and without the other, his true and lawful attorney-in-fact with authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact deems appropriate.

                   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.


         Signature                    Title                    Date
         ------------------------     ---------------------    --------------


         /s/MARTIN M. KOFFEL          Chairman of the Board,   February 20, 1996
         ------------------------     Chief Executive
         Martin M. Koffel             Officer, President and
                                      Director (Principal
                                      Executive Officer)

         /s/KENT P. AINSWORTH         Vice President, Chief    February 20, 1996
         ------------------------     Financial Officer
         Kent P. Ainsworth            (Principal Accounting
                                      Officer) and Secretary


         /s/IRWIN L. ROSENSTEIN       Vice President and       February 20, 1996
         ------------------------     Director
         Irwin L. Rosenstein


         /s/RICHARD C. BLUM           Director                 February 20, 1996
         ------------------------
         Richard C. Blum












                                 Page 243 of 256

         Signature                    Title                    Date
         ------------------------     ---------------------    --------------


         /s/EMMET J. CASHIN, JR.      Director                 February 20, 1996
         -------------------------
         Emmet J. Cashin, Jr.


         /s/RICHARD Q. PRAEGER        Director                 February 20, 1996
         ------------------------
         Richard Q. Praeger


         /s/WILLIAM D. WALSH          Director                 February 20, 1996
         ------------------------
         William D. Walsh


         /s/ RICHARD B. MADDEN        Director                 February 20, 1996
         ------------------------
         Richard B. Madden


         /s/ARMEN DER MARDEROSIAN     Director                 February 20, 1996
         ------------------------
         (Armen Der Marderosian)


         /s/ADM. S. ROBERT            Director                 February 20, 1996
         FOLEY, JR., USN (RET.)
         ------------------------
         (Adm. S. Robert Foley, Jr.,
         USN (Ret.))

























                                 Page 244 of 256
                                    EXHIBIT INDEX
                                                                Sequential
         Number    Exhibit                                       Page No.
         ------    -------                                      ----------

         2 Agreement and Plan of Merger, dated as of January 10, 1996, between the registrant, URS Acquisition Corporation and Greiner Engineering, Inc., filed as Exhibit 2(a) to the Form 8-K filed on January 12, 1996, and incorporated herein by reference.

         3.1       Certificate of Incorporation of the
                   registrant, filed as Exhibit 3.1 to the Annual
                   Report on Form 10-K for the fiscal year ended
                   October 31, 1991 ("1991 Form 10-K"), and
                   incorporated herein by reference.

         3.2       By-laws of the registrant as amended, filed as
                   Exhibit 3.2 to the Annual Report on Form 10-K for the fiscal year ended October 31, 1992 ("1992 Form 10-K"), and incorporated herein by reference.

         4.1 Indenture, dated as of February 15, 1987, between the registrant and First Interstate Bank of California, Trustees, relating to $57.5 million of the registrant's 6-1/2% Convertible Subordinated Debentures Due 2012, filed as Exhibit 4.10 to the registrant's Registration Statement on Form S-2 (Commission File No. 33-11668), and incorporated herein by reference.

         4.2 Amendment Number 1 to Indenture governing 6-1/2% Convertible Subordinated Debentures due 2012, dated February 21, 1990, between the registrant and First Interstate Bank of California, Trustee, filed as Exhibit 4.9 to the registrant's Registration Statement on Form S-1 (Commission File No. 33-56296) ("1990 Form S-1"), and incorporated herein by reference.

         4.3 Indenture, dated as of March 16, 1989, between the registrant and MTrust Corp., National Association, Trustee relating to the registrant's 8-5/8% Senior Subordinated Debentures due 2004, filed as Exhibit 13C to the registrant's Form T-3 under the Trust Indenture Act of 1939 (Commission File
                   No. 22-19189), and incorporated herein by reference.





                                 Page 245 of 256

         4.4 Amendment Number 1 to Indenture governing 8-5/8% Senior Subordinated Debentures due 2004, dated as of April 7, 1989, filed as
                   Exhibit 4.11 to the 1990 Form S-1, and
                   incorporated herein by reference.

         4.5 Amendment Number 2 to Indenture governing 8-5/8% Senior Subordinated Debentures due 2004, dated February 21, 1990, between the registrant and MTrust Corp. National Association, Trustee, filed as Exhibit 4.12 to the 1990 Form S-1, and incorporated herein by reference.

         5         Opinion of Sheppard, Mullin, Richter & Hampton
                   LLP.  FILED HEREWITH.                             252

         10.1 1979 Stock Option Plan of the registrant, filed as Exhibit 10.01 to the registrant's
                   Registration Statement on Form S-14
                   (Commission File No. 2-73909), and
                   incorporated herein by reference.

         10.2 1987 Restricted Stock Plan of the registrant, filed as Appendix I to the registrant's definitive proxy statement filed with the Commission on March 2, 1987, and incorporated herein by reference.

         10.3 1985 Employee Stock Purchase Plan as amended and restated, filed as Exhibit 10.3 to the 1991 Form 10-K, and incorporated herein by reference.

         10.4 1991 Stock Incentive Plan of the registrant as amended, filed as Exhibit 10.4 to the 1992
                   Form 10-K, and incorporated herein by
                   reference.

         10.5 Selected Executive Deferred Compensation Plan of the registrant, filed as Exhibit 10.3 to the 1990 Form S-1, and incorporated herein by reference.

         10.6      1995 Incentive Compensation Plan of the
                   registrant, filed as Exhibit 10.6 to the Annual Report on Form 10-K for the fiscal year ended October 31, 1995 ("1995 Form 10-K"), and incorporated herein by reference.

         10.7      1995 Incentive Compensation Plan of URS
                   Consultants, Inc., filed as Exhibit 10.7 to the 1995 Form 10-K, and incorporated herein by reference.





                                 Page 246 of 256
         10.8      Stock Appreciation Rights Agreement, dated
                   July 18, 1989, between the registrant and Irwin L. Rosenstein, filed as Exhibit 10.13 to the 1990 Form S-1, and incorporated herein by reference.

         10.9 Stock Appreciation Rights Agreement, dated October 9, 1989, between the registrant and Martin M. Koffel, filed as Exhibit 10.15 to the 1990 Form S-1, and incorporated herein by reference.

         10.10 Stock Appreciation Rights Agreement, dated August 23, 1989, between the registrant and Martin S. Tanzer, filed as Exhibit 10.11 to the 1991 Form 10-K, and incorporated herein by reference.

         10.11 Employment Agreement, dated August 1, 1991, between URS Consultants, Inc. and Irwin L.
                   Rosenstein, filed as Exhibit 10.12 to the 1991
                   Form 10-K, and incorporated herein by
                   reference.

         10.12 Amendment to Employment Agreement, dated October 11, 1994, between URS Consultants, Inc., and Irwin L. Rosenstein, filed as
                   Exhibit 10.12(a) to the Annual Report on
                   Form 10-K for the fiscal year ended
                   October 31, 1994 ("1994 Form 10-K"), and
                   incorporated herein by reference.

         10.13 Employment Agreement, dated December 16, 1991, between the registrant and Martin M. Koffel, filed as Exhibit 10.13 to the 1991 Form 10-K, and incorporated herein by reference.

         10.14 Employment Agreement, dated August 1, 1991, between URS Consultants, Inc. and Martin S. Tanzer, filed as Exhibit 10.15 to the 1991 Form 10-K, and incorporated herein by reference.

         10.15     Amendment to Employment Agreement, dated
                   October 11, 1994, between URS Consultants,
                   Inc., and Martin S. Tanzer, filed as
                   Exhibit 10.15(a) to the 1994 Form 10-K, and incorporated herein by reference.

         10.16 Employment Agreement, dated May 7, 1991, between the registrant and Kent P. Ainsworth, filed as Exhibit 10.16 to the 1991 Form 10-K, and incorporated herein by reference.






                                 Page 247 of 256
         10.17     Third Restated Credit Agreement, dated as of
                   May 12, 1995, between Wells Fargo Bank, N.A., the registrant, and URS Consultants, Inc., filed as Exhibit 10.11 to the 1995 second quarter Form 10-Q, and incorporated herein by reference.

         10.18 Letter Agreement, dated May 31, 1990, among the registrant and certain subsidiaries and certain affiliates of Richard C. Blum & Associates, Inc., amending the Thortec Entities Credit and Security Agreement, filed as Exhibit 10.21 to the 1990 Form S-1, and incorporated herein by reference.

         10.19     Thortec Entities Credit and Security
                   Agreement, dated January 30, 1989, between the registrant and certain subsidiaries and certain affiliates of Richard C. Blum &
                   Associates, Inc., filed as Exhibit 10.54 to the 1988 Form 10-K, and incorporated herein by reference.

         10.20 First, Second, Third and Fourth Amendments to the Thortec Entities Credit and Security Agreement, dated January 30, 1989, between the registrant and certain entities managed or advised by Richard C. Blum & Associates, Inc., filed as Exhibit 10.23 to the 1990 Form S-1, and incorporated herein by reference.

         10.21 Fifth, Sixth and Seventh Amendments to the Thortec Entities Credit and Security Agreement, dated January 30, 1989, between the registrant and certain entities managed or advised by Richard C. Blum & Associates, Inc., filed as Exhibit 10.21 to the 1992 Form 10-K, and incorporated herein by reference.

         10.22 Letter Agreement, dated February 14, 1990, between the registrant and Richard C. Blum, filed as Exhibit 10.31 to the 1990 Form S-1, and incorporated herein by reference.

         10.23 Letter Agreement, dated February 14, 1990, between the registrant and Richard C. Blum & Associates, Inc., filed as Exhibit 10.32 to the 1990 Form S-1, and incorporated herein by reference.









                                 Page 248 of 256

         10.24 Registration Rights Agreement, dated February 21, 1990, among the registrant, Wells Fargo Bank, N.A. and the Purchaser Holders named therein, filed as Exhibit 10.33 to the 1990 Form S-1, and incorporated herein by reference.

         10.25 Warrant Agreement, dated February 21, 1990, between the registrant, Wells Fargo Bank, N.A.
                   and the Purchasers named therein, filed as
                   Exhibit 10.24 to the 1990 Form S-1, and
                   incorporated herein by reference.

         10.26     URS Corporation Warrant Agreement, dated
                   February 21, 1990, issued to BK Capital
                   Partners I, filed as Exhibit 10.25 to the 1990
                   Form S-1, and incorporated herein by
                   reference.

         10.27 URS Corporation Warrant Agreement, dated February 21, 1990, issued to BK Capital Partners II, filed as Exhibit 10.26 to the 1990 Form S-1, and incorporated herein by reference.

         10.28 URS Corporation Warrant Agreement, dated February 21, 1990, issued to BK Capital Partners III, filed as Exhibit 10.27 to the 1990 Form S-1, and incorporated herein by reference.

         10.29 URS Corporation Warrant Agreement, dated February 21, 1990, issued to Executive Life Insurance registrant, filed as Exhibit 10.28 to the 1990 Form S-1, and incorporated herein by reference.

         10.30 URS Corporation Warrant Agreement, dated February 21, 1990, issued to Wells Fargo Bank, N.A., filed as Exhibit 10.29 to the 1990 Form S-1, and incorporated herein by reference.

         10.31     URS Corporation Warrant Agreement, dated
                   February 21, 1990, issued to Wells Fargo Bank,
                   N.A., filed as Exhibit 10.30 to the 1990
                   Form S-1, and incorporated herein by
                   reference.

         10.32     Post-Affiliation Agreement, dated July 19,
                   1989, between the registrant and URS
                   International, Inc., filed as Exhibit 10.42 to the 1989 Form 10-K, and incorporated herein by reference.






                                 Page 249 of 256
         10.33     Contract between URS Consultants, Inc. and the
                   U.S. Department of the Navy (No N62474-89-R-
                   9295) dated June 6, 1989, filed as Exhibit
                   10.34 to the 1991 Form 10-K, and incorporated herein by reference.<F2>

         10.34 Form of Indemnification Agreement dated as of May 1, 1992 between the registrant and each of Messrs. Ainsworth, Blum, Cashin, Koffel, Madden, Praeger, Rosenstein and Walsh, and
                   Dr. Tanzer, filed as Exhibit 10.34 to the 1992 Form 10-K, and incorporated herein by reference.

         10.35 Form of Indemnification Agreement dated as of March 22, 1994 between the registrant and Admiral Foley and Mr. Der Marderosian, filed as Exhibits 10.35 and 10.36 to the 1994
                   Form 10-K, and incorporated herein by
                   reference.

         10.36 Letter of Intent and Transaction Term Sheet dated December 3, 1995, filed as Exhibit 2(a) to the Form 8-K filed on December 5, 1995.

         10.37     Severance Agreement, dated as of November 22,
                   1993, between the registrant and Joseph
                   Masters, filed as Exhibit 10.35 to the 1995
                   Form 10-K, and incorporated herein by
                   reference.

         10.38 Credit Agreement, dated as of January 10, 1996, by and among the registrant, the Financial Institutions listed therein as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders, filed as Exhibit 99(a) to the Form 8-K filed on January 12, 1996, and incorporated herein by reference.






         [FN]

         <F2> Certain material contained in this exhibit and
              indicated by an asterisk has been omitted and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended, which was granted by the Securities and Exchange Commission effective April 30, 1992.




                                 Page 250 of 256
         23.1      Consent of Coopers & Lybrand L.L.P.  FILED
                   HEREWITH.                                         254

         23.2      Consent of Sheppard, Mullin, Richter & Hampton
                   LLP (included in Exhibit 5).

         23.3      Consent of Price Waterhouse LLP.  FILED
                   HEREWITH.                                         255

         23.4      Consent of Nossaman, Guthner, Knox & Elliott,
                   L.L.P.  FILED HEREWITH.                           256

         24        Powers of Attorney of the registrant's
                   directors and officers (see Part II, Page 10).













































                                 Page 251 of 256
                                      EXHIBIT 5

                       SHEPPARD, MULLIN, RICHTER & HAMPTON LLP
                           A Limited Liability Partnership
                         Including Professional Corporations
                                  Attorneys at Law
                         Four Embarcadero Center, Suite 1700
                           San Francisco, California 94111
                              Telephone (415) 434-9100
                                       ------
                              Facsimile (415) 434-3947
                                                        Our File Number
                                  February 20, 1996         HMF-56393



            URS Corporation
            100 California Street, Suite 500
            San Francisco, California  94111-4529

            Gentlemen:

                      We have acted as counsel to you, URS Corporation, a
            Delaware corporation ("URS"), in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 10, 1996 (the "Merger Agreement"), between URS, URS Acquisition Corporation and Greiner Engineering, Inc. ("Greiner"), pursuant to which URS Acquisition Corporation, your wholly-owned subsidiary, will be merged with and into Greiner and each outstanding share of the common stock of Greiner will be converted into the right to receive (i) 0.298 shares of the common stock, par value $.01 per share, of URS ("URS Common Stock"), and (ii) $13.50 in cash (the "Acquisition").

                      In connection with the Acquisition, URS is filing
            with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement") to register under the Securities Act of 1933, as amended, 1,401,984 shares of URS Common Stock to be issued under the terms of the Merger Agreement (the "Additional Common Stock").

                      We have examined a copy of the Merger Agreement, the
            Registration Statement and such other documents and certificates of representatives of URS as we have deemed necessary as a basis for the opinions expressed herein. We have assumed the genuineness of all documents submitted to us as originals, the conformance to the originals of all documents










                                 Page 252 of 256
            URS Corporation
            February 20, 1996
            Page 2






            submitted to us as copies and the genuineness of all signatures on such documents.

                      Based on the foregoing, we are of the opinion that
            the Additional Common Stock, when issued under the terms of the Merger Agreement and as contemplated by the Proxy
            Statement/Prospectus included in the Registration Statement, will be legally issued, fully paid and non-assessable.

                      We do not purport to render an opinion based on the
            laws of any jurisdiction other than the laws of the State of California and the Federal laws of the United States of America, and the corporate laws of the State of Delaware, and we express no opinion as to the effect of any other laws.

                      We hereby consent to the filing of this opinion as an
            exhibit to the Registration Statement and consent to the reference of our name in the related Proxy Statement/Prospectus under the heading "Legal Matters."



                                  Very truly yours,



                        /s/ SHEPPARD, MULLIN, RICHTER & HAMPTON

                        SHEPPARD, MULLIN, RICHTER & HAMPTON LLP


            RBA/SML


















                                 Page 253 of 256
                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT ACCOUNTANTS
                         ----------------------------------



     We hereby consent to the use in the Proxy Statement/Prospectus constituting Part I of the Registration Statement on Form S-4 of URS Corporation of our report dated December 15, 1995 relating to the financial statements of URS Corporation which appears in such Proxy Statement/Prospectus. We also consent to the reference to us under the heading "Experts" in such Proxy Statement/Prospectus.


     /s/ COOPERS & LYBRAND L.L.P.

     COOPERS & LYBRAND L.L.P.

     San Francisco, California
     February 20, 1996





































                                 Page 254 of 256
                                    EXHIBIT 23.3

                         CONSENT OF INDEPENDENT ACCOUNTANTS
                         ----------------------------------



         We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of URS Corporation of our report dated February 14, 1996 relating to the financial statements of Greiner Engineering, Inc. which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.



         /s/ PRICE WATERHOUSE LLP

         PRICE WATERHOUSE LLP

         Dallas, Texas
         February 20, 1996




































                                 Page 255 of 256

                                    EXHIBIT 23.4


                                CONSENT OF COUNSEL
                                ------------------

     We hereby consent to the reference of our name under the heading "Legal Matters" in the Proxy Statement/Prospectus of Greiner Engineering, Inc. constituting Part I of the
     Registration Statement on Form S-4 of URS Corporation.



     /s/ NOSSAMAN, GUTHNER, KNOX & ELLIOTT, L.L.P.

     NOSSAMAN, GUTHNER, KNOX & ELLIOTT, L.L.P.


    February 20, 1996








































                                 Page 256 of 256